As filed with the Securities and Exchange Commission on September 1, 2021
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ARDAGH METAL PACKAGING S.A.
(Exact Name of Registrant as Specified in Its Charter)

Luxembourg (Jurisdiction of Incorporation or Organization)	3411 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)
56, rue Charles Martel
L-2134 Luxembourg, Luxembourg
+352 26 25 85 55
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Ardagh Metal Beverage USA Inc.
8770 W. Bryn Mawr Avenue
Chicago, IL 60631
United States
(773)-399-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Richard Alsop, Esq.
Lara Aryani, Esq.
Clare O’Brien, Esq.
Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
(212) 848-4000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☒
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☐
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Shares	46,680,340(1)	$26.35	$1,230,026,959(2)	$134,195.95(3)

(1)
Represents the maximum number of shares of Ardagh Metal Packaging S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 56, rue Charles Martel, L-2134 Luxembourg, Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 251465 (“AMPSA”) expected to be offered and sold under the offer described herein pursuant to this Registration Statement. All securities being registered will be issued by AMPSA.

(2)
Computed solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, (the “Securities Act”). The proposed maximum aggregate offering price has been computed pursuant to Rule 457(c) and Rule 457(f)(1) under the Securities Act, based on the average of the high and low prices of shares of Ardagh Group S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg having its registered office at 56, Rue Charles Martel, L-2134 Luxembourg, Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 160804, on the New York Stock Exchange on August 31, 2021.

(3)
Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $109.10 per $1,000,000 of the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, pursuant to said Section 8(a), may determine.

The information in this preliminary offer to exchange/prospectus is not complete and may be changed. Ardagh Group S.A. may not complete the exchange offer until the registration statement filed with the Securities and Exchange Commission by Ardagh Metal Packaging S.A. becomes effective. This preliminary offer to exchange/prospectus is not an offer to sell any shares of Ardagh Metal Packaging S.A. and neither Ardagh Group S.A. nor Ardagh Metal Packaging S.A. is soliciting an offer to buy any shares of Ardagh Group S.A. in any state or other jurisdiction where the offer or sale is not permitted.
Preliminary Offer to Exchange/Prospectus Subject to Completion Dated September 1, 2021
Offer to Exchange Shares of
ARDAGH METAL PACKAGING S.A.
for All Outstanding Class A Common Shares of
ARDAGH GROUP S.A.
THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON                 , 2021, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED.
Ardagh Group S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg having its registered office at 56, Rue Charles Martel, L-2134 Luxembourg, Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 160804 (“AGSA”), is offering to exchange shares, with a nominal value of EUR 0.01 per share (“AMPSA Shares”), of Ardagh Metal Packaging S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg having its registered office at 56, Rue Charles Martel, L-2134 Luxembourg, Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under registration number B 251465 (“AMPSA”), for any and all outstanding Class A common shares of AGSA (“AGSA Shares”).
For each AGSA Share that you validly tender and do not validly withdraw and that is accepted for exchange in this offer to exchange/prospectus, you will receive 2.5 AMPSA Shares.
AGSA Shares and AMPSA Shares are listed on the NYSE under the symbols “ARD” and “AMBP,” respectively.
This offer to exchange/prospectus is being sent to all holders of AGSA Shares, whether located within or outside the United States, but does not constitute an offer to sell any AMPSA Shares, or exchange or buy any AGSA Shares, in any jurisdiction in which such offer, sale or exchange is not permitted.
You should read carefully the terms and conditions of the exchange offer described in this offer to exchange/prospectus. None of AGSA, AMPSA, or any of their respective directors or officers makes any recommendation as to whether you should tender all, some or none of your AGSA Shares. You must make your own decision after reading this document and consulting with your advisors.
AGSA’s obligation to exchange AMPSA Shares for AGSA Shares is subject to the conditions listed under “The Exchange Offer — Conditions to the Exchange Offer.”
Based on the current number of issued AGSA Shares, AGSA will exchange up to                 AMPSA Shares in the exchange offer, all of which have been registered pursuant to the registration statement of which this offer to exchange/prospectus forms a part.
See “Risk Factors” beginning on page 38 for a discussion of factors that you should consider in connection with the exchange offer.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be exchanged under this offer to exchange/prospectus or determined if this offer to exchange/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this offer to exchange/prospectus is                 , 2021.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this offer to exchange/prospectus. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it. The information contained or incorporated by reference in this offer to exchange/prospectus speaks only as of the date of the document containing such information.
This offer to exchange/prospectus is being sent to all holders of AGSA Shares, whether located within or outside the United States, but does not constitute an offer to sell any AMPSA Shares, or exchange or buy any AGSA Shares, in any jurisdiction in which such offer, sale or exchange is not permitted.

i

This offer to exchange/prospectus incorporates by reference important business and financial information about Ardagh Group S.A. that is contained in its filings with the SEC but which is not included in, or delivered with, this offer to exchange/prospectus. This information is available on the SEC’s website at www.sec.gov and from other sources. For more information about how to obtain copies of these documents, see the “Where You Can Find More Information” section of this offer to exchange/prospectus. Ardagh Group S.A. will also make copies of this information available to you without charge upon your written or oral request to the information agent, Georgeson, by calling 866-628-6079 (toll-free in the U.S. and Canada) or +1 781-575-2137 (outside the U.S. and Canada). In order to receive timely delivery of these documents, you must make such a request no later than five business days before the then-scheduled expiration date of the exchange offer. This deadline is currently        , New York City time on       , 2021 because the expiration date of the exchange offer is currently 11:59 P.M., New York City time on        , 2021 but these dates will be different if the exchange offer is extended.

ii

MARKET AND INDUSTRY DATA
Metal Packaging
Given the specialized nature of the metal packaging markets in which Ardagh Metal Packaging S.A. (“AMPSA”) operates, there does not exist a relevant and reliable third-party source of much of the relevant market information presented or incorporated by reference in this offer to exchange/prospectus. Therefore, estimates provided by Ardagh Group S.A. (“AGSA”) regarding these markets as set forth or incorporated by reference in this offer to exchange/prospectus, as well as estimated market shares of AMPSA or its respective competitors, are largely based on AGSA’s knowledge of these markets, developed primarily from analysis of public information, third-party reports to the extent available, competitors’ public announcements and regulatory filings and information gathered in the course of acquisitions. The data relating to market sizes, market share and market position are based on the most recent data available. This information has not been confirmed by an independent organization, nor can there be assurance that third parties would arrive at the same results were they to employ different methods for gathering, analyzing and calculating such data. Breakdowns of market shares were established on the basis of the AMPSA’s consolidated revenues and these data. Market positions and percentage shares are those that we believe AMPSA holds in terms of revenues. They are based on industry market sectors in which AMPSA’s business is engaged.
Certain additional information regarding the global packaging industry, generally, and the metal packaging sector, specifically, has been sourced from Smithers Pira.
Any third-party information described above and included or incorporated in this offer to exchange/prospectus has been accurately reproduced and, as far as we are aware and are able to ascertain from the information published by such third parties, the reproduced information is accurate and no facts have been omitted which would render such information inaccurate or misleading. Market share data is subject to change, however, and such third-party information has been prepared for statistical and other informational purposes, which is limited by the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market share.
Glass Packaging
AGSA has used industry and market data obtained from independent industry publications, market research, internal surveys and other publicly available information in AGSA filings incorporated by reference in this offer to exchange/prospectus. In particular, AGSA has obtained information or other statements presented or incorporated by reference in this offer to exchange/prospectus concerning market share and industry data relating to its business from providers of industry data, including the British Glass Manufacturers Confederation, Fachvereinigung Behälterglasindustrie e.V. (Germany), Forum Opakowan Szklanych (Poland) and the European Container Glass Federation.
Industry publications generally state that the information they contain has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed. We have not independently verified such data. Moreover, information and quantitative statements included or incorporated by reference in this offer to exchange/prospectus regarding market position relative to competitors are not based on published statistical data or information obtained from independent third parties. Rather, such information and statements reflect our best estimates based upon our internal records and surveys, statistics published by providers of industry data, information published by our competitors, and information obtained from trade and business organizations and associations and other sources within the industry in which we operate. We are responsible for the industry and market data included or incorporated by reference in this offer to exchange/prospectus and although we believe that our internal data and surveys are reliable, such data and surveys could prove to be inaccurate. We also believe that the information extracted from publications of third parties, including industry and general publications, has been accurately reproduced. However, we do not have access to the facts and assumptions underlying the numerical data and other information extracted from publicly available sources and have not independently verified any data provided by third parties or industry or general publications. In addition, while we believe our internal data and surveys to be reliable, such data and surveys have not been verified by any independent sources.

TRADEMARKS, TRADENAMES AND SERVICE MARKS
This offer to exchange/prospectus includes trademarks, tradenames and service marks, certain of which belong to AMPSA or AGSA and others that are the property of other organizations. Solely for convenience, trademarks, tradenames and service marks referred to in this offer to exchange/prospectus appear without the ®, TM and SM symbols, but the absence of those symbols is not intended to indicate, in any way, that AMPSA or AGSA will not assert its respective rights or that the applicable owner will not assert its rights to these trademarks, tradenames and service marks to the fullest extent under applicable law. Neither AMPSA nor AGSA intend its use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of AMPSA or AGSA, as applicable, by, these other parties.
AMP BUSINESS FINANCIAL STATEMENT PRESENTATION
The Combined Financial Statements of the AMP Business included in this offer to exchange/prospectus have been prepared in accordance with IFRS. AMPSA’s deemed transition date to IFRS and its interpretations as issued by the IASB is January 1, 2018. The preparation of financial statements in conformity with IFRS as issued by the IASB requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying AMPSA’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the combined financial statements, are disclosed in the financial statements.
The Combined Financial Statements of the AMP Business included in this offer to exchange/prospectus have been prepared based on a calendar year and are presented in U.S. dollars, rounded to the nearest million. Therefore, discrepancies in the tables between totals and the sums of the amounts listed may occur due to such rounding. The Combined Financial Statements have been prepared under the historical cost convention except for the following:
•
derivative financial instruments are stated at fair value; and

•
employee benefit obligations are measured at the present value of the future estimated cash flows related to benefits earned and pension assets valued at fair value.

FREQUENTLY USED TERMS
In this document:
“AGSA” means Ardagh Group S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 56, rue Charles Martel, L-2134 Luxembourg, Luxembourg, registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 160804.
“AGSA Form 20-F” means the AGSA Annual Report on Form 20-F for the year ended December 31, 2020.
“AGSA Shares” means Class A common shares of AGSA, with a nominal value of EUR 0.01 per share.
“AMP Business” means the business of developing, manufacturing, marketing and selling metal beverage cans and ends and related technical and customer services as engaged by AMPSA and its subsidiaries.
“AMP Entities” means, collectively, AMPSA and its subsidiaries.
“AMPSA” means Ardagh Metal Packaging S.A., a public limited liability company (société anonyme) incorporated and existing by the laws of the Grand Duchy of Luxembourg, having its registered office at 56, rue Charles Martel, L-2134 Luxembourg, Luxembourg, registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 251465.
“AMPSA Shareholders” means holders of AMPSA Shares.
“AMPSA Shares” means shares of AMPSA, with a nominal value of EUR 0.01 per share.
“AMPSA Warrants” means the warrants to subscribe for AMPSA Shares under the terms of the Warrant Agreement.
“Ardagh Group” means AGSA and its consolidated subsidiaries.
“ARD Finance” means ARD Finance S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 56, rue Charles Martel, L-2134 Luxembourg, Luxembourg, registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 160806.
“AGSA’s Articles” means AGSA’s articles of association.
“AMPSA’s Articles” means AMPSA’s articles of association.
“Business Combination” means the transactions contemplated by the Business Combination Agreement.
“Business Combination Agreement” means the Business Combination Agreement, dated as of February 22, 2021, as amended from time to time, by and among GHV, AMPSA, AGSA and MergeCo.
“Closing” means the consummation of the Merger.
“Closing Date” means August 4, 2021, the date of the Closing.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Combined Financial Statements” means the audited annual combined financial statements of the AMP Business as of December 31, 2020, 2019, 2018 and January 1, 2018 and for each of the three years in the period ended December 31, 2020 prepared in accordance with IFRS.
“Computershare” means Computershare Trust Company, N.A., AMPSA’s transfer agent, exchange agent and warrant agent.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
“GAAP” means United States generally accepted accounting principles.
“GHV” refers to Gores Holdings V, Inc., a Delaware corporation, which, following the Merger, was renamed to “Ardagh MP USA Inc.”
“GHV Sponsor” or “Sponsor” means Gores Sponsor V LLC, a Delaware limited liability company.
“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board (“IASB”) and related interpretations as adopted by the IASB.
“MergeCo” means Ardagh MP MergeCo Inc., a Delaware corporation.
“Merger” means the merger of MergeCo with and into GHV, with GHV surviving the Merger as a wholly owned subsidiary of AMPSA, which occurred on August 4, 2021.
“Merger Effective Time” means the date and time as specified in the Certificate of Merger filed with the Secretary of State of the State of Delaware to effect the Merger.
“Notes Offering” means the offering by AMPSA of €450 million 2.000% Senior Secured Notes due 2028, $600 million 3.250% Senior Secured Notes due 2028, €500 million 3.000% Senior Notes due 2029 and $1,050 million 4.000% Senior Notes due 2029.
“NYSE” means The New York Stock Exchange.
“PIPE” or “PIPE Investment” means the private placement pursuant to which the Subscribers purchased 69,500,000 AMPSA Shares, for a purchase price of $10.00 per share.
“Pre-Closing Restructuring” means the series of transactions effected pursuant to the Transfer Agreement that resulted in, among other things, (a) the AMP Business being wholly owned by AMPSA and (b) any assets and liabilities relating to the business of AGSA (other than the AMP Business) that are held by the AMP Entities being transferred to subsidiaries of AGSA that are not the AMP Entities, and assets and liabilities relating to the AMP Business that are held by subsidiaries of AGSA (other than the AMP Entities) being transferred to the AMP Entities.
“Prospectus” means the offer to exchange/prospectus included in this Registration Statement on Form F-4 (Registration No. 333-                 ) filed with the SEC.
“Registration Rights and Lock-Up Agreement” means the Registration Rights and Lock-Up Agreement, dated as of August 4, 2021, by and among AGSA, AMPSA, GHV Sponsor and certain persons associated with GHV Sponsor, which is filed as Exhibit 10.2 to the registration statement of which this offer to exchange/prospectus forms a part.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the United States Securities Act of 1933, as amended.
“Shareholders Agreement” means the Shareholders Agreement entered into by AGSA and AMPSA, effective as of the Merger Effective Time, and filed as Exhibit 10.3 to the registration statement of which this offer to exchange/prospectus forms a part.
“Subscribers” means the investors that purchased AMPSA Shares in the PIPE.
“Transfer Agreement” means the Transfer Agreement, dated as of February 22, 2021, as may be amended, by and between AGSA and AMPSA.
“Warrant Agreement” means the Warrant Agreement, dated August 10, 2020, by and between GHV and Continental Stock Transfer & Trust Company as warrant agent, as assigned to AMPSA and amended in accordance with the Warrant Assignment, Assumption and Amendment Agreement, dated August 4, 2021, by and among AMPSA, GHV, Computershare Inc. and Computershare Trust Company, N.A.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER
The summary information in question and answer format set forth below highlights selected information about the exchange offer that is included elsewhere in this offer to exchange/prospectus. These questions and answers, as well as the following summary, do not, however, contain all of the information included in, or incorporated by reference into, this offer to exchange/prospectus, and this information is qualified in its entirety by the more detailed descriptions and explanations contained herein. You should read and consider this document and the documents incorporated by reference herein in their entirety carefully before deciding whether or not to tender your AGSA Shares into the exchange offer.
1.   What is AGSA proposing to do?
AGSA is offering to acquire all of the outstanding AGSA Shares in exchange for a number of the AMPSA Shares currently held by AGSA, at an exchange ratio of 2.5 AMPSA Shares for each AGSA Share validly tendered and not withdrawn.
2.   Does AGSA recommend the exchange offer?
The AGSA board of directors has approved the exchange offer. None of AGSA, its board of directors or any other person makes any recommendation as to whether you should tender or refrain from tendering your AGSA Shares. You must make your own decision as to whether to tender your AGSA Shares and, if so, how many AGSA Shares to tender. In so doing, you should read carefully the information in this offer to exchange/prospectus and the documents referenced herein, and consult with your advisors in light of your own particular circumstances.
3.   What is the purpose of the exchange offer?
The purpose of the exchange offer is for AGSA to acquire all the AGSA Shares in a manner that provides the holders of AGSA Shares with the opportunity to voluntarily exchange their AGSA Shares for AMPSA Shares in advance of the delisting of AGSA Shares from the NYSE and their deregistration under the Exchange Act. AGSA intends to delist the AGSA Shares from the NYSE and deregister them under the Exchange Act because it believes that there are significant inefficiencies resulting from both AGSA and AMPSA being publicly traded companies and having separate public reporting obligations. Because there are currently fewer than 300 holders of record for the AGSA Shares, AGSA is currently permitted to file for the delisting of the AGSA Shares from the NYSE and the deregistration of the AGSA Shares under the Exchange Act.
Exchanging holders of AGSA Shares will receive shares in a company that has a significantly larger public float than AGSA, even before giving effect to the exchange offer, and, accordingly, hold shares that are more liquid. AGSA Shares constitute 7.9% of AGSA’s outstanding common shares, whereas holders of AMPSA Shares that are not affiliated with AGSA currently hold approximately 18% of AMPSA’s outstanding shares, with most of those shares being eligible for public sale. Assuming all the AGSA Shares are tendered into the exchange offer and the exchange offer closes, the percentage of AMPSA Shares held by holders that are unaffiliated with AGSA will increase to approximately 26%.
As discussed in more detail below, ARD Finance, which directly or indirectly holds 92.1% of the outstanding shares of AGSA, has the right under AGSA’s Articles to require holders of AGSA Shares to transfer their shares to ARD Finance for a cash purchase price based on the fair market value of their shares (as determined in accordance with AGSA’s Articles). While AGSA intends to ultimately acquire and cancel any AGSA Shares that it does not acquire in the exchange offer, it has not yet made a definitive decision as to how best to achieve that result, including whether or when it would acquire and cancel such shares (in accordance with AGSA’s Articles and applicable Luxembourg law) following the completion of a compulsory share transfer by ARD Finance. See “5. What is a compulsory share transfer?”
4.   What are AGSA’s plans following the exchange offer?
AGSA intends to initiate the delisting of the AGSA Shares from the NYSE and the deregistration of the AGSA Shares under the Exchange Act as soon as practicable following the completion of the exchange offer, irrespective of the number of AGSA Shares that have been tendered in the exchange offer. AGSA also intends to ultimately acquire and cancel any AGSA Shares that it does not acquire in the exchange offer, although it has not yet made a definitive decision as to how best to achieve that result, including whether and when it would acquire and cancel such shares following the completion of a compulsory share transfer by ARD Finance.
ARD Finance, which directly or indirectly holds 92.1% of AGSA’s issued and outstanding shares, is entitled to exercise its right to require the holders of any AGSA Shares that remain outstanding following the exchange offer to transfer such shares to ARD Finance for a cash purchase price based on the fair market value of such shares under the compulsory share transfer provisions in AGSA’s Articles.
Following the delisting and deregistration of the AGSA Shares, AGSA will no longer be required by applicable securities laws or stock exchange regulations to have independent directors or to maintain certain committees of its board of directors. In addition, as a privately held company, AGSA will have greater flexibility as to how to conduct its businesses and operations, including the flexibility to make greater and more frequent distributions to its shareholders, including distributions of a portion of the cash proceeds received by AGSA pursuant to the Business Combination Agreement, incur additional indebtedness or expand into unrelated businesses, all without having to consider how public shareholders and analysts might perceive these actions and how these actions might affect the trading price of AGSA’s Shares. In addition, AGSA has traditionally grown its business through acquisitions, strategic investments and other transactions, and may continue to do that. Also, as mentioned above, AGSA intends to ultimately acquire and cancel any AGSA Shares that it does not acquire in the exchange offer.
5.   What is a compulsory share transfer?
AGSA’s Articles include provisions that give the holder of 75% or more of its outstanding common shares the right to acquire the outstanding shares held by all other holders at such time for a purchase price payable in cash that is equal to the fair market value of such shares at the time of such compulsory share transfer, as determined by an independent investment banking firm of international reputation in accordance with the procedures contained in the Articles.
So long as ARD Finance continues to hold at least 75% of AGSA’s outstanding shares, it will be entitled to cause such a compulsory share transfer. There is no assurance that a compulsory share transfer will be effected, or if a compulsory share transfer is effected, that the fair market value of the AGSA Shares as determined in accordance with AGSA’s Articles will reflect a per AGSA Share price that is the same as or better than that implied by the exchange ratio in the exchange offer. Similarly, there is no assurance that the fair market value of the AGSA Shares will not significantly decline following their delisting and deregistration.
6.   Who may participate in the exchange offer?
Any holder of AGSA Shares during the exchange offer period, which will be at least 20 business days from launch thereof, may participate in the exchange offer, except where prohibited by local securities laws. This offer to exchange/prospectus is not an offer to sell any AMPSA Shares, or exchange or buy any AGSA Shares, in any jurisdiction in which such offer, sale or exchange is not permitted.
Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. AGSA has not taken any action under those non-U.S. regulations to qualify the exchange offer outside the United States but may take steps to facilitate participation of shareholders located in certain jurisdictions. Therefore, the ability of any non-U.S. person to tender AGSA Shares in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the exchange offer without the need for AGSA or AMPSA to take any action to qualify or otherwise facilitate the exchange offer in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.
All tendering shareholders must make certain representations in the letter of transmittal, including, in the case of non-U.S. shareholders, as to the availability of an exemption under their home country laws that would allow them to participate in the exchange offer without the need for AGSA or AMPSA to take any action to facilitate a public offering in that country or otherwise. AGSA will rely on those representations and, unless the exchange offer is terminated, plans to accept shares validly tendered by persons that or who properly complete the enclosed letter of transmittal and provide any other required documentation on a timely basis and as otherwise described herein.
Non-U.S. shareholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in AGSA Shares or AMPSA Shares that may apply in their home countries. AGSA and AMPSA cannot provide any assurance about whether such limitations exist.
7.   How many AMPSA Shares will I receive for my AGSA Shares accepted in the exchange offer?
For each AGSA Share that you validly tender and do not validly withdraw and that is accepted for exchange in this offer to exchange/prospectus, you will receive 2.5 AMPSA Shares.
8.   What are the conditions to the exchange offer?
AGSA is not required to complete the exchange offer unless the conditions described under “The Exchange Offer — Conditions to the Exchange Offer” are satisfied or, where legally permitted, waived before the expiration of the exchange offer. For example, AGSA is not required to complete the exchange offer unless AGSA Shares that have been validly tendered and not withdrawn from the exchange offer (including any AGSA Shares tendered by affiliates of AGSA), together with any AGSA Shares already owned by any affiliates of AGSA, represent at least 66.66% of all AGSA Shares in issue at the expiration of the initial offer period.
9.   How long will the exchange offer be open?
The period during which you are permitted to tender your AGSA Shares in the exchange offer will expire at 11:59 P.M., New York City time, on                 , 2021, the expiration date of the exchange offer (assuming the exchange offer is not extended or terminated), unless the exchange offer is extended or terminated.
10.   Can the exchange offer be extended?
Yes. Subject to applicable U.S. rules and regulations, AGSA may voluntarily extend at any time and for any reason or, in certain circumstances, may be compelled to extend the initial offer period. If AGSA determines to extend the initial offer period of the exchange offer, it will make an announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the exchange offer by issuing a press release.
11.   How do I validly tender my AGSA Shares into the exchange offer?
The steps you must take to validly tender into the exchange offer will depend on whether you hold your AGSA Shares through a broker, dealer, commercial bank, trust company or custodian or similar institution or registered directly in your name in AGSA’s share register maintained by AGSA’s transfer agent, Computershare Trust Company, N.A.. For specific instructions about how to participate, see “The Exchange Offer — Procedures for Tendering.”
12.   Can I withdraw AGSA Shares that I have tendered in the exchange offer?
Yes. You may withdraw shares tendered at any time before the exchange offer expires. See “The Exchange Offer — Withdrawal Rights.” If you change your mind again before the expiration of the exchange offer, you can re-tender your AGSA Shares by following the tender procedures again.
13.   Will tendered AGSA Shares be subject to proration?
No. Subject to the terms and conditions of the exchange offer, AGSA will acquire any and all AGSA Shares validly tendered into, and not withdrawn from, the exchange offer.

14.   Can I tender less than all the AGSA Shares that I own into the exchange offer?
Yes. You may elect to tender all or a portion of the AGSA Shares that you own into the exchange offer. However, as described above, AGSA intends to ultimately acquire and cancel any AGSA Shares that it does not acquire in the exchange offer.
15.   Will I have to pay any fees or commissions for tendering my AGSA Shares in the exchange offer?
If your AGSA Shares are tendered into the exchange offer by your broker, dealer, commercial bank, trust company or other nominee, you will be responsible for any fees or commissions they may charge you in connection with such tender.
16.   When will I receive my AMPSA Shares?
Assuming the AGSA Shares validly tendered in the exchange offer have been accepted for exchange, the exchange agent will cause AMPSA Shares to be credited in book-entry form to direct registered accounts maintained by AMPSA’s transfer agent for your benefit (or, in the case of shares tendered through DTC, to the account of DTC so that DTC can credit the relevant DTC participant and such participant can credit you) promptly in accordance with market practice after the expiration of the offer period. See “The Exchange Offer — Delivery of AMPSA Shares; Book-Entry Accounts.”
17.   Will the affiliates, directors, or executive officers of AGSA participate in the exchange offer?
Any of AGSA’s affiliates, directors, and senior management who own AGSA Shares during the offer period will be entitled to participate in the exchange offer on the same basis as all other holders of AGSA Shares.
18.   If I decide not to tender, how will the exchange offer affect my AGSA Shares?
If the exchange offer is completed, you will remain a minority shareholder of AGSA rather than becoming a shareholder of AMPSA. AGSA intends to delist and deregister the AGSA Shares promptly after the completion of the exchange offer, in which case, you will likely suffer a number of adverse consequences, including the absence of a listed trading market and reduced liquidity for your AGSA Shares, which may affect the fair market value of your AGSA Shares or your ability to resell them at all. While AGSA intends to ultimately acquire and cancel any AGSA Shares that it does not acquire in the exchange offer, it has not yet made a definitive decision as to how best to achieve that result, including whether or when it would acquire and cancel such shares (in accordance with AGSA’s Articles and applicable Luxembourg law) following the completion of a compulsory share transfer by ARD Finance. If ARD Finance elects to effect a compulsory share transfer following the completion of the exchange offer, you will be required to transfer your AGSA Shares in exchange for cash consideration equal to the fair market value of such shares at the time of such compulsory share transfer, and there is no assurance that the fair market value of the AGSA Shares as determined in accordance with AGSA’s Articles will reflect a per AGSA Share price that is the same as or better than that implied by the exchange ratio in the exchange offer.
19.   Are there any appraisal rights for holders of AGSA Shares?
There are no appraisal rights (which under U.S. law, in certain circumstances, permits shareholders to seek to have the fair value of their shares appraised by a court) available to AGSA shareholders in connection with the exchange offer.
20.   What are the tax consequences if I participate or do not participate in the exchange offer?
For information on the tax considerations relating to the exchange offer, see the “Material Luxembourg Tax Considerations” and “Material U.S. Federal Income Tax Considerations” sections of this offer to exchange/prospectus. You should consult your own tax advisor on the tax consequences to you of tendering your AGSA Shares in the exchange offer.

21.   What will AGSA do with the AGSA Shares it acquires in the exchange offer?
AGSA intends to cancel all AGSA Shares acquired by AGSA in the exchange offer.
22.   If I tender my AGSA Shares in the exchange offer, how will my rights as a holder of AMPSA Shares differ from my rights as a holder of AGSA Shares?
The rights of holders of AGSA Shares are governed by Luxembourg law and by AGSA’s Articles. If your AGSA Shares are acquired in the exchange offer, you will become a holder of AMPSA Shares. Your rights as a holder of AMPSA Shares will be governed by Luxembourg law and by the articles of association of AMPSA. The articles of association of AMPSA and AGSA are similar to each other, but for a discussion of differences between them, see the “Comparison of Shareholder Rights” section of this offer to exchange/prospectus.
23.   What are the recent market prices of AGSA Shares and AMPSA Shares?
On                 2021, the reported closing price of the AGSA Shares listed on the NYSE was $      per share, and the reported closing price of the AMPSA Shares listed on the NYSE was $      per share. You are urged to obtain current market quotations for the AGSA Shares and the AMPSA Shares before deciding whether to tender your AGSA Shares into the exchange offer.
24.   Whom do I contact if I have questions about the exchange offer?
If you have more questions about the exchange offer, you should contact AGSA’s information agent for the exchange offer, Georgeson, at the telephone numbers and addresses set forth on the back cover page of this offer to exchange/prospectus.

SUMMARY OF THE OFFER TO EXCHANGE/PROSPECTUS
This summary highlights selected information from this offer to exchange/prospectus and does not contain all of the information that is important to you. To better understand the exchange offer, you should read this entire offer to exchange/prospectus carefully. See also the section entitled “Where You Can Find More Information.”
Ardagh Group S.A.
AGSA and its subsidiaries are global suppliers of infinitely-recyclable metal and glass packaging for the world’s leading brands. Ardagh Group operates 56 metal and glass production facilities in 12 countries, employing more than 16,000 people with sales of approximately $7 billion.
AGSA owns approximately 81.85% of the outstanding AMPSA Shares.
AGSA is a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 56, Rue Charles Martel, L-2134 Luxembourg, Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 160804.
The mailing address of AGSA’s principal executive office is 56, rue Charles Martel, L-2134 Luxembourg, Luxembourg and its telephone number is +352 26 25 85 55.
The AGSA Shares are listed on the NYSE under the symbol “ARD.”
Ardagh Metal Packaging S.A.
AMPSA is one of the leading suppliers of consumer metal beverage cans in the world and believes that it holds the #2 or #3 market positions in Europe, the United States and Brazil. The global beverage can industry is a large, consumer-driven industry with attractive growth characteristics. AMPSA’s end-use categories include beer, carbonated soft drinks, energy drinks, hard seltzers, juices, pre-mixed cocktails, teas, sparkling waters and wine. Its customers include a wide variety of leading beverage producers, which value its packaging products for their convenience and quality, as well as the end-user appeal they offer through design, innovation and brand promotion. With AMPSA’s significant invested capital base, supported by consistent levels of re-investment, its extensive technical capabilities and manufacturing know-how, AMPSA believes it is well-positioned to continue to meet the dynamic needs of its global customers.
AMPSA is a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 56, rue Charles Martel, L-2134 Luxembourg, Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 251465.
The mailing address of AMPSA’s principal executive office is 56, rue Charles Martel, L-2134 Luxembourg, Luxembourg and its telephone number is +352 26 25 85 55.
The AMPSA Shares and AMPSA Warrants are listed on NYSE under the symbols “AMBP” and “AMBP.WS,” respectively.
Recent Developments
AGSA
Refer to the section below entitled “— AMPSA — The Business Combination.”
AMPSA
The Business Combination
On August 4, 2021, the Business Combination was consummated pursuant to the Business Combination Agreement. Pursuant to the Business Combination Agreement, each of the following transactions occurred:

•
prior to the Closing, AGSA effected a series of transactions that resulted in (a) assets and liabilities relating to the AMP Business being owned by subsidiaries of AMPSA, and (b) assets and liabilities relating to the businesses of AGSA (other than the AMP Business) being transferred to subsidiaries of AGSA that were not engaged in the AMP Business, and assets and liabilities relating to the AMP Business that were held by subsidiaries of AGSA (other than AMPSA and its subsidiaries) being transferred to subsidiaries of AMPSA;

•
AMPSA incurred indebtedness in an aggregate principal amount of approximately $2.8 billion pursuant to the Notes Offering;

•
AMPSA issued 69,500,000 AMPSA Shares in a private placement transaction for an aggregate purchase price of $695,000,000; and

•
at the Closing, MergeCo merged with and into GHV, with GHV being the surviving corporation and becoming a wholly owned subsidiary of AMPSA, and all shares of GHV Class A common stock outstanding immediately prior to the Merger Effective Time (after giving effect to the GHV Stock Redemption (as defined in the Business Combination Agreement), other than any Excluded Shares (as defined in the Business Combination Agreement), were contributed to AMPSA in exchange for AMPSA Shares, and all warrants to acquire shares of GHV Class A common stock were converted into AMPSA Warrants at the Merger Effective Time; and

–
AGSA (i) retained AMPSA Shares constituting approximately 81.85% of the outstanding AMPSA Shares, (ii) received aggregate cash consideration of $3,311,927,202 pursuant to the transactions contemplated by the Business Combination Agreement, and (iii) has the right to receive, during the five-year period commencing 180 days after the Closing, up to 60,730,000 additional AMPSA Shares in five equal installments if the volume weighted average price of AMPSA Shares is greater than or equal to $13.00, $15.00, $16.50, $18.00 and $19.50, as applicable, for specified periods of time.

Purpose of The Exchange Offer
The purpose of the exchange offer is for AGSA to acquire all the AGSA Shares in a manner that provides the holders of AGSA Shares with the opportunity to voluntarily exchange their AGSA Shares for AMPSA Shares in advance of the delisting of AGSA Shares from the NYSE and their deregistration under the Exchange Act. AGSA intends to delist the AGSA Shares from the NYSE and deregister them under the Exchange Act because it believes that there are significant inefficiencies resulting from both AGSA and AMPSA being publicly traded companies and having separate public reporting obligations. See “The Transaction — Purpose of the Exchange Offer.”
Plans for AGSA Shares and AGSA after the Exchange Offer
AGSA intends to initiate the delisting of the AGSA Shares from the NYSE and the deregistration of the AGSA Shares under the Exchange Act as soon as practicable following the completion of the exchange offer, irrespective of the number of AGSA Shares that have been tendered in the exchange offer. Because there are currently fewer than 300 holders of record for the AGSA Shares, AGSA is currently permitted to file for the delisting of the AGSA Shares from the NYSE and the deregistration of the AGSA Shares under the Exchange Act. AGSA also intends to ultimately acquire and cancel any AGSA Shares that it does not acquire in the exchange offer, although it has not yet made a definitive decision as to how best to achieve that result, including whether and when it would acquire and cancel such shares following the completion of a compulsory share transfer by ARD Finance. See “The Transaction — Plans for AGSA Shares and AGSA after the Exchange Offer.”

The Exchange Offer
Terms of the Exchange Offer
AGSA, a Luxembourg public limited liability company (société anonyme), is offering to acquire all of the outstanding AGSA Shares in exchange for an aggregate of 46,680,340 shares, with a nominal value of EUR 0.01 per share, of AMPSA, a Luxembourg public limited liability company (société anonyme).
Consideration to be Received
For each AGSA Share that you validly tender and do not validly withdraw and that is accepted for exchange in this offer to exchange/prospectus, you will receive               AMPSA Shares.
Offer Period
The exchange offer, and your withdrawal rights, will expire at 11:59 P.M., New York City time, on               , 2021, the expiration date of the exchange offer (assuming the exchange offer is not extended or terminated). You must tender your AGSA Shares before the expiration of the exchange offer if you want to participate in the exchange offer. AGSA may extend, amend or terminate the exchange offer as described in this offer to exchange/prospectus.
If you hold AGSA Shares through a broker, you should be aware that you may have to act prior to the applicable deadline in order to enable your broker to validly tender your AGSA Shares. You should follow your broker’s instructions in this regard.
Extension; Amendment; Termination
Subject to applicable U.S. rules and regulations, AGSA may voluntarily extend the offer period at any time and for any reason or may be compelled to extend the offer period. If AGSA determines to extend the offer period of the exchange offer, it will make an announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the exchange offer by issuing a press release.
AGSA may amend the terms of the exchange offer in any respect prior to the expiration date of the exchange offer. See “The Exchange Offer — Extension; Amendment; Termination.”
In addition to its right to extend and amend the offer at any time, AGSA will not be required to accept for exchange, and may delay the acceptance for exchange of and accordingly the exchange of, any tendered AGSA Shares, or may terminate the exchange offer unless all the conditions described under “The Exchange Offer — Terms of the Exchange Offer — Conditions to the Exchange Offer” are satisfied or, to the extent permitted by applicable law, waived.
Procedures for Tendering
The procedures you must follow to participate in the exchange offer will depend on how you hold your AGSA Shares. For you to validly tender your AGSA Shares pursuant to the exchange offer, before the expiration of the exchange offer, you will need to take the following steps:
All AGSA Shares are uncertificated. If you hold AGSA Shares registered directly in your name in AGSA’s share register held by the transfer agent, you must deliver to the exchange agent pursuant to one of the methods set forth in the enclosed letter of transmittal a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents. Because certificates are not issued for any AGSA Shares, you do not need to deliver any certificates representing your shares to the exchange agent.
If you hold AGSA Shares through a broker, dealer, commercial bank, trust company, custodian or similar institution, you should follow the instructions sent to you separately by that institution. In this case, you should not use a letter of transmittal to direct the tender of your AGSA Shares. Please contact the institution through which you hold your shares directly if you have not yet received instructions. Some financial institutions may effect tenders by book-entry transfer through DTC.
Delivery of AMPSA Shares
Following the expiration date of the exchange offer, the exchange agent will cause AMPSA Shares to be credited in book-entry form to direct registered accounts maintained by AMPSA’s transfer agent for the benefit of the respective holders (or, in the case of shares tendered through DTC, to the account of DTC so that DTC can credit the relevant DTC participant and such participant can credit its respective account holders) promptly after acceptance of AGSA Shares in the exchange offer. Certificates representing AMPSA Shares will not be issued pursuant to the exchange offer. See “The Exchange Offer — Delivery of AMPSA Shares; Book-Entry Accounts.”
Withdrawal Rights
You may withdraw your tendered AGSA Shares at any time before 11:59 P.M., New York City time, on               , 2021, the expiration date of the exchange offer (assuming the exchange offer is not extended or terminated). If you change your mind again before the expiration of the exchange offer, you may re-tender your AGSA Shares by again following the exchange offer procedures.
In order to withdraw your shares, you must provide a written notice of withdrawal or email transmission notice of withdrawal to the exchange agent. The information that must be included in that notice is specified under “The Exchange Offer — Withdrawal Rights.”
If you hold your shares through a broker, dealer, commercial bank, trust company, custodian or similar institution, you should consult with that institution on the procedures with which you must comply and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal or email transmission notice of withdrawal to the exchange agent on your behalf before 11:59 P.M., New York City time, on               , 2021, the expiration date of the exchange offer (assuming the exchange offer is not extended or terminated). If you hold your shares through such an institution, that institution must deliver the notice of withdrawal with respect to any shares you wish to withdraw. In such a case, as a beneficial owner and not a registered stockholder, you will not be able to provide a notice of withdrawal for such shares directly to the exchange agent.
No Appraisal Rights
No appraisal rights are available to AGSA shareholders in connection with the exchange offer (appraisal rights under U.S. law, in certain circumstances, permit shareholders to seek to have the fair value of their shares appraised by a court).

Material Tax Consequences
For information on the tax considerations relating to the exchange offer, see the “Material Luxembourg Tax Considerations” and “Material U.S. Federal Income Tax Considerations” sections of this offer to exchange/prospectus.
Regulatory Matters
Certain acquisitions of AMPSA Shares under the exchange offer may require a premerger notification filing under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). If a holder of AGSA Shares decides to participate in the exchange offer and consequently acquires enough AMPSA Shares to cause its aggregate shareholdings to exceed the $92 million threshold provided for in the HSR Act and associated regulations, and if an exemption under the HSR Act or associated regulations does not apply, AGSA and the holder will be required to make filings under the HSR Act and the holder will be required to pay the applicable filing fee. A filing requirement could delay the exchange of shares with any shareholder or shareholders required to make such a filing until the waiting periods in the HSR Act have expired or been terminated. If a shareholder believes that its participation in the exchange offer may trigger a filing obligation under the HSR Act, it should consult with its legal advisor as to whether any such filing will be required or if an exemption may be available to it. Any filing required to be made under the HSR Act by a particular shareholder will not impact the ability of AGSA to consummate the exchange offer with respect to other AGSA shareholders.
Comparison of Shareholder Rights
The rights of holders of AGSA Shares are governed by Luxembourg law and by AGSA’s Articles. If your AGSA Shares are acquired in the exchange offer, you will become a holder of AMPSA Shares, and your rights as a holder of AMPSA Shares will be governed by Luxembourg law and by the articles of association of AMPSA. The articles of association of AMPSA and AGSA are similar to each other, but for a discussion of the differences between them, see the “Comparison of Shareholder Rights” section of this offer to exchange/prospectus.
Market Price and Dividend Information
The market prices of AMPSA Shares and AGSA Shares are subject to fluctuation. See “Comparative Market Price and Dividend Information.” There can be no assurance as to what the market price of AGSA Shares or AMPSA Shares will be before, on, or after the date on which the exchange offer is completed. AMPSA Shares are listed on the NYSE under the symbol “AMBP.” AGSA Shares are listed on the NYSE under the symbol “ARD.” For more information see section “Description of AMPSA’s Securities — Dividends.”
Implications of Being a “Foreign Private Issuer” and a “Controlled Company”
AGSA and AMPSA each report under the Exchange Act as a non-U.S. company with foreign private issuer status. As long as each continues to qualify as a foreign private issuer under the Exchange Act, each of AGSA and AMPSA will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:
•
the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•
the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•
the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission, or SEC, of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

In addition, AGSA and AMPSA are not required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and are not required to comply with Regulation FD, which restricts the selective disclosure of material information.
Further, AGSA and AMPSA are exempt from certain corporate governance requirements of NYSE by virtue of being a foreign private issuer. Although foreign private issuer status exempts each of AGSA and AMPSA from most of NYSE’s corporate governance requirements, each currently voluntarily complies with these requirements, except those from which they are exempt by virtue of being a “controlled company.” Under these NYSE standards, AGSA and AMPSA may elect not to comply with certain NYSE corporate governance requirements, including the requirements that:
•
a majority of the board of directors consist of independent directors;

•
the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

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the nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•
there be an annual performance evaluation of the compensation and nominating and corporate governance committees.

Each of AGSA and AMPSA has elected to utilize certain of these exemptions. Although AGSA and AMPSA have adopted charters for their audit, compensation and nominating and governance committees, their compensation and nominating and governance committees are not composed solely of independent directors.
Risk Factors
In considering whether or not to tender your AGSA Shares in the exchange offer, you should carefully read this offer to exchange/prospectus and the other information included or incorporated by reference into this offer to exchange/prospectus, and especially consider the factors discussed in the section entitled “Risk Factors” herein and in the other information included or incorporated by reference into this offer to exchange/prospectus.
Certain of the risks related to AMPSA and participating in the exchange offer are summarized below:
Risks Relating to AMPSA’s business, the AMPSA Shares and Investment in a Luxembourg Company
•
AMPSA’s customers’ beverage products are principally used by consumers. If economic conditions affect consumer demand, AMPSA’s customers may be affected and so reduce the demand for AMPSA’s products. Additionally, the global credit, financial and economic environment could have a material adverse effect on AMPSA’s business, financial position, liquidity and results of operations.

•
AMPSA faces competition from other metal packaging producers, as well as from manufacturers of alternative forms of packaging.

•
An increase in metal beverage can manufacturing capacity, including that of AMPSA’s competitors, without a corresponding increase in demand for metal beverage can packaging could cause prices to decline, which could have a material adverse effect on AMPSA’s business, financial condition and results of operations.

•
AMPSA is implementing a significant multi-year business growth investment program to increase its capacity. Failure to implement this program successfully may have a material impact on AMPSA’s business and results of operations.

•
As AMPSA’s customers are concentrated, AMPSA’s business could be adversely affected if it were unable to maintain relationships with its largest customers.

•
Further consolidation of AMPSA’s customer base may intensify pricing pressures or result in the loss of customers, either of which could have a material adverse effect on its business, financial condition and results of operations.

•
AMPSA’s profitability could be affected by the availability and cost of raw materials, including as a result of changes in tariffs and duties.

•
AMPSA’s inability to fully pass-through input costs may have an adverse effect on its financial condition and results of operations.

•
AMPSA is involved in a manufacturing process with fixed costs. Any interruption in the operations of AMPSA’s manufacturing facilities, including its supply chain, may adversely affect its business, financial condition and results of operations.

•
AMPSA may not be able to integrate any future acquisitions effectively.

•
Climate change or legal, regulatory or other measures to address climate change or related concerns, may adversely affect AMPSA’s ability to conduct its business, including the availability and cost of resources required for its production processes.

•
AMPSA is subject to various environmental and other legal requirements and may be subject to new requirements of this kind in the future that could impose substantial costs upon AMPSA.

•
Changes in product requirements and their enforcement may have a material impact on AMPSA’s operations.

•
AMPSA may be subject to litigation, regulatory investigations, arbitration and other proceedings that could have an adverse effect on it.

•
Changes in consumer lifestyle, nutritional preferences, health-related concerns and consumer taxation could adversely affect AMPSA’s business.

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Increasing privacy and data security obligations or a significant data breach may adversely affect AMPSA’s business.

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AMPSA’s heavy reliance on technology and automated systems to operate its business could mean any significant failure or disruption of the technology or these systems could materially harm its business.

•
AMPSA’s substantial debt could adversely affect its financial health and its ability to effectively manage and grow its business.

•
AMPSA’s ability to operate its business effectively depends in large part on certain administrative and other support functions provided to it by Ardagh Group pursuant to the Services Agreement. Following the expiration or termination of the Services Agreement, AMPSA’s ability to operate its business effectively may suffer if it is unable to cost-effectively establish its own administrative and other support functions in order to operate as a stand-alone company.

•
The results of operations of AMPSA may differ significantly from the unaudited pro forma financial data included in this offer to exchange/prospectus.

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AMPSA is controlled by AGSA, whose interests may conflict with AMPSA’s interests and the interests of other shareholders.

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Future sales of the Shares, including by Ardagh Group, the Subscribers and the GHV Sponsor could have a negative impact on the price of the Shares.

•
AMPSA’s Articles include compulsory share transfer provisions that may not provide AMPSA minority shareholders with the same benefits as they would have as stockholders of a Delaware corporation.

•
The rights of AMPSA shareholders may differ from the rights they would have as shareholders of a U.S. corporation and consequently AMPSA shareholders may have more difficulty protecting their interests.

Risks Relating to the Exchange Offer and AGSA Shareholders Who Do Not Tender Their AGSA Shares in the Exchange Offer
•
The value of the AMPSA Shares may decrease.

•
The exchange offer is subject to certain conditions and if these conditions are not satisfied or waived, the exchange offer will not be completed.

•
Participating AGSA shareholders will experience some delay in receiving AMPSA Shares for AGSA Shares that are accepted in the exchange offer.

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The market for AGSA Shares will be less liquid following completion of the exchange offer, and the trading price or value of any retained AGSA Shares may decline.

•
The AGSA Shares are expected to be delisted and deregistered following completion of the exchange offer, after which securities analysts may cease coverage of AGSA Shares.

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If ARD Finance conducts a compulsory share transfer you may be forced to sell your AGSA Shares for a cash purchase price that may be significantly less than the value of the AMPSA Shares implied by the exchange offer.

•
AGSA may restructure AGSA after the completion of the exchange offer or take other steps to acquire AGSA Shares.

SELECTED HISTORICAL COMBINED FINANCIAL AND OTHER DATA OF THE AMP BUSINESS
The following table sets forth selected financial and other data for the AMP Business for the years ended and as of the dates indicated below.
The summary historical financial data as of December 31, 2020 and for each of the three years in the period ended December 31, 2020 has been derived from the Combined Financial Statements included elsewhere in this offer to exchange/prospectus. The financial statements contained herein were prepared in accordance with IFRS as issued by the IASB.
The selected financial information and other data should be read in conjunction with “AMPSA Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the Combined Financial Statements and the related notes thereto, and the Unaudited Pro Forma Condensed Combined Financial Information and the related notes included elsewhere in this offer to exchange/prospectus. Historical results are not necessarily indicative of results to be expected in any future period.
	Year ended and as of December 31,
	2020	2019	2018
	(in $millions, except ratios)
Income Statement Data(1)(2)
Revenue	3,451	3,344	3,338
Cost of sales	(2,896)	(2,828)	(2,808)
Gross profit	555	516	530
Sales, general and administration expenses	(176)	(154)	(146)
Intangible amortization	(149)	(149)	(153)
Exceptional operating items(2)	(20)	(15)	(27)
Operating profit	210	198	204
Net finance expense(2)	(70)	(213)	(229)
Profit/(loss) before tax	140	(15)	(25)
Income tax expense(2)	(29)	(25)	(50)
Profit/(loss) after tax(1)	111	(40)	(75)
Balance Sheet Data
Cash and cash equivalents	257	284	148
Working capital(3)	(99)	(139)(9)
Total assets	4,254	4,066	4,023
Total borrowings(4)	2,835	2,780	2,723
Total invested capital	48	12	140
Net debt(5)	2,578	2,496	2,553
Other Data
Depreciation and amortization(6)	315	290	288
Capital expenditure(7)	268	205	182
Net cash from operating activities	334	377	272
Net cash used in investing activities	(268)	(205)	(182)
Net outflow from financing activities	(98)	(36)	(90)

	At December 31
	2020	2019	2018
	(in $millions)
Balance sheet
Non-current assets
Intangible assets	1,884	1,937	2,099
Property, plant and equipment	1,232	1,076	953
Derivative financial instruments	9	1	18
Deferred tax assets	88	77	76
Other non-current assets	4	4	2
	3,217	3,095	3,148
Current assets
Inventories	250	268	238
Trade and other receivables	368	266	333
Contract asset	139	151	151
Derivative financial instruments	23	2	5
Cash and cash equivalents	257	284	148
	1,037	971	875
TOTAL ASSETS	4,254	4,066	4,023
Invested capital
Invested capital attributable to the AMP Business	48	12	140
TOTAL INVESTED CAPITAL	48	12	140
Non-current liabilities
Borrowings	2,793	2,738	2,036
Employee benefit obligations	219	184	151
Derivative financial instruments	2	9	2
Deferred tax liabilities	203	189	213
Provisions	20	3	3
	3,237	3,123	2,405
Current liabilities
Borrowings	42	42	682
Derivative financial instruments	12	13	15
Trade and other payables	843	810	712
Income tax payable	59	52	50
Provisions	13	14	19
	969	931	1,478
TOTAL LIABILITIES	4,206	4,054	3,883
TOTAL INVESTED CAPITAL AND LIABILITIES	4,254	4,066	4,023

(1)
Further analysis of the key operating items is set out in the “Supplemental Management’s Discussion and Analysis — key operating measures”. These non-GAAP financial measures are presented to provide investors additional insights to facilitate the analysis of AMPSA’s results of operations.

(2)
The income statement data is on a reported basis and includes certain exceptional items which, by their incidence or nature, management considers should be adjusted for to enable a better understanding of the financial performance of the AMP Business. A summary of these exceptional items included in the income statement data is as follows:

	Year ended and as of December 31,
	2020	2019	2018
	(in $millions)
Exceptional cost of sales	7	4	27
Exceptional sales, general and administration expenses	13	11	—
Exceptional operating items	20	15	27
Exceptional net finance expense	—	5	—
Exceptional income tax credit	(14)	(3)	(5)
Total exceptional items	6	17	22
For further details on the exceptional items for the years ended December 31, 2020, 2019 and 2018, see note 4 to the Combined Financial Statements of the AMP Business, included elsewhere in this offer to exchange/prospectus.
(3)
Working capital is comprised of inventories, trade and other receivables, contract assets, trade and other payables and current provisions. Other companies may calculate working capital in a manner different to AMPSA’s.

	Year ended and as of December 31,
	2020	2019	2018
	(in $millions)
Inventories	250	268	238
Trade and other receivables	368	266	333
Contract asset	139	151	151
Trade and other payables	(843)	(810)	(712)
Current provisions	(13)	(14)	(19)
Working Capital	(99)	(139)	(9)

(4)
Total borrowings include non-current and current borrowings.

(5)
Net debt equals total borrowings, plus the fair value of associated derivative financial instruments, less cash and cash equivalents and deferred debt issuance costs. For further details on net debt as of December 31, 2020, 2019 and 2018, see note 16 to the Combined Financial Statements of the AMP Business, included elsewhere in this offer to exchange/prospectus.

(6)
Depreciation and amortization of property, plant and equipment and intangible assets.

(7)
Capital expenditure is the sum of purchase of property, plant and equipment and intangible assets, net of proceeds from disposal of property, plant and equipment.

2021 TRADING UPDATE OF THE AMP BUSINESS
On July 29, 2021, AMPSA announced results for the quarter ended June 30, 2021, as derived from the group consolidation of AGSA, which included financial information as at June 30, 2021 and for the three months and six months ended June 30, 2021 and June 30, 2020, respectively. Such information is reproduced below.
As the Pre-Closing Restructuring was completed on April 1, 2021, AMPSA did not previously report separate results for the quarter ended March 31, 2021. On April 29, 2021, AGSA issued its quarterly earnings press release for the quarter ended March 31, 2021, which contained certain information on the performance of AGSA on a segment basis. The section entitled “Review of the three months ended March 31, 2021” includes a summary of the metal beverage packaging segment information as released by AGSA.
Financial Performance Review
Bridge of 2020 to 2021 Revenue and Adjusted EBITDA
Three months ended June 30, 2021
Revenue	Europe	Americas	Group
	$’m	$’m	$’m
Revenue 2020	395	435	830
Organic	30	92	122
FX translation	39	—	39
Revenue 2021	464	527	991
Adjusted EBITDA	Europe	Americas	Group
	$’m	$’m	$’m
Adjusted EBITDA 2020	70	69	139
Organic	8	19	27
FX translation	7	—	7
Adjusted EBITDA 2021	85	88	173
2021 margin %	18.3%	16.7%	17.5%
2020 margin %	17.7%	15.9%	16.7%
Six months ended June 30, 2021
Revenue	Europe	Americas	Group
	$’m	$’m	$’m
Revenue 2020	780	879	1,659
Organic	49	151	200
FX translation	71	—	71
Revenue 2021	900	1,030	1,930
Adjusted EBITDA	Europe	Americas	Group
	$’m	$’m	$’m
Adjusted EBITDA 2020	124	130	254
Organic	15	40	55
FX translation	12	—	12
Adjusted EBITDA 2021	151	170	321
2021 margin %	16.8%	16.5%	16.6%
2020 margin %	15.9%	14.8%	15.3%

Review of the three months ended June 30, 2021
Group
Revenue in the three months ended June 30, 2021 increased by $161 million, or 19%, to $991 million, compared with $830 million in the three months ended June 30, 2020. The increase in revenue is primarily driven by favorable volume/mix effects, which includes an impact of the Ardagh Group’s business growth investment program, the pass through to customers of higher metal costs and favorable foreign currency translation effects of $39 million.
Adjusted EBITDA in the three months ended June 30, 2021 increased by $34 million, or 24%, to $173 million, compared with $139 million in the three months ended June 30, 2020. The increase was primarily driven by favorable volume/mix effects, which includes an impact of the Ardagh Group’s business growth investment program and favorable foreign currency translation effects of $7 million. Included within Adjusted EBITDA in the three months ended June 30, 2021 are losses relating to the cyber security incident described in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments” of $15 million ($11 million in Europe and $4 million in Americas), which are fully compensated by AGSA under the indemnity agreement in place. This cyber security incident is further detailed herein.
Europe
Revenue increased by $69 million, or 17%, to $464 million in the three months ended June 30, 2021, compared with $395 million in the three months ended June 30, 2020. Excluding favorable foreign currency translation effects of $39 million, revenue increased by $30 million, mainly due to the pass through of higher metal costs.
Adjusted EBITDA increased by $15 million, or 21%, to $85 million in the three months ended June 30, 2021, compared with $70 million in the three months ended June 30, 2020. Excluding favorable foreign currency translation effects of $7 million, Adjusted EBITDA increased by $8 million reflecting higher selling prices, including to recover increased input costs and a positive impact from the Ardagh Group’s business growth investment program.
Americas
Revenue increased by $92 million, or 21%, to $527 million in the three months ended June 30, 2021, compared with $435 million in the three months ended June 30, 2020. The increase in revenue principally reflected favorable volume/mix effects and the pass through of higher metal costs.
Adjusted EBITDA increased by $19 million, or 27%, to $88 million in the three months ended June 30, 2021, compared with $69 million in the three months ended June 30, 2020. The increase was mainly driven by favorable volume/mix effects, which includes an impact of the Ardagh Group’s business growth investment program.

Unaudited Consolidated Condensed Income Statement for the three months ended June 30, 2021(1)
	Three months ended June 30, 2021
	Before exceptional items	Exceptional items	Total
	$’m	$’m	$’m
Revenue	991	—	991
Cost of sales	(821)	(5)	(826)
Gross profit	170	(5)	165
Sales, general and administration expenses	(44)	(7)	(51)
Intangible amortization	(39)	—	(39)
Operating profit	87	(12)	75
Net finance expense	(28)	6	(22)
Profit before tax	59	(6)	53
Income tax charge	(26)	(1)	(27)
Profit for the period	33	(7)	26
Unaudited Consolidated Condensed Statement of Financial Position(1)
At June 30, 2021
$’m
Non-current assets
Intangible assets	1,774
Property, plant and equipment	1,493
Other non-current assets	147
3,414
Current assets
Inventories	301
Trade and other receivables	602
Contract asset	140
Cash and cash equivalents	587
Other current assets	87
1,717
TOTAL ASSETS	5,131
TOTAL EQUITY	(740)
Non-current liabilities
Borrowings including lease obligations	2,891
Other non-current liabilities	775
3,666
Current liabilities
Borrowings including lease obligations	48
Payables and other current liabilities	1,072
Promissory note payable to Ardagh	1,085
2,205
TOTAL LIABILITIES	5,871
TOTAL EQUITY and LIABILITIES	5,131

Unaudited Consolidated Condensed Statement of Cash Flows(1)
Three months ended June 30, 2021
$’m
Cash flows from operating activities
Cash from operations(2)	164
Interest paid	(4)
Income tax paid	(7)
Cash flows from operating activities	153
Cash flows used in investing activities
Purchase of business	(574)
Capital expenditure	(121)
Cash flows used in investing activities	(695)
Cash flows from financing activities
Changes in borrowings	2,763
Repayment of related party borrowings to Ardagh	(1,741)
Lease payments	(11)
Other financing cash flows	(10)
Net cash inflow from financing activities	1,001
Net increase in cash and cash equivalents	459
Cash and cash equivalents at beginning of period	130
Foreign exchange loss on cash and cash equivalents	(2)
Cash and cash equivalents at end of period	587
Financial assets and liabilities
At June 30, 2021, the AMP Business’s net debt and available liquidity was as follows:
	Drawn amount	Available liquidity
	$’m	$’m
Senior Secured and Senior Notes	2,779	—
Lease obligations	194	—
Other borrowings/credit lines	5	—
Total borrowings / undrawn facilities	2,978	—
Deferred debt issue costs	(39)	—
Net borrowings / undrawn facilities	2,939	—
Cash and cash equivalents	(587)	587
Net debt / available liquidity	2,352	587
On August 6, 2021, AMPSA and certain of its subsidiaries entered into a Global Asset Based Loan Facility in the amount of $300 million, which amount will be increased to $325 million upon the delivery to the lenders of certain corporate authorizations.

At June 30, 2021
$’m
Net Debt	2,352
LTM Adjusted EBITDA	613
Net debt to LTM Adjusted EBITDA(3)	3.8x
Reconciliation of profit for the period to Adjusted EBITDA(4), Adjusted operating cash flow and Adjusted free cash flow(5)
Three months ended June 30, 2021
$’m
Profit for the period	26
Income tax charge	27
Net finance expense	22
Depreciation and amortization	86
Exceptional operating items	12
Adjusted EBITDA	173
Movement in working capital	(1)
Capital expenditure	(121)
Lease payments	(11)
Adjusted operating cash flow	40
Interest paid	(4)
Income tax paid	(7)
Adjusted free cash flow	29
Review of the three months ended March 31, 2021(6)
During the three months ended March 31, 2021, shipments increased by 8% in the quarter compared with the same period in 2020. Specialty can volumes increased by 16% and represented approximately 45% of total shipments.
Metal Beverage Packaging Europe
Revenue increased by $51 million, or 13%, to $436 million in the three months ended March 31, 2021, compared with $385 million in the three months ended March 31, 2020. Excluding favorable foreign currency translation effects of $32 million, revenue increased by $19 million, mainly due to favorable volume/mix effects, which includes an impact of Ardagh Group’s business growth investment program, and the pass through of higher metal costs. Adjusted EBITDA(4) increased by $12 million, or 22%, to $66 million in the three months ended March 31, 2021, compared with $54 million in the three months ended March 31, 2020. Excluding favorable foreign currency translation effects of $5 million, Adjusted EBITDA(4) increased by $7 million, principally due to favorable volume/mix effects, which includes an impact of Ardagh Group’s business growth investment program.
Metal Beverage Packaging Americas
Revenue increased by $59 million, or 13%, to $503 million in the three months ended March 31, 2021, compared with $444 million in the three months ended March 31, 2020. The increase in revenue principally reflected favorable volume/mix effects, which includes an impact of Ardagh Group’s business growth investment program, and the pass through of higher input costs. Adjusted EBITDA(4) increased by $21 million, or 34%, to $82 million in the three months ended March 31, 2021, compared with $61 million in the three-month period ended March 31, 2020. The increase was mainly driven by favorable volume/mix effects, which includes an impact of Ardagh Group’s business growth investment program, and lower operating costs.
The business growth investment program is progressing on plan, with two new sleek production lines commissioned and ramping up in Olive Branch, Mississippi. The first quarter growth investment spending is on track, with multiple other projects being under way.
Related Footnotes
(1)
The condensed financial information is derived from the group consolidation of Ardagh Group applying the significant accounting policies as described in note 3 of the unaudited consolidated interim financial statements of Ardagh Group for the three and six months ended June 30, 2021 contained in the AGSA Current Report on Form 6-K filed on August 3, 2021 ,incorporated by reference herein. However, such condensed financial information is not necessarily indicative of the results that would have occurred if AMPSA had been a stand-alone business during the period presented.

(2)
Cash from operations is derived from the aggregate of Adjusted EBITDA as presented in the table “Reconciliation of profit for the period to Adjusted EBITDA, Adjusted operating cash flow and Adjusted free cash flow” working capital outflows of $1 million and other exceptional cash outflows of $8 million.

(3)
Net debt is comprised of net borrowings, net of cash and cash equivalents and restricted cash held in escrow. Net borrowings comprises non-current and current borrowings including lease obligations. LTM Adjusted EBITDA at June 30, 2021 is derived from Adjusted EBITDA for the six months ended June 30, 2021 and 2020 respectively, and Adjusted EBITDA as presented for the Metal Packaging Europe/Americas segments within the AGSA Form 20-F, incorporated by reference herein. Revenue and Adjusted EBITDA for the three and six months ended June 30, 2021 and 2020, respectively, are presented as disclosed for the Metal Packaging Europe/Americas segments within the Ardagh Group Interim Financial Statements for the three and six months ended June 30, 2021 and 2020, respectively, contained in the AGSA Current Report on Form 6-K filed on August 3, 2021, incorporated by reference herein.

(4)
AMPSA does not provide a reconciliation to the most comparable GAAP measure for Adjusted EBITDA for the three months ended March 31, 2021 and March 31, 2020, for the six months ended June 30, 2021 and for the three and six months ended June 30, 2020, because such information was only previously reported by Ardagh Group to provide information about its metal beverage packaging segments.

(5)
Ardagh Group historically did not present information about adjusted operating cash flow on the level of reportable segments and consequently AMPSA does not provide a reconciliation to the most comparable GAAP measure for the three and six months ended June 30, 2020 and the six months ended June 30, 2021.

(6)
As reported by AGSA for its metal beverage packaging segments in the earnings press release for the quarter ended March 31, 2021, issued on April 29, 2021.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA OF AGSA
The following table sets forth selected financial and other data for the AGSA for the years ended and as of the dates indicated below.
The summary historical financial data as of December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020 has been derived from the audited consolidated financial statements of AGSA included in the AGSA Form 20-F incorporated by reference into this offer to exchange/prospectus. The summary historical financial data as of December 31, 2018 has been derived from audited consolidated financial statements of AGSA, which are not incorporated by reference into this offer to exchange/prospectus. The summary historical financial data for the six months ended June 30, 2021 and 2020 and as at June 30, 2021 has been derived from the unaudited interim consolidated financial Statements of AGSA included in its Current Report on Form 6-K filed on August 3, 2021, incorporated by reference in this offer to exchange/prospectus. The summary historical financial data as at June 30, 2020 has been derived from unaudited interim consolidated financial statements of AGSA not incorporated by reference into this offer to exchange/prospectus. Historical results are not necessarily indicative of results to be expected in any future period and results for interim periods are not necessarily indicative of the results for a full year or for future periods. In the opinion of management, the unaudited interim consolidated financial statements of AGSA have been prepared on the same basis as its audited consolidated financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the financial position of AGSA as of June 30, 2021 and 2020 and its results of operations for the six months ended June 30, 2021 and 2020.
On October 31, 2019, Ardagh Group completed the combination of its Food & Specialty Metal Packaging business, operating as part of the Metal Packaging Europe and Metal Packaging Americas segments, with the business of Exal, to form Trivium, a global leader in metal packaging. As a result of the completion of the transaction, the Food & Specialty Metal Packaging business was reported as a discontinued operation. As Ardagh Group jointly controls Trivium, the investment is accounted for as a joint venture under the equity method. The financial data as of and for the year ended December 31, 2018 was restated retrospectively in accordance with IFRS 5.
The summary financial data and other data should be read in conjunction with Item 5 “Operating and Financial Review and Prospects” in the AGSA Form 20-F, the audited consolidated financial statements and related notes therein, the unaudited interim consolidated financial statements as of June 30, 2021 and for the three and six months ended June 30 2021 and 2020, and related notes thereto and the Management’s Discussion and Analysis of Financial Condition and Results of Operations related to the unaudited interim consolidated financial statements, each incorporated by reference in this offer to exchange/prospectus.
	Year ended and as of December 31,			Six months ended and as of June 30,
	2020	2019	2018	2021	2020
	(in $millions, except ratios)
Income Statement Data(1)(2)
Revenue	6,731	6,660	6,676	3,648	3,228
Cost of sales	(5,679)	(5,595)	(5,623)	(3,079)	(2,731)
Gross profit	1,052	1,065	1,053	569	497
Sales, general and administration expenses	(350)	(311)	(300)	(186)	(173)
Intangible amortization	(235)	(233)	(237)	(121)	(116)
Exceptional operating items(2)	(58)	(53)	(311)	(40)	(8)
Operating profit	409	468	205	222	200
Net finance expense (2)	(338)	(659)	(479)	(181)	(179)
Share of post-tax loss in equity accounted joint venture	(48)	(49)	—	(37)	(20)

	Year ended and as of December 31,			Six months ended and as of June 30,
	2020	2019	2018	2021	2020
	(in $millions, except ratios)
Profit/(loss) before tax	23	(240)	(274)	4	1
Income tax expense(2)	(10)	(44)	(18)	(26)	(4)
Profit/(loss) after tax(1)	13	(284)	(292)	(22)	(3)
Profit from discontinued operation	22	1,742	198	—	22
Profit/(loss) for the period	35	1,458	(94)	(22)	19
Weighted average number of ordinary shares for basic EPS (millions)	236	236	236	236	236
Earnings/(loss) per share (basic and diluted)	$0.15	$6.17	$(0.40)	$(0.09)	$0.08
Balance Sheet Data
Cash and cash equivalents	1,267	614	530	3,541	1,448
Working Capital(3)	302	173	431	603	615
Total assets	9,652	8,678	10,314	12,568	9,609
Issued share capital	23	23	23	23	23
Total equity	(361)	(215)	(1,509)	(264)	(367)
Total borrowings(4)	6,975	5,942	7,935	9,777	7,289
Net debt(5)	5,699	5,328	7,462	6,176	5,690
Other Data
Depreciation and amortization(6)	688	652	599	363	336
Capital expenditure(7)	543	505	467	429	230
Net cash from/(used in) operating activities	692	839	855	115	(76)
Net cash from operating activities – Continuing Operations	692	698	480	N/A	N/A
Net cash (used in)/from investing activities	(514)	1,927	(575)	(442)	(198)
Net cash used in investing activities – Continuing Operations	(546)	(505)	(467)	(442)	(230)
Net outflow from/(used in) financing activities	475	(2,662)	(521)	2,596	1,118
Net outflow from/(used in) financing activities – Continuing Operations	475	(2,662)	(524)	N/A	N/A

(1)
Further analysis of the key operating items is set out in Item 5 “Operating and Financial Review and Prospects” in the AGSA Form 20-F, the audited consolidated financial statements and related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited interim consolidated financial statements as of June 30, 2021 and for the three and six months ended June 30 2021 and 2020 and related notes thereto, included in its Current Report on Form 6-K filed on August 3, 2021, incorporated by reference in this offer to exchange/prospectus.

(2)
The income statement data presented includes certain exceptional items which, by their incidence or nature, management considers should be adjusted for to enable a better understanding of the financial performance of Ardagh. A summary of these exceptional items included in the income statement data is as follows:

	Year ended December 31,			Six months ended June 30,
	2020	2019	2018	2021	2020
	(in $millions)
Exceptional cost of sales	19	2	108	14	2

	Year ended December 31,			Six months ended June 30,
	2020	2019	2018	2021	2020
	(in $millions)
Exceptional sales, general and administration expenses	31	51	17	26	6
Exceptional impairment	8	—	186	—	—
Exceptional operating items	58	53	311	40	8
Exceptional net finance expense	74	203	22	13	74
Exceptional items share in material joint venture	15	39	—	18	8
Exceptional income tax credit	(53)	3	(49)	(3)	(28)
Exceptional items from continuing operations, net of tax	94	298	284	68	62
Exceptional items from discontinued operation, net of tax	(22)	(1,527)	13	–	(22)
Total exceptional items, net of tax	72	(1,229)	297	68	40

For further details on the exceptional operating items for the years ended December 31, 2020, 2019 and 2018, see Note 4 to the audited consolidated financial statements in the AGSA Form 20-F, incorporated by reference in this offer to exchange/prospectus. For further details on the exceptional operating items for the six months ended June 30, 2021 and 2020, see Note 5 to the unaudited consolidated interim financial statements, as of and for the six months ended June 30, 2021, as contained in AGSA’s Current Reports on Form 6-K filed on April 29, 2021 and August 3, 2021, respectively, each incorporated by reference in this offer to exchange/prospectus.
(3)
Working capital is comprised of inventories, trade and other receivables, contract assets, trade and other payables and current provisions.

	At December 31,			At June 30,
	2020	2019	2018	2021	2020
	(in $millions)
Inventories	923	964	1,284	1,024	995
Trade and other receivables	869	734	1,053	1,245	869
Contract asset	139	151	160	140	154
Trade and other payables	(1,579)	(1,628)	(1,983)	(1,754)	(1,357)
Current provisions	(50)	(48)	(83)	(52)	(46)
Working capital	302	173	431	603	615

(4)
Total borrowings include non-current borrowings and lease obligations and current borrowings and lease obligations, excluding any deferred debt issue costs and bond discounts/bond premium.

(5)
Net debt equals total borrowings, plus premium on debt issuance above par and the fair value of associated derivative financial instruments, less cash and cash equivalents and deferred debt issuance costs and bond issuance discounts.

(6)
Depreciation and amortization of property, plant and equipment and intangible assets.

(7)
Capital expenditure is the sum of purchase of property, plant and equipment and intangible assets, net of proceeds from disposal of property, plant and equipment.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma condensed combined financial information (the “summary pro forma information”) gives effect to the Business Combination transactions described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The first step within the Business Combination was accounted for as a capital reorganization whereby AMPSA acquired the assets, liabilities and subsidiaries of AGSA engaged in the AMP Business. The capital reorganization was followed on closing by the acquisition of GHV, which was accounted for within the scope of IFRS 2.
Under this method of accounting, there is no acquisition accounting and no recognition of goodwill, as a result of GHV not being considered a business, as defined by IFRS 3 (Business Combination) given it consisted predominantly of cash in the Trust Account. Under this method of accounting, GHV was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of AMPSA issuing shares and warrants as consideration for the net assets of GHV. The net assets acquired were stated at historical cost, with no goodwill or other intangible assets recorded. The summary unaudited pro forma condensed combined statement of financial position data as of December 31, 2020 gives pro forma effect to the Business Combination transactions as if they had occurred on December 31, 2020. The summary unaudited pro forma condensed combined income statement data for the twelve months ended December 31, 2020 give pro forma effect to the Business Combination transactions as if they had been consummated on January 1, 2020.
The summary pro forma information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information appearing elsewhere in this offer to exchange/prospectus and the accompanying notes. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements of the AMP Business and related notes and the historical financial statements of GHV (as restated) and related notes included in this offer to exchange/prospectus. The summary pro forma information has been presented for informational purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the summary pro forma information does not purport to project the future financial position or operating results of the combined company.
Summary Unaudited Pro Forma Condensed Combined Income Statement
for the Twelve Months Ended December 31, 2020
Pro Forma Combined
(in $ millions unless otherwise denoted)
Revenue	$3,451
Operating loss	$(68)
Loss for the year attributable to equity holders	$(127)
Basic and diluted weighted average number of Shares	603,283,097
Basic and diluted loss per share for the year attributable to equity holders	$(0.21)
Summary Unaudited Pro Forma Condensed Combined Statement
of Financial Position as of December 31, 2020
Pro Forma Combined
(in $ millions)
Total assets	$4,600
Total borrowings(1)	$2,920
Net debt(2)	$2,317
Total equity	$29

(1)
Total borrowings include non-current and current borrowings.

(2)
Net debt equals total borrowings, plus the fair value of associated derivative financial instruments, less cash and cash equivalents and deferred debt issuance costs.

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION
The AGSA Shares trade on the NYSE under the symbol “ARD.” The AMPSA Shares trade on the NYSE under the symbol “AMBP.”
The following table presents trading information for the AMPSA Shares and the AGSA Shares on August 31, 2021, the last trading day before the press release announcing the exchange offer.
AMPSA Shares			AGSA Shares
High	Low	Close	High	Low	Close
$10.81	$10.63	$10.71	$26.68	$26.01	$26.27

The tables below set forth, for the periods indicated, the high and low closing prices of the AGSA Shares and the AMPSA Shares as reported on the NYSE. AMPSA Shares began trading on the NYSE on August 5, 2021. AMPSA has not paid any cash dividends to date.
	AMPSA Shares		AGSA Shares
	Low	High	Low	High
January 2021	—	—	$16.84	$18.55
February 2021	—	—	$17.47	$25.34
March 2021	—	—	$24.89	$27.16
April 2021	—	—	$25.50	$27.88
May 2021	—	—	$24.65	$27.23
June 2021	—	—	$23.52	$25.57
July 2021	—	—	$22.98	$25.19
August 2021	$10.63	$12.15	$23.16	$27.15
AGSA has paid a quarterly cash dividend on its Class A and Class B common shares since the AGSA Shares have been listed on the NYSE. In 2021, to date AGSA has paid a quarterly cash dividend of $0.15 per common share. AMPSA has not paid any cash dividends to date.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This offer to exchange/prospectus and the documents incorporated by reference herein include statements that are, or may be deemed to be, “forward-looking statements” within the meaning of the U.S. federal securities laws, including statements under the headings “Summary of the Offer to Exchange/Prospectus,” “Risk Factors” and “AMPSA Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this offer to exchange/prospectus and statements under the headings “Item 3. Key Information — Risk Factors” and “Item 5. Operating and Financial Review and Prospects — Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the AGSA Form 20-F and in the Management’s Discussion and Analysis of Financial Condition and Results of Operations related to the unaudited interim consolidated financial statements as of March 31, 2021 and for the three months ended March 31, 2021 and 2020 and as of June 30, 2021 and for the three and six months ended June 30, 2021 and 2020 as contained in AGSA’s Current Reports on Form 6-K filed on April 29, 2021 and August 3, 2021, respectively, each incorporated by reference herein, are statements of future expectations and other forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “opportunity,” “plan,” “potential,” “predict,” “projected,” “should,” “strategy,” “suggests,” “targets,” “will,” “will be” or “would” or similar expressions or the negatives thereof, or other variations thereof, or comparable terminology, or by discussions of strategy, plans or intentions. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this offer to exchange/prospectus and the documents incorporated by reference herein and include statements regarding the intentions, beliefs or current expectations of AMPSA’s or AGSA’s management teams concerning, among other things, their respective results of operations, financial condition, liquidity, prospects, growth, strategies, plans and the industry in which they operate.
You are cautioned that forward-looking statements are not guarantees of future performance and that AMPSA’s and AGSA’s actual results of operations, financial condition and liquidity, and the development of the industry in which AMPSA operates, may differ materially from those made in or suggested by the forward-looking statements contained in this offer to exchange/prospectus. In addition, even if AMPSA’s and AGSA’s results of operations, financial condition and liquidity, and the development of the industry in which AMPSA and AGSA operate are consistent with the forward-looking statements contained in this offer to exchange/prospectus or the documents incorporated by reference herein, those results or developments may not be indicative of results or developments in subsequent periods.
By their nature, forward-looking statements involve known and unknown risks, uncertainties and other factors because they relate to events and depend on circumstances that may or may not occur in the future. Forward-looking statements are not guarantees of future performance and AMPSA’s and AGSA’s actual financial condition, results of operations and cash flows. The development of the industry in which AMPSA and AGSA operate may differ materially from (and be more negative than) those made in, or suggested by, the forward-looking statements contained in this offer to exchange/prospectus.
These statements are based on AMPSA’s or AGSA’s management’s current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those anticipated by such statements. You should not place undue reliance on these forward-looking statements in this offer to exchange/prospectus. As a result of a number of known and unknown risks and uncertainties, AMPSA’s and AGSA’s actual results or performance following the exchange offer may be materially different from those expressed or implied by these forward-looking statements. Factors that could cause such differences in actual results include:
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the ability to maintain the listing of the AMPSA Shares on NYSE;

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the risk that the Business Combination disrupts current plans and operations of AMPSA as a result of the announcement and consummation of the transactions;

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AMPSA’s ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of AMPSA to grow and manage growth profitably following the Closing;

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costs related to the Business Combination;

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changes in applicable laws or regulations;

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the risk that AMPSA will need to raise additional capital to execute its current and future business plan, which may not be available on acceptable terms or at all;

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the risk that AMPSA experiences difficulties in managing its growth and expanding its operations;

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the risk of global and regional economic downturns;

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competition from other metal beverage packaging producers and manufacturers of alternative forms of packaging;

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increases in metal beverage cans capacity, without corresponding increase in demand;

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the risk that AMPSA is unable to maintain relationships with its largest customers or suppliers;

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the risk of varied seasonal demands;

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the risk that AMPSA experiences less than expected levels of demand;

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the risk of climate and water conditions, and the availability and cost of raw materials;

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foreign currency, interest rate, exchange rate and commodity price fluctuations;

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various environmental requirements;

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the incurrence of debt and ability to generate cash to comply with financial covenants

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ability to execute a significant multi-year business growth investment program;

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the ability to integrate acquired businesses and achieve expected operating efficiencies, cost savings and other synergies;

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the availability and cost of raw materials;

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costs and future funding obligations associated with post-retirement and post-employment obligations;

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operating hazards, supply chain interruptions or unanticipated interruptions at AMPSA’s manufacturing facilities, including due to virus and disease outbreaks, labor strikes or work stoppages;

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the discovery of new or different information regarding the recent cyber security incident described in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments,” the possibility that our mitigation and remediation efforts may not be successful, and other risks associated with the incident;

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claims of injury or illness from materials used at AMPSA’s production sites or in its products;

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regulation of materials used in packaging and consumer preferences for alternative forms of packaging;

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retention of executive and senior management;

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the possibility that AMPSA may be adversely affected by other economic, business, and/or competitive factors;

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reliance on third party software and services to be provided to the AMP Entities by the Ardagh Group;

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risk of counterparties terminating servicing rights and contracts;

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the impact of COVID-19 and measures to prevent its spread on our business, demand for our customers’ products, supply chain and workforce;

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risk that the value of AMPSA Shares may decrease as a result of the exchange offer;

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the failure to complete the exchange offer;

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the risk to the non-tendering holders of AGSA Shares that the market for AGSA Shares will be less liquid following completion of the exchange offer, and the value of any retained AGSA Shares may decline;

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the failure to delist and deregister the AGSA Shares following completion of the exchange offer as expected and the timing of such delisting and deregistration relative to any steps to acquire AGSA shares post-exchange offer;

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the restructuring of AGSA after the completion of the exchange offer or other steps to acquire AGSA Shares, including a compulsory share transfer; and

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other risks and uncertainties described in this offer to exchange/prospectus or in the other documents incorporated by reference herein, including those under “Risk Factors.”

For additional factors that could cause such differences in actual results with respect to AGSA, see the section entitled “Forward-Looking Statements” in the AGSA Form 20-F, incorporated by reference herein. Neither AMPSA nor AGSA undertakes any obligations to update publicly or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this offer to exchange/prospectus or to reflect the occurrence of unanticipated events, other than as required by law.
The foregoing factors and others described under “Risk Factors” in this offer to exchange/prospectus and in past and future filings with the SEC should not be construed as exhaustive. There are other factors that may cause our actual results to differ materially from the forward-looking statements contained in this offer to exchange/prospectus. Moreover, new risks emerge from time to time and it is not possible for AMPSA and AGSA to predict all such risks. AMPSA and AGSA cannot assess the impact of all risks on their respective business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. AMPSA and AGSA urge you to read the sections of this offer to exchange/prospectus entitled “Summary of the Offer to Exchange/Prospectus,” “Risk Factors” and “AMPSA Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and statements under the headings “Item 3. Key Information — Risk Factors” and “Item 5. Operating and Financial Review and Prospects — Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the AGSA Form 20-F, incorporated by reference herein and in the Management’s Discussion and Analysis of Financial Condition and Results of Operations related to the unaudited interim consolidated financial statements as of March 31, 2021 and for the three months ended March 31, 2021 and 2020 and as of June 30, 2021 and for the three and six months ended June 30, 2021 and 2020 as contained in AGSA’s Current Reports on Form 6-K filed on April 29, 2021 and August 3, 2021, respectively, each incorporated by reference herein, for a more complete discussion of the factors that could affect their respective future performance and the industry in which they operate.
The forward-looking statements are based on plans, estimates and projections as they are currently available to the management of AMPSA and AGSA, and neither undertakes any obligation, and neither expects, to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to AMPSA or AGSA or to persons acting on behalf of AMPSA or AGSA are expressly qualified in their entirety by the cautionary statements referred to above and contained elsewhere in this offer to exchange/prospectus and the documents incorporated by reference herein.

RISK FACTORS
An investment in AMPSA Shares carries a high degree of risk. In addition to the other information contained in this offer to exchange/prospectus, including the matters addressed under the heading “Cautionary Note Regarding Forward-Looking Statements,” and the financial statements and related notes thereto included elsewhere in this offer to exchange/ prospectus you should carefully consider the following risk factors before you decide to exchange your AGSA Shares for AMPSA Shares. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on AMPSA’s or AGSA’s business, reputation, revenue, financial condition, results of operations, cash flows, working capital, and future prospects, in which event the market price of the AGSA Shares or the AMPSA Shares could decline. Additional risks and uncertainties of which we are not presently aware or that we currently deem immaterial could also affect the business operations and financial condition of AMPSA or AGSA.
Risks Relating to AMPSA’s Business
AMPSA’s customers’ beverage products are principally used by consumers. If economic conditions affect consumer demand, AMPSA’s customers may be affected and so reduce the demand for AMPSA’s products. Additionally, the global credit, financial and economic environment could have a material adverse effect on AMPSA’s business, financial position, liquidity and results of operations.
Demand for AMPSA’s packaging depends on demand for the products that use its packaging, which is primarily consumer driven. General economic conditions may adversely impact consumer confidence resulting in reduced spending on AMPSA’s customers’ products and, thereby, reduced or postponed demand for AMPSA’s products.
Adverse economic conditions may also lead to more limited availability of credit, which may have a negative impact on the financial condition, particularly on the purchasing ability, of some of AMPSA’s customers and distributors and may also result in requests for extended payment terms, and result in credit losses, insolvencies and diminished sales channels available to AMPSA. AMPSA’s suppliers may have difficulties obtaining necessary credit, which could jeopardize their ability to provide timely deliveries of raw materials and other essentials to AMPSA. Adverse economic conditions may also lead to suppliers requesting credit support or otherwise reducing credit, which may have a negative effect on AMPSA’s cash flows and working capital.
Volatility in exchange rates may also increase the costs of AMPSA’s products that it may not be able to pass on to its customers; impair the purchasing power of its customers in different markets; result in significant competitive benefit to certain of its competitors that incur a material part of their costs in currencies different from those of AMPSA; hamper its pricing; or increase its hedging costs or limit its ability to hedge its exchange rate exposure.
Changes in global economic conditions may reduce AMPSA’s ability to forecast developments in its industry and plan its operations and costs accordingly, resulting in operational inefficiencies. Negative developments in AMPSA’s business, results of operations and financial condition due to changes in global economic conditions or other factors could cause ratings agencies to lower the credit ratings, or ratings outlook, of AMPSA’s short- and long-term debt and, consequently, impair AMPSA’s ability to raise new financing or refinance AMPSA’s existing borrowings, as applicable, or increase AMPSA’s costs of issuing any new debt instruments. Additionally, a significant weakening of AMPSA’s financial position or operating results due to changes in global economic conditions or other factors could result in noncompliance with AMPSA’s debt covenants and reduced cash flow from its operations, which, in turn, could adversely affect AMPSA’s ability to execute its long-term strategy to continue to expand its packaging activities through investing in existing and new facilities to increase its capacity in line with the 2021-2024 business growth investment program or, in the future, by selectively evaluating and opportunistically acquiring other businesses.
Furthermore, the economic outlook could be adversely affected by the risk that one or more current eurozone countries could leave the European Monetary Union, or the euro as the single currency of the eurozone could cease to exist. Either of these developments, or the perception that either of these developments is likely to occur, could have a material adverse effect on the economic development of the affected countries and could lead to severe economic recession or depression, and a general anticipation that such risks will materialize in the future could jeopardize the stability of financial markets or the overall financial and monetary system. This, in turn, could have a material adverse effect on AMPSA’s business, financial position, liquidity and results of operations. See below “The United Kingdom’s withdrawal from the European Union may have a negative effect on AMPSA’s financial condition and results of operations.”
AMPSA faces competition from other metal packaging producers, as well as from manufacturers of alternative forms of packaging.
The sectors in which AMPSA operates are competitive and relatively mature. Prices for AMPSA’s products are primarily driven by raw material costs. Competition in the market is based on price, as well as on innovation, sustainability, design, quality and service. Increases in productivity, combined with potential surplus capacity from planned new investment in the industry, could result in pricing pressures in the future. AMPSA’s principal competitors include Ball Corporation, Crown Holdings and Can Pack. Some of AMPSA’s competitors may have greater financial, technical or marketing resources or may, in the future, have excess capacity. To the extent that any one or more of AMPSA’s competitors become more successful with respect to any key competitive factor, AMPSA’s ability to attract and retain customers could be materially and adversely affected, which could have a material adverse effect on its business. Moreover, changes in the global economic environment could result in reductions in demand for AMPSA’s products in certain instances, which could increase competitive pressures and, in turn, have a material adverse effect on its business.
AMPSA is subject to substantial competition from producers of packaging made from plastic, glass, carton and composites, for example, PET bottles for carbonated soft drinks. Changes in consumer preferences in terms of packaging materials, style and product presentation can significantly influence sales. An increase in AMPSA’s costs of production or a decrease in the costs of, or an increase in consumer demand for, alternative packaging could have a material adverse effect on its business, financial condition and results of operations.
Certain customers meet some of their metal beverage packaging requirements through self-manufacturing, reducing their external purchases of packaging. For example, AB InBev manufactures metal beverage packaging through its Metal Container Corporation subsidiary in the United States, as well as directly in Brazil. The potential vertical integration of AMPSA’s customers could introduce new production capacity in the market, which may create an imbalance between metal beverage packaging supply and demand. The growth of vertically integrated operations could have a material negative impact on AMPSA’s future performance.
An increase in metal beverage can manufacturing capacity, including that of AMPSA’s competitors, without a corresponding increase in demand for metal beverage can packaging could cause prices to decline, which could have a material adverse effect on AMPSA’s business, financial condition and results of operations.
The profitability of metal beverage packaging companies is heavily influenced by the supply of, and demand for, metal packaging. In response to increased demand for beverage cans, AMPSA and others, including all of AMPSA’s major competitors, have announced significant medium-term metal beverage can capacity expansions in the United States, Europe and Brazil.
AMPSA cannot assure you that metal beverage can manufacturing capacity in any of its markets, including the capacity of its competitors, will not increase further in the future, nor can AMPSA assure you that demand for metal beverage packaging will continue to meet or exceed supply. While the metal beverage can market is currently experiencing demand that exceeds supply, if in the future metal beverage can manufacturing capacity increases and there is no corresponding increase in demand, the prices AMPSA receives for its products could decline, which could have a material adverse effect on its business, financial condition and results of operations.
AMPSA is implementing a significant multi-year business growth investment program to increase its capacity. Failure to implement this program successfully may have a material impact on AMPSA’s business and results of operations.
In response to the positive forecast demand outlook for AMPSA’s metal beverage cans, AGSA announced a $1.8 billion business growth investment program for AMPSA covering the period 2021 to

2024. This program principally involves capacity expansion initiatives, including the installation of multiple new lines, line speed-ups, brownfield and greenfield development, as well as additional investments in automation, digitalization and other efficiency measures.
Successful implementation of this complex and extensive program will require the availability of skilled employees, project managers and consultants with the experience and know-how to ensure successful commissioning of capacity on time and budget and in line with our customers’ exacting requirements. It will also require the availability of specialist equipment, tooling, components, materials, related services and the required permits.
Failure to successfully complete these investment projects, including through a lack of suitably-skilled personnel, or through a lack of available equipment and materials on expected terms, or other delays or disruptions would impact AMPSA’s capacity expansion and other efficiency initiatives. This could adversely impact AMPSA’s ability to serve existing and new customers, thereby damaging its customer relationships, or could negatively affect AMPSA’s cost base and could have a material adverse effect on its business, financial condition and results of operations.
As AMPSA’s customers are concentrated, AMPSA’s business could be adversely affected if it were unable to maintain relationships with its largest customers.
AMPSA’s ten largest customers accounted for approximately 64% of its 2020 consolidated revenues.
AMPSA believes its relationships with these customers are good, but there can be no assurance that it will be able to maintain these relationships. Over 80% of AMPSA’s revenue is backed by multi-year supply agreements, ranging from two to seven years in duration. Although these arrangements have provided, and AMPSA expects they will continue to provide, the basis for long-term partnerships with its customers, there can be no assurance that AMPSA’s customers will not cease purchasing its products. These arrangements, unless they are renewed, expire in accordance with their respective terms and are terminable under certain circumstances, such as AMPSA’s failure to meet quality, volume or other contractual commitments. If customers unexpectedly reduce the amount of metal beverage cans they purchase from AMPSA, or cease purchasing its metal beverage cans altogether, AMPSA’s revenues could decrease and its inventory levels could increase, both of which could have an adverse effect on its business, financial condition and results of operations.
In addition, while AMPSA believes that the arrangements that it has with its customers will be renewed, there can be no assurance that such arrangements will be renewed upon their expiration or that the terms of any renewal will be as favorable to AMPSA as the terms of the current arrangements. There is also the risk that AMPSA’s customers may shift their filling operations to locations in which AMPSA does not operate. The loss of one or more of these customers, a significant reduction in sales to these customers or a significant change in the commercial terms of the relationships with these customers could have a material adverse effect on AMPSA’s business.
Further consolidation of AMPSA’s customer base may intensify pricing pressures or result in the loss of customers, either of which could have a material adverse effect on its business, financial condition and results of operations.
Some of AMPSA’s customers have previously acquired companies with similar or complementary product lines. For example, in 2016 AB InBev acquired SABMiller and in 2017 Heineken acquired Brasil Kirin. Such consolidation has increased the concentration of AMPSA’s sales with its largest customers and may continue in the future, potentially accompanied by pressure from customers for lower prices. Increased pricing pressures from AMPSA’s customers may have a material adverse effect on its business, financial condition and results of operations. In addition, this consolidation may lead manufacturers to rely on a reduced number of suppliers. If, following the combination of one of AMPSA’s customers with another company, a competitor was to be the main supplier to the consolidated companies, this could have a material adverse effect on its business, financial condition or results of operations.
AMPSA’s profitability could be affected by varied seasonal demands.
Demand for AMPSA’s products is seasonal. AMPSA’s sales in Europe and North America are typically, based on historical trends, greater in the second and third quarters of the year, with generally lower sales in the first and fourth quarters. In Brazil, sales are typically strongest in the first and fourth quarters. Unseasonably cool weather during the summer months in each of its regions can reduce demand for certain beverages packaged in metal beverage cans, such as those manufactured by AMPSA.
Additionally, climate change and the increasing frequency of severe weather events could adversely affect demand for AMPSA’s products, its supply chain and the costs of inputs to its production and delivery of products in different regions around the world. Such severe weather events could have a material adverse effect on AMPSA’s business, financial condition or results of operations. For more information see “Climate change or legal, regulatory or other measures to address climate change or related concerns, may adversely affect AMPSA’s ability to conduct its business, including the availability and cost of resources required for its production processes.”
AMPSA’s profitability could be affected by the availability and cost of raw materials, including as a result of changes in tariffs and duties.
The raw materials that AMPSA uses, principally aluminum, have historically been available in adequate supply from multiple sources. For certain raw materials, however, there may be temporary shortages due to transportation, production delays impacting supplier plant output, pandemic outbreaks, including COVID-19, or other factors. In such an event, no assurance can be given that AMPSA would be able to secure its raw materials from sources other than AMPSA’s current suppliers on terms as favorable as its current terms, or at all. Any such shortages, as well as significant increases in the cost of any of the principal raw materials that AMPSA uses, including such shortages or material increases resulting from the introduction of tariffs, such as the introduction of tariffs of 10% on aluminum in the United States in 2018, which remain in effect, could have a material adverse effect on AMPSA’s business, financial condition and results of operations. Further tariffs, sanctions, duties, other trade actions or increases in AMPSA’s transportation costs, could have a material adverse effect on its business, financial condition and results of operations. Furthermore, the relative price of oil and its by-products may impact AMPSA’s business, by affecting transport, coatings, lacquer and ink costs. Additionally, certain energy sources are vital to our operations, and future increases in energy costs could result in a significant increase in our operating costs, which could, if we are not able to recover these costs, have a material adverse effect on our business, financial condition and results of operations.
The primary raw materials that AMPSA uses are aluminum ingot and, to a much lesser extent, steel. Aluminum ingot is traded daily as a commodity on the London Metal Exchange, which has historically been subject to significant price volatility. Because aluminum is priced in U.S. dollars, fluctuations in the U.S. dollar/euro rate also affect the euro cost of aluminum ingot. AMPSA’s business is exposed to both the availability of aluminum and the volatility of aluminum prices, including associated premia. While raw materials are generally available from a range of suppliers, they are subject to fluctuations in price and availability based on a number of factors, including general economic conditions, commodity price fluctuations (with respect to aluminum on the London Metal Exchange), the demand by other industries, such as automotive, aerospace and construction, for the same raw materials and the availability of complementary and substitute materials. In particular, the level of investment in beverage can capacity expansion by AMPSA and other beverage can producers will require a significant increase in can sheet production by the aluminum suppliers, which will in turn require significant investment and capital expenditures. Failure by the suppliers to increase capacity could cause supply shortages and significant increases in cost of these raw materials, notably aluminum. In addition, adverse economic or financial changes, industrial disputes or pandemic-related disruptions could impact AMPSA’s suppliers, thereby causing supply shortages or increasing costs for AMPSA’s business.
AMPSA may not be able to pass on all or substantially all raw material price increases. In addition, AMPSA may not be able to hedge successfully against raw material cost increases. Furthermore, aluminum prices are subject to considerable volatility in price and demand. While in the past sufficient quantities of aluminum have been generally available for purchase, these quantities may not be available in the future, and, even if available, AMPSA may not be able to continue to purchase them at current prices. Further increases in the cost of these raw materials could adversely affect AMPSA’s operating margins and cash flows.
The supplier industries from which AMPSA receives its raw materials are relatively concentrated, and this concentration can impact raw material costs. Over the last ten years, the number of major aluminum and steel suppliers has decreased and there remains the possibility of further consolidation. Further consolidation could hinder AMPSA’s ability to obtain adequate supplies of these raw materials and could lead to higher prices for aluminum and steel.
The failure to obtain adequate supplies of raw materials or increases in the cost of these products could have a material adverse effect on AMPSA’s business, financial condition and results of operations.
Currency, interest rate fluctuations and commodity prices may have a material impact on AMPSA’s business.
AMPSA’s functional currency is the euro and AMPSA presents its financial information in U.S. dollar. Insofar as possible, AMPSA actively manages currency exposures through the deployment of assets and liabilities throughout AMPSA and, when necessary and economically justified, enters into currency hedging arrangements to manage its exposure to currency fluctuations by hedging against rate changes with respect to its functional currency, the euro. However, AMPSA may not be successful in limiting such exposure, which could adversely affect its business, financial condition and results of operations. In addition, AMPSA’s presented results may be impacted as a result of fluctuations in the U.S. dollar exchange rate versus the euro.
AMPSA has production facilities in nine different countries worldwide. It also sells products to, and obtains raw materials from, entities located in these and different regions and countries globally. As a consequence, a significant portion of AMPSA’s consolidated revenue, costs, assets and liabilities are denominated in currencies other than the euro, which is AMPSA’s functional currency, particularly the U.S. dollar and the British pound. For the year ended December 31, 2020, 71% of AMPSA’s revenues were from countries with currencies other than the euro. The exchange rates between the currencies which AMPSA is exposed to, such as the euro, the U.S. dollar and the British pound, have fluctuated significantly in the past and may continue to do so in the future.
In addition to currency translation risk, AMPSA is subject to currency transaction risk. AMPSA’s policy is, where practical, to match net investments in foreign currencies with borrowings in the same currency. Fluctuations in the value of these currencies with respect to the euro may have a significant impact on AMPSA’s financial condition and results of operations.
Changes in exchange rates can affect AMPSA’s ability to purchase raw materials and sell products at profitable prices, reduce the value of its assets and revenues, and increase liabilities and costs.
AMPSA is also exposed to interest rate risk. Fluctuations in interest rates may affect AMPSA’s interest expense on debt and the cost of new financing. AMPSA may use cross currency interest rate swaps, or CCIRS, to manage this type of risk, but sustained increases in interest rates could nevertheless materially adversely affect its business, financial condition and results of operations.
AMPSA is exposed to changes in prices of its main raw materials, primarily aluminum and energy. Aluminum ingot is traded daily as a commodity on the London Metal Exchange, which has historically been subject to significant price volatility. Because aluminum is priced in U.S. dollars, fluctuations in the U.S. dollar/euro rate also affect the euro cost of aluminum ingot. The price and foreign currency risk on the aluminum purchases in AMPSA are hedged by entering into swaps under which we pay fixed euro and U.S. dollar prices, respectively. Furthermore, the relative price of oil and its by-products may materially impact AMPSA’s business, affecting its transport, lacquer and ink costs.
AMPSA uses derivative agreements to manage some of the material cost risk. The use of derivative contracts to manage AMPSA’s risk is dependent on robust hedging procedures. Increasing raw material costs over time has the potential, if AMPSA is unable to pass on price increases, to reduce sales volume and could therefore have a significant impact on its financial condition. AMPSA is also exposed to possible interruptions of supply of aluminum or other raw materials and any inability to purchase raw materials could negatively impact its operations.
As a result of the volatility of gas and electricity prices, AMPSA has developed an active hedging strategy to fix a significant proportion of its energy costs through contractual arrangements directly with its suppliers. AMPSA’s policy is to purchase gas and electricity by entering into forward price-fixing arrangements with suppliers for the bulk of its anticipated requirements for the year ahead. Such contracts are used exclusively to obtain delivery of AMPSA’s anticipated energy supplies. AMPSA does not net settle, nor does it sell within a short period of time after taking delivery. Instead, it avails itself of the own use exemption and, therefore, these contracts are treated as executory contracts. AMPSA typically builds up these contractual positions in tranches of approximately 10% of the anticipated volumes. Any gas and electricity which is not purchased under forward price-fixing arrangements is purchased under index tracking contracts or at spot prices. To the extent this hedging strategy is not effective, it could negatively impact AMPSA’s costs.
For a further discussion of these matters and the measures AMPSA has taken to seek to protect its business against these risks, see the section entitled “AMPSA Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
AMPSA’s inability to fully pass-through input costs may have an adverse effect on its financial condition and results of operations.
A significant number of AMPSA’s sales contracts with customers include provisions enabling AMPSA to pass-through increases and reductions in certain input costs, such as aluminum and coatings, which help it deliver consistent margins, although margin percentages may fluctuate as a result. Although contract structures have generally been improved in North America to more accurately reflect the components of AMPSA’s cost base, there can be no assurance that AMPSA will be in a position to fully recover increased input costs from all of its customers in the future.
AMPSA’s manufacturing facilities are subject to operating hazards.
AMPSA’s manufacturing processes include cutting, coating and shaping metal into containers. These processes, which are conducted at high speeds and involve operating heavy machinery and equipment, entail risks and hazards, including industrial accidents, leaks and ruptures, explosions, fires, mechanical failures and environmental hazards, such as spills, storage tank leaks, discharges or releases of toxic or hazardous substances and gases. These hazards may cause unplanned business interruptions, unscheduled downtime, transportation interruptions, personal injury and loss of life, severe damage to or the destruction of property and equipment, environmental contamination and other environmental damage, civil, criminal and administrative sanctions and liabilities, and third-party claims, any of which could have a material adverse effect on AMPSA’s business, financial condition and results of operations.
AMPSA is involved in a manufacturing process with fixed costs. Any interruption in the operations of AMPSA’s manufacturing facilities, including its supply chain, may adversely affect its business, financial condition and results of operations.
All of AMPSA’s manufacturing activities take place at facilities that it owns or that it leases under long-term leases. AMPSA conducts regular maintenance on all its operating equipment. However, AMPSA cannot provide assurance that it will not incur unplanned business interruptions due to equipment breakdowns, similar manufacturing problems or disruption to its IT and other automated processes, including through cyber security incidents, such as the recent cyber security incident that was discovered by AGSA in May 2021 and is described in the section entitled “AMPSA Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments,” or that such interruptions will not have an adverse impact on its business, financial condition and results of operations. In such a scenario, it is very unlikely that alternative production capacity would be available in the future. A disruption in such circumstances could have a material adverse effect on AMPSA’s business, financial condition and results of operations.
To the extent that AMPSA experiences any equipment failures or similar manufacturing problems, AMPSA may be required to make unplanned capital expenditures even though it may not have available resources at such time and it may not be able to meet customer demand, which would result in a loss of revenues. As a result, AMPSA’s liquidity may be impaired as a result of such expenditures and loss of revenues or the incurrence of unplanned capital expenditures.
A mechanical failure or disruption affecting any major operating line may result in a disruption of AMPSA’s ability to supply customers. The potential impact of any disruption would depend on the nature and extent of the damage caused to such facility. For example, the AMPSA industry’s business model typically involves a beverage can ends plant supplying multiple beverage can plants. A failure or disruption in an ends plant could impact AMPSA’s ability to supply multiple customers with ends and any inability to source ends from another location could result in a material loss of sales. Further, AMPSA’s facilities in geographically vulnerable areas, including parts of the United States, may be disrupted by the occurrence of natural phenomena, such as earthquakes, hurricanes, floods and wildfires.
AMPSA may not be able to integrate any future acquisitions effectively.
AMPSA aims over the longer term to continue to expand its packaging activities. While this expansion strategy is expected to be largely focused on organic expansion and capital expenditure on existing and new facilities, it may in the future require AMPSA to capitalize on strategic opportunities, including the acquisition of existing businesses.
There is no certainty that any businesses AMPSA may acquire in the future will be effectively integrated. If AMPSA cannot successfully integrate acquired businesses within a reasonable time frame, it may not be able to realize the potential benefits anticipated from those acquisitions. AMPSA’s failure to successfully integrate such businesses and the diversion of management attention and other resources from its existing operations could have a material adverse effect on AMPSA’s business, financial condition and results of operations.
Furthermore, even if AMPSA is able to integrate successfully the operations of acquired businesses, it may not be able to realize the cost savings, synergies and revenue enhancements that it anticipates either in the anticipated amount or time frame, and the costs of achieving these benefits may be higher than, and the timing may differ from, what it expects. AMPSA’s ability to realize anticipated cost savings and synergies may be affected by a number of factors, including the following:
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the use of more cash or other financial resources on integration and implementation activities than AMPSA expects, including restructuring and other exit costs;

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conditions imposed in connection with obtaining required regulatory approvals; or

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increases in acquisition costs and expenses, which may offset the cost savings and other synergies realized from such acquisitions.

To the extent AMPSA pursues an acquisition that causes it to incur unexpected costs or that fails to generate expected returns, this could have a material adverse effect on its business, financial condition and results of operations.
Climate change or legal, regulatory or other measures to address climate change or related concerns, may adversely affect AMPSA’s ability to conduct its business, including the availability and cost of resources required for its production processes.
There is a growing concern that carbon dioxide and other greenhouse gases (“GHG”) in the atmosphere have an adverse impact on global temperatures, weather and precipitation patterns and the frequency and severity of extreme weather conditions and natural disasters. The impact of climate change may over time affect AMPSA’s operations and the markets in which it operates. This could include changes in weather, resulting in reduced availability of inputs such as water, or increased costs of such inputs, and/or transitional risks such as technological development, policy and regulatory change, and market and economic responses. Measures to address climate change through laws and regulations, for example by requiring reductions in emissions of GHGs or the introduction of compliance schemes could create economic risks and uncertainties for AMPSA’s businesses, by increasing GHG related costs, the cost of abatement equipment to reduce emissions to comply with legal requirements on GHG emissions or required technological standards, as well as reduced demand for AMPSA’s products.
The vast majority of AMPSA’s scope 3 emissions arise in the various stages of the manufacture of the aluminum and steel coils that AMPSA purchases. In line with AMPSA’s commitment to Science Based Sustainability targets, AMPSA has a plan to reduce these emissions. AMPSA’s failure to meet its targets and to reduce its emissions risks reputational damage and could adversely impact demand for AMPSA’s products, resulting in an adverse impact on financial performance.

AMPSA is subject to various environmental and other legal requirements and may be subject to new requirements of this kind in the future that could impose substantial costs upon AMPSA.
AMPSA’s operations and properties are subject to extensive laws, ordinances, regulations and other legal requirements relating to the protection of people and the environment. The laws and regulations that may affect AMPSA’s operations include requirements regarding remediation of contaminated soil, groundwater and buildings, water supply and use, natural resources, water discharges, air emissions, waste management, noise pollution, asbestos and other deleterious materials, the generation, storage, handling, transportation and disposal of regulated materials, product safety, and workplace health and safety. These laws and regulations are also subject to constant review by lawmakers and regulators which may result in further, including more stringent, environmental or health and safety legal requirements. AMPSA strives to mitigate risks related to environmental issues, including through the purchase of renewable energy, the adoption of sustainable practices, and by positioning itself as a sustainability leader in its industry.
AMPSA has incurred, and expects to continue to incur, costs to comply with such legal requirements, and these costs may increase in the future. Demands for more stringent pollution control devices could also result in the need for further capital upgrades to AMPSA’s plant operations. Further, in order to comply with air emission restrictions, significant capital investments may be necessary at some sites. AMPSA requires a variety of permits to conduct its operations, including operating permits such as those required under various U.S. laws, including the federal Clean Air Act, and the EU Industrial Emissions Directive water and trade effluent discharge permits, water abstraction permits and waste permits. AMPSA is in the process of applying for, or renewing, permits at a number of its sites. Failure to obtain and maintain the relevant permits, as well as noncompliance with such permits, could have a material adverse effect on AMPSA’s business, financial condition and results of operations.
If AMPSA violates or fails to comply with these laws and regulations or its permits, it could be subject to criminal, civil and administrative sanctions and liabilities, including substantial fines and orders, or a partial or total shutdown of its operations, as well as litigation, any of which could have a material adverse effect on its business, financial condition and results of operations.
In Europe, under the IED and its reference document for “Best Available Techniques” for metal manufacturing plants with surface treatment using solvents, permitted emissions levels from these plants including AMPSA’s are substantially reduced periodically. EU member states introduce lower permitted emission levels into national legislation, which could potentially result in stricter emission limits in the future. These types of changes could require additional investment in AMPSA’s affected operations. There may be greenhouse gas compliance or emission control schemes introduced in any jurisdiction on country and local municipality level which include metal packaging which may require any additional measures to control the emission of greenhouse gases could have a material adverse effect on AMPSA’s business, financial condition and results of operations.
Changes to the laws and regulations governing the materials that are used in AMPSA’s manufacturing operations may impact the price of such materials or result in such materials no longer being available, which could have a material adverse effect on AMPSA’s business, financial condition and results of operations. The European Union passed regulations concerning REACH, which place onerous obligations on the manufacturers and importers of substances, preparations and articles containing substances, and which may have a material adverse effect on AMPSA’s business. Furthermore, substances AMPSA uses may have to be removed from the market (under REACH’s authorization and restriction provisions) or need to be substituted by alternative chemicals, which may also adversely impact upon its operations.
Sites at which AMPSA operates often have a long history of industrial activities and may be, or have been in the past, engaged in activities involving the use of materials and processes that could give rise to contamination and result in potential liability to investigate or remediate, as well as claims for alleged damage to persons, property or natural resources. Liability may be imposed on AMPSA as an owner, occupier or operator of contaminated facilities. These legal requirements may apply to contamination at sites that AMPSA currently or formerly owned, occupied or operated, or that were formerly owned, occupied or operated by companies AMPSA acquired or at sites where it has sent waste offsite for treatment or disposal. Regarding assets acquired by AMPSA, AMPSA cannot provide assurance that its due diligence investigations identified or accurately quantified all material environmental matters related to the acquired facilities. AMPSA’s closure of a site may accelerate the need to investigate and remediate any contamination at the site.
In addition, AMPSA may be required to remediate contaminated third-party sites where it has sent waste for disposal. Liability for remediation of these third-party sites may be established without regard to whether the party disposing of the waste was at fault or the disposal activity was legal at the time it was conducted. For example, “Superfund” sites in the United States are the highest priority contaminated sites designated by the federal government as requiring remediation, and costs of their remediation tend to be high. Whether AMPSA will have any liability for investigation and remediation costs at any Superfund site or for costs relating to claims for natural resource damages, and what portion of the costs it must bear, has not been determined.
Changes in product requirements and their enforcement may have a material impact on AMPSA’s operations.
Changes in laws and regulations relating to deposits on, and any limits or restrictions to recycling of, metal packaging could adversely affect AMPSA’s business if implemented on a large scale in the major markets in which it operates. Changes in laws and regulations imposing restrictions on, and conditions for use of, food contact materials or on the use of materials and agents used in the production of AMPSA’s products could likewise adversely affect its business. Changes to health and food safety regulations could increase costs and also could have a material adverse effect on AMPSA’s revenues if, as a result, the public attitude toward end-products, for which it provides packaging, were substantially affected.
Additionally, the effectiveness of new standards, such as the ones related to recycling or deposits on different packaging materials, could result in excess costs or logistical constraints for some of AMPSA’s customers, which could choose to reduce their consumption and limit the use of metal packaging for their products. AMPSA could thus be forced to reduce, suspend or even stop the production of certain types of products. The regulatory changes could also affect AMPSA’s prices, margins, investments and activities, particularly if these changes resulted in significant or structural changes in the market for food packaging that might affect the market shares for metal packaging, the volumes produced or production costs.
Environmental concerns could lead U.S., Brazilian, European Union or United Kingdom bodies to implement other product regulations that are likely to impose restrictions on AMPSA and have a material adverse effect on its business, financial condition and results of operations. There is significant variation among countries where AMPSA sells its products in the limitation on certain constituents in packaging, which can have the effect of restricting the types of raw materials AMPSA uses. In turn, these restrictions can increase AMPSA’s operating costs, by requiring increased energy consumption or greater environmental controls.
AMPSA’s operations are subject to laws and regulations in multiple jurisdictions relating to some of the raw materials utilized in its container making process, such as epoxy-based coatings. Changes in regulatory agency statements, adverse information concerning bisphenol A or rulings made in certain jurisdictions may result in restrictions, for example, on bisphenol A in epoxy-based internal liners for some of AMPSA’s products. Such restrictions have required AMPSA, together with its respective suppliers and customers, to develop substitutes for relevant products to meet legal and customer requirements.
Increasing legal requirements on the reporting, due diligence and restricted use of “conflict minerals” originating from mines in the Democratic Republic of the Congo and adjoining countries as well as any increasing regulatory requirements on the bauxite or cassiterite value chain could bear reputational and compliance risks along the supply chain and affect the sourcing, availability and economics of minerals used in the manufacture of steel and aluminum beverage cans.
AMPSA could incur significant costs due to the location of some of its industrial sites in urban areas.
Obtaining, renewing or maintaining permits and authorizations issued by administrative authorities necessary to operate AMPSA’s production plants could be made more difficult due to the increasing urbanization of the sites where some of its manufacturing plants are located. Urbanization could lead to more stringent operating conditions (by imposing traffic restrictions for example), conditions for obtaining or renewing the necessary authorizations, the refusal to grant or renew these authorizations, or expropriations of these sites in order to allow urban planning projects to proceed.
The occurrence of such events could result in AMPSA incurring significant costs and there can be no assurance that the occurrence of such events would entitle AMPSA to partial or full compensation.
AMPSA may be subject to litigation, regulatory investigations, arbitration and other proceedings that could have an adverse effect on it.
AMPSA is currently involved in various litigation matters and anticipates that it will be involved in litigation matters from time to time in the future. The risks inherent in AMPSA’s business expose it to litigation, including personal injury, environmental litigation, contractual litigation with customers and suppliers, intellectual property litigation, tax or securities litigation, and product liability lawsuits. AMPSA cannot predict with certainty the outcome or effect of any claim, regulatory investigation, or other litigation matter, or a combination of these. If AMPSA is involved in any future litigation, or if its positions concerning current disputes are found to be incorrect, this may have an adverse effect on AMPSA’s business, financial condition and results of operations, including as a result of liabilities imposed on it, the costs associated with asserting its claims or defending such lawsuits, and the diversion of management’s attention to these matters.
AMPSA is subject to an extensive, complex and evolving legal and regulatory framework, which may expose AMPSA to investigations by governmental authorities, legal proceedings and fines.
AMPSA’s business encompasses multiple jurisdictions and complex legal and regulatory frameworks, including in relation to anti-trust, economic sanctions, anti-corruption and anti-money laundering matters. Laws and regulations in these areas are complex and constantly evolving and enforcement continues to increase. As a result, AMPSA may become subject to increasing limitations on its business activities and to the risk of fines or other sanctions for non-compliance. Additionally, AMPSA may become subject to governmental investigations and lawsuits by private parties. These could require significant expenditures and result in liabilities or governmental orders that could have a material adverse effect on AMPSA’s business, financial condition or results of operations.
Changes in consumer lifestyle, nutritional preferences, health-related concerns and consumer taxation could adversely affect AMPSA’s business.
Changes in consumer preferences and tastes could have an impact on demand for AMPSA’s customers’ products, which in turn could lead to reduced demand for AMPSA’s products. Certain end-products represent a significant proportion of AMPSA’s market. AMPSA’s ability to develop new product offerings for a diverse group of global customers with differing preferences, while maintaining functionality and spurring innovation, is critical to its success. This requires a thorough understanding of AMPSA’s existing and potential customers and end users on a global basis, particularly in potential high developing markets. Failure to adapt and deliver quality products that meet customer or end user needs, through research and development or licensing of new technology, ahead of competitors could have a material adverse effect on AMPSA’s business.
Additionally, public health and government officials have become increasingly concerned about the health consequences associated with over-consumption of certain types of beverages, such as sugar-sweetened beverages, including those produced by certain of AMPSA’s customers. For example, France and the United Kingdom have introduced taxes on drinks with added sugar and artificial sweeteners that companies produce or import. France has also imposed taxes on energy drinks using certain amounts of taurine and caffeine. As a result of these taxes, demand decreased temporarily in these countries, and the imposition of similar taxes in the future may lower the demand for certain soft drinks and beverages that AMPSA’s customers produce, which may cause its customers to respond by reducing their purchases of its metal packaging products. Consumer tax legislation and future attempts to tax sugar or energy drinks or to lower consumption of certain alcoholic and non-alcoholic categories in other jurisdictions could reduce the demand for AMPSA’s products and adversely affect its profitability.

In addition, any decline in the popularity of these product types as a result of lifestyle, nutrition or health considerations, or AMPSA’s inability to adapt to customer needs, could have a significant impact on AMPSA’s customers and could have a material adverse effect on its business, financial condition and results of operations.
AMPSA faces costs and future funding obligations associated with post-retirement benefits provided to its employees, which could have an adverse effect on its financial condition.
As of December 31, 2020, AMPSA’s accumulated post-retirement benefit obligation was approximately $219 million, covering employees in multiple jurisdictions. The costs associated with these and other benefits to employees could have a material adverse effect on AMPSA’s financial condition.
AMPSA operates and contributes to pension and other post-retirement benefit schemes (including both single employer and multiple employer schemes) funded by a range of assets that include property, derivatives, equities and/or bonds. The value of these assets is heavily dependent on the performance of markets, which are subject to volatility. The liability structure of the obligations to provide such benefits is also subject to market volatility in relation to its accounting valuation and management. Additional significant funding of AMPSA’s pension and other post-retirement benefit obligations may be required if market underperformance is severe. In addition, AMPSA may have to make significant cash payments to some or all of these plans, including under guarantee agreements, as a consequence of this transaction or otherwise in the future, to provide additional funding, which would reduce the cash available for its businesses.
Under the United States Employee Retirement Income Security Act of 1974, as amended, the U.S. Pension Benefit Guaranty Corporation (“PBGC”) has the authority to terminate pension plans regulated by the PBGC if certain funding requirements are not met; any such termination would further accelerate the cash obligations related to such a pension plan.
Organized strikes or work stoppages by unionized employees could have a material adverse effect on AMPSA’s business.
Many of AMPSA’s operating companies are party to collective bargaining agreements with trade unions. These agreements cover the majority of AMPSA’s employees and although AMPSA considers its employee relations to be generally good, a prolonged work stoppage or strike at any facility with union employees could have a material adverse effect on its business, financial condition and results of operations. In addition, AMPSA cannot ensure that, upon the expiration of existing collective bargaining agreements, new agreements will be reached without union action or that AMPSA’s operating companies will be able to negotiate acceptable new contracts with trade unions, which could result in strikes by the affected workers and increased operating costs as a result of higher wages or benefits paid to union members. If unionized workers at AMPSA’s operating companies or any unionized workers were to engage in a strike or other work stoppage, AMPSA could experience a significant disruption of operations and/or higher ongoing labor costs, which may have a material adverse effect on its business, financial condition and results of operations.
Failure of control measures and systems resulting in faulty or contaminated product could have a material adverse effect on AMPSA’s business.
AMPSA has strict control measures and systems in place to ensure that the maximum safety and quality of its products is maintained. The consequences of a product not meeting these rigorous standards, due to, among other things, accidental or malicious raw materials contamination or due to supply chain contamination caused by human error or equipment fault, could be severe. Such consequences might include adverse effects on consumer health, litigation exposures, loss of market share, financial costs and loss of revenues.
In addition, if AMPSA’s products fail to meet rigorous standards, AMPSA may be required to incur substantial costs in taking appropriate corrective action (up to and including recalling products from consumers) and to reimburse customers and/or end-consumers for losses that they suffer as a result of this failure. Customers and end-consumers may seek to recover these losses through litigation and, under applicable legal rules, may succeed in any such claim, despite there being no negligence or other fault on AMPSA’s part. Placing an unsafe product on the market, failing to notify the regulatory authorities of a safety issue, failing to take appropriate corrective action and failing to meet other regulatory requirements relating to product safety could lead to regulatory investigation, enforcement action and/or prosecution. Any product quality or safety issue may also result in adverse publicity, which may damage AMPSA’s reputation. This could in turn have a material adverse effect on AMPSA’s business, financial condition and results of operations. Although AMPSA has not had material claims for damages for defective products in the past, and has not conducted any substantial product recalls or other material corrective action, these events may occur in the future.
In certain contracts, AMPSA provides warranties in respect of the proper functioning of its products and the conformity of a product to the specific use defined by the customer.
In addition, if a product contained in packaging manufactured by AMPSA is faulty or contaminated, it is possible that the manufacturer of the product may allege that AMPSA’s packaging is the cause of the fault or contamination, even if the packaging complies with contractual specifications. Furthermore, in certain countries, certain participants in the distribution chain refill bottles, even though they may not be designed for this purpose.
In case of the failure of packaging produced by AMPSA to open properly or to preserve the integrity of its contents, AMPSA could face liability to its customers and to third parties for bodily injury or other tangible or intangible damages suffered as a result. Such liability, if it were to be established in relation to a sufficient volume of claims or to claims for sufficiently large amounts, could have a material adverse effect on AMPSA’s business, financial condition and results of operations.
AMPSA’s existing insurance coverage may be insufficient and future coverage may be difficult or expensive to obtain.
Although AMPSA believes that its insurance arrangements provide adequate coverage for the risks inherent in its business, these insurance arrangements typically exclude certain risks and are subject to certain thresholds and limits. AMPSA cannot assure you that its property, plant and equipment and inventories will not suffer damages due to unforeseen events or that the proceeds available from its insurance arrangements will be sufficient to protect it from all possible loss or damage resulting from such events. As a result, AMPSA’s insurance coverage may prove to be inadequate for events that may cause significant disruption to its operations, which may have a material adverse effect on its business, financial condition and results of operations.
AMPSA may suffer indirect losses, such as the disruption of its business or third-party claims of damages, as a result of an insured risk event. While AMPSA carries business interruption coverage and general liability coverage, such coverage is to certain limitations, thresholds and limits, and may not fully cover all indirect losses.
AMPSA renews its insurance arrangements on an annual basis. The cost of coverage may increase to an extent that AMPSA may choose to reduce its coverage limits or agree to certain exclusions from its coverage. Among other factors, adverse political developments, security concerns and natural disasters in any country in which AMPSA operates, as well as claims experience in respect of risks, including cyber security, may materially adversely affect available insurance coverage and result in increased premiums for available coverage and additional exclusions from coverage.
AMPSA’s business may suffer if it does not retain its executive and senior management. AMPSA’s ability to successfully operate the business is largely dependent upon the efforts of certain key personnel of AMPSA.
AMPSA believes its future success depends, in part, on its experienced executive team, who are identified under “Management of AMPSA.” The loss of services of any of the members of AMPSA’s executive team, members of senior management or other key personnel could adversely affect its business until a suitable replacement can be found. There may be a limited number of persons with the requisite skills to serve in these positions and there is no assurance that AMPSA would be able to locate or employ such qualified personnel on terms acceptable to AMPSA or at all.
AMPSA’s ability to successfully operate the business is largely dependent upon the efforts of its key personnel. It is possible that AMPSA will lose some key personnel, the loss of which could negatively impact its operations and profitability. Although AMPSA does not anticipate that any of its executive and senior management will depart as a result of the Business Combination, the loss of key personnel could negatively impact its operations and profitability and its financial condition could suffer as a result.
The United Kingdom’s withdrawal from the European Union may have a negative effect on AMPSA’s financial condition and results of operations.
Approximately 11% of AMPSA’s total 2020 revenue was derived from revenues generated in the United Kingdom, and three of its 23 manufacturing facilities are located in the United Kingdom, as of December 31, 2020.
The relationship between the United Kingdom and the European Union is governed by a Withdrawal Agreement entered into at the end of January 2020, and a Trade and Cooperation Agreement, which took effect from January 1, 2021 (the “Brexit Agreements”). The Brexit Agreements provide for a zero tariff, zero quota arrangement on sales of goods and agriproducts between the United Kingdom and the European Union. Customs duties on goods originating outside the European Union or United Kingdom, or in the event that the zero tariff arrangements under the Brexit Agreements are amended or suspended, might lead to additional costs for products and materials shipped from the United Kingdom to Europe or from Europe to the United Kingdom respectively. Further, required changes to AMPSA’s business systems and processes in order to comply with newly introduced customs procedures may lead to additional costs.
More generally, differences in standards or processes or risk aversion may mean that some businesses choose not to serve other markets on a temporary or permanent basis, causing supplier disruption. Uncertainty remains regarding the impact of the withdrawal of the United Kingdom from the European Union (“Brexit”) and the Brexit Agreements on the United Kingdom and Europe, including among commercial parties in the United Kingdom and the European Union, financial institutions, suppliers and service providers and their respective customers. Any changes to the trading relationship between the United Kingdom and the European Union arising from the Brexit Agreements may adversely affect the cost or timing of imports, including aluminum and coatings.
Some of its customers are based in the United Kingdom and export outside the local United Kingdom market. These customers may experience reduced demand or delays arising from these post-Brexit arrangements. Although AMPSA seeks to export through channels where delays would be minimized, AMPSA has nonetheless experienced delays in the transport of certain products, consumables and other materials particularly in relation to shipments from the United Kingdom to the European Union. The impact of these delays, if prolonged, could adversely affect AMPSA’s financial condition and the results of AMPSA’s operations.
Brexit may also have an adverse impact on AMPSA’s business, employees and customers in the United Kingdom. In particular, the Brexit Agreements allow for the possibility of future changes in laws and regulations. Such changes could include import, tax and employment laws and regulations, which could adversely impact the results of operations of AMPSA’s United Kingdom business. For example, there is uncertainty with regard to the upcoming regulatory regime relating to environmental permits and permissions, with such environmental permits and permissions currently governed by the EU Industrial Emissions Directive (Directive 2010/75/EU). More burdensome requirements imposed by the new upcoming regulatory regime could require that AMPSA commits additional resources to ensure compliance and although AMPSA will use reasonable efforts to ensure such compliance, the introduction of new regulations increases the risk of non-compliance.
Further, continued political uncertainty as a result of Brexit may result in negative effects on credit markets, and foreign direct investments in Europe and the United Kingdom. It may also result in volatility in the British pound foreign exchange markets and interest rates. See also the risk factor entitled “Currency, interest rate fluctuations and commodity prices may have a material impact on AMPSA’s business.”
Brexit could also lead to legal and regulatory uncertainty and politically divergent national laws and regulations as a new relationship between the United Kingdom and the European Union is defined and the United Kingdom determines which European Union laws to replace or amend. Volatility in political, regulatory, economic or market conditions could adversely affect employment rates, increase consumer and commercial bankruptcy filings, negatively impact national and local economies, and cause other results that negatively affect household incomes.
The economic outlook could be further adversely affected by the risk that one or more European Union member states could also leave the European Union, the risk of a demand for independence by Scotland or Northern Ireland, or the risk that the euro as the single currency of any or all of the Eurozone member states could cease to exist. These developments, or the perception that any of them could occur, may have a material adverse effect on the stability of global financial markets, and could significantly reduce global market liquidity and restrict the ability of key market participants to operate in certain financial markets. Asset valuations, currency exchange rates and credit ratings may be especially subject to increased market volatility. These negative impacts could adversely affect AMPSA’s business, financial condition and results of operations.
The COVID-19 pandemic and any future epidemics may have a negative impact on worldwide economic activity and AMPSA’s business.
The COVID-19 global pandemic and measures to prevent its spread has impacted AMPSA’s business in a number of ways.
The COVID-19 pandemic has reduced global economic activity resulting in lower demand for certain of AMPSA’s customers’ products and, therefore, the products AMPSA manufactures, though demand for “at-home” consumption has increased and therefore demand for many of AMPSA customers’ products and, as a result, for the products AMPSA manufactures, has proven to be resilient to date during the pandemic. The COVID-19 pandemic has at times caused, and may again give rise to an adverse effect on AMPSA’s operations, including disruptions to its supply chain and workforce and the incurrence of increased costs. Although AMPSA’s production has not been significantly impacted to date, its plants may be required to curtail or cease production in response to the spread of COVID-19. The COVID-19 impact on capital markets could also impact AMPSA’s cost of borrowing. In addition, AMPSA’s customers, distribution partners, service providers or suppliers may experience financial distress, file for bankruptcy protection, go out of business, or suffer disruptions in their business due to the outbreak of COVID-19, which would have a negative impact on AMPSA’s business. The extent of the impacts of the COVID-19 pandemic on AMPSA’s business and results of operations continues to be uncertain.
The ultimate significance of these disruptions, including the extent of their adverse impact on AMPSA’s financial and operational results, will be determined by the duration of the ongoing pandemic, its severity in the markets that AMPSA serves and the nature and efficacy of government and other regulatory responses, protective measures and vaccination programs, and the related impact on macroeconomic activity and consumer behavior.
If the COVID-19 pandemic continues unabated despite containment efforts, it could cause a severe economic slowdown and potentially an extended recession or depression, which would adversely affect the demand for AMPSA’s products or cause other unpredictable events, each of which would adversely affect its business, results of operations or financial condition. Any future epidemics may also have similar, or more severe, effects on global economic activity and on AMPSA’s business, results of operations or financial condition.
Increasing privacy and data security obligations or a significant data breach may adversely affect AMPSA’s business.
AMPSA will continue its efforts to meet its data security obligations and manage evolving cybersecurity threats, including events such as the recent cyber security incident that was discovered by AGSA in May 2021 and is described in the section entitled “AMPSA Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments.” Because the investigation of this incident is ongoing, it is unclear whether any data of AMPSA’s employees, customers or suppliers was compromised as a result of this incident. The loss, disclosure, misappropriation of or access to employees’ or business partners’ information or its failure to meet its obligations could result in lost revenue, increased costs, legal claims or proceedings, liability or regulatory penalties. A significant data breach or AMPSA’s failure to meet its obligations could adversely affect AMPSA’s reputation and financial condition.

AMPSA’s heavy reliance on technology and automated systems to operate its business could mean any significant failure or disruption of the technology or these systems could materially harm its business.
Similar to most other business entities, AMPSA depends on automated systems and technology to operate its business, including accounting systems, manufacturing systems and telecommunication systems. AMPSA operates a cyber and information risk management program, including operating a global information security function, which partners with global leaders in the security industry to deliver an integrated information and cyber risk management service using state-of-the-art technologies in areas including antivirus & anti-malware, email and web security platforms, firewalls, intrusion detection systems, cyber threat intelligence services and advanced persistent threat detection. Such services are provided by Ardagh Group S.A. pursuant to the Services Agreement. AMPSA also partners with global leaders to deliver high availability and resilient systems and communication platforms. However, these systems could suffer substantial or repeated disruptions due to various events, many of which are beyond AMPSA’s control, including natural disasters, power failures, terrorist attacks, equipment or software failures, computer viruses or cyber security attacks.
On May 17, 2021, AGSA announced that it had recently experienced a cyber security incident, the response to which included temporarily shutting down certain IT systems and applications used by AMPSA, as described in the section entitled “AMPSA Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments.”
Substantial or repeated systems failures or disruptions, including through not effectively remediating systems failures, cyber security incidents and other disruptions, could result in the unauthorized release of confidential or otherwise protected information, improper use of AMPSA’s systems and networks, defective products, harm to individuals or property, contractual or regulatory actions and fines, penalties and potential liabilities, production downtime and operational disruptions and loss or compromise of important data, which may result in increased costs and lost revenue and competitiveness and may negatively impact its reputation, any of which could adversely affect AMPSA’s business, results of operations and financial condition. Increased global IT security threats and more sophisticated and targeted computer crime may further increase this risk.
AMPSA’s substantial debt could adversely affect its financial health and its ability to effectively manage and grow its business.
AMPSA incurred approximately $2.8 billion aggregate principal amount of indebtedness in connection with the Pre-Closing Restructuring. For more information, see the description of AMPSA’s debt facilities and the table outlining its principal financing arrangements in “AMPSA Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.” Additionally, on August 6, 2021, AMPSA and certain of its subsidiaries entered into a Global Asset Based Loan Facility in the amount of $300 million, which amount will be increased to $325 million upon the delivery to the lenders of certain corporate authorizations.
AMPSA’s substantial debt could have important negative consequences for AMPSA and for its shareholders. For example, AMPSA’s substantial debt could:
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require it to dedicate a large portion of its cash flow from operations to service debt and fund repayments on its debt, thereby reducing the availability of its cash flow to fund working capital, capital expenditures and other general corporate purposes;

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increase its vulnerability to adverse general economic or industry conditions;

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limit its flexibility in planning for, or reacting to, changes in its business or industry;

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limit its ability to raise additional debt or equity capital in the future;

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restrict AMPSA from making strategic acquisitions or exploiting business opportunities; and

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place AMPSA at a competitive disadvantage compared to its competitors that have less debt.

In addition, debt under the Global Asset Based Loan Facility bears, and AMPSA expects that in the future a portion of its debt may bear, interest at variable rates that are linked to changing market interest rates. Although AMPSA may hedge a portion of its exposure to variable interest rates by entering into interest rate swaps, AMPSA cannot assure you that it will do so in the future. As a result, an increase in market interest rates would increase AMPSA’s interest expense and debt service obligations, which would exacerbate the risks associated with its leveraged capital structure.
Further, notwithstanding AMPSA’s current indebtedness levels and restrictive covenants, AMPSA may still be able to incur substantial additional debt or make certain restricted payments, which could exacerbate the risks described above.
Negative developments in AMPSA’s business, results of operations and financial condition due to changes in global economic conditions or other factors could cause ratings agencies to lower the credit ratings, or ratings outlook, of its short- and long-term debt and, consequently, impair its ability to raise new financing or refinance its current borrowings and increase its costs of issuing any new debt instruments.
If AMPSA fails to maintain an effective system of disclosure controls and internal control over financial reporting, its ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.
As a listed company on NYSE, AMPSA is subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and NYSE. The requirements of these rules and regulations make some activities more difficult, time consuming and costly.
The Sarbanes-Oxley Act requires, among other things that, as a listed company, AMPSA’s principal executive officer and principal financial officer certify the effectiveness of its disclosure controls and procedures and its internal controls over financial reporting. AMPSA continues to develop and refine its disclosure controls and procedures and its internal control over financial reporting. However, AMPSA has not yet assessed its internal control over financial reporting for the purposes of complying with item 404 of the Sarbanes-Oxley Act and will only be required to do so beginning with the fiscal year ended December 31, 2022. Material weaknesses in AMPSA’s internal control over financial reporting may be discovered in the future. Any failure to maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm AMPSA’s operating results or cause it to fail to meet its reporting obligations and may result in a restatement of AMPSA’s financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of management evaluations and independent registered public accounting firm audits of AMPSA’s internal control over financial reporting. Ineffective disclosure controls and procedures or ineffective internal control over financial reporting could also cause investors to lose confidence in AMPSA’s reported financial information.
Anti-takeover provisions in AMPSA’s Articles might discourage or delay attempts to acquire it.
AMPSA’s Articles contain provisions that may make the acquisition of AMPSA more difficult, including the following:
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Classified Board.   AMPSA’s board of directors is classified into three classes of directors that are, as nearly as possible, of equal size. Each class of directors will be elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. The existence of a classified board could impede a proxy contest or delay a successful tender offeror from obtaining majority control of the board of directors, and the prospect of that delay might deter a potential offeror.

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Notice Requirements for Shareholder Proposals.   Luxembourg law and AMPSA’s Articles provide that one or more shareholders together holding at least 10% of the share capital of AMPSA may request the addition of one or more items to the agenda of any general meeting. The request must be sent to the registered office by registered mail, at least five clear days before the meeting is held. AMPSA’s Articles also specify certain requirements regarding the form and content of a shareholder’s notice. These requirements may make it difficult for AMPSA’s shareholders to bring matters before a general meeting.

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Special Resolutions.   AMPSA’s Articles require special resolutions adopted at an extraordinary general meeting for any of the following matters, among other things: (a) an increase or decrease of the authorized or issued capital, (b) an amendment to the Articles and (c) dissolving AMPSA. Pursuant to AMPSA’s Articles, for any special resolutions to be considered at a general meeting the quorum is in excess of one-half (1∕2) of the share capital in issue present in person or by proxy unless otherwise mandatorily required by Luxembourg law. If such quorum is not met at a first extraordinary general meeting, a second meeting may be convened, and such second meeting shall validly deliberate regardless of the proportion of the capital represented. Any special resolution may be adopted at a general meeting at which a quorum is present (except as otherwise provided by mandatory law) by the affirmative votes of at least two-thirds (2∕3) of the votes validly cast on such resolution by shareholders entitled to vote.

These anti-takeover provisions could discourage, delay or prevent a transaction involving a change in control of AMPSA, even if such transaction would benefit its shareholders.
AMPSA’s ability to operate its business effectively depends in large part on certain administrative and other support functions provided to it by the Ardagh Group pursuant to the Services Agreement. Following the expiration or termination of the Services Agreement, AMPSA’s ability to operate its business effectively may suffer if it is unable to cost-effectively establish its own administrative and other support functions in order to operate as a stand-alone company.
AMPSA relies on certain administrative and other resources of the Ardagh Group, including information technology, financial reporting, tax, treasury, human resources, procurement, insurance and risk management and legal services, to operate its business. In connection with the Pre-Closing Restructuring, AMPSA entered into a mutual Services Agreement with AGSA to retain the ability to use these the Ardagh Group resources. The mutual Services Agreement may be terminated as to any services or entirely by either AMPSA or AGSA and for any reason as of and from December 31, 2024 or by either party upon a change of control of the other party, in either case with nine months’ prior written notice to the party undergoing a change of control. See the section entitled “Certain Relationships and Related Person Transactions — Services Agreement.” The services provided under the Services Agreement may not be sufficient to meet AMPSA’s needs and may not be provided at the same level as when the entities comprising AMPSA was part of the Ardagh Group. AMPSA and AGSA rely on the other to perform its obligations under the Services Agreement. If the Ardagh Group is unable to satisfy its material obligations under the agreement, or if the agreement is terminated as to any services or entirely, AMPSA may not be able to obtain such services at all or obtain the services on terms as favorable as those in the Services Agreement, and could as a result suffer operational difficulties or significant losses.
In addition, the price for the corporate services provided pursuant to the Services Agreement have been fixed for calendar years 2021 through 2024 (subject to certain adjustments for third party pass-through costs and variations in volume-based services), but as of December 31, 2024, or if earlier, the date upon which AMPSA or AGSA undergoes a change of control, the services will be provided at a price equal to the fully allocated cost of such services, or such other price to be negotiated in good faith by the parties, taking into consideration various factors, including the cost of providing such services and the level of services expected to be provided. There are no assurances that these fixed fees are more favorable than the price that AMPSA would have been able to pay if it obtained such services at a price equal to the fully allocated cost of such services or, if it had obtained such services from one or more third parties. There are also no assurances that the price of the services, when adjusted as of December 31, 2024 or upon a change of control of AMPSA or AGSA, will not be significantly greater than the fixed price established for these services prior to such adjustment. In addition, prior to the date on which the Services Agreement was entered into, AMPSA and its subsidiaries have received informal support from the Ardagh Group as wholly owned subsidiaries of AGSA, and the level of this informal support may diminish as AMPSA becomes a more independent company. Any failure or significant interruption of AMPSA’s own administrative systems or in the Ardagh Group’s administrative systems during the term of the Services Agreement could result in unexpected costs, impact AMPSA’s results or prevent it from paying its suppliers or employees and performing other administrative services on a timely basis.

AMPSA may have received better terms from unaffiliated third parties than the terms it has received in the Services Agreement with AGSA.
The terms of the Services Agreement were agreed while AMPSA was a wholly owned subsidiary of AGSA and in the context that AGSA would have a controlling interest of AMPSA following the Merger. Accordingly, during the period in which the Services Agreement was prepared, AMPSA did not have an independent board of directors or a management team that was independent of AGSA. As a result, the terms of the agreement may not reflect terms that would have resulted from arms’-length negotiations between unaffiliated third parties and any such arms’ length negotiations with an unaffiliated third party may have resulted in more favorable terms to AMPSA.
AMPSA does not have a history as a separate public company.
In the past, AMPSA’s operations have been a part of AGSA’s and the Ardagh Group provided it with certain financial, operational and managerial resources for conducting its business. Following the Closing, while a number of these resources continue to be at the Ardagh Group and used to provide services to AMPSA under the Service Agreement, AMPSA performs certain of its own financial, operational and managerial functions. There are no assurances that AMPSA will be able to successfully put in place the financial, operational and managerial resources necessary to perform these functions.
The AMP Business historical financial results and Combined Financial Statements may not be representative of AMPSA’s results as a separate company.
The AMP Business historical financial information included in this offer to exchange/prospectus has been derived on a carve-out basis from AGSA’s consolidated financial statements and accounting records does not necessarily reflect what AMPSA’s financial position, results of operations or cash flows would have been had it been a separate company during the periods presented. Although AGSA did account for AMPSA’s business as separate reporting segments, AMPSA was not operated as a separate company for the historical periods presented. The historical costs and expenses reflected in the Combined Financial Statements include an allocation for certain corporate functions historically provided by the Ardagh Group, most of which continue to be provided pursuant to the Services Agreement. These allocations were based on what management considered to be reasonable reflections of the historical utilization levels of these services required in support of the AMP Business. The historical information does not necessarily reflect what the cost to AMPSA of these functions will be in the future, pursuant to the Services Agreement or otherwise. For additional information in relation to materially significant related party transactions during the years ended December 31, 2020, 2019 and 2018 , see note disclosures 2, 5, 15, 16, 17, 18 and 22 to the Combined Financial Statements as of and for the fiscal years ended December 31, 2020, 2019 and 2018 included elsewhere in this offer to exchange/prospectus. Any further related party transactions in the fiscal years ended December 31, 2020, 2019 and 2018 were both immaterial and no more than incidental in nature.
A significant write down of goodwill would have a material adverse effect on AMPSA’s financial condition and results of operations.
Goodwill at December 31, 2020 totaled $1.06 billion. AMPSA evaluates goodwill annually following approval of the annual budget or whenever indicators suggest that impairment may have occurred. The determination of the recoverable amounts of goodwill requires the use of estimates and assumptions which are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. The resulting accounting estimates will, by definition, seldom equal the related actual results. As described further in the Combined Financial Statements of the AMP Business included elsewhere in this offer to exchange/prospectus, AMPSA uses the value in use (“VIU”) model for the purposes of goodwill impairment testing, as this reflects the intention to hold and operate the assets. However, if an impairment indicator exists for a CGU, AMPSA also uses the fair value less costs of disposal (“FVLCD”) model in order to establish the recoverable amount being the higher of the VIU model and FVLCD model when compared to the carrying value of the CGU. Sensitivity analysis is performed reflecting potential variations in assumptions. Future changes in the estimates and assumptions used in the VIU or FVLCD models, general market conditions, or other factors may cause the goodwill to be impaired, resulting in a non cash charge against results of operations to write down goodwill for the amount of the impairment. If a significant write down is required, the charge would have a material adverse effect on AMPSA’s financial condition and results of operations.
The results of operations of AMPSA may differ significantly from the unaudited pro forma financial data included in this offer to exchange/prospectus.
This offer to exchange/prospectus includes unaudited pro forma condensed combined financial statements for AMPSA after giving effect to the Business Combination. The unaudited pro forma condensed combined income statement combines GHV’s historical audited statement of operations for the period from June 25, 2020 (inception) to December 31, 2020, as included elsewhere in this offer to exchange/prospectus, with the AMP Business’s historical audited combined income statement for the twelve months ended December 31, 2020, as included elsewhere in this offer to exchange/prospectus, and gives pro forma effect to the Business Combination as if it had occurred as of January 1, 2020. The unaudited pro forma condensed combined statement of financial position combines GHV’s historical audited balance sheet as of December 31, 2020, as included elsewhere in this offer to exchange/prospectus, and the AMP Business’s historical audited combined statement of financial position as of December 31, 2020, as included elsewhere in this offer to exchange/prospectus and gives pro forma effect to the Business Combination as if it had been consummated as of December 31, 2020.
The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination been consummated on the dates indicated above, or the future consolidated results of operations or financial position of AMPSA. Accordingly, AMPSA’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this document. For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
AMPSA is controlled by AGSA, whose interests may conflict with AMPSA’s interests and the interests of other shareholders.
AGSA currently owns approximately 81.85% of the outstanding AMPSA Shares, and, under the Business Combination Agreement, has the right to receive up to an additional 60,730,000 “earnout” AMPSA Shares if the trading prices of the AMPSA Shares exceed certain specified amounts during specified periods of time. In addition, pursuant to the Registration Rights and Lock-Up Agreement, AGSA’s ability to sell its AMPSA Shares is restricted for 180 days from the Closing. As a controlling shareholder of AMPSA, AGSA is able to exercise significant influence over AMPSA’s business policies and affairs, including the composition of its board of directors and any action requiring approval of its shareholders. In addition, as long as AGSA beneficially owns a specified number of the outstanding shares of AMPSA, pursuant to the Shareholders Agreement, it has the right to designate a specified number of directors, including the chair, to AMPSA’s board of directors, receive access to certain information for the benefit of the Ardagh Group, approve certain significant actions of AMPSA, receive AMPSA’s cooperation with certain matters relating to AMPSA, and access certain information for registration rights with respect to its shares of AMPSA. For more information, see the section entitled “Certain Relationships and Related Person Transactions — Shareholders Agreement.”
Additionally, being a controlled company, relevant risks materializing at the ultimate parent level could have a negative impact on AMPSA’s share price, financial condition, credit ratings or reputation. It is also possible that AGSA’s controlling shareholders may take actions in relation to AMPSA’s business that are not entirely in its best interests or the best interests of the other shareholders of AGSA or those of AMPSA.
Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of AMPSA’s income or other tax returns could adversely affect AMPSA’s financial condition and results of operations.
AMPSA will be subject to income taxes in the Grand Duchy of Luxembourg and other jurisdictions, and AMPSA’s tax liabilities will be subject to the allocation of expenses in differing jurisdictions. AMPSA’s future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

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changes in the valuation of AMPSA’s deferred tax assets and liabilities;

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expected timing and amount of the release of any tax valuation allowances;

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tax effects of stock-based compensation;

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costs related to intercompany restructurings;

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changes in tax laws, regulations or interpretations thereof; or

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lower than anticipated future earnings in jurisdictions where AMPSA has lower statutory tax rates and higher than anticipated future earnings in jurisdictions where AMPSA has higher statutory tax rates.

In addition, AMPSA may be subject to audits of AMPSA’s income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on AMPSA’s financial condition and results of operations.
Risks Related to AMPSA Shares
Future sales of the AMPSA Shares, including by AGSA, the Subscribers and the GHV Sponsor could have a negative impact on the price of the AMPSA Shares.
Future sales of the AMPSA Shares, or securities exercisable for those shares, including by the Subscribers, the GHV Sponsor and AGSA, or the perception that sales may be made by these shareholders could significantly reduce the market price of the AMPSA Shares. Further, even if none of these shareholders sell a large number of the AMPSA Shares into the market, their right to sell their shares as contemplated by these agreements may depress the price of the AMPSA Shares. Following the effectiveness of the Form F-1 filed by AMPSA on August 12, 2021 and the Share Lock-Up Period pursuant to the Registration Rights and Lock-Up Agreement, substantially all of the AMPSA Shares may be sold in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in the price of the AMPSA Shares or putting significant downward pressure on their price. See the section entitled “Certain AMPSA Relationships and Related Party Transactions — Registration Rights and Lock-Up Agreement.”
In addition, if AMPSA issues additional AMPSA Shares, the ownership of its existing shareholders would be diluted and its earnings per share could be reduced, which may negatively affect the market price of the AMPSA Shares.
There may not be a robust market for the AMPSA Shares, which would adversely affect their liquidity and price.
The price of the AMPSA Shares may fluctuate significantly due to the market’s reaction to the exchange offer and general market and economic conditions. An active trading market for the AMPSA Shares may never develop or, if developed, it may not be sustained. In addition, the price of the AMPSA Shares can vary due to general economic conditions and forecasts, AMPSA’s general business condition and the release of its financial reports. Additionally, if the AMPSA Shares are delisted from NYSE for any reason and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, their liquidity may be more limited than if they were quoted or listed on NYSE or another national securities exchange, and their trading price may decrease. You may be unable to sell your AMPSA Shares unless a market can be established or sustained.
If securities or industry analysts do not publish research or reports about AMPSA or its business or cease publishing research or reports about its market, or if they make recommendations regarding AMPSA Shares that is unfavorable to AMPSA, then the price of the AMPSA Shares could decline.
The trading market for AMPSA Shares will be influenced by the research and reports that industry or securities analysts may publish about the AMPSA, its business, its market, or its competitors. If any of the analysts who may cover AMPSA make an unfavorable recommendation regarding the AMPSA Shares, or provide more favorable relative recommendations regarding AMPSA’s competitors, the price of the AMPSA Shares would likely decline. If in the future any analyst ceases coverage of AMPSA or fails to regularly publish reports regarding AMPSA, it could lose visibility in the financial markets, which could cause the price of the AMPSA Shares to decline.
The AMPSA Warrants are exercisable for AMPSA Shares, which may increase the number of AMPSA Shares eligible for future resale in the public market and may result in dilution to AMPSA’s shareholders, and may adversely affect the market price of the AMPSA Shares.
Outstanding Warrants to purchase an aggregate of 16,749,984 AMPSA Shares are exercisable in accordance with the terms of the Warrant Agreement. The AMPSA Warrants will become exercisable on September 3, 2021, the date that is thirty days after the Closing. The exercise price of the Warrants is $11.50 per share, subject to adjustment as described in the Warrant Agreement. To the extent such Warrants are exercised, additional AMPSA Shares will be issued, which will result in dilution to the holders of AMPSA Shares and increase the number of AMPSA Shares eligible for resale in the public market.
The trading price of AMPSA Shares may be volatile.
The trading price of AMSPA Shares could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond AMPSA’s control. Any of the factors listed below could have a material adverse effect on the value of your investment in AMPSA Shares and they may trade at prices significantly below the value implied for AMPSA Shares by the exchange offer.
Factors affecting the trading price of the AMPSA Shares may include:
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the realization of any of the risk factors presented in this offer to exchange/prospectus;

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announcements of new products and services by AMPSA or its competitors;

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news regarding any gain or loss of customers by AMPSA

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announcements of competitive developments, acquisitions or strategic alliances in AMPSA’s industry;

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changes in the general condition of the global economy and financial markets;

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general market conditions or other developments affecting AMPSA or its industry;

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cost and availability of raw materials;

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changes in environmental regulations or other laws or regulations applicable to the AMP Business;

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actual or anticipated fluctuations in AMPSA’s quarterly results of operations;

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changes in financial projections or estimates about AMPSA’s financial or operational performance by securities research analysts;

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changes in investor sentiment toward the stock of packaging companies;

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announcements by third parties of significant claims or proceedings against AMPSA, its industry or both, or investigations by regulators into AMPSA’s business or those of its competitors;

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changes in accounting standards, policies, guidelines, interpretations or principles;

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any significant change in AMPSA’s management;

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adverse media reports about AMPSA or its directors and officers;

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public reaction to AMPSA’s press releases, other public announcements or filings with the SEC;

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a default under the agreements governing AMPSA’s indebtedness;

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release or expiry of lock-up or other transfer restrictions on the issued and outstanding AMPSA Shares; and

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anticipated sales of additional AMPSA Shares.

Furthermore, the stock market may experience periods of unusual volatility that, in some cases, is unrelated or disproportionate to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the market price of the AMPSA Shares, regardless of AMPSA’s actual operating performance.
In the past, following periods of market volatility, shareholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from the AMP Business regardless of the outcome of such litigation.
The NYSE may not continue to list the AMPSA Shares on its exchange, which could limit the ability of shareholders to trade their AMPSA Shares and subject AMPSA to additional trading restrictions.
To continue listing the AMPSA Shares on the NYSE, AMPSA is required to demonstrate compliance with the NYSE’s continued listing requirements.
There can be no assurance that AMPSA will be able to meet the NYSE’s continued listing requirement or maintain other listing standards. If NYSE delists our securities for failure to meet such standards, AMPSA and its shareholders could face significant material adverse consequences, including:
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a less liquid trading market for AMPSA Shares;

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more limited market quotations for AMPSA Shares;

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determination that AMPSA Shares are a “penny stock” that requires brokers to adhere to more stringent rules and possibly resulting in a reduced level of trading activity in the secondary trading market for AMPSA Shares;

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more limited research coverage by stock analysts;

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loss of AMPSA’s reputation;

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more difficult and more expensive equity financings in the future; and

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decreased ability to issue additional securities or obtain additional funding in the future.

The National Securities Markets Improvement Act of 1996, which is a U.S. federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If AMPSA Shares remain listed on the NYSE, they will be covered securities. Although the States of the U.S. are preempted from regulating the sale of AMPSA Shares, the U.S. federal statute does allow the States to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. If AMPSA Shares are no longer listed on the NYSE and therefore not “covered securities,” AMPSA would be subject to regulation in each U.S. State in which it offers AMPSA Shares.
Because AMPSA has no current plans to pay cash dividends on the AMPSA Shares, you may not receive any return on investment unless you sell your AMPSA Shares for a price greater than that which you are deemed to have paid for them.
AMPSA has not paid any cash dividends to date and has no current plans to pay cash dividends on the AMPSA Shares. The declaration, amount and payment of any future dividends will be determined by AMPSA’s board of directors. AMPSA’s board of directors may take into account general and economic conditions, AMPSA’s financial condition and operating results, AMPSA’s available cash, current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implication on the payment of dividends by AMPSA to its shareholders and such other factors as the board of directors may deem relevant.
As AMPSA is a holding company, its ability to pay cash dividends on the AMPSA Shares will be limited by restrictions on its ability to obtain sufficient funds through dividends from subsidiaries, including restrictions under the terms of the agreements governing the current indebtedness of AMPSA and its subsidiaries or future indebtedness that it or its subsidiaries may incur. Subject to any limitations referred to above, or as prescribed by Luxembourg law, the declaration of future dividends, if any, will depend upon its future operations and earnings, capital expenditure requirements, general financial conditions, legal and contractual restrictions and other factors.

AMPSA may need additional capital and may sell additional shares or other equity securities or incur indebtedness, which could result in additional dilution to its shareholders or increase its debt service obligations.
AMPSA believes that it has adequate liquidity to satisfy its cash needs for at least the next 12 months. AMPSA may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions it may decide to pursue. If these resources are insufficient to satisfy its cash requirements, it may seek to sell additional equity or debt securities or incur debt under credit facilities it may put in place. The sale of additional equity securities could result in additional dilution to its shareholders. The incurrence of indebtedness could further limit its ability to pay dividends or require it to seek consents for the payment of dividends, though it has no plan to declare dividends at this time, increase its vulnerability to adverse economic and industry conditions and limit its ability to pursue its business strategies. Such indebtedness could also require it to dedicate a substantial portion of its cash flow from operations to service its debt, thereby reducing the availability of its cash flow to fund capital expenditure, working capital requirements and other general corporate needs, and limit its flexibility in planning for, or reacting to, changes in its business and its industry. AMPSA cannot assure you that financing will be available in amounts or on terms acceptable to itself, if at all.
Risks Related to Investment in a Luxembourg Company and AMPSA’s Status as a Foreign Private Issuer
As a foreign private issuer, AMPSA is exempt from a number of U.S. securities laws and rules promulgated thereunder and is permitted to publicly disclose less information than U.S. public companies are required to disclose. This may limit the information available to holders of AMPSA Shares. Conversely, if AMPSA loses its foreign private issuer status in the future, this could result in significant additional costs and expenses.
AMPSA qualifies as a “foreign private issuer,” as defined in the SEC’s rules and regulations, and, consequently, is not subject to all of the disclosure requirements applicable to public companies organized within the United States. For example, AMPSA is exempt from certain rules under the Exchange Act that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to securities registered under the Exchange Act. In addition, AMPSA’s officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of AMPSA’s securities, such that any such sales are not be required to be disclosed as promptly as they would need to be disclosed if AMPSA was a public company organized within the United States. Accordingly, once such sales are eventually disclosed, the price of AMPSA Shares may decline significantly. Moreover, AMPSA is not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies are.
AMPSA is also not subject to Regulation FD under the Exchange Act, which would prohibit AMPSA from selectively disclosing material nonpublic information to certain persons without concurrently making a widespread public disclosure of such information. Accordingly, there may be less publicly available information concerning AMPSA than there is for U.S. public companies.
As a foreign private issuer, AMPSA will file an annual report on Form 20-F within four months of the close of each fiscal year ended December 31, and furnish reports on Form 6-K relating to certain material events promptly after AMPSA publicly announces these events. However, because of the exemptions for foreign private issuers, which AMPSA intends to rely on, AMPSA Shareholders will not be afforded the same information generally available to investors holding shares in public companies that are not foreign private issuers.
In the future, AMPSA could lose its foreign private issuer status if a majority of its shares are held by residents in the United States and it fails to meet any one of the additional “business contacts” requirements. Although AMPSA intends to follow certain practices that are consistent with U.S. regulatory provisions applicable to U.S. companies, AMPSA’s loss of foreign private issuer status would make compliance with these provisions mandatory. The regulatory and compliance costs to AMPSA if it is deemed to be a U.S. domestic issuer may be significantly higher than if it retains its foreign private issuer status. If AMPSA is not a foreign private issuer, AMPSA will be required to file periodic reports and prospectuses on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. For example, AMPSA would become subject to Regulation FD, aimed at preventing issuers from making selective disclosures of material information. Additionally, AMPSA would be required to change its basis of accounting from IFRS as issued by the International Accounting Standards Boards (“IASB”) to U.S. GAAP, which may be difficult and costly for it to comply with. If AMPSA loses its foreign private issuer status and fails to comply with U.S. securities laws applicable to U.S. domestic issuers, AMPSA may have to de-list from NYSE and could be subject to investigation by the SEC, NYSE and other regulators, among other potentially materially adverse consequences.
AMPSA qualifies for and relies on exemptions from certain corporate governance requirements.
AMPSA is exempt from certain corporate governance requirements of NYSE by virtue of being a “foreign private issuer” and a “controlled company.” Although AMPSA’s foreign private issuer status exempts it from most of NYSE’s corporate governance requirements, AMPSA intends to voluntarily comply with these requirements, except those from which AMPSA would be exempt by virtue of being a “controlled company.” The Ardagh Group controls, directly or indirectly, a majority of the voting power of AMPSA’s issued and outstanding shares and thus AMPSA is a controlled company within the meaning of NYSE corporate governance standards, entitled to certain limited corporate governance exemptions. Under these NYSE standards, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a controlled company and may elect not to comply with certain NYSE corporate governance requirements, including the requirements that:
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a majority of the board of directors consist of independent directors;

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the nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

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the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

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there be an annual performance evaluation of the nominating and corporate governance and compensation committees.

AMPSA is a controlled company, and AMPSA intends to utilize certain of these exemptions. In addition, although AMPSA has adopted charters for its audit, compensation and nominating and governance committees, its compensation and nominating and governance committees are not entirely composed of independent directors.
As a result of the foregoing exemptions, AMPSA can cease voluntary compliance with NYSE’s corporate governance requirements at any time, and you may not have the same protections afforded to shareholders of companies that are subject to all of NYSE corporate governance requirements.
AMPSA is organized under the laws of Luxembourg and a substantial amount of its assets are not located in the United States. It may be difficult for you to obtain or enforce judgments or bring actions against AMPSA or its directors and officers in the United States.
AMPSA is organized under the laws of Luxembourg. In addition, a substantial amount of its assets are located outside the United States. Furthermore, many of AMPSA’s directors and officers, as well as certain other persons named herein, reside outside the United States, and will continue to reside outside the United States. As a result, although AMPSA has appointed an agent for service of process in the United States, investors may not be able to effect service of process within the United States upon AMPSA or these persons or enforce judgments obtained against AMPSA or these persons in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the U.S. federal securities laws. Likewise, it also may be difficult for an investor to enforce in U.S. courts judgments obtained against AMPSA or these persons in courts located in jurisdictions outside the United States, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. Awards of punitive damages in actions brought in the United States or elsewhere are generally not enforceable in Luxembourg.
Any judgments obtained in any U.S. federal or state court against AMPSA may have to be enforced in the courts of Luxembourg or other EU member states. As there is no treaty in force on the reciprocal recognition and enforcement of judgments in civil and commercial matters between the United States and Luxembourg, courts in Luxembourg will not automatically recognize and enforce a final judgment rendered by a U.S. court. A valid judgment obtained from a court of competent jurisdiction in the United States may be entered and enforced through a court of competent jurisdiction in Luxembourg, subject to compliance with the enforcement procedures (exequatur). The enforceability in Luxembourg courts of judgments rendered by U.S. courts will be subject, prior to any enforcement in Luxembourg, to the procedure and the conditions set forth in the Luxembourg procedural code, which conditions may include the following as of the date of this offer to exchange/prospectus (which may change):
•
the judgment of the U.S. court is final and enforceable (exécutoire) in the United States and has not been enforced in the United States;

•
the U.S. court had jurisdiction over the subject matter leading to the judgment (that is, its jurisdiction was in compliance both with Luxembourg private international law and local law rules and with the applicable domestic U.S. federal or state jurisdictional rules);

•
the judgment was granted following proceedings where the counterparty had the opportunity to appear, and if it appeared, to present a defense and other conditions for a fair trial have been complied with taking into account all facts and circumstances whether occurring before, during or after trial or issue and delivery of the judgement, and the judgment has not been obtained by reason of fraud;

•
the U.S. court applied the substantive laws as designated by the Luxembourg conflict of law rules;

•
the U.S. judgment does not contravene international public policy (ordre public) or order, both substantive and procedural, as understood under the laws of Luxembourg or has been given in proceedings of a criminal nature; and

•
the absence of contradiction between such judgment and an already issued judgment of a Luxembourg court.

In addition, actions brought in a Luxembourg court against AMPSA, the members of its board of directors, its officers, or the experts named herein to enforce liabilities based on U.S. federal securities laws may be subject to certain restrictions. In particular, Luxembourg courts generally do not award punitive damages. Litigation in Luxembourg also is subject to rules of procedure that differ from the U.S. rules, including, with respect to the taking and admissibility of evidence, the conduct of the proceedings and the allocation of costs. Proceedings in Luxembourg would have to be conducted in the French or German language, and all documents submitted to the court would, in principle, have to be translated into French or German. For these reasons, it may be difficult for a U.S. investor to bring an action in a Luxembourg court predicated upon the civil liability provisions of the U.S. federal securities laws against AMPSA, the members of its board of directors, its officers, or the experts named herein. In addition, even if a judgment against AMPSA, the non-U.S. members of its board of directors, its officers, or the experts named in this offer to exchange/prospectus based on the civil liability provisions of the U.S. federal securities laws is obtained, a U.S. investor may not be able to enforce it in U.S. or Luxembourg courts.
The directors and officers of AMPSA have entered into, or will enter into, indemnification agreements with AMPSA. Under such agreements, the directors and officers will be entitled to indemnification from AMPSA to the fullest extent permitted by Luxemburg law against liability and expenses reasonably incurred or paid by them in connection with claims, actions, suits or proceedings in which they become involved as a party or otherwise by virtue of performing or having performed as a director or officer, and against amounts paid or incurred by them in the settlement of such claims, actions, suits or proceedings. Luxembourg law and AMPSA’s Articles permit AMPSA to indemnify directors against any expenses, judgments, fines and amounts paid in connection with liability of a director towards AMPSA or a third party for management errors, i.e., for wrongful acts committed during the execution of the mandate (mandat) granted to the director by AMPSA, except in connection with criminal offenses, gross negligence, fraud or dishonesty. The rights to and obligations of indemnification among or between AMPSA and any of its current or former directors and officers are generally governed by the laws of Luxembourg and subject to the jurisdiction of the Luxembourg courts, unless such rights or obligations do not relate to or arise out of such persons’ capacities listed above. Although there is doubt as to whether U.S. courts would enforce this indemnification provision in an action brought in the United States under U.S. federal or state securities laws, this provision could make it more difficult to obtain judgments outside Luxembourg or from non-Luxembourg jurisdictions that would apply Luxembourg law against AMPSA’s assets in Luxembourg.

Luxembourg and European insolvency and bankruptcy laws are substantially different from U.S. insolvency and bankruptcy laws and may offer AMPSA’s shareholders less protection than they would have under U.S. insolvency and bankruptcy laws.
As a company organized under the laws of Luxembourg and with its registered office in Luxembourg, AMPSA is subject to Luxembourg insolvency and bankruptcy laws in the event any insolvency proceedings are initiated against it including, among other things, Council and European Parliament Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast). Should courts in another European country determine that the insolvency and bankruptcy laws of that country apply to AMPSA in accordance with and subject to such European Union regulations, the courts in that country could have jurisdiction over the insolvency proceedings initiated against AMPSA. Insolvency and bankruptcy laws in Luxembourg or the relevant other European country, if any, may offer AMPSA’s shareholders less protection than they would have under U.S. insolvency and bankruptcy laws and make it more difficult for them to recover the amount they could expect to recover in a liquidation under U.S. insolvency and bankruptcy laws.
AMPSA’s Articles include compulsory share transfer provisions that may not provide AMPSA minority shareholders with the same benefits as they would have as stockholders of a Delaware corporation.
AMPSA has included in its Articles provisions that give the holder of 75% of the number of its outstanding shares the right to acquire AMPSA’s outstanding shares held by all other holders at such time for a purchase price payable in cash that is equal to the fair market value of such shares, as determined by an independent investment banking firm of international reputation in accordance with the procedures contained in AMPSA’s Articles. AGSA owns approximately 81.85% of the outstanding AMPSA Shares. AMPSA’s Articles include a dispute resolution provision permitting holders of at least 10% of the shares of AMPSA held by AMPSA’s minority shareholders at that time to dispute the purchase price proposed by the acquiring shareholder. It is uncertain whether AMPSA’s minority shareholders will be able to coordinate with each other in a manner that will enable them to take full advantage of these provisions. There can be no assurance that these provisions would result in a price as favorable to AMPSA’s minority shareholders as they would receive as stockholders of a corporation subject to Delaware law and appraisal rights.
The rights of AMPSA Shareholders may differ from the rights they would have as shareholders of a U.S. corporation and consequently AMPSA Shareholders may have more difficulty protecting their interests.
AMPSA’s corporate affairs are governed by its Articles and Luxembourg law, including the Luxembourg law of 10 August 1915, on commercial companies, as amended. The rights of AMPSA’s shareholders and the responsibilities of its directors and officers under Luxembourg law are different from those applicable to a corporation incorporated in the United States.
In the performance of its duties, the board of directors is required to act as a collegiate body in the interest of AMPSA. It is possible that AMPSA may have interests that are different from interests of the shareholders. If any member of AMPSA’s board of directors has a direct or indirect financial interest in a matter which has to be considered by the board of directors which conflicts with the interests of AMPSA, Luxembourg law provides that such director will not be entitled to participate in deliberations on and exercise his vote with respect to the approval of such transaction. If the financial interest of such a member of the board of directors does not conflict with the interests of AMPSA, then the applicable director with such interest may participate in deliberations on, and vote on the approval of, that transaction.
Further, under Luxembourg law, there may be less publicly available information about AMPSA than is regularly published by or about U.S. issuers. In addition, Luxembourg law governing the securities of Luxembourg companies may not be as extensive as those in effect in the United States, and Luxembourg law and regulations in respect of corporate governance matters might not be as protective of minority shareholders as state corporation laws in the United States. Therefore, AMPSA’s shareholders may have more difficulty in protecting their interests in connection with actions taken by its directors and officers or its principal shareholders than they would as shareholders of a corporation incorporated in the United States.
Neither AMPSA’s Articles nor Luxembourg law provides for appraisal rights for dissenting shareholders in certain extraordinary corporate transactions that may otherwise be available to shareholders under certain

U.S. state laws. As a result of these differences, AMPSA’s shareholders may have more difficulty protecting their interests in the event that any extraordinary corporate transactions were to occur than they would as shareholders of a U.S. issuer.
AMPSA anticipates that all of its shareholder meetings will take place in Luxembourg. Shareholders may vote by proxy or in person at any general meeting.
Holders generally will be subject to a 15% withholding tax on payment of any dividends made on the AMPSA Shares under current Luxembourg tax law.
Although AMPSA does not currently intend to pay a dividend on its AMPSA Shares, under current Luxembourg tax law, payments of dividends made on the AMPSA Shares generally are subject to a 15% Luxembourg withholding tax. Certain exemptions or reductions in the withholding tax may apply, but it will be up to the holders to claim any available refunds from the Luxembourg tax authority. For more information on the taxation implications, see the section entitled “Material Luxembourg Tax Considerations”.
Risks Relating to the Exchange Offer
The value of the AMPSA Shares may decrease.
It is likely that the price of the AMPSA Shares will fluctuate and may not always accurately reflect the underlying value of AMPSA. The value of the AMPSA Shares may decrease. The prices that investors may realize for their holdings of AMPSA Shares may be influenced by a large number of factors, including the possibility that the market for the AMPSA Shares is less liquid than for other equity securities and that the prices of the AMPSA Shares are relatively volatile. In addition, stock markets have in the recent past experienced price and volume fluctuations, which, as well as general economic and political conditions, could have an adverse effect on the market price of the AMPSA Shares.
The offer consideration will not be adjusted in the event of any change in the prices of AMPSA Shares or AGSA Shares.
Upon the closing of the exchange offer, and subject to the satisfaction or waiver of the various closing conditions, AGSA will accept each AGSA Share validly tendered and not properly withdrawn in exchange for AMPSA Shares, with cash paid in lieu of any fractional AMPSA Shares. The exchange ratio will not be adjusted for changes in the market prices of either AGSA Shares or AMPSA Shares. Therefore, while the number of AMPSA Shares to be received by AGSA shareholders per AGSA Share is fixed, AGSA shareholders cannot be sure of the market value of the consideration they will receive upon completion of the exchange offer.
The exchange offer is subject to certain conditions and if these conditions are not satisfied or waived, the exchange offer will not be completed.
The completion of the exchange offer is subject to certain conditions as described under the section heading “The Exchange Offer — Terms of the Exchange Offer — Conditions to the Exchange Offer” of this exchange offer/prospectus. If the conditions are not waived (to the extent permitted under applicable law) or satisfied, the exchange offer will lapse and all tendered AGSA Shares will be returned to holders. If the exchange offer lapses and the AGSA Shares are returned, there will be no payment of interest or other compensatory payment made on your returned AGSA Shares.
Participating AGSA shareholders will experience some delay in receiving AMPSA Shares for AGSA Shares that are accepted in the exchange offer.
Tendering AGSA shareholders whose AGSA Shares have been accepted for exchange will not be able to sell the AMPSA Shares that they will receive in the exchange until the distribution of AMPSA Shares to individual shareholders has been completed. Consequently, if the market price for AMPSA Shares decreases or increases during that period, any tendering shareholders who will have not yet received their AMPSA shares will not be able to prevent any losses or recognize any gain by selling their AMPSA Shares.

Risks to AGSA Shareholders Who Do Not Tender Their AGSA Shares in the Exchange Offer
The market for AGSA Shares will be less liquid following completion of the exchange offer, and the trading price or value of any retained AGSA Shares may decline.
The market for AGSA Shares will be less liquid following completion of the exchange offer, and the trading price or value of any AGSA Shares you retain may be lower or fluctuate more widely following completion of the exchange offer than before completion of the exchange offer.
The exchange of AGSA Shares for AMPSA Shares pursuant to the exchange offer will reduce the number of holders of AGSA Shares as well as the number of AGSA Shares that might otherwise trade publicly and, depending upon the number of AGSA Shares so exchanged, will adversely affect the liquidity and market value of the remaining AGSA Shares held by the public.
The AGSA Shares are expected to be delisted and deregistered following completion of the exchange offer.
After completion of the exchange offer, AGSA intends to request that the AGSA Shares be removed from listing on the NYSE and deregistered under the Exchange Act. While the AGSA Shares could continue to be traded in the over-the-counter market and price quotations could be reported, there can be no assurance that such an over-the-counter market will develop. The extent of the public market for the AGSA Shares and the availability of such quotations would depend upon such factors as the number of holders remaining at such time, the interest on the part of securities firms in maintaining a market in AGSA Shares and the successful termination of registration of AGSA Shares under the Exchange Act, which would adversely affect the amount of publicly available information with respect to AGSA.
Additionally, because AGSA expects to initiate the delisting of the AGSA Shares from the NYSE and the deregistration of the AGSA Shares under the Exchange Act as soon as practicable following the completion of the exchange offer, holders of AGSA Shares that do not tender their AGSA Shares in the exchange offer may therefore be unable to trade their AGSA Shares on the NYSE following the completion of the exchange offer.
If you do not tender your AGSA Shares in the exchange offer and AGSA delists the AGSA Shares from the NYSE and deregisters the AGSA Shares under the Exchange Act, you are likely to suffer the foregoing adverse consequences for an indefinite period of time.
If ARD Finance conducts a compulsory share transfer you may be forced to sell your AGSA Shares for a cash purchase price that may be significantly less than the value of the AMPSA Shares implied by the exchange offer.
So long as ARD Finance continues to hold at least 75% of AGSA’s outstanding shares, it will be entitled to cause a compulsory share transfer to acquire any outstanding AGSA Shares as described under the section heading “Questions and answers about the exchange offer — 5. What is a compulsory share transfer?” of this exchange offer/prospectus.
While AGSA intends to ultimately acquire and cancel any AGSA Shares that it does not acquire in the exchange offer, it has not yet made a definitive decision as to how best to achieve that result, including whether or when it would acquire and cancel such shares (in accordance with AGSA’s Articles and applicable Luxembourg law) following the completion of a compulsory share transfer by ARD Finance. If ARD Finance effects a compulsory share transfer following the completion of the exchange offer, the timing of the commencement and completion of that process is uncertain but it will likely occur following the delisting of the AGSA Shares from the NYSE and the deregistration of the AGSA Shares under the Exchange Act. Accordingly, the purchase price payable in the compulsory share transfer may reflect any subsequent decline in the liquidity and market valuation of any AGSA Shares that remain outstanding following the exchange offer and, for that reason, among others, may be significantly less than the value of the AMPSA Shares implied by the exchange offer.
AGSA may restructure AGSA after the completion of the exchange offer or take other steps to acquire AGSA Shares.
Instead of or to facilitate the compulsory share transfer procedures described above, AGSA reserves the right following the exchange offer to use any legally permitted method to acquire additional AGSA

Shares, or the totality of remaining AGSA Shares in issue, by way of purchases or subsequent exchange or tender offers or to engage in one or more corporate restructuring transactions, or AGSA may propose to amend AGSA’s Articles to alter its corporate or capital structure in a manner beneficial to AGSA and the holders of AGSA’s Class B common shares. If you do not tender your AGSA Shares in the exchange offer, any of these actions may negatively affect the value and liquidity of your remaining interest in AGSA.
Participants in the exchange offer will not be entitled to the benefits of ownership of AGSA Shares.
Holders who participate in the exchange offer will no longer be entitled to the benefits of stock ownership in AGSA, including the right to vote or receive any dividends or distributions on AGSA Shares.
Risks Related to U.S. Tax
The receipt of AMPSA Shares and cash (if any) pursuant to the exchange offer will be a taxable transaction for U.S. federal income tax purposes.
The receipt of AMPSA Shares and cash (if any) in exchange for AGSA Shares pursuant to the exchange offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder that exchanges AGSA Shares for AMPSA Shares pursuant to the exchange offer will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized on the exchange and the U.S. holder’s tax basis in the AGSA Shares exchanged. The amount realized by a U.S. holder on the exchange will be the fair market value of any AMPSA Shares received in the exchange, plus any cash received in consideration for fractional AMPSA Shares.
A U.S. holder will have a tax basis in the AMPSA Shares received in the exchange equal to their fair market value on the date of the exchange, and the U.S. holder’s holding period with respect to such AMPSA Shares received will begin on the day after the date of the exchange. See “Material U.S. Federal Income Tax Considerations — Consequences of the Exchange Offer.”
If AMPSA were a passive foreign investment company for U.S. federal income tax purposes for any taxable year, U.S. holders of AMPSA Shares could be subject to adverse U.S. federal income tax consequences.
If AMPSA is or becomes a “passive foreign investment company,” or a PFIC, within the meaning of Section 1297 of the Code for any taxable year during which a U.S. holder holds AMPSA Shares, certain adverse U.S. federal income tax consequences may apply to such U.S. holder. PFIC status depends on the composition of a company’s income and assets and the fair market value of its assets from time to time, as well as on the application of complex statutory and regulatory rules that are subject to potentially varying or changing interpretations. Based on the composition of AMPSA’s income and assets, including goodwill, AMPSA is not expected to be a PFIC for U.S. federal income tax purposes in 2021 or in the foreseeable future. There can be no assurance that AMPSA will not be treated as a PFIC for any taxable year.
If AMPSA were treated as a PFIC, a U.S. holder of AMPSA Shares may be subject to adverse U.S. federal income tax consequences, such as taxation at the highest marginal ordinary income tax rates on capital gains and on certain actual or deemed distributions, interest charges on certain taxes treated as deferred, and additional reporting requirements. A mark-to-market election may be available to U.S. holders of AMPSA Shares to mitigate some of the adverse tax consequences resulting from PFIC treatment. See “Material U.S. Federal Income Tax Considerations — Consequences of the Ownership and Disposition of AMPSA Shares — U.S. Holders — Passive Foreign Investment Company Rules.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
The following unaudited pro forma condensed combined financial information is being provided to aid you in your analysis of the financial aspects of the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.
Description of the Business Combination
On February 22, 2021, GHV, AMPSA, AGSA and MergeCo entered into the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions, termination provisions and other terms relating to the transactions contemplated thereby.
For a description of the Business Combination, please see the sections entitled “Summary of the offer to exchange/prospectus — Recent Developments―The Business Combination” and “Certain AMPSA Relationships and Related Person Transactions―Business Combination Agreement.”
Accounting Treatment of the Business Combination
As the first step within the Business Combination, AGSA undertook the Pre-Closing Restructuring which was accounted for as a capital reorganization whereby AGSA effected a series of transactions that resulted in among other things, (a) the AMP Business being wholly owned by AMPSA and (b) any assets and liabilities relating to the business of AGSA (other than the AMP Business) that are held by the AMP Entities being transferred to subsidiaries of AGSA that are not the AMP Entities, and assets and liabilities relating to the AMP Business that are held by subsidiaries of AGSA (other than the AMP Entities) being transferred to the AMP Entities. These transactions are accounted for as a capital reorganization as, prior to the Pre-Closing Restructuring, AMPSA did not meet the definition of a business under IFRS 3 (Business Combination). Under a capital reorganization, the consolidated financial statements of AMPSA reflect the net assets transferred at pre-combination predecessor book values. Following this first step, AMPSA continued to be a wholly owned subsidiary of AGSA.
The capital reorganization was followed at closing by a Merger whereby MergeCo (a wholly owned subsidiary of AMPSA) merged with and into GHV, with GHV being the surviving corporation as a wholly owned subsidiary of AMPSA. This Merger transaction was accounted for within the scope of IFRS 2 (Share-based Payment). Under this method of accounting, there is no acquisition accounting and no recognition of goodwill, as GHV was not considered a business as defined by IFRS 3 (Business Combinations) given it consisted predominantly of cash in the Trust Account. Under this method of accounting, GHV was treated as the “acquired” company for financial reporting purposes. In order to reach this conclusion, the following factors were also taken into consideration: (i) the business comprises the ongoing operations of AMPSA; (ii) senior management comprise the senior management of AMPSA; and (iii) the pre-Business Combination shareholders of AMPSA have the largest ownership of AMPSA and the right to appoint the highest number of board members relative to other shareholders.
In accordance with IFRS 2, the difference in the fair value of the consideration, i.e. shares and warrants issued by AMPSA, for the acquisition of GHV over the fair value of the identifiable net assets of GHV represents a service for listing of AMPSA and was accounted for as a share-based payment expense. The consideration for the acquisition of GHV was determined using the closing prices of GHV’s publicly traded GHV Class A Common Stock and the Public Warrants traded on Nasdaq under the ticker symbols “GRSV” and “GRSVW” in addition to the calculated fair value, using a Black Scholes valuation, of Private Placement Warrants, each as of the Closing Date.
Basis of Pro Forma Presentation
The unaudited pro forma condensed combined statement of financial position as of December 31, 2020, gives pro forma effect to the Business Combination as if it had been consummated as of that date. The unaudited pro forma condensed combined income statement for the twelve months ended December 31,

2020, give pro forma effect to the Business Combination as if it had occurred as of January 1, 2020. This information should be read in conjunction with the AMP Business’s audited combined financial statements and GHV’s audited financial statements, (as restated) respectively, and related notes, “AMPSA Management’s Discussion and Analysis of Financial Condition and Results of Operation,” “Selected Historical Combined Financial and Other Data of the AMP Business,” and other financial information included elsewhere in this offer to exchange/prospectus.
The unaudited pro forma condensed combined statement of financial position as of December 31, 2020 has been prepared using the following:
•
AMP Business’s historical audited combined statement of financial position as of December 31, 2020, as included elsewhere in this offer to exchange/prospectus; and

•
GHV’s historical audited balance sheet (as restated) as of December 31, 2020, as included elsewhere in this offer to exchange/prospectus.

The unaudited pro forma condensed combined income statement for the twelve months ended December 31, 2020 has been prepared using the following:
•
AMP Business’s historical audited combined income statement for the twelve months ended December 31, 2020, as included elsewhere in this offer to exchange/prospectus; and

•
GHV’s historical audited statement of operations (as restated) for the period from June 25, 2020 (inception) to December 31, 2020, as included elsewhere in this offer to exchange/prospectus.

The following table summarizes the pro forma weighted average number of Shares outstanding:
	(Shares)%
Replacement of GHV Class A Common Stock	52,500,000
Less: Redeemed Class A Common Stock	(22,324,173)
Public Shareholders (former GHV Class A stockholders)	30,175,827	5.0%
Replacement of GHV Class F Common Stock	13,125,000
Less: Forfeited Class F Common Stock	(3,281,250)
Class F Common Stock	9,843,750	1.6%
Total Shares to be issued to GHV stockholders	40,019,577	6.6%
PIPE Shares	69,500,000	11.5%
Shares to be issued to Ardagh Group S.A.	493,763,520	81.9%
Pro forma weighted average shares outstanding of Shares – basic and diluted	603,283,097	100.0%
The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the AMPSA’s actual financial position or results of operations would have been had the Business Combination been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of AMPSA following the Business Combination. The unaudited pro forma adjustments are based on information currently available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed. The assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used, including in respect of the matters further described in notes 14 and 15, to present the unaudited pro forma condensed combined financial information. Actual amounts as of the date of the consummation of the Business Combination might differ from the pro forma amounts presented below in the unaudited pro forma condensed statement of financial position below as of December 31, 2020, primarily as a result of 1) the timing of our investment in working capital which typically peak in the first quarter as a result of the seasonal demand pattern of beverage consumption, which generally peaks during the late spring and summer months and in the period prior to the winter holiday season, and 2) the timing of cash outflows in respect of capital expenditures including in relation to the announced business growth investment program.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION
As of December 31, 2020
	AMP Business Historical	GHV Historical US-GAAP (As Restated)(1)	IFRS Conversion and Reclassification Adjustments(2)	Transaction Accounting Adjustments	Pro Forma Combined
	(in $ ’m)	(in $ ’m)	(in $ ’m)	(in $ ’m)	(in $ ’m)
Balance sheet
Non-current assets
Intangible assets	1,884	—	—	—	1,884
Property, plant and equipment	1,232	—	—	—	1,232
Derivative financial instruments	9	—	—	—	9
Deferred tax assets	88	—	—	—	88
Other non-current assets	4	—	525	(525)(8)	4
Investments and cash held in Trust Account	—	525	(525)	—	—
	3,217	525	—	(525)	3,217
Current assets
Inventories	250	—	—	—	250
Trade and other receivables	368	—	—	—	368
Prepaid assets	—	—	—	—	—
Contract asset	139	—	—	—	139
Derivative financial instruments	23	—	—	—	23
Cash and cash equivalents	257	1	—	2,775(4)	—
	—	—	—	(2,315)(5)	—
	—	—	—	(11)(7)	—
	—	—	—	302(8)	—
	—	—	—	695(10)	—
	—	—	—	(997)(11)	—
	—	—	—	(86)(12)	—
	—	—	—	(18)(13)	603
	1,037	1	—	345	1,383
TOTAL ASSETS	4,254	526	—	(180)	4,600
Equity attributable to owners of the parent
AMPSA
Issued capital	—	—	—	6(5)	—
	—	—	—	—(9)	—
	—	—	—	1(10)	—
				—(11)
	—	—	—	—(14)	7
Share premium	—	—	—	4,844(5)	—
	—	—	—	285(9)	—
	—	—	—	694(10)	—
				8811)
	—	—	—	115(15)	6,026
Other reserves	—	—	—	(5,560)(5)	—
	—	—	—	48(6)
	—	—	—	(280)(14)
				65(15)	(5,727)

	AMP Business Historical	GHV Historical US-GAAP (As Restated)(1)	IFRS Conversion and Reclassification Adjustments(2)	Transaction Accounting Adjustments	Pro Forma Combined
	(in $ ’m)	(in $ ’m)	(in $ ’m)	(in $ ’m)	(in $ ’m)
Accumulated deficit	—	—	—	(11)(7)	—
	—	—	—	(86)(12)	—
	—	—	—	(180)(15)	(277)
AMP Business
Invested capital attributable to the AMP Business	48	—	—	(48)(6)	—
GHV – Stockholders’ equity:	—	—	—	—	—
Preferred stock	—	—(1a)	—	—(9)	—
Class A Common Stock	—	—(1b)	—	—(9)	—
Class F Common Stock	—	—(1c)	—	—(9)	—
Additional paid-in-capital	—	—	—	—(9)	—
Accumulated deficit	—	(51)	34(3b)	17(9)	—
TOTAL EQUITY	48	(51)	34	(2)	29
Commitments and Contingencies:
Class A Common Stock subject to possible redemption	—	525	(525)(3a)	—	—
Non-current liabilities
Borrowings	2,793	—	525(3a)	2,775(4)	—
	—	—	—	(2,690)(5)	—
				(223)(8)
	—	—	—	(302)(9)	2,878
Employee benefit obligations	219	—	—	—	219
Derivative financial instruments	2	—	—	—	2
Deferred tax liabilities	203	—	—	—	203
Provisions and other liabilities	20	—	—	280(14)	300
Other non-current liabilities	—	—	18	(18)(13)	—
Deferred underwriting compensation	—	18	(18)	—	—
	3,237	18	525	(178)	3,602
Current liabilities
Borrowings	42	—	—	1,085(5)	—
	—	—	—	(1,085)(11)	42
Derivative financial instruments	12	—	—	—	12
Trade and other payables	843	—	—	—	843
Accrued expenses, formation and offering costs	—	—	—	—	—
State franchise tax accrual	—	—	—	—	—
Private warrants derivative liability		13	(13)(3b)
Public warrants derivative liability		21	(21)(3b)
Income tax payable	59	—	—	—	59
Provisions	13	—	—	—	13
	969	34	(34)	—	969
TOTAL LIABILITIES	4,206	52	491	(178)	4,571
TOTAL EQUITY and LIABILITIES	4,254	526	—	(180)	4,600

GHV Historical Presentation (As Restated)
1)
The historical financial information of GHV was prepared in accordance with U.S. GAAP.

1a)
Represents preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding.

1b)
Represents GHV Class A Common Stock, $0.0001 par value; 400,000,000 shares authorized.

1c)
Represents GHV Class F Common Stock, $0.0001 par value; 40,000,000 shares authorized, 13,125,000 shares issued and outstanding at December 31, 2020.

IFRS Conversion and Reclassification Adjustments
2)
Reflects the reclassification adjustments to align GHV’s historical financial statement balances prepared in accordance with U.S. GAAP with the presentation of AMP’s financial statements prepared in accordance with IFRS.

3a)
Reflects the U.S. GAAP to IFRS conversion adjustment related to the reclassification of GHV’s historical mezzanine equity (Class A common stock, 52,500,000 shares at December 31, 2020 (at redemption value of $10.00 per share), subject to possible redemption) into borrowings within non-current liabilities.

3b)
Reflects the U.S. GAAP to IFRS adjustment related to the elimination of GHV’s historical derivative liabilities for public and private warrants. The Warrants issued in exchange for the GHV Warrants form part of the IFRS 2 expense further described in footnote 15 below.

Transaction Accounting Adjustments
4)
Reflects the proceeds from the Notes Offering net of deferred financing fees. The proceeds of the Euro notes issued thereby have been translated to USD using the December 31, 2020 spot exchange rate of $1.227, used to prepare the combined statement of financial position.

5)
Reflects the execution of the Pre-Closing Restructuring, with AGSA receiving the following consideration: 484,956,250 shares in AMPSA with a value of $4,850 million at a price per share of $10.00, reflected in issued capital at a par value of €0.01 and the remainder in share premium, a cash payment of $2,315 million equivalent and a promissory note issued by AMPSA in the amount of $1,085 million (the “AMPSA Promissory Note”). As part of the transfer, historical related-party debt of $2,690 million with AGSA is settled of which $1,741 million was settled as part of the aforementioned cash payment with the remainder reflected as a non-cash capital contribution. Following the transfers, the AMPSA Group carries forward the pre-combination predecessor book values of those acquired net assets and the liabilities assumed. The difference between the consideration paid for the acquired net assets and the liabilities assumed as recorded in AMPSA’s consolidated financial statements is recognized in other reserves. In addition, AGSA has the right to receive, upon the achievement of certain performance measures, the Earnout Shares. See footnote 14 for further details.

6)
Reflects a reclassification adjustment to align the components of invested capital in the combined financial statements of the AMP business prepared on a carve-out basis from the consolidated financial statements of Ardagh Group S.A. with the presentation of the equity section within AMPSA’s consolidated financial statements.

7)
Represents non-recurring costs incurred in conjunction with the Pre-Closing Restructuring.

8)
Reflects (i) the withdrawal of funds from the Trust Account of $223 million following the exercise by GHV stockholders of their redemption rights with respect to 22,324,173 shares of GHV Class A Common Stock subject to redemption upon the consummation of the Merger, and (ii) the release of the remaining balance of $302 million of cash held in the Trust Account that has become available in connection with the Business Combination and, as a result, is classified as cash and cash equivalent.

9)
Reflects the issuance of shares in AMPSA in exchange for (i) the remaining $302 million of GHV Class A Common Stock subject to possible redemption following GHV stockholders exercising their redemption rights as detailed in footnote 8 and (ii) an accumulated deficit after the U.S. GAAP to IFRS adjustment referred to in footnote 3b above, of $17 million, in total reflected as an increase within issued capital at the par value of €0.01 and the remainder being an increase in share premium.

10)
Reflects the cash proceeds from the Subscribers that have committed to participate in the Business Combination by purchasing 69.5 million of AMPSA Shares in a private placement for an aggregate purchase price of $695 million reflected as an increase within issued capital at the par value of €0.01 per share with the remainder being an increase in share premium.

11)
Reflects the settlement of the AMPSA Promissory Note referred to in footnote 5 above. $997 million of the consideration payable to AGSA was settled in cash and the remaining $88 million were settled by the issuance of additional AMPSA Shares to AGSA, as a result of GHV stockholders exercising their redemption rights as detailed in footnote 8 and the Subscribers purchasing additional AMPSA Shares as detailed in footnote 10. The additional shares were issued to AGSA at $10.00 per share, reflected as an increase within issued capital at the par value per share of €0.01 and the remainder being an increase in share premium.

12)
Reflects the incurrence and settlement in cash of non-recurring transaction cost incurred by GHV and Ardagh and not accrued at December 31, 2020 including, but not limited to, advisory fees, legal fees, and registration fees, as those transaction costs need to be refunded to GHV and AGSA upon the consummation of the Business Combination.

13)
Reflects the cash settlement of GHV’s deferred underwriting compensation incurred as part of GHV’s initial public offering on August 10, 2020, expected to be paid upon consummation of the Business Combination.

14)
As described in footnote 5 and Section 3.6 of the Business Combination Agreement, Ardagh has a contingent right to receive, as a component of the AGSA Consideration, up to 60.73 million Earnout Shares. The Earnout Shares are issuable by AMPSA to AGSA subject to attainment of certain stock price hurdles over a five-year period from the 180th day following the closing of the Merger. In accordance with IAS 32 (Financial Instruments — Presentation), the arrangement has been assessed to determine whether the Earnout Shares represent a liability or an equity instrument. As the arrangement may result in AMPSA issuing a variable number of shares in the future, albeit capped at a total of 60.73 million shares, the Earnout Shares have, in accordance with the requirements of IAS 32, been recognized as a financial liability measured at fair value in the unaudited condensed combined pro forma statement of financial position. A valuation assessment was performed for the purpose of determining an estimate of the financial liability using a Monte Carlo simulation using key assumptions for: volatility; risk-free rate; and beginning AMPSA Share price. The estimated valuation of the liability as of December 31, 2020 was approximately $0.28 billion with the corresponding charge being directly reflected in other reserves. An increase or decrease in volatility of 5% would result in an increase or decrease in the liability of approximately $0.05 billion.

15)
The Merger is accounted for under IFRS 2. The difference in the estimated fair value of equity instruments, i.e. shares and warrants issued by AMPSA, over the fair value of identifiable net assets of GHV represents a service for listing of the Shares and is accounted for as a share based payment expense in accordance with IFRS 2. The cost of the service, which is a non-cash and non-recurring expense, is estimated to be $180 million, based on the calculation included in the below table using GHV market prices as of the Closing Date for both the Public Warrants to be automatically converted into Warrants and GHV Class A Common Stock to be exchanged for Shares to be issued by AMPSA. For the Private Placement Warrants to be automatically converted into Warrants, a valuation was performed as of the Closing Date for the purpose of determining the associated expense. The valuation applied a Black Scholes model, using key assumptions for volatility, risk-free rate and GHV Class A Common Stock price. Any increase or decrease in volatility of 5% or alternatively any increase or decrease in GHV Class A Common Stock price of 5%, leaving all other assumptions unchanged, would result in an increase or decrease in the fair value of the Private Placement Warrants of approximately $1 million or $2 million, respectively.

	Shares/Warrants	in $ millions
Class A stockholders	30,175,827
Class F stockholders	9,843,750
Total Shares to be issued to GHV stockholders	40,019,577
Market value per share at the Closing Date	$10.59
Fair value of shares issued		424
Warrants to be issued
– GHV Private Placement Warrants	6,250,000
– GHV Public Warrants	10,499,984
Total Warrants to be issued to GHV Warrant holders	16,749,984
Fair value per Private Placement Warrant at the Closing Date	$2.59
Market value per Public Warrant at the Closing Date	$2.34
Fair value of warrants issued		41
Fair value of shares and warrants issued in consideration for combination		465
Net assets/(liabilities) of GHV at December 31, 2020		285
Difference – being IFRS 2 charge for listing services		180
PRO FORMA CONDENSED COMBINED INCOME STATEMENT
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2020
	AMP Business Historical	GHV Historical US- GAAP (As Restated)(B)	IFRS Conversion and Reclassification Adjustments(C)	Transaction Accounting Adjustments	Pro Forma Combined
	(in $’m)	(in $’m)	(in $’m)	(in $’m)	(in $’m)
Revenue	3,451	—	—	—	3,451
Cost of sales	(2,896)	—	—	—	(2,896)
Gross profit	555	—	—	—	555
Sales, general and administration expenses	(176)	—	(1)	—	(177)
Professional fees and other expenses	—	(1)	1	—	—
State franchise taxes, other than income tax	—	—	—	—	—
Warrant liability expense		(11)	11(D)
Allocated expense for warrant issuance cost		(1)	1(D)
Intangible amortization	(149)	—	—	—	(149)
Exceptional operating items	(20)(A)	—	—	(11)(E)	—
	—	—	—	(86)(F)	—
	—	—	—	(180)(G)	(297)
Operating profit/(loss)	210	(13)	12	(277)	(68)
Net finance expense	(70)	—	—	50(H)	(20)
Other income – interest and dividend income	—	—	—	—	—
Profit/(loss) before tax	140	(13)	12	(227)	(88)
Income tax (charge)/credit	(43)	—	—	(10)(I)	(53)
Income tax benefit	—	—	—	—	—
Exceptional income tax credit	14	—	—	—	14

	AMP Business Historical	GHV Historical US- GAAP (As Restated)(B)	IFRS Conversion and Reclassification Adjustments(C)	Transaction Accounting Adjustments	Pro Forma Combined
	(in $’m)	(in $’m)	(in $’m)	(in $’m)	(in $’m)
Profit/(loss) for the year attributable to equity holders	111	(13)	12	(237)	(127)
Weighted average shares outstanding of GHV Class A Common Stock – basic and diluted	N/A	39,789,750
Loss per share of GHV Class A Common Stock, basic and diluted	N/A	$(1.08)
Weighted average shares outstanding of GHV Class F Common Stock – basic and diluted	N/A	11,766,913
Loss per share of GHV Class F Common Stock, basic and diluted	N/A	$(1.08)
Weighted average shares outstanding of AMPSA Shares – basic and diluted					603,283,097
Loss per AMPSA Share, basic and diluted					$(0.21)

A)
The following table is a bridge between exceptional operating items as presented in the table above and items as presented in the columnar presentation of the income statement in the Combined Financial Statements of the AMP Business included in this offer to exchange/prospectus.

AMP Business Historical
Exceptional items – cost of sales	7
Exceptional items – selling, general and administration expenses	13
Exceptional operating items	20

B)
The historical financial information of GHV (as restated) was prepared in accordance with U.S. GAAP and presents the period of June 25, 2020 (inception) to December 31, 2020.

C)
Reflects the reclassification adjustments to align GHV’s historical financial statement balances prepared in accordance with U.S. GAAP with the presentation of AMP’s financial statements prepared in accordance with IFRS.

D)
Reflects the elimination of any impact in GHV’s historical statement of operations related to the remeasurement of the derivative liabilities for public and private warrants, referenced in footnote (3b) above, as well as the elimination of warrant issuance cost.

E)
Represents non-recurring costs described previously in footnote 7, incurred in connection with the Pre-Closing Restructuring. These costs have been presented as an exceptional operating item in line with the accounting policy of the AMP Business.

F)
Reflects non-recurring transaction cost described previously in footnote 12, incurred in connection with the Business Combination (excluding those set out in footnotes 7 and D above). These costs have been presented as an exceptional operating item in line with the accounting policy of the AMP Business.

G)
Reflects the estimated non-recurring IFRS 2 charge described in footnote 15 reflecting the difference between the fair value of equity instruments held by GHV stockholders and the fair value of the GHV identifiable net assets. These costs have been presented as an exceptional operating item in line with the accounting policy of the AMP Business.

H)
Represents the pro-forma impact interest expense charge, (including amortization of deferred financing fees) on amounts raised in the Notes Offering net of the elimination of interest on related party borrowings which were eliminated as part of the Pre-Closing Restructuring. For pro forma purposes we have given effect to the interest on the Notes Offering from January 1, 2020. Euro denominated adjustments to pro forma net interest expense for the Notes Offering are translated at the twelve months average rate to December 31, 2020 of $1.14.
Year ended December 31, 2020
in $ millions
Interest on €450 million 2.00% Senior Secured Notes due 2028	10
Interest on $600 million 3.25% Senior Secured Notes due 2028	20
Interest on €500 million 3.00% Senior Unsecured Notes due 2029	17
Interest on $1,050 million 4.00% Senior Unsecured Notes due 2029	42
Amortization of deferred financing fees	7
Pro forma interest on Notes Offering	96
Less: interest on related party notes repaid/eliminated	(146)
Net interest saving	50

I)
Reflects the cumulative impact on the income tax charge of the above adjustments, based on the relevant statutory tax rates, on the assumption that the level of debt and finance expense in each territory is within generally accepted ranges.

THE TRANSACTION
Purpose of the Exchange Offer
The purpose of the exchange offer is for AGSA to acquire all the AGSA Shares in a manner that provides the holders of AGSA Shares with the opportunity to voluntarily exchange their AGSA Shares for AMPSA Shares in advance of the delisting of AGSA Shares from the NYSE and their deregistration under the Exchange Act. AGSA intends to delist the AGSA Shares from the NYSE and deregister them under the Exchange Act because it believes that there are significant inefficiencies resulting from both AGSA and AMPSA being publicly traded companies and having separate public reporting obligations. Because there are currently fewer than 300 holders of record for the AGSA Shares, AGSA is currently permitted to file for the delisting of the AGSA Shares from the NYSE and the deregistration of the AGSA Shares under the Exchange Act.
Exchanging holders of AGSA Shares will receive shares in a company that has a significantly larger public float than AGSA, even before giving effect to the exchange offer, and, accordingly, hold shares that are more liquid. AGSA Shares constitute 7.9% of AGSA’s outstanding common shares, whereas holders of AMPSA Shares that are not affiliated with AGSA currently hold approximately 18% of AMPSA’s outstanding shares, with most of those shares being eligible for public sale. Assuming all the AGSA Shares are tendered into the exchange offer and the exchange offer closes, the percentage of AMPSA Shares held by holders that are unaffiliated with AGSA will increase to approximately 26%.
As discussed in more detail below, ARD Finance, which directly or indirectly holds 92.1% of the outstanding shares of AGSA, has the right under AGSA’s Articles to require holders of AGSA Shares to transfer their shares to ARD Finance for a cash purchase price based on the fair market value of their shares (as determined in accordance with AGSA’s Articles). While AGSA intends to ultimately acquire and cancel any AGSA Shares that it does not acquire in the exchange offer, it has not yet made a definitive decision as to how best to achieve that result, including whether or when it would acquire and cancel such shares (in accordance with AGSA’s Articles and applicable Luxembourg law) following the completion of a compulsory share transfer by ARD Finance. See “Questions and Answers About the Exchange Offer — 5. What is a compulsory share transfer?”
Plans for AGSA Shares and AGSA after the Exchange Offer
AGSA intends to cancel all AGSA Shares acquired by AGSA in the exchange offer.
AGSA intends to initiate the delisting of the AGSA Shares from the NYSE and the deregistration of the AGSA Shares under the Exchange Act as soon as practicable following the completion of the exchange offer, irrespective of the number of AGSA Shares that have been tendered in the exchange offer. Because there are currently fewer than 300 holders of record for the AGSA Shares, AGSA would be permitted to file for the delisting of the AGSA Shares from the NYSE and the deregistration of the AGSA Shares under the Exchange Act even if no AGSA Shares were tendered in the exchange offer. AGSA also intends to ultimately acquire and cancel any AGSA Shares that it does not acquire in the exchange offer, although it has not yet made a definitive decision as to how best to achieve that result, including whether and when it would acquire and cancel such shares following the completion of a compulsory share transfer by ARD Finance.
ARD Finance, which directly or indirectly holds 92.1% of AGSA’s issued and outstanding shares, is entitled to exercise its right to require the holders of any AGSA Shares that remain outstanding following the exchange offer to transfer such shares to ARD Finance for a cash purchase price based on the fair market value of such shares under the compulsory share transfer provisions in AGSA’s Articles.
Following the delisting and deregistration of the AGSA Shares, AGSA will no longer be required by applicable securities laws or stock exchange regulations to have independent directors or to maintain certain committees of its board of directors. In addition, as a privately held company, AGSA will have greater flexibility as to how to conduct its businesses and operations, including the flexibility to make greater and more frequent distributions to its shareholders, including distributions of a portion of the cash proceeds received by AGSA pursuant to the Business Combination Agreement, incur additional indebtedness or expand into unrelated businesses, including through acquisitions, strategic investments and other transactions, all without having to consider how public shareholders and analysts might perceive these actions and how these actions might affect the trading price of AGSA’s Shares. In addition, AGSA has traditionally grown its business through acquisitions, strategic investments and other transactions, and may continue to do that. Also, as mentioned above, AGSA intends to ultimately acquire and cancel any AGSA Shares that it does not acquire in the exchange offer.
Regulatory Matters
Certain acquisitions of AMPSA Shares under the exchange offer may require a premerger notification filing under the HSR Act. If a holder of AGSA Shares decides to participate in the exchange offer and consequently acquires enough AMPSA Shares to cause its aggregate shareholdings to exceed the $92 million threshold provided for in the HSR Act and associated regulations, and if an exemption under the HSR Act or associated regulations does not apply, AGSA and the holder will be required to make filings under the HSR Act and the holder will be required to pay the applicable filing fee. A filing requirement could delay the exchange of shares with any shareholder or shareholders required to make such a filing until the waiting periods in the HSR Act have expired or been terminated. If a shareholder believes that its participation in the exchange offer may trigger a filing obligation under the HSR Act, it should consult with its legal advisor as to whether any such filing will be required or if an exemption may be available to it. Any filing required to be made under the HSR Act by a particular shareholder will not impact the ability of AGSA to consummate the exchange offer with respect to other AGSA shareholders.
Accounting Treatment
For accounting purposes, the exchange of AGSA Shares for AMPSA Shares will not result in a business combination under IFRS 3 in either of the consolidated financial statements of AGSA and AMPSA. Rather, the consummation of the exchange offer will result in an equity reorganization in the consolidated financial statements of the Ardagh Group. After consummation of the exchange offer, there will be no impact on the carrying amounts of the assets, liabilities and total equity included in the consolidated financial statements of the Ardagh Group or AMPSA.
As AGSA currently controls and consolidates the AMP Entities and is expected to continue to do so after the consummation of the exchange offer, the accounting treatment of the transaction will be in accordance with IFRS 10, resulting in some reclassifications within equity in Ardagh Grouṕs consolidated financial statements. The Ardagh Group will adjust the carrying value of the non-controlling interest in AMPSA based on the percentage of AMPSA Shares held by holders that are unaffiliated with AGSA after the consummation of the exchange offer and recognize any difference between (i) the amount by which such non-controlling interests are adjusted and (ii) the fair value of the AMPSA shares offered in the exchange, directly in equity.
Tax Treatment
For information on the tax considerations relating to the exchange offer, see the “Material Luxembourg Tax Considerations” and “Material U.S. Federal Income Tax Considerations” sections of this offer to exchange/prospectus.

THE EXCHANGE OFFER
TERMS OF THE EXCHANGE OFFER
AGSA is offering to acquire all of the outstanding AGSA Shares in exchange for 46,680,340 AMPSA Shares currently held by AGSA.
Consideration
If the exchange offer is completed, you will receive 2.5 AMPSA Shares for each AGSA Share you validly tender into, and do not withdraw from, the exchange offer.
Offer Period
The offer period of the exchange offer will commence on            , 2021. The exchange offer and withdrawal rights for tenders of AGSA Shares held in DTC or directly with Computershare will expire at 11:59 P.M., New York City time, on            , 2021, unless the exchange offer is extended.
If you hold AGSA Shares through a broker, you should be aware that you may have to act prior to the applicable deadline in order to enable your broker to validly tender your AGSA Shares. You should follow your broker’s instructions in this regard. For more information on the time involved in tendering your AGSA Shares in the exchange offer, see “— Procedure for Tendering.”
Conditions to the Exchange Offer
The offer will be declared unconditional if the following conditions are fulfilled, or, to the extent permitted by applicable law, waived:
1.
no court or governmental authority or other regulatory or administrative authority having jurisdiction over AGSA and AMPSA shall have issued or threatened to issue a decision, stay, judgment, decree or an order, and no law, statute, rule, regulation, legislation, interpretation, governmental order or injunction shall have been enacted or enforced, any of which would reasonably be likely to restrain, prohibit or delay completion of the exchange offer or materially impair the contemplated benefits of the exchange offer to AGSA;

2.
AGSA Shares that have been validly tendered and not withdrawn from the exchange offer (including any AGSA Shares tendered by affiliates of AGSA), together with any AGSA Shares already owned by any affiliates of AGSA, represent at least 66.66% of all AGSA Shares in issue at the expiration of the initial offer period (we refer to this condition as the “minimum acceptance condition”);

3.
none of the following events occurs, and AGSA does not reasonably expect any of the following events to occur:

a.
a commencement or continuation of a war (whether declared or undeclared), armed hostilities or other national or international calamity, including an act of terrorism, directly or indirectly involving the United States or the European Union, which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the exchange offer;

b.
any action, litigation, suit, claim or proceeding is instituted that would be reasonably likely to enjoin, prohibit, restrain, make illegal, make materially more costly or materially delay completion of the exchange offer.

Subject to the requirements of U.S. federal securities laws and to the extent permitted by applicable law, AGSA reserves the right, at any time, and from time to time, to waive any of the other conditions to the exchange offer in any respect (including by reducing the minimum acceptance condition), by giving oral or written notice of the waiver to the U.S. exchange agent and by making a public announcement in accordance with the procedures outlined under “— Extensions, Termination and Amendments.”
Notwithstanding any other provisions of the offer, and in addition to its right to extend and amend the offer at any time, AGSA will not be required to accept for exchange, and may delay the acceptance for exchange of and accordingly the exchange of, any tendered AGSA Shares, or may terminate the exchange offer unless all the conditions listed above are satisfied or, to the extent permitted by applicable law, waived.
Exchange of AGSA Shares
Upon the terms and subject to the conditions of the exchange offer (including, if the exchange offer is extended or amended, the terms and conditions of the extension or amendment), AGSA will accept for exchange, and will exchange, for AMPSA Shares owned by AGSA, the AGSA Shares validly tendered, and not validly withdrawn, prior to 11:59 P.M., New York City time, on the expiration date of the exchange offer (which, if the exchange offer is not extended or terminated, would be            , 2021), promptly after the expiration date of the exchange offer.
The exchange of AGSA Shares validly tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:
(a)
with respect to shares delivered by book-entry transfer through DTC, confirmation of a book-entry transfer of those AGSA Shares in the exchange agent’s account at DTC, in each case pursuant to the procedures set forth in the section below entitled “— Procedures for Tendering”;

(b)
(i) in the case of AGSA Shares registered directly in the applicable holder’s name in AGSA’s share register, the letter of transmittal for AGSA Shares, properly completed and duly executed (including any signature guarantees that may be required) or (ii) in the case of shares delivered by book-entry transfer through DTC, an agent’s message; and

(c)
any other required documents.

For purposes of the exchange offer, AGSA will be deemed to have accepted for exchange, and thereby exchanged, AGSA Shares validly tendered and not validly withdrawn if and when AGSA notifies the exchange agent of its acceptance of the tenders of those AGSA Shares pursuant to the exchange offer.
EXTENSIONS, TERMINATION AND AMENDMENTS
AGSA expressly reserves the right, in its sole discretion, for any reason, to extend the period of time during which the exchange offer is open and thereby delay acceptance for exchange of, and the exchange for, any AGSA Shares validly tendered and not validly withdrawn in the exchange offer. For example, the exchange offer can be extended if any of the conditions to completion of the exchange offer described under “— Conditions to the Exchange Offer” are not satisfied or, where legally permitted, waived (including by reducing the minimum acceptance condition) prior to the expiration of the exchange offer.
AGSA expressly reserves the right, in its sole discretion, to amend the terms of the exchange offer in any respect prior to the expiration date of the exchange offer.
If AGSA materially changes the terms of or information concerning the exchange offer, it will extend the exchange offer if required by applicable law. Generally speaking, an offer must remain open under SEC rules for a minimum of five business days from the date that notice of the material change is first given. The length of time will depend on the particular facts and circumstances giving rise to the extension.
If AGSA extends the exchange offer, is delayed in accepting for exchange any AGSA Shares or is unable to accept for exchange any AGSA Shares under the exchange offer for any reason, then, without affecting AGSA’s rights under the exchange offer, the exchange agent may retain on AGSA’s behalf all shares of AGSA Shares tendered. These AGSA Shares may not be withdrawn except as provided in the section entitled “—Withdrawal Rights.”
AGSA’s reservation of the right to delay acceptance of any AGSA Shares is subject to applicable law, which requires that AGSA pay the consideration offered or return the AGSA Shares deposited promptly after the termination or withdrawal of the exchange offer.
AGSA will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day following any extension, amendment, non-acceptance or termination of the previously scheduled expiration date of the exchange offer.

Subject to applicable law (including Rules 13e-4(d), 13e-4(e)(3) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with the exchange offer be promptly disclosed to shareholders in a manner reasonably designed to inform them of the change) and without limiting the manner in which AGSA may choose to make any public announcement, AGSA assumes no obligation to publish, advertise or otherwise communicate any such public announcement other than as described above.
PROCEDURE FOR TENDERING
Shares Held in Book-Entry Direct Registration System.
All AGSA Shares are uncertificated. If you hold AGSA Shares registered directly in your name in AGSA’s share register, you must deliver to the exchange agent pursuant to one of the methods set forth in the enclosed letter of transmittal a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents. Because no certificates have been issued for any AGSA Shares, you do not need to deliver any certificates representing your shares to the exchange agent.
Shares Held Through a Broker, Dealer, Commercial Bank, Trust Company, Custodian or Similar Institution.
If you hold AGSA Shares through a broker, dealer, commercial bank, trust company, custodian or similar institution, you should follow the instructions sent to you separately by that institution. In this case, you should not use a letter of transmittal to direct the tender of your AGSA Shares. If that institution holds AGSA Shares through DTC, it must notify DTC and cause it to transfer the shares into the exchange agent’s account in accordance with DTC’s procedures. The institution must also ensure that the exchange agent receives an agent’s message from DTC confirming the book-entry transfer of your AGSA Shares. A tender by book-entry transfer will be completed upon receipt by the exchange agent of an agent’s message, confirmation of a book-entry transfer into the exchange agent’s account at DTC and any other required documents.
The term “agent’s message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the AGSA Shares which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal (including the instructions thereto) and that AGSA may enforce that agreement against the participant.
The exchange agent will establish an account at DTC with respect to the AGSA Shares for purposes of the exchange offer, and any eligible institution that is a participant in DTC may make book-entry delivery of AGSA Shares by causing DTC to transfer such shares into the exchange agent’s account at DTC in accordance with DTC’s procedure for the transfer. Delivery of documents to DTC does not constitute delivery to the exchange agent.
Method of Delivery.
The method of delivery of all required documents in connection with the exchange offer, including delivery through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, it is recommended that you use registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.
Signature Guarantees on the Letter of Transmittal
Except as otherwise provided below, all signatures on the enclosed letter of transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in good standing in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchanges Medallion Program, or is otherwise an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act) (referred to collectively as “eligible institutions”). Signatures on the letter of transmittal need not be guaranteed (1) if the letter of transmittal is signed by the registered holder (which term, for purposes of this document, will include any participant in DTC whose name appears on a security position listing as the owner of AGSA Shares) of the AGSA Shares to be validly tendered and the holder has not completed either the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the letter of transmittal, or (2) if the AGSA Shares to be validly tendered are held for the account of an eligible institution.
Guaranteed Delivery Procedures.
If you wish to tender AGSA Shares pursuant to the exchange offer but (1) the procedure for book-entry transfer cannot be completed on a timely basis or (2) time will not permit all required documents to reach the exchange agent on or before the expiration date of the exchange offer, you may still tender your AGSA Shares, so long as all of the following conditions are satisfied:
(a)
you must make your tender by or through an eligible institution;

(b)
on or before 11:59 P.M., New York City time, on the expiration date of the exchange offer, the exchange agent must receive a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by AGSA, in the manner provided below; and

(c)
by no later than            , New York City time, on the second NYSE trading day after the date of execution of such notice of guaranteed delivery, the exchange agent must receive (1) solely with respect to shares delivered by book-entry transfer through DTC, confirmation of a book-entry transfer of those AGSA Shares in the exchange agent’s account at DTC, (2) a letter of transmittal for AGSA Shares properly completed and duly executed (including any signature guarantees that may be required) or, in the case of shares delivered by book-entry transfer through DTC, an agent’s message and (3) any other required documents.

Registered shareholders (including any participant in DTC whose name appears on a security position listing of DTC as the owner of AGSA Shares) may transmit the notice of guaranteed delivery by email transmission or mail it to the exchange agent. If you hold AGSA Shares through a broker, dealer, commercial bank, trust company, custodian or similar institution, such institution must submit any notice of guaranteed delivery on your behalf. You must, in all cases, obtain a Medallion guarantee, in the form set forth in the notice of guaranteed delivery.
Return of AGSA Shares
If you validly withdraw your AGSA Shares or the exchange offer is not completed, (i) AGSA Shares registered directly in your name in AGSA’s share register that were delivered will be credited back to the applicable account in book-entry form and (ii) AGSA Shares held through DTC will be credited back through DTC in book-entry form.
Tendering Shareholders’ Representation and Warranty
A tender of AGSA Shares pursuant to any of the procedures described above will constitute your acceptance of the terms and conditions of the exchange offer as well as your representation and warranty to AGSA that (1) you have the full power and authority to tender, sell, assign and transfer the tendered shares (and any and all other AGSA Shares or other securities issued or issuable in respect of such shares); (2) when the same are accepted for exchange, AGSA will acquire good and unencumbered title to such shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims; (3) you have a net long position in the shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act as further explained below; (4) your participation in the exchange offer and tender of such shares complied with Rule 14e-4 and the applicable laws of both the jurisdiction where you received the materials relating to the exchange offer and the jurisdiction from which the tender is being made; and (5) for non-U.S. persons: you acknowledge that AGSA has advised you that it has not taken any action under the laws of any country outside the United States to qualify or otherwise facilitate a public offer to exchange AGSA Shares or AMPSA Shares in that country; that there may be restrictions that apply in other countries, including with respect to transactions in AGSA Shares or AMPSA Shares in your home country; that, if you are located outside the United States, your ability to tender AGSA Shares in the exchange offer will depend on whether there is an exemption available under the laws of your home country that would permit you to participate in the exchange offer without the need for AGSA or AMPSA to take any action to qualify or otherwise facilitate a public offering in that country or otherwise; that your participation in the exchange offer is made pursuant to and in compliance with the applicable laws in the jurisdiction in which you are resident or from which you are tendering your shares and in a manner that will not require AGSA or AMPSA to take any action to qualify or otherwise facilitate a public offering in that country or otherwise; and that AGSA will rely on your representations concerning the legality of your participation in the exchange offer in determining to accept any shares that you are tendering for exchange.
It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender AGSA Shares for such person’s own account unless, at the time of tender, the person so tendering (1) has a net long position equal to or greater than the amount of (a) AGSA Shares tendered or (b) other securities immediately convertible into or exchangeable or exercisable for the AGSA Shares tendered and such person will acquire such shares for tender by conversion, exchange or exercise; and (2) will cause such shares to be delivered in accordance with the terms of this offer to exchange/prospectus. Rule 14e-4 provides a similar restriction applicable to the tender of guarantee of a tender on behalf of another person.
Appointment of Attorneys-in-Fact and Proxies
By executing a letter of transmittal as set forth above, you irrevocably appoint AGSA’s designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your AGSA Shares validly tendered and accepted for exchange by AGSA and with respect to any and all other AGSA Shares and other securities issued or issuable in respect of the AGSA Shares on or after the expiration of the exchange offer. That appointment is effective when and only to the extent that AGSA deposits the AMPSA Shares for the AGSA Shares that you have validly tendered with the exchange agent. All such proxies shall be considered coupled with an interest in the validly tendered AGSA Shares and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies that you have given will be revoked and you may not give any subsequent proxies (and, if given, they will not be deemed effective). AGSA’s designees will, with respect to the AGSA Shares for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper. AGSA reserves the right to require that, in order for AGSA Shares to be deemed validly tendered, immediately upon AGSA’s acceptance for exchange of those AGSA Shares, AGSA must be able to exercise full voting rights with respect to such shares.
Determination of Validity
AGSA will determine questions as to the form of documents (including notices of withdrawal) and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of AGSA Shares, in AGSA’s sole discretion, provided that AGSA may delegate such power in whole or in part to the exchange agent. AGSA reserves the absolute right to reject any and all tenders of AGSA Shares that it determines are not in proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful. AGSA also reserves the absolute right to waive any of the conditions of the exchange offer (other than the conditions relating to the absence of an injunction), or any defect or irregularity in the tender of any AGSA Shares. No tender of AGSA Shares is valid until all defects and irregularities in tenders of AGSA Shares have been cured or waived. None of AGSA, AMPSA, the exchange agent, the information agent or any other person, nor any of their directors or officers, is under any duty to give notification of any defects or irregularities in the tender of any AGSA Shares or will incur any liability for failure to give any such notification. AGSA’s interpretation of the terms and conditions of the exchange offer (including the letter of transmittal and instructions thereto) may be challenged in a court of competent jurisdiction.
Binding Agreement
The tender of AGSA Shares pursuant to any of the procedures described above, together with AGSA’s acceptance for exchange of such shares pursuant to the procedures described above, will constitute a binding agreement between AGSA and you upon the terms of and subject to the conditions to the exchange offer.

WITHDRAWAL RIGHTS
AGSA Shares validly tendered pursuant to the exchange offer may be withdrawn at any time before 11:59 P.M., New York City time, on the expiration date of the exchange offer (which, if the exchange offer is not extended or terminated, would be          , 2021) and, unless AGSA has previously accepted them pursuant to the exchange offer, may also be withdrawn at any time after the expiration of 40 business days from the commencement of the exchange offer. Once AGSA accepts AGSA Shares pursuant to the exchange offer, your tender is irrevocable.
For a withdrawal of AGSA Shares to be effective, the exchange agent must receive from you a written notice of withdrawal or email transmission of notice of withdrawal, in the form of the notice of withdrawal provided by AGSA, at one of its addresses or the email address, respectively, set forth on the back cover of this offer to exchange/prospectus, and your notice must include your name and the number of AGSA Shares to be withdrawn, as well as the name of the registered holder, if it is different from that of the person who tendered those shares.
If AGSA Shares have been tendered pursuant to the procedures for book-entry tender through DTC discussed in the section entitled “— Procedures for Tendering,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with the procedures of DTC.
If you hold your shares through a broker, dealer, commercial bank, trust company, custodian or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal or email transmission notice of withdrawal to the exchange agent on your behalf before 11:59 P.M., New York City time, on the expiration date of the exchange offer. If you hold your shares through such an institution, that institution must deliver the notice of withdrawal with respect to any shares you wish to withdraw. In such a case, as a beneficial owner and not a registered shareholder, you will not be able to provide a notice of withdrawal for such shares directly to the exchange agent.
AGSA will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in its sole discretion. AGSA may delegate such power in whole or in part to the exchange agent. None of AGSA, AMPSA, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification. Any such determination may be challenged in a court of competent jurisdiction.
Any AGSA Shares validly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer.
However, you may re-tender withdrawn AGSA Shares by following one of the procedures discussed in the section entitled “— Procedures for Tendering” at any time prior to the expiration of the exchange offer (or pursuant to the instructions sent to you separately).
ANNOUNCEMENT OF THE RESULTS OF THE EXCHANGE OFFER
AGSA will announce the results of the exchange offer by means of a public announcement to be issued promptly after the expiration of the exchange offer upon determining the number of AGSA Shares validly tendered for exchange.
DELIVERY OF AMPSA SHARES; BOOK-ENTRY ACCOUNTS
Physical certificates representing AMPSA Shares will not be issued pursuant to the exchange offer. Rather than issuing physical certificates for such shares to tendering stockholders, the exchange agent will cause AMPSA Shares to be credited in book-entry form to direct registered accounts maintained by AMPSA’s transfer agent for the benefit of the respective holders (or, in the case of shares tendered through DTC, to the account of DTC so that DTC can credit the relevant DTC participant and such participant can credit its respective account holders). Promptly following the crediting of shares to your respective direct registered account, you will receive a statement from AMPSA’s transfer agent evidencing your holdings, as well as general information on the book-entry form of ownership.

If AMPSA Shares are to be issued to a person other than the signer of the letter of transmittal, a check is to be issued in the name of, and/or AGSA Shares not tendered or not accepted for exchange in the exchange offer are to be issued or returned to, a person other than the signer of the letter of transmittal, or a check is to be mailed to a person other than the signer of the letter of transmittal or to an address other than that shown on the first page of the letter of transmittal, then the information in “Special Transfer Instructions” and “Special Delivery Instructions” enclosed with the letter of transmittal filed as an exhibit to the registration statement of which this offer to exchange/prospectus forms a part will need to be completed. AGSA has no obligation pursuant to such instructions to transfer any such shares from the name of the registered holder(s) thereof if AGSA does not accept any such shares for exchange. If no such instructions are given, all such shares not accepted for exchange in the exchange offer will be credited in book-entry form to the registered holders in a direct registered account maintained by AGSA’s transfer agent.
With respect to any shares tendered through DTC, a shareholder may request that shares not exchanged be credited to a different account maintained at DTC by providing the appropriate instructions pursuant to DTC’s applicable procedures. If no such instructions are given, all such AGSA Shares not accepted will be returned by crediting the same account at DTC as the account from which such AGSA Shares were delivered.
NO APPRAISAL RIGHTS
Appraisal is a statutory remedy under state law available to corporate shareholders who object to extraordinary actions taken by their corporation. This remedy allows dissenting shareholders to require the corporation to repurchase their stock at a price equivalent to its value immediately prior to the extraordinary corporate action. No appraisal rights are available to AGSA shareholders in connection with the exchange offer.
FEES AND EXPENSES
AGSA has retained Georgeson to act as the information agent, Computershare Trust Company, N.A. to act as the exchange agent and Citigroup Global Markets Inc. to act as financial advisor in connection with the exchange offer.
The information agent, the exchange agent and the financial advisor each will receive reasonable compensation for their respective services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against specified liabilities in connection with their services, including liabilities under the federal securities laws.
We may also pay or reimburse the fees and expenses incurred by brokers, dealers, commercial banks and trust companies in connection with the solicitation of AGSA's shareholders or the delivery of materials or other documents to AGSA's shareholders in connection with the exchange offer.
LEGAL AND OTHER LIMITATIONS; CERTAIN MATTERS RELATING TO NON-U.S. JURISDICTIONS
Although AGSA may deliver this offer to exchange/prospectus to shareholders located outside the United States, this offer to exchange/prospectus is not an offer to sell or exchange, and it is not a solicitation of an offer to buy, any AGSA Shares in any jurisdiction in which such offer, sale or exchange is not permitted.
Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. AGSA has not taken any action under those non-U.S. regulations to qualify the exchange offer outside the United States but may take steps to facilitate participation of shareholders from certain jurisdictions. Therefore, the ability of any non-U.S. person to tender AGSA Shares in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the exchange offer without the need for AGSA or AMPSA to take any action to qualify or otherwise facilitate the exchange offer in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

All tendering shareholders must make certain representations in the letter of transmittal, including, in the case of non-U.S. shareholders, as to the availability of an exemption under their home country laws that would allow them to participate in the exchange offer without the need for AGSA or AMPSA to take any action to facilitate a public offering in that country or otherwise. AGSA will rely on those representations and, unless the exchange offer is terminated, plans to accept shares validly tendered by persons who properly complete the enclosed letter of transmittal and provide any other required documentation on a timely basis and as otherwise described herein.
Non-U.S. shareholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in AGSA Shares or AMPSA Shares that may apply in their home countries. AGSA and AMPSA cannot provide any assurance about whether such limitations exist.

MATERIAL LUXEMBOURG TAX CONSIDERATIONS
The following is a general description of certain Luxembourg tax considerations relating to the exchange offer and the subsequent holding and disposal of the AMPSA Shares. It does not purport to be a complete analysis of all tax considerations in relation to the exchange offer and/or to the holding of AMPSA Shares further to the exchange offer. Holders of AGSA Shares interested in the exchange offer should consult their own tax advisers as to which countries’ tax laws could be relevant to acquiring, holding and disposing of the securities and the consequences of such actions under the tax laws of those countries. This overview is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date, even with retroactive effect.
The comments below are intended as a basic overview of certain tax consequences in relation to the exchange of AGSA Shares for AMPSA Shares and the subsequent ownership and disposition of these AMPSA Shares. Tax matters are complex, and the tax consequences of the exchange offer to a particular holder of AGSA Shares will depend in part on such holder’s circumstances. Accordingly, a holder is urged to consult his or her own tax advisor for a full understanding of the tax consequences of the offering to him or her, including the applicability and effect of Luxembourg tax laws.
The summary in this Luxembourg taxation section does not address the Luxembourg tax consequences for a holder of AGSA Shares who:
      (i)         is an investor as defined in a specific law (such as the law on family wealth management companies of 11 May 2007, as amended, the law on undertakings for collective investment of 17 December 2010, as amended, the law on specialized investment funds of 13 February 2007, as amended, the law on reserved alternative investment funds of 23 July 2016, the law on securitisation of 22 March 2004, as amended, the law on venture capital vehicles of 15 June 2004, as amended and the law on pension saving companies and associations of 13 July 2005;
      (ii)         is a Luxembourg resident individual;
      (iii)       is, in whole or in part, exempt from tax; or
      (iv)       acquires, owns or disposes of AGSA Shares in connection with a membership of a management board, a supervisory board, an employment relationship, a deemed employment relationship or management role.
Where in this summary English terms and expressions are used to refer to Luxembourg tax concepts, the meaning to be attributed to such terms and expressions shall be the meaning to be attributed to the equivalent Luxembourg concepts under Luxembourg law.
Luxembourg tax treatment of the Exchange Offer
In the exchange offer AGSA is offering to acquire all of the outstanding AGSA Shares in exchange for a number of the AMPSA Shares currently held by AGSA, increased by a cash balance for fractional AMPSA Shares, followed by a cancellation of the so redeemed AGSA Shares.
In principle an exchange of assets is a taxable event under Luxembourg tax law, especially in the case at hand, given that the exchange offer is structured as a share buyback with a delivery of the consideration in kind.
Under Luxembourg tax law, depending on the actual facts and circumstances of a share buyback, like the exchange offer, it can either be considered as a distribution or as a sales transaction.
Whether it is the one or the other, depends amongst others, on whether the shareholders participating in the exchange tenders portion or all the shares subject to the share buyback and whether the issuer further to the share buyback cancels the so redeemed shares or keeps them in treasury, as well as, in certain specific circumstances, on the personal tax status of the shareholder participating in the exchange.
In the frame of the exchange offer it is the intention of the issuer to redeem the entire AGSA Shares from the holders and to cancel the so redeemed AGSA Shares as deemed appropriate by the issuer. AGSA therefore anticipates that the exchange offer is to be considered as a transaction under Luxembourg tax law for which the company does not need to operate withholding tax.
The Luxembourg tax treatment of the resident and non-resident holders of AGSA Shares participating in the exchange offer is identical to the Luxembourg tax treatment described below for the new future AMPSA shareholders in the paragraph entitled “Luxembourg taxation of the holders”.
Taxation of AMPSA
AMPSA is subject to Luxembourg tax on its worldwide profits at the current combined ordinary rate of 24.94% for Luxembourg City, including the 17% corporate income tax, a 6.75% municipal business tax and a solidarity surcharge (together the “Income Tax”).
In principle, dividends and capital gains realized by AMPSA are subject to Income Tax in Luxembourg. However, provided the conditions of the Luxembourg participation exemption regime are met, dividends and capital gains realized by AMPSA upon the disposal of shares are not taxable in Luxembourg. The Luxembourg participation exemption does not apply for capital gains to the extent of previously deducted expenses and value adjustments relating to the relevant participation i.e., those are recaptured. Certain general, as well as specific, anti-abuse provisions may also apply.
Luxembourg net wealth tax (“NWT”) will be due annually by AMPSA at the rate of 0.5% on its total net asset value below or equal to €500 million. The tranche above €500 million will be taxed at a rate of 0.05%.
Shareholdings qualifying for the Luxembourg participation exemption regime are excluded from the NWT basis provided that, the relevant entity holds a direct shareholding in a qualifying subsidiary representing at least 10% of the qualifying subsidiary’s share capital or having an acquisition cost (including both share capital and share premium) of at least €1.2 million; there is no minimum holding period requirement.
Companies for which the sum of fixed financial assets (i.e., financial assets notably including shares and loans, transferable securities and cash) exceeds 90% of their total balance sheet and €350,000 are liable to a minimum annual NWT of €4,815. Other companies are liable to a minimum progressive tax (in an amount up to €32,100), depending on the total assets on their balance sheet.
Withholding taxation
Any dividends distributed by AMPSA will in principle be subject to a 15% withholding tax unless an exemption or a treaty reduction applies.
The concept “dividends distributed by AMPSA” as used in this Luxembourg taxation paragraph includes, but is not limited to, distributions in cash or in kind, repayments of capital and deemed and constructive distributions.
Luxembourg taxation of the holders
Luxembourg tax residence of the holders
Holders will not be deemed to be resident, domiciled or carrying on business in Luxembourg for income tax purposes solely by reason of holding, execution, performance, delivery, exchange and/or enforcement of the AMPSA Shares.
Taxation of Luxembourg non-residents
Holders who are non-residents of Luxembourg and who do not have a permanent establishment, a permanent representative, or a fixed place of business in Luxembourg with which the holding of the AMPSA Shares is connected, are not liable to any Luxembourg income tax (other than a tax potentially levied by way of withholding at source), whether they receive payments upon redemption or repurchase of all Shares or realize capital gains on the sale of any AMPSA Shares, unless they sell a participation of more than 10% in the capital of AMPSA within 6 months of its acquisition or they have been a resident of Luxembourg for tax purposes for more than 15 years and have become a non-resident for less than five years preceding the realization of the gain.
Taxation of Luxembourg residents
Holders who are Luxembourg resident companies (société de capitaux) or foreign entities which have a permanent establishment or a permanent representative in Luxembourg with which the holding of the AMPSA Shares is connected, must include in their taxable income any income (including dividends) and the difference between the sale or redemption price and the tax book value of the Shares sold or redeemed, unless the conditions of the Luxembourg participation exemption regime are met.
Net Wealth Tax
Luxembourg net wealth tax will not be levied on the AMPSA Shares held by a corporate holder, unless: (a) such holder is a Luxembourg resident or (b) such AMPSA Shares are attributable to an enterprise or part thereof which is carried on by a non-resident company in Luxembourg through a permanent establishment.
Other Taxes
No registration tax will be payable by a holder of AMPSA Shares upon the disposal of the AMPSA Shares by sale or exchange. The issuance as well as the redemption of shares by a Luxembourg resident company as well as any other changes to its articles of association are subject to a fixed registration tax in Luxembourg amounting to EUR 75. Registration duties may, moreover, be due if documents relating to the AMPSA Shares are (i) voluntarily registered in Luxembourg, (ii) appended to a document that requires obligatory registration in Luxembourg or (iii) deposited with the official records of a Luxembourg notary.
There is no Luxembourg value added tax payable in respect of payments in consideration for the issuance of the AMPSA Shares or in respect of the payment under the AMPSA Shares or in respect of the transfer of the AMPSA Shares. Luxembourg value added tax may, however, be payable in respect of fees charged for certain services rendered to AMPSA if, for Luxembourg value added tax purposes, such services are rendered or are deemed to be rendered in Luxembourg and an exemption from Luxembourg value added tax does not apply with respect to such services.
No Luxembourg inheritance tax is levied on the transfer of the AMPSA Shares upon the death of a holder in cases where the deceased was not a resident of Luxembourg for inheritance tax purposes. Where a holder is a resident or a deemed resident of Luxembourg for at the time of his or her death, the AMPSA Shares are included in his taxable estate for inheritance tax assessment purposes. No Luxembourg gift tax will be levied on the transfer of the AMPSA Shares by way of gift unless the gift is registered in Luxembourg.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
This section describes the material U.S. federal income tax considerations to beneficial owners relating to the exchange offer and the ownership and disposition of AMPSA Shares. This discussion applies only to AGSA Shares or AMPSA Shares held as capital assets for U.S. federal income tax purposes (generally, property held for investment) and does not discuss all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances or status, including the Medicare contribution tax on net investment income, or holders who are subject to special rules, including:
•
brokers or dealers;

•
traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•
tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax deferred accounts;

•
banks or other financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies;

•
U.S. expatriates or former long-term residents of the United States;

•
persons that own (directly, indirectly, or by attribution) 5% or more (by vote or value) of the AGSA Shares or AMPSA Shares;

•
persons holding AGSA Shares or AMPSA Shares as part of a straddle, hedging or conversion transaction, constructive sale, or other arrangement involving more than one position;

•
U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•
persons that received AGSA Shares or AMPSA Shares as compensation for services; or

•
controlled foreign corporations or passive foreign investment companies.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds AGSA Shares or AMPSA Shares, the tax treatment of a partner in such partnership will depend upon the status of the partner and the activities of the partnership. Partners and partnerships should consult their tax advisors regarding the U.S. federal income tax treatment of participating in the exchange offer.
This discussion is based on the Code, its legislative history, existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”), published guidance by the Internal Revenue Service (the “IRS”) and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. This discussion is necessarily general and does not address all aspects of U.S. federal income taxation, including the effect of the U.S. federal alternative minimum tax, or U.S. federal estate and gift tax, or any state, local or non-U.S. tax laws to a holder of AGSA Shares or AMPSA Shares. AMPSA has not sought and does not intend to seek any rulings from the IRS regarding the exchange offer. There is no assurance that the IRS will not take positions concerning the tax consequences of participating in the exchange offer or holding the AMPSA Shares that are different from those discussed below, or that any such different positions would not be sustained by a court.
For purposes of this discussion, a U.S. holder means a beneficial owner of AGSA Shares or AMPSA Shares that is, for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States;

•
a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•
an estate whose income is subject to U.S. federal income tax regardless of its source; or

•
a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner (other than a partnership or an entity or arrangement characterized as a partnership for U.S. federal income tax purposes) of AGSA Shares or AMPSA Shares that is not a U.S. holder, including a nonresident alien individual (other than certain former citizens and residents of the United States), a non-U.S. corporation, or a non-U.S. estate or trust.
THE DISCUSSION BELOW IS A GENERAL SUMMARY. IT IS NOT A SUBSTITUTE FOR TAX ADVICE. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE IMPORTANT TO YOU. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL, NON-U.S. AND OTHER TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF THE AMPSA SHARES.
Consequences of the Exchange Offer
U.S. Holders
The receipt of AMPSA Shares and cash (if any) in exchange for AGSA Shares will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder that exchanges AGSA Shares for AMPSA Shares pursuant to the exchange offer generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized on the exchange and the U.S. holder’s tax basis in the AGSA Shares exchanged. The amount realized by a U.S. holder on the exchange will be the fair market value of any AMPSA Shares received in the exchange, plus any cash received in consideration for fractional AMPSA Shares.
A U.S. holder will have a tax basis in the AMPSA Shares received in the exchange equal to their fair market value on the date of the exchange, and the U.S. holder’s holding period with respect to such AMPSA Shares received will begin on the day after the date of the exchange.
Gain or loss must be calculated separately for each block of AGSA Shares exchanged by the U.S. holder. AMPSA believes that it has not been a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. Assuming that AGSA is not and has not been a PFIC, such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in such AGSA Shares exceeds one year. This gain or loss generally will be U.S.-source gain or loss for foreign tax credit purposes.
As discussed in the section of this registration statement captioned “Material Luxembourg Tax Considerations”, Luxembourg taxes may be imposed upon the receipt of AMPSA Shares and cash (if any) in exchange for AGSA Shares pursuant to the exchange offer. Subject to certain conditions and limitations, such taxes generally will be treated as foreign income taxes eligible for a credit or deduction against a U.S. holder’s U.S. federal income tax liability under the foreign tax credit rules.
A U.S. holder will be entitled to use these foreign tax credits to offset only the portion of its U.S. tax liability that is attributable to foreign-source income. This limitation on foreign taxes eligible for credit is calculated separately with regard to specific classes of income. Because a U.S. holder’s gains from the receipt of AMPSA Shares will generally be treated as U.S.-source income, this limitation may preclude a U.S. holder from claiming a credit for all or a portion of the foreign taxes imposed on any such gains. U.S. holders should consult their tax advisors as to whether these Luxembourg taxes may be creditable against the U.S. holder’s U.S. federal income tax liability. Instead of claiming a credit, a U.S. holder may, at its election, deduct such otherwise creditable Luxembourg income taxes in computing taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year. The rules governing the U.S. foreign tax credit are complex. U.S. holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit or deduction under their particular circumstances.
Non-U.S. Holders
Since AGSA is not a U.S. corporation, a non-U.S. holder of AGSA Shares should not be subject to U.S. federal income tax or, subject to the discussion below under “— Consequences of the Ownership and

Disposition of AMPSA Shares — Information Reporting and Backup Withholding,” U.S. federal withholding tax on any gain recognized on a sale or other disposition of AGSA Shares unless such gain (i) is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and (ii) if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States.
Any such gains that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in the case of a corporate non-U.S. holder, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.
Consequences of the Ownership and Disposition of AMPSA Shares
U.S. Holders
Distributions on AMPSA Shares
Subject to the discussion below under “— Passive Foreign Investment Company Rules,” the gross amount of any distribution on AMPSA Shares generally will be taxable to a U.S. holder as ordinary dividend income on the date such distribution is actually or constructively received, but only to the extent that the distribution is paid out of AMPSA’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because AMPSA does not maintain, nor is it required to maintain, calculations of its earnings and profits under U.S. federal income tax principles, it is expected that any distributions generally will be reported to U.S. holders as dividends. Any such dividends generally will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from other U.S. corporations.
With respect to non-corporate U.S. holders, dividends will be taxed at the lower applicable long-term capital gains rate (see “— Sale, Exchange, Redemption or Other Taxable Disposition of AMPSA Shares” below) if AMPSA Shares are readily tradable on an established securities market in the United States (which they will be if AMPSA Shares are traded on the NYSE) and certain other requirements are met, including that AMPSA is not classified as a passive foreign investment company during the taxable year in which the dividend is paid or the preceding taxable year. There can be no assurance that AMPSA Shares will be considered readily tradable on an established securities market in future years. U.S. holders should consult their own tax advisors regarding the potential availability of the lower rate for any dividends paid with respect to AMPSA Shares.
As discussed in the section of this registration statement captioned “Material Luxembourg Tax Considerations”, withholding taxes may be imposed under Luxembourg law upon dividends paid by AMPSA. Subject to certain conditions and limitations, withholding taxes on dividends paid by AMPSA may be treated as foreign taxes eligible for credit or deduction against a U.S. holder’s U.S. federal income tax liability under the U.S. foreign tax credit rules. For purposes of calculating the U.S. foreign tax credit, dividends paid on AMPSA Shares will generally be treated as income from sources outside the United States and will generally constitute passive category income. The rules governing the U.S. foreign tax credit are complex. U.S. holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit or deduction under their particular circumstances.
Sale, Exchange, Redemption or Other Taxable Disposition of AMPSA Shares
Subject to the discussion below under “— Passive Foreign Investment Company Rules,” a U.S. holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of AMPSA Shares in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. holder’s adjusted tax basis in such AMPSA Shares. Any gain or loss recognized by a U.S. holder on a taxable disposition of AMPSA Shares generally will be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in such AMPSA Shares exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. holders

(including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. holder on the sale or exchange of AMPSA Shares generally will be treated as U.S. source gain or loss.
Passive Foreign Investment Company Rules
The treatment of U.S. holders of the AMPSA Shares could be materially different from that described above if AMPSA is treated as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. A PFIC is any non-U.S. corporation with respect to which either: (i) 75% or more of the gross income for a taxable year constitutes passive income for purposes of the PFIC rules, or (ii) 50% or more of such non-U.S. corporation’s assets in any taxable year (generally based on the quarterly average of the value of its assets during such year) is attributable to assets, including cash, that produce passive income or are held for the production of passive income. Passive income generally includes dividends, interest, royalties and certain rents. The determination of whether a non-U.S. corporation is a PFIC is based upon the composition of such non-U.S. corporation’s income and assets (including, among others, its proportionate share of the income and assets of any other corporation in which it owns, directly or indirectly, 25% or more (by value) of the stock), and the nature of such non-U.S. corporation’s activities. A separate determination must be made after the close of each taxable year as to whether a non-U.S. corporation was a PFIC for that year. Once a non-U.S. corporation qualifies as a PFIC it is, with respect to a shareholder during the time it qualifies as a PFIC, and subject to certain exceptions, always treated as a PFIC with respect to such shareholder, regardless of whether it satisfied either of the qualification tests in subsequent years.
Based on the composition of AMPSA’s income and assets (including the income and assets of each subsidiary for which AMPSA owns, directly or indirectly, 25% or more (by value) of its stock), AMPSA does not expect to be classified as a PFIC for its current taxable year or for any taxable year in the foreseeable future. However, the application of the PFIC rules is subject to uncertainty as the composition of AMPSA’s income and assets (including the income and assets of its applicable subsidiaries) may change in the future and, therefore, no assurances can be provided that AMPSA will not be a PFIC for the current taxable year or in a future year.
If AMPSA is or becomes a PFIC during any year in which a U.S. holder holds AMPSA Shares and such holder does not make a mark-to-market election, as described below, the U.S. holder will be subject to special tax rules with respect to (i) any gain realized on a sale or other disposition (including a pledge) of its AMPSA Shares, and (ii) any “excess distributions” it receives on its AMPSA Shares (generally, any distributions in excess of 125% of the average of the annual distributions on AMPSA Shares during the preceding three years or the U.S. holder’s holding period, whichever is shorter). Generally, under this excess distribution regime:
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the gain or excess distribution will be allocated ratably over the period during which the U.S. holder held its AMPSA Shares;

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the amount allocated to the current taxable year will be treated as ordinary income; and

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the amount allocated to prior taxable years will be subject to the highest tax rate in effect for that taxable year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

In lieu of being subject to the special tax rules discussed above with regard to its AMPSA Shares, a U.S. holder may make a mark-to-market election with respect to its AMPSA Shares. A U.S. holder may make a mark-to-market election if such shares are treated as “marketable stock.” The AMPSA Shares generally will be treated as marketable stock if they are regularly traded on a national securities exchange that is registered with the SEC, including the NYSE, or on a qualified non-U.S. exchange or other market (within the meaning of the applicable Treasury regulations). Although the AMPSA Shares are listed on the NYSE, no assurance can be given that the AMPSA Shares will be “regularly traded” for purposes of the mark-to-market election. AMPSA does not intend to provide information necessary for U.S. holders to make a “qualified electing fund” election which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.
If AMPSA is classified as a PFIC for any taxable year, a U.S. holder of AMPSA Shares will be required to file an annual report on IRS Form 8621. Failure to file IRS Form 8621 for each applicable taxable year may result in substantial penalties and result in the U.S. holder’s taxable years being open to audit by the IRS until such forms are properly filed.
U.S. holders are urged to consult their tax advisors concerning the U.S. federal income tax consequences of holding AMPSA Shares in the event that AMPSA is considered a PFIC in any taxable year.
Additional Reporting Requirements
U.S. holders who are individuals and certain entities will be required to report information with respect to such U.S. holder’s investment in “specified foreign financial assets” on IRS Form 8938 (Statement of Specified Foreign Financial Assets), subject to certain exceptions (including an exception for AMPSA Shares held in accounts maintained at certain financial institutions). An interest in AMPSA Shares constitutes a specified foreign financial asset for these purposes. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. holders are urged to consult their tax advisors regarding the foreign financial asset and other reporting obligations and their application to the ownership and disposition of AMPSA Shares.
Non-U.S. Holders
The section applies to you if you are a non-U.S. holder. This section generally does not apply to an individual who is present in the United States for 183 days or more in a taxable year. A holder that is such an individual should consult its tax advisor regarding the U.S. federal income tax consequences of holding AMPSA Shares.
Since AMPSA is not a U.S. corporation, a non-U.S. holder of AMPSA Shares should not be subject to U.S. federal income tax or, subject to the discussion below under “— Information Reporting and Backup Withholding,” U.S. federal withholding tax on any dividends received on AMPSA Shares or any gain recognized on a sale or other disposition of AMPSA Shares (including, any distribution to the extent it exceeds the adjusted basis in the non-U.S. holder’s AMPSA Shares) unless such dividend or gain (i) is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and (ii) if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States.
Any such dividends and gains that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in the case of a corporate non-U.S. holder, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.
Information Reporting and Backup Withholding
Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding. Backup withholding generally will not apply, however, to a U.S. holder if (i) the U.S. holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. A non-U.S. holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its non-U.S. status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder will be allowed as a credit against such holder’s U.S. federal income tax liability and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

INFORMATION ABOUT AMPSA
References in this section to “we,” “our,” “us,” the “Company,” or “AMPSA” generally refer to AMPSA and its consolidated subsidiaries.
Overview
Ardagh Group
The Ardagh Group operates as a global supplier of metal and glass packaging for the world’s leading brands. As of December 31, 2020, the Ardagh Group operated 56 production facilities in 12 countries across three continents, employing over 16,000 people. Prior to Closing, pursuant to the Transfer Agreement, AGSA effected a series of transactions that resulted in the subsidiaries of AGSA that are engaged in the business of developing, manufacturing, marketing and selling metal beverage cans and ends and providing related technical and customer services being wholly owned by AMPSA.
In 2016, the Ardagh Group completed the acquisition of the AMP Business for total consideration of $3.0 billion, comprising 22 beverage can production facilities in Europe, North America and Brazil which, on a combined basis, we believe established the third largest beverage can business globally.
Since 2016, the Ardagh Group has expanded the beverage can business organically through strategic investments in new capacity to support our customers’ growth, including a new beverage can ends facility in Manaus, Brazil, completed in 2018 and the addition of new production lines. In addition, the end use category mix of the beverage can business has been diversified through growing our presence in faster growing beverage categories.
As a leading supplier of sustainable, innovative, value added rigid packaging solutions, the Ardagh Group’s products have historically included metal beverage cans and glass containers, primarily for end use categories including beer, food, wine, spirits, carbonated soft drinks, energy drinks, juices and sparkling waters. The Ardagh Group’s customers include a wide variety of leading consumer product companies, with over 1,500 customers across more than 90 countries, as of December 31, 2020. In its target regions of Europe, North America and Brazil, the Ardagh Group’s customers include a wide variety of consumer-packaged goods companies owning some of the best known brands in the world.
AMPSA
We are one of the leading suppliers of consumer metal beverage cans in the world and believe that we hold the #2 or #3 market positions in Europe, the United States and Brazil. The global beverage can industry is a large, consumer-driven industry with attractive growth characteristics. Our end-use categories include beer, carbonated soft drinks, energy drinks, hard seltzers, juices, pre-mixed cocktails, teas, sparkling waters and wine. Our customers include a wide variety of leading beverage producers, which value our packaging products for their convenience and quality, as well as the end-user appeal they offer through design, innovation and brand promotion. With our significant invested capital base, supported by consistent levels of re-investment, our extensive technical capabilities and manufacturing know-how, we believe we are well-positioned to continue to meet the dynamic needs of our global customers.
Within the $117 billion global metal packaging industry, the metal can packaging market is comprised of beverage cans (50%), food cans (28%), aerosol cans (5%) and other cans (17%), according to an October 2020 report from Smithers Pira, a leading independent market research firm with extensive specialized experience in the packaging, paper and print industries. We compete in the beverage can sector of the consumer metal packaging industry. We estimate the beverage can sector revenues to be approximately $33 billion based on sales as of 2019 with more than 360 billion beverage cans produced globally. Because the consumer metal beverage packaging industry primarily supplies packaging for food, drinks and other basic needs, it is considered to be a relatively stable market sector that is less sensitive to economic cycles than many other industries.
We serve over 200 customers across more than 40 countries, comprised of multi-national companies and large national and regional companies. In our target regions of Europe, North America and Brazil, our customers include a wide variety of companies owning some of the best-known beverage brands in the world. We have a stable customer base with long-standing relationships and approximately three-quarters of our sales are generated under multi-year contracts, with the remainder largely subject to annual arrangements. A significant portion of our sales volumes are supplied under contracts which include input cost pass-through provisions, which help us deliver generally consistent margins.
We operate 23 production facilities in 9 countries and employ approximately 4,900 personnel. Our plants are generally well located to serve our customers’ filling locations. Certain facilities may also be dedicated to specific end-use categories, enhancing product-specific expertise and generating benefits of scale and production efficiency. Significant capital has been invested in our extensive network of long-lived production facilities, which, together with our skilled workforce and related manufacturing process know-how, supports our competitive positions.
We are committed to market-leading innovation and product development and maintain dedicated innovation, development and engineering centers in the United States and Europe to support these efforts. These facilities focus on three main areas: (i) innovations that provide enhanced product design, differentiation and user friendliness for our customers and end-use consumers; (ii) innovations that reduce input costs to generate cost savings for both our customers and us (downgauging); and (iii) developments to meet evolving product safety standards and regulations.
Revenues for the year ended December 31, 2020 were $3,451 million. Adjusted EBITDA and net cash from operating activities for the year ended December 31, 2020 were $545 million and $334 million, respectively.
The following charts illustrate the breakdown of total revenue of our two operating and reportable segments, Europe and Americas, for the years ended December 31, 2020, 2019 and 2018:
Sustainability
Sustainability is a core pillar of our business, recognizing that long-term economic viability is dependent upon having a sustainable business model.
Our sustainability focus is centered on minimizing the impact of our operations and products on the environment, promoting a healthy, safe and inclusive workplace for our employees and contributing positively to the communities in which we operate. We have a Sustainability Committee to oversee our sustainability initiatives, supported by our sustainability function.
In pursuance of our environmental objective we seek to promote recycling of our products, enhance our product design and target continuous improvement in our processes. Metal is infinitely recyclable, without any degradation in quality, differentiating it from many other packaging substrates. We expect these attributes to continue to enhance our products’ appeal, as consumer awareness of sustainability and the environment grows.
Recycling rates for aluminum beverage cans are relatively high in the geographies in which we operate, estimated at 56% in the United States, 76% in Europe and 98% in Brazil as of 2018-2019. The use of recycled aluminum reduces energy consumption by over 90% compared with the alternative of producing aluminum cans from its virgin source.

We continuously aim to reduce the material and resource usage in the manufacturing of our products through lightweighting of our metal beverage cans. In addition, we have established specialist groups across our business and promote best practice sharing, in order to drive continuous improvement in our processes.
In 2020, the Ardagh Group revised its sustainability strategy and set new targets, which apply to our business, including a 27% reduction in the Ardagh Group’s carbon emissions by 2030. These targets will be achieved through a wide range of initiatives, including (i) greater usage of renewable energy, including the installation of solar projects in multiple production facilities, (ii) promoting the use of recycled content, (iii) pursuing energy-efficiency projects across the Ardagh Group’s plant network, (iv) procuring electricity from renewable sources (v) sourcing sustainable inputs from the Ardagh Group’s supplier base and (vi) minimizing VOC and NOx emissions.
The Ardagh Group has committed to adopt science-based sustainability targets through the Science-Based Targets initiative, which also apply to our business, whereby the Ardagh Group will set specific goals for reducing greenhouse gas emissions in alignment with the Paris Agreement 2015, under which governments mutually pledged to limit the increase in global temperatures to 1.5 degrees Celsius.
The Ardagh Group is a signatory to the United National Global Compact, and its strategy is linked to specific development goals, including Affordable and Clean Energy (Sustainable Development Goal #7), Responsible Consumption and Production (#12), Climate Action (#13), Partnerships for the Goals (#17), Good Health and Wellbeing (#3), Quality Education (#4) and Gender Equality (#5).
The Ardagh Group has been awarded Leadership Class ratings by CDP (formally the Carbon Disclosure Project), gaining an A- with respect to climate change and an A- with respect to water management.
We aim to ensure a safe and healthy workplace for all of our employees by embedding a culture of safety awareness. Broad principles are supported by detailed policies and procedures to minimize accidents and injuries through continuous training and education. We are committed to promoting diversity and inclusion in the workplace and are establishing diversity and inclusion councils across our business units.
We are a significant local employer and seek to play a positive role in our communities. This can involve promoting educational linkages with the community, through internships and apprenticeships, engaging with schools in relation to environmental awareness and recycling, and by promoting and supporting initiatives to help local charities and good causes.
Our Competitive Strengths
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Leader in Metal Beverage Packaging.   We believe we are one of the leading suppliers of metal beverage can packaging solutions, capable of supplying multi-national, national and regional beverage producers in our target markets. We believe that we are the #2 supplier of metal beverage cans by value in Europe. In addition, we believe that we are the #3 supplier of metal beverage cans by value in each of the United States and Brazil. We believe the combination of our extensive footprint, proximity to customers, efficient manufacturing and high level of customer service underpins our leading positions.

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Long-term relationships with diverse blue-chip customer base.   We supply some of the world’s best-known beverage brands with sustainable, innovative packaging solutions and have been recognized with numerous industry awards. We have longstanding relationships with many of our major customers, which include leading multinational, national and regional beverage companies. Some of our major customers include AB InBev, Britvic, Coca-Cola, Diageo, Heineken, Mark Anthony Brands, Monster Beverage, National Beverage Company, PepsiCo and Grupo Petrópolis, among others. In recent years, in North America in particular, we have significantly diversified our customer base by growing our business with customers in faster-growing end-use categories, including hard seltzers, sparkling waters, energy drinks and other beverages, as well as by adding new customers.

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Focus on stable economies and generally growing product demand.   We derive over 89% of our revenues from Europe and North America, which are mature economies characterized by generally predictable consumer spending and relatively low cyclicality, with the balance largely derived from the

Brazil beverage market. Our revenues are entirely generated from beverage end-use categories, including beer, carbonated soft drinks, energy drinks, hard seltzers, juices, sparkling waters, teas and other alcoholic and non-alcoholic beverages, demand for which is generally less impacted by economic cycles. In Europe, North America and Brazil, demand for metal beverage cans has accelerated in recent years, principally driven by new beverage product innovations, increased awareness by consumers of sustainability and, notably in Brazil, structural pack mix shifts by our customers. For our customers, beverage cans are more efficient to fill and easier to transport and store than other substrates. These advantages, together with beverage cans’ high level of recyclability, combine to provide our customers the lowest total cost of ownership.
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Highly contracted revenue base.   Over 80% of our revenue is backed by multi-year supply agreements, ranging from two to seven years in duration, with the remainder largely pursuant to annual arrangements. A significant proportion of our sales volumes are supplied under contracts which include mechanisms that help to protect us from earnings volatility related to input costs, including aluminum and energy. Specifically, such arrangements include (i) multi-year contracts that include input cost pass-through and/or margin maintenance provisions and (ii) one-year contracts that allow us to negotiate pricing levels for our products on an annual basis at the same time that we determine our input costs for the relevant year.

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Well-invested asset base with significant scale and operational excellence.   We operate 23 strategically-located production facilities in 9 countries, enabling us to efficiently serve our customers with high quality and innovative products and services across multiple geographies. We pursue continuous improvement in our facilities and promote a culture of consistently pursuing excellence through standardizing and sharing best practices across our network of plants. We believe the total value proposition we offer our customers, in the form of geographic reach, customer service, product quality, reliability, design and innovation will enable us to continue to drive growth and profitability.

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Significant and growing specialty can capacity.   We have a significant presence in the specialty can segment, which our industry defines as all cans other than 12-ounce 211 diameter cans in the Americas, and all cans other than 330ml and 500ml 211 diameter cans in Europe. Specialty cans include slim cans, sleek cans and cans of a standard diameter but special height. The specialty can segment has grown at a faster rate than the standard can segment in recent years and typically offers more attractive margins. In 2020, specialty cans represented 43% of our total can shipments, with strong representation in both the Europe and Americas segments. Specialty can expansion represents over 80% of the capacity expansion under the $1.8 billion business growth investment program, following which we expect specialty cans will represent approximately 55% to 60% of our total capacity.

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Attractive presence in faster-growing end-use categories.   Different beverage categories are experiencing varying rates of growth in the markets we serve. We have targeted growth in faster growing end-use categories of the beverage markets we serve, including hard seltzers and sparkling waters in North America and beer in Europe and in Brazil, while reducing our exposure to other end-use categories. We believe the mix of end-use categories we serve positions us well to continue to grow our business over the medium term.

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Infinitely recyclable products respond to growing sustainability awareness.   Metal beverage cans are infinitely recyclable without loss of quality. We estimate recycling rates to be at 76% in Europe, 56% in the United States and 98% in Brazil as of 2018-2019. We believe that an increasing awareness of the benefits of sustainable packaging in many of our markets will favor pack mix shifts to metal beverage cans in the future. We also believe that legislative and other measures designed to increase recycling rates will favor our substrates in the future.

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Technical leadership and innovation.   We have advanced technical and manufacturing capabilities in metal beverage packaging, including research and development and engineering centers in the United States and Europe, principally based in Elk Grove, Illinois, and Bonn, Germany. Our capabilities have enabled us to develop product and process innovations to meet the dynamic needs of our customers. We have significant expertise in the production of value-added metal beverage cans, principally aluminum, with features such as high-quality graphic designs, colored tabs and tactile finishes. We produce metal beverage cans in a range of sizes and have been a leader in the introduction of lighter aluminum cans.

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Proven track record of generating attractive returns through organic expansion, strategic investment and continuous improvement.   The Ardagh Group has grown its business since acquisition in 2016, through a combination of organic expansion, strategic investment and continuous improvement. The Ardagh Group has increased its exposure to faster growing categories of the beverage market, as well as diversifying its customer base, notably in North America, thereby improving its mix. The Ardagh Group has also made strategic investments, including the construction of its ends plant in Manaus, Brazil, in 2018 which allowed it to become self-sufficient for ends supply in that market, as well as converting its Rugby, UK, facility from steel to aluminum beverage cans. In addition, the Ardagh Group has focused on continuous improvement across its businesses to optimize costs and drive efficiencies. We expect our principal focus to be on growth through organic expansion and strategic development and investment with new and existing customers, including through the announced business growth investment program. We believe that we can maintain and grow attractive margins through business mix optimization, growth with new and existing customers, efficiency gains, cost reduction, working capital optimization and disciplined capital allocation.

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Experienced management team with a proven track record and high degree of shareholder alignment.    Members of our management team with extensive experience in the metal beverage packaging industry have demonstrated their ability to manage costs, adapt to changing market conditions, undertake strategic investments and acquire and integrate new businesses, thereby driving significant value creation. Our Chairman has a high degree of indirect ownership in our Company, as a company owned by him owns approximately 25% of the ordinary share capital of ARD Holdings S.A., the ultimate parent company of AGSA. In addition, through its non-controlling interest in the Yeoman group of companies, that company has an interest in a further approximate 34% of the ordinary shares of ARD Holdings S.A. We believe this ownership promotes efficient capital allocation decisions and results in strong shareholder alignment and commitment to further shareholder value creation.

Our Business Strategy
Our principal objective is to increase long-term shareholder value by achieving growth in Adjusted EBITDA and cash generation. We aim to achieve this objective through organically growing our business, but will also evaluate other acquisitions and strategic opportunities to enhance shareholder value. We plan to pursue these objectives through the following strategies:
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Grow Adjusted EBITDA and cash flow.   We seek to leverage our extensive footprint, proximity to customers, efficient manufacturing and high level of customer service to grow revenue with new and existing customers, improve our productivity, and reduce our costs. To increase Adjusted EBITDA, we will take actions with respect to our assets and invest in business growth opportunities, in line with our stringent investment criteria. To increase cash generation, we actively manage our working capital and capital expenditures. The Ardagh Group announced a business growth investment program that will see $1.8 billion invested in our business in the period from 2021 to 2024, the implementation of which is expected to grow our revenue, Adjusted EBITDA and cash flow generation.

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Continue to enhance product mix and profitability.   We have enhanced our product mix over the years by replacing lower margin business with higher margin business and by pursuing growth opportunities in new and emerging end-use categories of the beverage markets. We will continue to develop long-term partnerships with existing and new customers, including new and emerging growth customers, and selectively pursue such opportunities that will grow our business and improve our overall profitability. We are investing in significantly growing our specialty can mix and our investments will be supported by long-term customer contracts and commitments.

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Emphasize operational excellence and optimize manufacturing base.   In managing our businesses, we seek to improve our efficiency, control our costs and preserve and expand our margins. We aim to consistently reduce total costs through implementing operational efficiencies, promoting continuous improvement and investing to enhance our production capacity. We will continue to take actions to enhance efficiency through continuous improvement, best practice sharing and investment, enabling us to serve our existing and new customers’ exacting requirements for sustainable packaging.

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Enhance our environmental and social sustainability impact.   We will continue to improve the sustainability profile of our business. In 2020, the Ardagh Group updated its sustainability targets, which apply to our business, including a 27% reduction in the Ardagh Group’s carbon emissions by 2030, in addition to committing to adoption of science-based targets through the Science-Based Targets initiative, both of which apply to our business. We seek to ensure that we meet the evolving requirements of end consumers and our customers, while creating a safe and inclusive environment for our employees, contributing positively to the communities in which we operate, improving our efficiency, controlling our costs and preserving and expanding our margins, while at the same time growing our revenue, Adjusted EBITDA and free cash flow generation.

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Evaluate and pursue strategic opportunities.   We are a leading player in the beverage can sector in Europe, North America and Brazil, all of which are markets where beverage can demand is projected to grow. Our principal near and medium term focus is to organically grow our business through the implementation of the business growth investment program from 2021-2024 to support our customers’ growth in each region. We may also evaluate and pursue other strategic opportunities, to grow with existing or new customers, including in new markets that offer attractive risk-adjusted returns, in line with our stringent investment criteria and focus on enhancing shareholder value.

Industry Overview
We operate in the beverage can segment of the consumer metal packaging industry.
The beverage can sector is growing in each of Europe, North America and Brazil. In each of these markets demand for metal beverage cans has accelerated in recent years, principally driven by new beverage product innovations, increased awareness by consumers of sustainability and, notably in Brazil pack mix shifts. In addition, the convenience of filling, transporting and stocking beverage cans, compared with alternative substrates are believed to be contributing to this growth. Growth in unit volumes of specialty beverage cans has exceeded growth in standard beverage cans, thereby increasing specialty can penetration, a trend that is expected to continue.
We believe the purchasing decisions of retail consumers are significantly influenced by packaging. Consumer product manufacturers and marketers are increasingly using packaging to position their products in the market and differentiate them from alternative products. A growing awareness of sustainability issues among consumers, as well as potential regulatory or legislative changes in this area, are also expected to influence future packaging decisions by consumer product manufacturers. The development and production of premium, differentiated packaging products with additional value-added features require a higher level of design capabilities, manufacturing and process know-how and quality control than for more standardized products.
Customers
We operate production facilities in Europe, the United States and Brazil, and we sell metal beverage cans to multinational, regional and national customers in these regions. We supply leading manufacturers in each of the markets it serves, including AB InBev, Britvic, Coca-Cola, Diageo, Heineken, Mark Anthony Brands, Monster Beverage, National Beverage Company, PepsiCo and Grupo Petrópolis, among others.
The top ten AMPSA customers represented approximately 64% of our revenue in 2020. We estimate that over 80% of our revenue is backed by multi-year supply agreements, ranging from two to seven years in duration. These contracts generally provide for the pass-through of metal price fluctuations and, in most cases, most of variable cost movements, while others have tolling arrangements whereby customers arrange for the procurement of metal themselves. In addition, within multi-year relationships, both parties can work together to streamline the product, service and supply process, leading to significant cost reductions and improvements in product and service, with benefits arising to both parties. Wherever possible, we seek to enter into multi-year supply agreements with customers. In other cases, sales are made under commercial supply agreements, typically of one-year’s duration, with prices based on expected purchase volumes.
Competitors
Our principal competitors include Ball Corporation, Crown Holdings, and Can Pack.

Raw Materials and Suppliers
The principal raw materials used in our business are aluminum, steel, coatings and lining compounds. Over 95% of our metal raw material spend in 2020 related to aluminum. Our major aluminum suppliers include Constellium, Speira (formerly owned by Hydro), Novelis and Tri-Arrows.
We continuously seek to minimize the price of raw materials and reduce our exposure to price movements in a number of ways, including the following:
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harnessing the scale of our global metal purchasing requirements, to achieve better raw materials pricing;

•
entering into variable-priced pass-through contracts with customers, whereby selling prices are indexed to the price of the underlying raw materials;

•
maintaining our focus on metal content reduction;

•
continuing the process of reducing spoilage and waste in manufacturing;

•
rationalizing the number of both specifications and suppliers; and

•
hedging the price of aluminum ingot and the related euro/U.S. dollar exposure.

Aluminum is typically purchased under three-year contracts, with prices that are fixed in advance. Despite an increase in the level of aluminum production being targeted to new end-use applications, including automotive and aerospace, we believe that adequate quantities of the relevant grades of packaging aluminum will continue to be available from various producers and that we are not overly dependent upon any single supplier. Some of our aluminum requirements are subject to tolling arrangements with our customers, whereby risk and responsibility for the procurement of aluminum is managed by the customer.
Distribution
We use various freight and haulage contractors to make deliveries to customer sites or warehousing facilities. In some cases, customers make their own delivery arrangements and therefore may purchase from us on an ex-works basis. Warehousing facilities are primarily situated at our manufacturing facilities; however, in some regions, networks of externally-rented warehouses at strategic third-party locations, close to major customers’ filling operations are used.
Innovation, Engineering and Development
The majority of our innovation, development and engineering activities are concentrated at our regional technical center in Elk Grove, Illinois and at our research facility in Bonn, Germany. These centers focus on identifying and serving the existing and potential needs of customers, including the achievement of cost reductions, particularly metal content reduction, and meeting new and anticipated legislative requirements, as well as providing technology, engineering and support services to our production facilities and customers.
We currently hold and maintain a number of patent families, filed in several jurisdictions and covering a range of different products.
Manufacturing and Production
As of December 31, 2020, we operated 23 production facilities in 9 countries. Our plants are currently located in 7 European countries, as well as in Brazil and the United States.

The following table summarizes our principal production facilities as of December 31, 2020.
Location	Number of Production Facilities
United States(1)	8
Germany	4
Brazil	3
United Kingdom	3
Other European countries(2)	5
23

(1)
In December 2020, we acquired a facility in Huron, Ohio, which is under development but not yet in operation. This facility is not reflected in the number of production facilities above.

(2)
One facility in each of Austria, France, The Netherlands, Poland and Spain.

Employees
As of December 31, 2020, we had approximately 4,900 employees, of which approximately 2,900 were located in Europe, approximately 1,300 were located in the United States and approximately 700 employees were located in Brazil.
We strive to maintain a safe working environment for all of our employees, with safety in the workplace being a key objective, measured through individual accident reports, detailed follow-up programs and key performance indicator reporting. We believe that our safety record is among the best in the industry.
The majority of our employees are members of labor unions or are subject to centrally negotiated collective agreements. We generally negotiate national contracts with our unions, with variations agreed at the local plant level. Most such labor contracts have a duration of one to two years. Our management believes that, overall, our current relations with our employees are good.
For the employees of our subsidiaries located in countries of the European Union, the Ardagh Group has established a European Works Council (“EWC”) in compliance with EU directives. The EWC acts as a communications conduit and consultative body between our EU subsidiaries and our employees. All the elected EWC country employee representatives meet at least once a year and senior management attends an annual EWC Forum meeting.
The EWC has the right to be notified of any special circumstances that would have a major impact on the interests of employees. In order to facilitate this process in an efficient and effective way, the EWC has elected a Select Committee which meets at least four times a year with a senior management delegation to discuss any matters which are of interest for the EWC.
EWC delegates are elected for four-year terms on the basis of legal principles or practices in the relevant countries, while the allocation of EWC delegates between countries is governed by EU directives.
Environmental, Health and Safety and Product Safety Regulations
AMPSA’s operations and properties are regulated under a wide range of laws, ordinances and regulations and other legal requirements concerning the environment, health and safety and product safety in each jurisdiction in which we operate. We believe that our manufacturing facilities are in compliance, in all material respects, with these laws and regulations.
The principal environmental issues facing AMPSA include the environmental impact of the disposal of water used in AMPSA’s production processes, generation and disposal of waste, the receiving, use and storage of hazardous and non-hazardous materials, the potential contamination and subsequent remediation of land, surface water and groundwater arising from AMPSA’s operations and the impact on air quality through gas and particle emissions, including the emission of greenhouse gases.

Our substantial operations in the EU are subject to, among additional requirements, the requirements of the EU Industrial Emissions Directive (“IED”) which requires that operators of industrial installations, including can making installations, take into account the whole environmental performance of the installation and obtain and maintain compliance with a permit, which sets emission limit values that are based on best available techniques.
Furthermore, the EU Directive on environmental liability with regard to the prevention and remedying of environmental damage aims to make those who cause damage to the environment (specifically damage to habitats and species protected by EU law, damage to water resources and land contamination which presents a threat to human health) financially responsible for its remediation. It requires operators of industrial premises (including those which hold a permit governed by the IED) to take preventive measures to avoid environmental damage, inform the regulators when such damage has or may occur and to remediate contamination.
Our U.S. operations are also subject to stringent and complex U.S. federal, state and local laws and regulations relating to environmental protection, including the discharge of materials into the environment, health and safety and product safety including, but not limited to: the U.S. federal Clean Air Act, the U.S. federal Water Pollution Control Act of 1972, the U.S. federal Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”). These laws and regulations may, among other things (i) require obtaining permits to conduct industrial operations; (ii) restrict the types and quantities and concentration of various substances that can be released into the environment; (iii) result in the suspension or revocation of necessary permits, licenses and authorizations; (iv) require that additional pollution controls be installed and (v) require remedial measures to mitigate pollution from former and ongoing operations, including related natural resource damages. Specifically, certain U.S. environmental laws, such as CERCLA, or Superfund, and analogous state laws, provide for strict, and under certain circumstances, joint and several liability for the investigation and remediation of releases or the disposal of regulated materials into the environment including soil and groundwater, as well as for damages to natural resources.
In North America, sales of beverage cans are affected by governmental regulation of packaging, including deposit return laws. As of January 1, 2019, there were ten U.S. states with container deposit laws in effect, requiring consumer deposits of between 5 and 15 cents (USD), depending on the size of the container or product. In Canada, there are 10 provinces and three territories. Deposit laws cover some form of beverage container in all provinces and territories except the territory of Nunavut, which does not have a deposit program. The range for deposits are between 5 and 40 cents (Canadian Dollar), depending on size of container and type of beverage.
A wider roll out of packaging deposit return systems in Europe, such as that proposed in Scotland from July 2022, can lead to cost increases for collection and recycling of beverage cans and therefore potentially have impacts on the packaging material mix at retailers.
Many beverages and containers, particularly new product innovations and unique alcohol beverage products, are not clearly defined in U.S. and Canadian deposit laws. The text of some U.S. and Canadian deposit laws expressly exempts certain beverages or containers from application of the deposit laws. In many states, certain common beverage categories are simply not found in the text of the deposit law. Local agencies provide final decisions on the application of deposit laws. Many states are defining their own beverage categories with local agencies providing final decisions on the application of deposit laws.
We are also committed to ensuring that safe operating practices are established, implemented and maintained throughout our organization. In addition, we have instituted active health and safety programs throughout our business. See the section entitled “Risk Factors — Risks Relating to AMPSA — AMPSA is subject to various environmental and other legal requirements and may be subject to new requirements of this kind in the future that could impose substantial costs upon AMPSA.”
Legal Proceedings
AMPSA is involved from time to time in various claims and lawsuits arising in the ordinary course of business, such as employee claims, disputes with its suppliers, environmental liability claims and intellectual property disputes. We believe that none of these proceedings, either individually or in aggregate, are expected to have a material adverse effect on its business, financial condition, results of operations or cash flows.
History and Development
The Ardagh Group traces its origins back to 1932 in Dublin, Ireland, when the Irish Glass Bottle Company was founded and listed on the Irish Stock Exchange. The Ardagh Group operated a single glass plant in Dublin, largely serving the domestic beverage and food customer base until 1998, when Yeoman International, led by the current Ardagh Group Chairman and Chief Executive Officer and major shareholder, Paul Coulson, took an initial stake in Ardagh, becoming Chairman later that year.
Since 1999, the Ardagh Group has played a major role in the consolidation of the global metal and glass packaging industries, completing 23 acquisitions and significantly increasing its scope, scale, and geographic presence.
AMPSA was incorporated under the laws of the Grand Duchy of Luxembourg on January 20, 2021 as a public limited liability company (société anonyme) having its registered office at 56, rue Charles Martel, L-2134 Luxembourg, Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 251465. AMPSA currently operates 23 production facilities globally, located in Europe (12), North America (8) and Brazil (3). These comprise 19 facilities producing beverage cans and four facilities producing can ends. The history and development of AMPSA’s production facility footprint has been as follows:
•
In June 2016, the Ardagh Group acquired the assets required to be divested by Ball Corporation and Rexam PLC to gain approval for the acquisition of Rexam PLC by Ball Corporation. The divested assets comprised 22 production facilities, located in Europe (12), North America (8) and Brazil (2).

•
The twelve production facilities acquired by the Ardagh Group in Europe comprised ten former Ball Corporation plants, as well as two former Rexam PLC production facilities. Ball Corporation had established and grown its presence in Europe, principally through the acquisition of Schmalbach-Lubeca in 2008, at the time the second largest manufacturer of beverage cans in Europe. Rexam PLC had established and grown its beverage can business in Europe through the acquisitions of PLM, AB, a Swedish-listed beverage can and glass bottle manufacturer, acquired in 1999, and American National Can Corporation, acquired in 2000, as well as organic investments in new capacity. The eight production facilities acquired in North America represented part of the former Rexam PLC business. Finally, the two production facilities in Brazil were formerly owned by Latapack-Ball, a joint venture in which Ball Corporation had held an approximately 60% stake. In December 2015, Ball Corporation acquired full ownership of this joint venture, prior to divesting these two production facilities.

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In 2018, we completed the construction of a greenfield production facility in Manaus, Brazil, which supplies can ends to our can production facilities in Jacarei, Brazil and Alagoinhas, Brazil.

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In October 2020, the Ardagh Group announced a $1.8 billion business growth investment program to grow the Metal Beverage Packaging ($1.5 billion) and Glass Packaging business. In February 2021, the Ardagh Group announced its decision to undertake additional investments increasing its total investment in the business growth investment program to $2.1 billion, with a total $1.8 billion investment to grow the Metal Beverage Packaging business in the period from 2021 to 2024.

•
In December 2020, the Ardagh Group acquired a large brownfield and building site in Huron, Ohio, which it intends to convert into a new beverage can and ends plant, commencing production in late 2021.

See also the section entitled “Summary of the offer to exchange/prospectus — Recent Development — Business Combination.”
The SEC maintains a website at www.sec.gov that contains reports, information statements and other information regarding registrants like us that file electronically with the SEC.

We routinely post important information on the AMPSA website at https://www.ardaghmetalpackaging.com/corporate/investors. This website and the information contained therein or connected thereto shall not be deemed to be incorporated into this offer to exchange/prospectus.
Organizational Structure
The following table provides information relating to our principal operating subsidiaries, all of which are wholly owned:
Company	Country of Incorporation
Ardagh Metal Beverage Manufacturing Austria GmbH	Austria
Ardagh Metal Beverage Trading Austria GmbH	Austria
Latas Indústria de Embalagens de Alumínio do Brasil Ltda.	Brazil
Ardagh Indústria de Embalagens de Metálicas do Brasil Ltda.	Brazil
Ardagh Metal Beverage Trading France SAS	France
Ardagh Metal Beverage France SAS	France
Ardagh Metal Beverage Trading Germany GmbH	Germany
Ardagh Metal Beverage Germany GmbH	Germany
Ardagh Metal Beverage Trading Netherlands B.V.	Netherlands
Ardagh Metal Beverage Netherlands B.V.	Netherlands
Ardagh Metal Beverage Trading Poland Sp. z o.o	Poland
Ardagh Metal Beverage Poland Sp. z o.o	Poland
Ardagh Metal Beverage Trading Spain SL	Spain
Ardagh Metal Beverage Spain SL	Spain
Ardagh Metal Beverage Europe GmbH	Switzerland
Ardagh Metal Beverage Trading UK Limited	United Kingdom
Ardagh Metal Beverage UK Limited	United Kingdom
Ardagh Metal Beverage USA Inc.	United States

MANAGEMENT OF AMPSA
References in this section to “we,” “our,” “us,” the “Company,” or “AMPSA” generally refer to AMPSA and its consolidated subsidiaries.
Management and Board of Directors
Set forth below is information concerning our directors and officers as of the date of this offer to exchange/prospectus including their names, ages and positions. There are no family relationships among the executive officers or between any executive officer or director. All executive officers are appointed by the board of directors to serve in their roles. Each executive officer is appointed for such term as may be prescribed by the board of directors or until a successor has been chosen and qualified or until such officer’s death, resignation or removal. The business address of all executive officers and directors is 56, rue Charles Martel, L-2134 Luxembourg, Luxembourg.
Name	Age	Title	Class	Expiration of Current Directorship Term
Paul Coulson	69	Chairman	Class III	The AGM of AMPSA to be held in 2024
Shaun Murphy	54	Vice-Chairman	Class II	The AGM of AMPSA to be held in 2023
Oliver Graham	53	Chief Executive Officer and Director	Class II	The AGM of AMPSA to be held in 2023
David Matthews	57	Director	Class II	The AGM of AMPSA to be held in 2023
Abigail Blunt	59	Non-Executive Director	Class III	The AGM of AMPSA to be held in 2024
Yves Elsen	63	Non-Executive Director	Class I	The AGM of AMPSA to be held in 2022
Elizabeth Marcellino	63	Non-Executive Director	Class II	The AGM of AMPSA to be held in 2023
Damien O’Brien	65	Non-Executive Director	Class I	The AGM of AMPSA to be held in 2022
The Rt. Hon. the Lord Hammond of Runnymede	65	Non-Executive Director	Class III	The AGM of AMPSA to be held in 2024
Hermanus Troskie	51	Non-Executive Director	Class I	The AGM of AMPSA to be held in 2022
Edward White	73	Non-Executive Director	Class III	The AGM of AMPSA to be held in 2024
Additionally, David Bourne is the Chief Financial Officer of AMPSA.
Backgrounds of Our Directors and Officers
Paul Coulson
Paul Coulson graduated from Trinity College Dublin with a business degree in 1973. He spent five years with Price Waterhouse in London and Dublin and qualified as a Chartered Accountant in 1978. He then established his own accounting firm before setting up Yeoman International in 1980 and developing it into a significant leasing and structured finance business. In 1998 he became Chairman of Ardagh and initiated the transformation of Ardagh from a small, single plant operation into a leading global packaging company. Over the last 30 years he has been involved in the creation and development of a number of businesses apart from Yeoman and Ardagh. These include Fanad Fisheries, a leading Irish salmon farming company, and Sterile Technologies. Prior to its sale to Stericycle, Inc. in 2006, Sterile Technologies had been developed into the leading medical waste management company in the United Kingdom and Ireland.
Shaun Murphy
Shaun Murphy was appointed Chief Operating Officer and Director of Ardagh in 2019. Prior to joining Ardagh, he was a partner at KPMG for almost 20 years and completed a six-year term as Managing Partner of KPMG in Ireland in 2019. Mr. Murphy also served as the Lead Director on KPMG’s Global Board from 2015 until 2019. He holds a business degree from University College Dublin and is a Chartered Accountant.
Oliver Graham
Oliver Graham was CEO of Ardagh’s Global Metal Beverage business, comprising Europe, North America and South America, a position he has held since January 1, 2020. Before taking up this role, Mr. Graham was CEO of Metal Beverage Europe with responsibility for Metal Beverage Brazil, as well as being Ardagh Group S.A. Commercial Director. He joined Ardagh in 2016 following the acquisition of the metal beverage business, prior to which he was Group Commercial Director at Rexam PLC. Mr. Graham joined Rexam PLC in 2013 from The Boston Consulting Group, where he was a partner.
David Matthews
David Matthews was appointed Chief Financial Officer and director of Ardagh in 2014. Prior to joining Ardagh, Mr. Matthews held various senior finance positions at DS Smith plc and Bunzl plc. Mr. Matthews qualified as a Chartered Accountant in 1989 with Price Waterhouse in London and holds an engineering degree from the University of Southampton.
Abigail Blunt
Abigail Blunt currently serves as Global Head of Government Affairs and Advisor to the Board of The Kraft Heinz Company. Prior to joining Kraft Foods Global, a predecessor to Kraft Heinz, in 2007, Ms. Blunt was Senior Director of Federal Government Relations at Altria Corporate Services Inc., which she joined in 2001. Earlier in her career, Ms. Blunt gained extensive legislative and political experience as Finance Director of the National Republican Congressional Committee, as Foundation Director with the US Chamber of Commerce and as a legislative aide in the US House of Representatives. She is a member of The Economic Club of Washington.
Yves Elsen
Yves Elsen is CEO and managing partner of HITEC Luxembourg S.A., a Luxembourg-based industrial and technology company serving contractors in over 20 countries around the world. Prior to this, Mr. Elsen founded and led SATLYNX S.A., following extensive experience with listed satellite operator SES — Société Européenne des Satellites S.A. He was a member of the supervisory board of Villeroy & Boch AG from 2013 to 2019 and its Chairman from 2017. Mr. Elsen is Chairman of the board of governors of the University of Luxembourg.
Elizabeth Marcellino
Elizabeth Marcellino is a writer and journalist reporting on a wide range of policy issues for Los Angeles-based City News Service. She was previously a managing director at Goldman Sachs Group, Inc., where she worked from 1991 to 2004 in investment banking, portfolio management, and private equity, with a focus on the real estate industry. Ms. Marcellino serves as a member of the board of directors of Gores Holdings VI, Gores Holdings VII, Gores Guggenheim and sits on the national board of Jumpstart for Young Children, a nonprofit organization. She earned a B.A. in Economics from the University of California, Los Angeles and an M.B.A. in Finance and Real Estate from The Wharton School of the University of Pennsylvania.
Damien O’Brien
Damien O’Brien has served as CEO of Egon Zehnder from 2008 to 2014 and as its Chairman from 2010 to 2018. Mr. O’Brien joined Egon Zehnder in 1988 and since then he has been based in Australia, Asia and Europe. He is also a member of the boards of IMD Business School in Lausanne, Switzerland, and St. Vincents Health Australia.
The Rt Hon. the Lord Hammond of Runnymede
The Rt Hon. the Lord Hammond of Runnymede has had a distinguished career in British politics. A Member of Parliament of the United Kingdom from 1997 to 2019, he held a range of ministerial offices, most recently serving as Chancellor of the Exchequer from 2016 to 2019. Prior to this, he served as Foreign Secretary from 2014 to 2016, as Defense Secretary from 2011 to 2014 and as Transport Secretary from 2010 to 2011.
Hermanus Troskie
Hermanus Troskie has been a director of Ardagh since 2009. Mr. Troskie is the Deputy CEO at Maitland, a global advisory and administration firm. He has extensive experience in the areas of international corporate structuring, cross-border financing and capital markets, with a particular interest in integrated structuring for entrepreneurs and their businesses. Mr. Troskie is a director of companies within the Yeoman group of companies, and other private and public companies. He qualified as a South African Attorney in 1997, and as a Solicitor of the Senior Courts of England and Wales in 2001. Mr. Troskie is based in Luxembourg.
Edward White
Edward White has been an Executive Professor of Finance in the Mays Business School at Texas A&M University since 2014. He was formerly a Senior Vice President and the Chief Financial Officer of Owens-Illinois, Inc. for seven years until his retirement in 2012. During his 38-year career with O-I, he worked in a variety of management roles across finance, manufacturing and marketing. His international experiences included senior management positions as an expatriate in Finland, Poland, France and Switzerland. Mr. White holds a Masters in Business Administration from the University of Hawaii and a Bachelors in Business Administration from Indiana University.
Senior Management
David Bourne
David Bourne joined Ardagh in 2014 as Finance Director Operations with responsibility for transformational organic and M&A finance initiatives within the Ardagh Group. He was appointed Chief Financial Officer of Global Beverage in 2020. Mr. Bourne previously has 20 years’ experience with KPMG including long-term secondments to DS Smith plc supporting their acquisition of SCA Packaging and AstraZeneca plc supporting their divestment of Cellmark Diagnostics. Mr. Bourne is qualified as a Chartered Accountant and holds an accounting and economics degree from the University of Reading.
Compensation of AMPSA Key Management and Directors
AMPSA was formed on January 20, 2021 and did not have any key management or directors prior to formation. The aggregate amount of compensation our key management (including directors) received from Ardagh Group S.A. for service to manage the AMP Business for the year ended December 31, 2020 was approximately $3.2 million, and no amount was set aside or accrued to provide pension, retirement or similar benefits to these individuals in this capacity. See note 22(i) of the Combined Financial Statements for additional details of key management compensation.
AMPSA has established a compensation program for our non-employee directors. In 2021, the aggregate amount of our non-employee directors’ compensation is expected to be approximately $1.6 million, in the form of a cash retainer for the performance of duties as a director. The non-employee directors’ compensation program is expected to allow each non-employee director the opportunity to elect to receive AMPSA Shares in lieu of a portion of the annual cash retainer payable to the non-employee director under the program. We also reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including, without limitation, travel expenses in connection with their attendance in-person at board of directors and committee meetings. Directors who are employees do not receive any compensation for their services as directors.
Controlled Company
AMPSA Shares are listed on NYSE. Under NYSE’s current listing standards, AMPSA qualifies for and avails of certain of the controlled company exemptions under the corporate governance rules of NYSE. As a controlled company, we are not required to have (1) a majority of “independent directors” on our board of directors, as defined under the rules of NYSE, (2) a compensation committee and a nominating and governance committee composed entirely of “independent directors” or (3) an annual performance evaluation of the compensation and nominating and governance committees.
Board of Directors
Composition of Our Board of Directors
Our board of directors consists of 11 members. Our board of directors consists of such number of directors as the general meeting of shareholders may from time to time determine, provided that the board of directors is composed at all times of no fewer than three (3) directors and no more than fifteen (15) directors.
Our articles of association provide for three different classes of directors designated Class I, Class II and Class III. The Class I Directors are appointed for a one (1) year term of office, the Class II Directors are appointed for a two (2) year term of office and the Class III Directors are appointed for a three (3) year term of office. At each succeeding annual general meeting, successors to the class of Directors whose term expires at that annual general meeting shall be elected for a three (3) year term of office.
Election of Directors
The holders of the shares have the right to elect the board of directors at a general meeting of shareholders by a simple majority of the votes validly cast. The existing directors have the right to appoint persons to fill vacancies, which persons may hold office until the following general meeting of shareholders.
Service Contracts of Directors
There are no service contracts between us and any of our current non-employee directors providing for benefits upon termination of their service. For a discussion of compensation, including post-termination benefits, of employee directors, see the section entitled “Management of AMPSA — Compensation of AMPSA Key Management and Directors” above.
Board of Directors Powers and Functions
The board of directors has the power to take any action necessary or useful to realize the corporate objects of the Company, with the exception of the powers reserved by Luxembourg law or by AMPSA’s articles of association to the general meeting of shareholders. Directors must act with diligence and in good faith in performing their duties and in the corporate interest of the company. The expected behavior of a director is that of a normally prudent person, in a like position, having the benefit, when making such a decision, of the same knowledge and information as the directors having made the decision.
Board of Directors Meetings and Decisions
We expect that all of the resolutions of the board of directors will be adopted by a simple majority of votes cast in a meeting at which a quorum is present. A member of the board of directors may authorize another member of the board of directors to represent him/her at the board meeting and to vote on his/her behalf at the meeting.
Our board of directors meets as often as it deems necessary to conduct the business of the Company.

Experience of Directors
We believe that the composition of the board of directors, which includes a broad spread of nationalities, backgrounds and expertise, provides the breadth and depth of skills, knowledge and experience that are required to effectively lead an internationally diverse business with interests spanning three continents and nine individual countries.
We believe our directors have broad-based international business expertise and have gained significant and relevant industry specific expertise over a number of years. The composition of the board of directors reflects the need to maintain a balance of skills, knowledge and experience.
The directors use their broad-based skills, diverse range of business and financial experiences and international backgrounds in reviewing and assessing any opportunities or challenges facing the Company and play an important role in developing the Company’s strategy and scrutinizing the performance of management in meeting the Company’s goals and objectives.
We expect our board members collectively to have the experience, qualifications, attributes and skills to effectively oversee the management of the Company, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing the Company, a willingness to devote the necessary time to board duties, a commitment to representing the best interests of the Company and a dedication to enhancing shareholder value.
Committees of the Board of Directors
Our board of directors has six standing committees: an executive committee, an audit committee, a compensation committee, a nominating and governance committee, a finance committee and a sustainability committee. The members of each committee are appointed by the board of directors and serve until their successors are elected and qualified, unless they are earlier removed or resign. Each committee reports to the board of directors as it deems appropriate and as the board may request. The composition, duties and responsibilities of the six standing committees are set forth below. In the future, our board of directors may establish other committees, as it deems appropriate, to assist it with its responsibilities.
Executive Committee
The Board of Directors has established an executive committee that oversees the management of the business and affairs of the Company. Paul Coulson, David Bourne, Oliver Graham, David Matthews, Shaun Murphy and a number of members of the key management of AMPSA serve on the executive committee, with Paul Coulson serving as the chair of the executive committee.
Audit Committee
Our audit committee consists of Edward White, Abigail Blunt, Yves Elsen, Elizabeth Marcellino, Damien O’Brien and The Rt. Hon. the Lord Hammond of Runnymede, with Edward White serving as the chair of the audit committee. All of our audit committee members are independent directors, in accordance with NYSE and the SEC requirements for a company listed on NYSE.
Our audit committee, among other matters, oversees (1) our financial reporting, auditing and internal control activities; (2) the integrity and audits of our financial statements; (3) our compliance with legal and regulatory requirements; (4) the qualifications and independence of our independent auditors; (5) the performance of our internal audit function and independent auditors; and (6) our overall risk exposure and management. Duties of the audit committee include the following:
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annually review and assess the adequacy of the audit committee charter and review the performance of the audit committee;

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be responsible for recommending the appointment, retention and termination of our independent auditors and determine the compensation of our independent auditors;

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review the plans and results of the audit engagement with the independent auditors;

•
evaluate the qualifications, performance and independence of our independent auditors;

•
have authority to approve in advance all audit and non-audit services by our independent auditors, the scope and terms thereof and the fees therefor;

•
review the adequacy of our internal accounting controls;

•
ensure the Company maintains a robust risk management function, including in respect of IT and cybersecurity risk management; and

•
meet at least quarterly with our executive officers, internal audit staff and our independent auditors in separate executive sessions.

The audit committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate. Each of the audit committee members meet the financial literacy requirements of NYSE listing standards and Edward White qualifies as an “audit committee financial expert,” as defined in the rules of the SEC. The designation does not impose on the audit committee financial expert any duties, obligations or liabilities that are greater than those generally imposed on members of our audit committee and our board of directors. Our board of directors have adopted a written charter for the audit committee, which is available on our corporate website at https://www.ardaghmetalpackaging.com/corporate/investors.
Compensation Committee
Our compensation committee consists of Paul Coulson, Damien O’Brien and Hermanus Troskie, with Paul Coulson serving as the chair of the compensation committee. As a controlled company under the rules of NYSE, our compensation committee is not required to be independent, although if such rules change in the future or we no longer meet the definition of a controlled company under the current rules, we will adjust the composition of the compensation committee accordingly in order to comply with such rules.
The compensation committee has the sole authority to retain, and terminate, any compensation consultant to assist in the evaluation of employee compensation and to approve the consultant’s fees and the other terms and conditions of the consultant’s retention. The compensation committee, among other matters,:
•
at the request of our board of directors, reviews and makes recommendations to our board of directors relating to management succession planning;

•
administers, reviews and makes recommendations to our board of directors regarding our compensation plans;

•
reviews and approves our corporate goals and objectives with respect to compensation for executive officers and evaluates each executive officer’s performance in light of such goals and objectives to set his or her annual compensation, including salary, bonus and equity and non-equity incentive compensation, subject to approval by our board of directors; and

•
provides oversight of management’s decisions regarding the performance, evaluation and compensation of other officers.

Nominating and Governance Committee
Our nominating and governance committee consists of Paul Coulson, Yves Elsen, Damien O’Brien and Hermanus Troskie, with Paul Coulson serving as the chair of the nominating and governance committee. As a controlled company under the rules of NYSE, our nominating and governance committee is not required to be independent, although if such rules change in the future or we no longer meet the definition of a controlled company under the current rules, we will adjust the composition of our nominating and governance committee accordingly in order to comply with such rules. The nominating and governance committee, among other matters,:
•
selects and recommends to the board of directors’ nominees for election by the shareholders or appointment by the board;

•
annually reviews with the board of directors the composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity of the board members;

•
makes recommendations on the frequency and structure of board meetings and monitor the functioning of the committees of the board;

•
develops and recommends to our board of directors a set of corporate governance guidelines applicable to us and periodically reviews such guidelines and recommends changes to our board of directors for approval as necessary; and

•
oversees the annual self-evaluation of our board of directors.

Finance Committee
The finance committee consists of Paul Coulson, David Bourne, Cormac Maguire, David Matthews, Shaun Murphy, John Sheehan and Hermanus Troskie, with Paul Coulson serving as the chair of the finance committee. The finance committee, among other matters,:
•
reviews and monitors the capital structure, financial policies and treasury function of the Company and makes recommendations to the board of directors in relation thereto; and

•
reviews and recommends to the board of directors whether to approve financing agreements or arrangements, including plans to issue, incur, amend, repurchase, redeem or repay, as applicable, indebtedness.

Sustainability Committee
The sustainability committee consists of Shaun Murphy, Abigail Blunt, David Bourne, Jennifer Cumbee, Oliver Graham and Elizabeth Marcellino, with Shaun Murphy serving as the chair of the sustainability committee. The meetings of the Sustainability Committee are attended by the Chief Executive Officers of Metal Packaging Europe and Metal Packaging Americas and by Sustainability, People, Procurement and Investor Relations executives. The sustainability committee, among other matters,:
•
assists the board of directors in fulfilling its oversight responsibility for the Company’s environmental and social sustainability objectives;

•
makes recommendations to the board of directors relating to environmental and social sustainability matters;

•
develops and oversees the implementation of a sustainability strategy; and

•
advises the board of directors periodically with regard to current and emerging environmental and social sustainability developments.

Code of Conduct
Our board of directors has adopted a code of conduct that establishes the standards of ethical conduct applicable to all of our directors, officers, employees, and, as applicable, consultants and contractors. The code addresses, among other things, competition and fair dealing, conflicts of interest, financial matters and external reporting, compliance with applicable governmental laws, rules and regulations, company funds and assets, and confidentiality requirements and the process for reporting violations of the code, employee misconduct, conflicts of interest or other violations. Any waiver of the code with respect to any director or executive officer will be promptly disclosed and posted on our website. Amendments to the code will be promptly disclosed and posted on our website. The code is publicly available on our website at
https://www.ardaghmetalpackaging.com/corporate/investors and in print to any shareholder who requests a copy.
Corporate Governance Guidelines
Our board of directors has adopted corporate governance guidelines that serve as a framework within which our board of directors and its committees operate. These guidelines cover a number of areas including the composition of the board, board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chairman of the board and chief executive officer, meetings of independent directors, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. Our nominating and governance committee reviews our corporate governance guidelines periodically and, if necessary, recommends changes to our board of directors. Additionally, our board of directors has adopted independence standards as part of our corporate governance guidelines. A copy of our corporate governance guidelines is posted on our website at
https://www.ardaghmetalpackaging.com/corporate/investors.

AMPSA MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion should be read together with, and is qualified in its entirety by reference to the Combined Financial Statements, included in this offer to exchange/prospectus, beginning on page F-2. The following discussion should also be read in conjunction with “Presentation of Financial and Other Data” and “Selected Historical Combined Financial and Other Data of the AMP Business”. Except for the historical information contained herein, the discussions in this section contain forward-looking statements that reflect AMP Business’s plans, estimates and beliefs and involve risks and uncertainties. The AMP Business’s actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this offer to exchange/prospectus, particularly in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”
Unless the context indicates otherwise, when we refer to the “AMP Business” we do not take into account the effects of the Business Combination. Some of the measures used in this offer to exchange/prospectus are not measurements of financial performance under IFRS and should not be considered an alternative to cash flow from operating activities as a measure of liquidity or an alternative to operating profit/(loss) or profit/(loss) for the period as indicators of our operating performance or any other measures of performance derived in accordance with IFRS. References in this section to “we,” “our,” “us,” or “AMPSA” generally refer to AMPSA and its consolidated subsidiaries.
The AMP Business
AMPSA generates its revenue from supplying metal can packaging. The AMP Business is a leading global supplier of sustainable, value-added beverage cans, principally aluminum, to beverage companies serving end-use categories including beer, carbonated soft drinks, cocktails, energy drinks, hard seltzers, juices, teas, water (both carbonated and still) and wine. Our principal target regions are Europe, North America and Brazil, and our customers include a wide range of multinational beverage companies owning some of the best-known brands in the world, as well as leading regional and national beverage producers. Revenue is primarily dependent on sales volumes and sales prices.
Sales volumes are influenced by a number of factors, including factors driving customer demand, seasonality and the capacity of our metal beverage packaging plants. Demand for our metal beverage cans may be influenced by trends in the consumption of beverages, industry trends in packaging, including marketing decisions, and the impact of environmental regulations and shifts in consumer sentiment towards a greater awareness of sustainability issues.
The Acquisition of the AMP Business
The Beverage Can Acquisition
On June 30, 2016, the Ardagh Group acquired the AMP Business for total consideration of $3.0 billion.
Critical Accounting Policies
The Combined Financial Statements included elsewhere in this offer to exchange/prospectus reflect the AMP Business, which has not in the past formed a separate accounting group. The AMP Business does not constitute a separate legal entity or group. The Combined Financial Statements have been prepared by aggregating the financial information for the metal beverage can businesses, comprising the entities constituting the AMP Business together with the assets, liabilities, revenue and expenses that management has determined are specifically attributable to the AMP Business.
For a complete description of the accounting principles followed in preparing the Combined Financial Statements, please see Note 2 “Summary of Significant Accounting Policies — Basis of preparation” to the Combined Financial Statements included elsewhere in this offer to exchange/prospectus. This basis of preparation sets out the method used in identifying the financial position, performance and cash flows of the beverage businesses included in the Combined Financial Statements.

The Combined Financial Statements have been prepared in accordance with IFRS as issued by the IASB. A summary of significant accounting policies is contained in Note 2 to the Combined Financial Statements. In applying accounting principles, we make assumptions, estimates and judgments which are often subjective and may be affected by changing circumstances or changes in our analysis. Material changes in these assumptions, estimates and judgments have the potential to materially alter our results of operations. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.
Impairment of goodwill
The value-in-use (“VIU”) model for each annual impairment test respectively used the following year’s approved budget and a three-year forecast for 2022 to 2024 (2019 and 2018 two-year forecast period; January 1, 2018: one-year period). The budget and forecast results were then extended for a further one year period (2019 and 2018: two-year period; January 1, 2018: four-year period) making certain assumptions, including that long-term depreciation equals capital expenditure, in addition to the how changes in input cost will impact customer pricing, in line with historic practice and contractual terms.
The terminal value assumed long-term growth based on a combination of factors including long-term inflation in addition to industry and market specific factors. The growth rate applied by management in respect of the terminal values applicable to the groups of CGUs for 2020 was 1.0% (2019: 1.0%; 2018: 1.5%; January 1, 2018: 1.5%).
Cash flows considered in the VIU model included the cash inflows and outflows related to the continuing use of the assets over their remaining useful lives, expected earnings, required maintenance capital expenditure, and working capital.
The discount rate applied to cash flows in the VIU model was estimated using the weighted average cost of capital as determined by the Capital Asset Pricing Model with regard to the risks associated with the cash flows being considered (country, market and specific risks of the asset).
The discount rates used in 2020 ranged from 5.1% – 7.9% (2019: 5.1% – 8.5%). These rates are pre-tax. These assumptions have been used for the analysis for each group of CGU. Management determined budgeted cash flows based on past performance and its expectations for market development
The modelled cash flows take into account the Business’ established history of earnings, cash flow generation and the nature of the markets in which we operate, where product obsolescence is low. The key assumptions employed in modelling estimates of the net present value of future cash flows are subjective and include projected Adjusted EBITDA, discount rates and growth rates, replacement capital expenditure requirements, rates of customer retention and the ability to maintain margin through the pass through of input cost inflation.
A sensitivity analysis was performed reflecting potential variations in terminal growth rate and discount rate assumptions. In all cases the recoverable values calculated were significantly in excess of the carrying values of the CGUs. The variation applied to terminal value growth rates and discount rates was a 50 basis point decrease and increase respectively and represents a reasonably possible change to the key assumptions of the VIU model. Further, a reasonably possible change to the operating cash flows would not reduce the recoverable amounts below the carrying value of the CGUs. As a result of the significant excess of recoverable amount, management consider that additional disclosures are not required under IAS36.
Lease term upon adoption of IFRS 16
Upon adoption of IFRS 16, several lease agreements included renewal and termination options. As part of the recognition of such leases, Ardagh Metal Packaging assessed all facts and circumstances that created an economic incentive to exercise a renewal option, or not exercise a termination option. Renewal options (or periods after termination options) were only included in the lease term if the conclusion was that the lease was reasonably certain to be renewed (or not terminated).

Income taxes
We are subject to income taxes in numerous jurisdictions and judgment is therefore required in determining the worldwide provision for income taxes. There are many transactions and calculations in the ordinary course of business for which the ultimate tax determination is uncertain. We recognize liabilities for anticipated tax audit matters based on estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.
Measurement of employee benefit obligations
We follow guidance of IAS 19(R) to determine the present value of our obligations to current and past employees in respect of defined benefit pension obligations, other long-term employee benefits and other end of service employee benefits, which are subject to similar fluctuations in value in the long-term. We, with the assistance of a network of professionals, value such liabilities designed to ensure consistency in the quality of the key assumptions underlying the valuations.
The principal pension assumptions used in the preparation of the financial statements take account of the different economic circumstances in the countries in which we operate and the different characteristics of the respective plans including the length of duration of liabilities.
The ranges of the principal assumptions applied in estimating defined benefit obligations were:
	Germany				UK				U.S.
	2020	2019	2018	2017(i)	2020	2019	2018	2017(i)	2020	2019	2018	2017(i)
	%	%	%	%	%	%	%	%	%	%	%	%
Rate of inflation	1.50	1.50	1.50	1.50	2.70	2.85	3.10	3.10	2.50	2.50	2.50	2.50
Rate of increase in salaries	2.50	2.50	2.50	2.50	2.00	1.95	2.10	2.10	3.00	3.00	3.00	3.00
Discount rate	1.05	1.47	2.23	2.22	1.50	2.15	2.95	2.70	2.55	3.40	4.46	3.80

(i)
At January 1, 2018

Assumptions regarding future mortality experience are set based on actuarial advice in accordance with published statistics and experience.
These assumptions translate into the following average life expectancy in years for a pensioner retiring at age 65. The mortality assumptions for the countries with the most significant defined benefit plans are set out below:
	Germany				UK				U.S.
	2020 Years	2019 Years	2018 Years	2017(i) Years	2020 Years	2019 Years	2018 Years	2017(i) Years	2020 Years	2019 Years	2018 Years	2017(i) Years
Life expectancy, current pensioners	22	22	22	21	22	22	21	22	21	21	21	21
Life expectancy, future pensioners	25	24	24	24	23	23	23	23	22	22	22	22

(i)
At January 1, 2018

If the discount rate were to decrease by 50 basis points from management estimates, the carrying amount of the pension obligations would increase by an estimated $54 million for 2020 (2019: $49 million, 2018: $44 million; January 1, 2018: $50 million). If the discount rate were to increase by 50 basis points, the carrying amount of the pension obligations would decrease by an estimated $47 million for 2020 (2019: $42 million, 2018: $39 million; January 1, 2018: $44 million).

If the inflation rate were to decrease by 50 basis points from management estimates, the carrying amount of the pension obligations would decrease by an estimated $23 million for 2020 (2019: $20 million, 2018: $22 million; January 1, 2018: $24 million). If the inflation rate were to increase by 50 basis points, the carrying amount of the pension obligations would increase by an estimated $24 million for 2020 (2019: $22 million, 2018: $24 million; January 1, 2018: $26 million).
If the salary increase rate were to decrease by 50 basis points from management estimates, the carrying amount of the pension obligations would decrease by an estimated $26 million for 2020 (2019: $23 million, 2018: $25 million; January 1, 2018: $29 million). If the salary increase rate were to increase by 50 basis points, the carrying amount of the pension obligations would increase by an estimated $27 million for 2020 (2019: $26 million, 2018: $28 million; January 1, 2018: $32 million).
The impact of increasing the life expectancy by one year would result in an increase in the net pension obligation of the AMP Business of $15 million at December 31, 2020 (December 31, 2019: $12 million, December 31, 2018: $8 million; January 1, 2018: $12 million), holding all other assumptions constant.
Exceptional items
The combined income statement, combined statement of cash flows (cash generated from operations) and segmental analysis of the AMP Business separately identify results before specific items. Specific items are those that in management’s judgment need to be disclosed by virtue of their size, nature or incidence to provide additional information. Such items include, however are not limited to, where significant, costs relating to permanent capacity realignment or footprint reorganization, start-up costs incurred in relation to and associated with plant builds, significant new line investments, impairment of non-current assets and directly attributable acquisition costs. In this regard, the determination of “significant” as included in our definition uses qualitative and quantitative factors. Judgment is used by the AMP Business in assessing the particular items, which by virtue of their scale and nature, are disclosed in the combined income statement, and related notes as exceptional items. The AMP Business considers columnar presentation to be appropriate in the combined income statement as it provides useful additional information and is consistent with the way that financial performance is measured by the Business. Exceptional restructuring costs are classified as restructuring provisions and all other exceptional costs when outstanding at the balance sheet date are classified as exceptional items payable.
Recent accounting pronouncements
The assessment of the board of directors of AMPSA of the impact of new standards, which are not yet effective and which have not been early adopted by AMPSA, on the consolidated financial statements of the AMP Business and related disclosures is on-going but no material impacts are expected.
Operating Results
Year Ended December 31, 2020 compared to Year Ended December 31, 2019
	Year ended December 31,
	2020	2019
	(in $ millions)
Revenue	3,451	3,344
Cost of sales	(2,903)	(2,832)
Gross profit	548	512
Sales, general and administration expenses	(189)	(165)
Intangible amortization and impairment	(149)	(149)
Operating profit	210	198
Net finance expense	(70)	(213)
Profit/(loss) before tax	140	(15)
Income tax charge	(29)	(25)
Profit/(loss) for the year	111	(40)

Revenue
Revenue in the year ended December 31, 2020, increased by $107 million, or 3%, to $3,451 million, compared with $3,344 million in the year ended December 31, 2019. The increase in revenue principally reflected favorable volume/mix effects of 5% and favorable foreign currency translation effects of $10 million, partly offset by the pass through to customers of lower input costs in selling prices.
Cost of sales
Cost of sales in the year ended December 31, 2020 increased by $71 million, or 3%, to $2,903 million, compared with $2,832 million in the year ended December 31, 2019. The increase in cost of sales is mainly due to the impact of higher sales as outlined above, unfavorable currency translation effects, higher exceptional cost of sales and higher operating costs. Further analysis of the movement in exceptional items is set out in the “Supplemental Management’s Discussion and Analysis” section.
Gross profit
Gross profit in the year ended December 31, 2020 increased by $36 million, or 7%, to $548 million, compared with $512 million in the year ended December 31, 2019. The increase in gross profit primarily reflected higher revenue, partly offset by the higher cost of sales. Gross profit as a percentage of revenue in the year ended December 31, 2020, increased by 60 basis points to 15.9%, compared with 15.3% in the year ended December 31, 2019. Excluding exceptional cost of sales, gross profit as a percentage of revenue in the year ended December 31, 2020, increased by 70 basis points to 16.1%, compared with 15.4% in the year ended December 31, 2019.
Sales, general and administration expenses
Sales, general and administration expenses in the year ended December 31, 2020 increased by $24 million, or 15%, to $189 million, compared with $165 million in the year ended December 31, 2019. Excluding exceptional items, sales, general and administration expenses increased by $22 million, or 14%, mainly due to higher operating costs, including direct costs related to COVID-19 incurred in the year ended December 31, 2020. Further analysis of the movement in exceptional items is set out in the “Supplemental Management’s Discussion and Analysis” section.
Intangible amortization
Intangible amortization in the year ended December 31, 2020 remained constant at $149 million in the year ended December 31, 2019.
Operating profit
Operating profit in the year ended December 31, 2020 increased by $12 million, or 6%, to $210 million compared with $198 million in the year ended December 31, 2019. The increase in operating profit primarily reflected higher gross profit, partly offset by the higher sales, general and administration expenses.
Net finance expense
Net finance expense in the year ended December 31, 2020 decreased by $143 million, or 67%, to $70 million, compared with $213 million in the year ended December 31, 2019. Net finance expense for the years ended December 31, 2020 and 2019 comprised of the following:
	Year ended December 31,
	2020	2019
	(in $ millions)
Interest on related party borrowings	146	170
Net pension interest cost	3	4
Foreign currency translation (gain)/loss	(93)	20

	Year ended December 31,
	2020	2019
	(in $ millions)
Losses on derivative financial instruments	5	2
Other finance expense	12	14
Other finance income	(3)	(2)
Finance expense before exceptional items	70	208
Exceptional finance expense	—	5
Net finance expense	70	213

Interest expense in the year ended December 31, 2020 decreased by $24 million, or 14%, to $146 million, compared with $170 million in the year ended December 31, 2019. The decrease was mainly due to the reduction in interest rates on related party borrowings.
Derivative financial instruments in the year ended December 31, 2020 reflected a loss of $5 million, compared to $2 million in the year ended December 31, 2019 which related primarily to the Business’s forward foreign exchange contracts.
Foreign currency translation gain in the year ended December 31, 2020 was $93 million, compared with a loss of $20 million in the year ended December 31, 2019, which related to favorable currency translation effects driven by exchange rate fluctuations primarily in relation to USD-denominated related party borrowings in euro functional entities.
Exceptional finance expense of $5 million for the year ended December 31, 2019 primarily related to the accelerated amortization of deferred debt issue costs.
Income tax charge
Income tax charge in the year ended December 31, 2020 increased by $4 million, or 16%, to $29 million, compared with income tax charge of $25 million in the year ended December 31, 2019. The increase in income tax charge is primarily attributable to an increase in the profit before tax of $155 million (tax effect of $39 million at the standard rate of Luxembourg corporation tax). This increase was partially offset by a decrease of $20 million in income tax charge in respect of prior years (which includes tax credits during the year ended December 31, 2020 related to the carry back of tax losses as a result of the enactment from March 27, 2020, of the Coronavirus Aid, Relief and Economic Security (“CARES”) Act, which are non-recurring), a decrease of $7 million in the income tax charge relating to income taxed at rates other than the standard rate of Luxembourg corporation tax, a decrease of $5 million in non-deductible items, and a decrease of $3 million in income subject to state and other local income taxes.
The effective income tax rate is a function of the profit or loss before tax and the tax charge or credit for the year. The effective income tax rate for the year ended December 31, 2020, calculated as the income tax charge in the year ended December 31, 2020 of $29 million, divided by the profit before tax for the year ended December 31, 2020 of $140 million, was 21%. The effective income tax rate for the year ended December 31, 2019, calculated as the income tax charge in the year ended December 31, 2019 of $25 million, divided by the loss before tax for the year ended December 31, 2019 of $15 million, was (167%). The primary driver of the reduction in the effective income tax rate is the $155 million increase in the profit before tax during the year ended December 31, 2020, as described in the preceding sections. This outweighs the increase in the effective income tax rate from the $4 million increase in tax charge described in the preceding paragraph, resulting in the overall reduction in the effective tax rate for the year ended December 31, 2020.
Due to the tax credits associated with the CARES Act, which are non-recurring, and the forecast increase in our profit denominator arising from the business growth investment program, the effective income tax rate in the historical financial statements is not expected to be indicative of the expected effective income tax rate in future periods.

Profit/(loss) for the year
As a result of the items described above, the profit for the year ended December 31, 2020 was $111 million, compared with a loss of $40 million in the year ended December 31, 2019, primarily due to higher operating profit and lower net finance expense, partly offset by higher income tax charge.
Year Ended December 31, 2019 compared to Year Ended December 31, 2018
	Year ended December 31,
	2019	2018
	(in $ millions)
Revenue	3,344	3,338
Cost of sales	(2,832)	(2,835)
Gross profit	512	503
Sales, general and administration expenses	(165)	(146)
Intangible amortization and impairment	(149)	(153)
Operating profit	198	204
Net finance expense	(213)	(229)
Loss before tax	(15)	(25)
Income tax charge	(25)	(50)
Loss for the year	(40)	(75)
Revenue
Revenue in the year ended December 31, 2019, increased by $6 million to $3,344 million, compared with $3,338 million in the year ended December 31, 2018. The increase in revenue principally reflected favorable volume/mix effects of 6%, partly offset by the pass through to customers of lower input costs in selling prices and unfavorable foreign currency translation effects of $86 million.
Cost of sales
Cost of sales in the year ended December 31, 2019 decreased by $3 million to $2,832 million, compared with $2,835 million in the year ended December 31, 2018. The decrease in cost of sales was due mainly to lower exceptional cost of sales and favorable currency translation effects, partly offset by lower input and other operating costs. Exceptional cost of sales decreased by $23 million. Further analysis of the movement in exceptional items is set out in the “Supplemental Management’s Discussion and Analysis” section.
Gross profit
Gross profit in the year ended December 31, 2019 increased by $9 million, or 2%, to $512 million, compared with $503 million in the year ended December 31, 2018. The increase in gross profit primarily reflected higher revenue and lower cost of sales. Gross profit as a percentage of revenue in the year ended December 31, 2019, increased by 20 basis points to 15.3%, compared with 15.1% in the year ended December 31, 2018. Excluding exceptional cost of sales, gross profit as a percentage of revenue in the year ended December 31, 2019, decreased by 50 basis points to 15.4%, compared with 15.9% in the year ended December 31, 2018.
Sales, general and administration expenses
Sales, general and administration expenses in the year ended December 31, 2019 increased by $19 million, or 13%, to $165 million, compared with $146 million in the year ended December 31, 2018. The increase primarily related to increased operating costs and higher exceptional sales, general and administration expenses of $11 million. Further analysis of the movement in exceptional items is set out in the “Supplemental Management’s Discussion and Analysis” section.

Intangible amortization
Intangible amortization in the year ended December 31, 2019 decreased by $4 million, or 3%, to $149 million, compared with $153 million in the year ended December 31, 2018, primarily due to exchange rate fluctuations in the year.
Operating profit
Operating profit in the year ended December 31, 2019 decreased by $6 million, or 3%, to $198 million compared with $204 million in the year ended December 31, 2018. The decrease in operating profit primarily reflected higher sales, general and administration expenses partly offset by higher gross profit and lower intangible amortization.
Net finance expense
Net finance expense in the year ended December 31, 2019 decreased by $16 million, or 7%, to $213 million, compared with $229 million in the year ended December 31, 2018.
Net finance expense for the years ended December 31, 2019 and 2018 comprised of the following:
	Year ended December 31,
	2019	2018
	(in $ millions)
Interest on related party borrowings	170	171
Net pension interest cost	4	3
Foreign currency translation losses	20	47
Loss/(gain) on derivative financial instruments	2	(2)
Other finance expense	14	12
Other finance income	(2)	(2)
Finance expense before exceptional items	208	229
Exceptional finance expense	5	—
Net finance expense	213	229
Interest expense in the year ended December 31, 2019 of $170 million was broadly in line with $171 million in the year ended December 31, 2018.
Derivative financial instruments in the year ended December 31, 2019 reflected a loss of $2 million which related primarily to the Business’s forward foreign exchange contracts, compared to a gain of $2 million in the year ended December 31, 2018, which related to a gain on the Business’s cross-currency interest rate swaps (“CCIRS”).
Foreign currency translation losses in the year ended December 31, 2019 decreased by $27 million to $20 million, compared to $47 million in the year ended December 31, 2018, which related to favorable currency translation effects on related party borrowings.
Exceptional finance expense of $5 million for the year ended December 31, 2019, primarily related to the accelerated amortization of deferred debt issue costs.
Income tax charge
Income tax charge in the year ended December 31, 2019 decreased by $25 million, or 50%, to $25 million, compared with income tax charge of $50 million in the year ended December 31, 2018. The decrease in income tax charge was primarily attributable to a decrease of $18 million in the tax effect of non-deductible items (finance expense in the U.S. became tax deductible with effect from the year ended December 31, 2019), in addition to a decrease of $8 million in the tax charge relating to income taxed at rates other than the standard rate of Luxembourg corporation tax, a decrease of $1 million in tax charge in respect of prior years and a decrease of $1 million in income subject to state and other local income taxes. These decreases were partially offset by a decrease in the loss before tax of $10 million (tax effect of $3 million at the standard rate of Luxembourg corporation tax).
The effective income tax rate is a function of the profit or loss before tax and the tax charge or credit for the year. The effective income tax rate for the year ended December 31, 2019, calculated as the income tax charge in the year ended December 31, 2019 of $25 million, divided by the loss before tax for the year ended December 31, 2019 of $15 million, was (167%). The effective income tax rate for the year ended December 31, 2018, calculated as the income tax charge in the year ended December 31, 2018 of $50 million, divided by the loss before tax for the year ended December 31, 2019 of $25 million, was (200%). The decrease in the effective income tax rate due to the $25 million reduction in the tax charge described in the preceding paragraph outweighs the increase in the effective tax rate due to the $10 million decrease in the loss before tax during the year ended December 31, 2019 as described in the preceding sections, resulting in the overall reduction in the effective tax rate for the year ended December 31, 2019.
Due to the forecast increase in our profit denominator arising from the business growth investment program, the effective income tax rate in the historical financial statements is not expected to be indicative of the expected effective income tax rate in future periods.
Loss for the year
As a result of the items described above, the loss for the year ended December 31, 2019 decreased by $35 million, to $40 million, compared with a loss of $75 million in the year ended December 31, 2018, primarily due to lower net finance expense and lower income tax charge, partly offset by lower operating profit.
Supplemental Management’s Discussion and Analysis
Key Operating non-GAAP Measures — Adjusted EBITDA
We include certain non-GAAP financial measures, including adjusted EBITDA. Adjusted EBITDA consists of profit/(loss) for the year before income tax charge/(credit), net finance expense, depreciation and amortization, and exceptional operating items. We use Adjusted EBITDA to evaluate and assess our segment performance. Adjusted EBITDA is presented because we believe that it is frequently used by securities analysts, investors and other interested parties in evaluating companies in the packaging industry. However, other companies may calculate Adjusted EBITDA in a manner different from ours. Adjusted EBITDA is not a measure of financial performance under IFRS and should not be considered an alternative to profit/(loss) as indicators of operating performance or any other measures of performance derived in accordance with IFRS.
Adjusted EBITDA is based on revenue derived from selling our metal beverage cans and is affected by a number of factors, primarily cost of sales. The elements of our cost of sales include (i) variable costs, such as electricity, raw materials (including the cost of aluminum), packaging materials, decoration and freight and other distribution costs, and (ii) fixed costs, such as labor and other plant-related costs including depreciation, maintenance and sales, marketing and administrative costs. Variable costs have typically constituted approximately 75% and fixed costs approximately 25% of the total cost of sales for our business in 2020.
Reconciliation of profit for the year to Adjusted EBITDA
	Year ended December 31,
	2020	2019	2018
	$’m	$’m	$’m
Profit/(loss) for the year	111	(40)	(75)
Income tax charge	29	25	50

	Year ended December 31,
	2020	2019	2018
	$’m	$’m	$’m
Net finance expense	70	213	229
Depreciation and amortization	315	290	288
Exceptional operating items	20	15	27
Adjusted EBITDA	545	503	519

Adjusted EBITDA in the year ended December 31, 2020 increased by $42 million, or 8%, to $545 million, compared with $503 million in the year ended December 31, 2019.
Adjusted EBITDA in the year ended December 31, 2019 decreased by $16 million, or 3%, to $503 million, compared with $519 million in the year ended December 31, 2018.
Exceptional Items
The following table provides detail on exceptional items included in cost of sales, sales, general and administration expenses and net finance expense:
	Year ended December 31,
	2020	2019	2018
	$’m	$’m	$’m
Exceptional items – cost of sales	7	4	27
Exceptional items – SGA expenses	13	11	—
Exceptional items – net finance expense*	—	5	—
Exceptional items	20	20	27
Exceptional income tax credit	(14)	(3)	(5)
Total exceptional charge, net of tax	6	17	22

*
Accelerated amortization of deferred debt issue costs.

Exceptional items — cost of sales
•
2020; $7 million primarily related to capacity realignment and investments programs of the Business, mainly related to start-up costs, principally incurred in the Americas.

•
2019; $4 million primarily related to capacity realignment and investments programs of the Business, mainly related to start-up costs.

•
2018; $24 million primarily related to capacity realignment programs of the Business, principally incurred in Europe, and mainly related to footprint reorganization and start-up costs. In addition, $3 million pension service cost was recognized in Europe in respect of GMP equalization.

Exceptional items — SGA expense
•
2020; $13 million primarily related to transaction-related and other costs, including customary indemnification clauses related to the original acquisition of the Beverage business by Ardagh and professional advisory fees, and other costs related to transformation initiatives.

•
2019; $11 million primarily related to transaction-related and other costs, including customary indemnification clauses related to the original acquisition of the Beverage business by Ardagh and professional advisory fees.

Segment Information
Year Ended December 31, 2020 compared to Year Ended December 31, 2019
	Year ended December 31,
	2020	2019
	(in $ millions)
Revenue
Europe	1,599	1,556
Americas	1,852	1,788
Total Revenue	3,451	3,344
Adjusted EBITDA
Europe	249	253
Americas	296	250
Adjusted EBITDA	545	503
Revenue
Beverage Europe.   Revenue increased by $43 million, or 3%, to $1,599 million in the year ended December 31, 2020, compared with $1,556 million in the year ended December 31, 2019. The increase in revenue primarily reflects favorable foreign currency translation effects of $10 million and favorable volume/mix effects of 4%, partly offset by the pass through of lower input costs in selling prices.
Beverage Americas.   Revenue increased by $64 million, or 4%, to $1,852 million in the year ended December 31, 2020, compared with $1,788 million in the year ended December 31, 2019. Revenue growth reflected favorable volume/mix effects of 6%, partly offset by the pass through of lower input costs.
Adjusted EBITDA
Beverage Europe.   Adjusted EBITDA decreased by $4 million, or 2%, to $249 million in the year ended December 31, 2020, compared with $253 million in the year ended December 31, 2019. Excluding favorable foreign currency translation effects of $1 million, the decrease in Adjusted EBITDA reflected the net impact of a prior year pension credit and increased operating costs, partly offset by favorable volume/mix effects and lower input costs.
Beverage Americas.   Adjusted EBITDA increased by $46 million, or 18%, to $296 million in the year ended December 31, 2020, compared with $250 million in the year ended December 31, 2019. Adjusted EBITDA growth was mainly driven by favorable volume/mix effects and other costs savings.
Year Ended December 31, 2019 compared to Year Ended December 31, 2018
	Year ended December 31,
	2019	2018
	(in $ millions)
Revenue
Europe	1,556	1,616
Americas	1,788	1,722
Total Revenue	3,344	3,338
Adjusted EBITDA
Europe	253	284
Americas	250	235
Adjusted EBITDA	503	519

Revenue
Beverage Europe.   Revenue decreased by $60 million, or 4%, to $1,556 million in the year ended December 31, 2019, compared with $1,616 million in the year ended December 31, 2018. The decrease in revenue primarily reflects unfavorable foreign currency translation effects of $86 million and lower selling prices, partly offset by favorable volume/mix effects of 3%.
Beverage Americas.   Revenue increased by $66 million, or 4%, to $1,788 million in the year ended December 31, 2019, compared with $1,722 million in the year ended December 31, 2018. Revenue growth reflected favorable volume/mix effects of 8%, partly offset by the pass through of lower input costs.
Adjusted EBITDA
Beverage Europe.   Adjusted EBITDA decreased by $31 million, or 11%, to $253 million in the year ended December 31, 2019, compared with $284 million in the year ended December 31, 2018. The decrease in Adjusted EBITDA reflected unfavorable foreign currency translation effects of $13 million, lower selling prices and increased operating and other costs, partly offset by favorable volume/mix effects and a one-time pension credit of approximately $15 million.
Beverage Americas.   Adjusted EBITDA increased by $15 million, or 6%, to $250 million in the year ended December 31, 2019, compared with $235 million in the year ended December 31, 2018. Adjusted EBITDA growth principally reflected favorable volume/mix effects, partly offset by higher operating and other costs.
Liquidity and Capital Resources
Cash Requirements Related to Operations
Our primary sources of liquidity have historically been (i) cash generated from our operations and (ii) related party borrowings and advances, which are no longer available as of the completion of the Business Combination. Consequently, we will seek external sources of financing to the extent cash generated from operations is not sufficient to meet our requirements. We do not have any commitments to guarantee or pledge our shares or assets as collateral for debt of AGSA and, following the Notes Offering, none of our cash flows are used to service Ardagh’s debt.
We currently expect that cash and cash equivalents, cash flows from operations and other available financing from the Notes Offering will be sufficient to meet our anticipated operating, capital expenditure, investment, debt service and other financing requirements during the next twelve months and for the foreseeable future. In addition to the Notes Offering, we entered into a Global Asset Based Loan Facility, on August 6, 2021.
Our divisions’ sales and cash flows are subject to seasonal fluctuations. Demand for our products is typically strongest during the summer months and in the period prior to December because of the seasonal nature of beverage consumption. Our investment in working capital typically peaks in the first quarter. We manage the seasonality of our working capital by supplementing operating cash flows with drawings under available credit facilities.
The following table outlines our principal financing arrangements as of December 31:
	At December 31,
	2020	2019	2018	2017(i)
	$’m	$’m	$’m	$’m
Related party borrowings	2,690	2,630	2,614	2,650
Leases	136	133	107	82
Other borrowings	9	17	2	—
Total borrowings	2,835	2,780	2,723	2,732
Deferred debt issue costs	—	—	(5)	(7)

	At December 31,
	2020	2019	2018	2017(i)
	$’m	$’m	$’m	$’m
Net borrowings	2,835	2,780	2,718	2,725
Cash and cash equivalents	(257)	(284)	(148)	(150)
Derivative financial instruments used to hedge foreign currency and interest rate risk	—	—	(17)	(6)
Net debt	2,578	2,496	2,553	2,569

(i)
At January 1, 2018

Lease obligations at December 31, 2020 of $136 million (December 31, 2019: $133 million; December 31, 2018: $107 million) primarily reflect $36 million of new or renewed leases (December 31, 2019: $55 million; December 31, 2018: $47 million), offset by $35 million (2019: $26 million; 2018: $19 million) of principal repayments and foreign currency movements in the year ended December 31, 2020.
The following table outlines the minimum repayments the Business is obliged to make in respect of its financing arrangements as of December 31, 2020, during the twelve months ending December 31, 2021, and assumes that the other credit lines will be replaced with similar facilities, including the Global Asset Based Loan Facility, described above.
Facility	Currency	Local Currency	Final Maturity Date	Facility Type	Minimum net repayment for the twelve months ending December 31, 2021
		(in millions)			(in $ millions)
Lease obligations	Various	—		Amortizing	33
Other borrowings/credit lines	EUR/USD	—	Rolling	Amortizing	9
					42
The AMP Business believes it has adequate liquidity to satisfy its cash needs for at least the next 12 months. In the year ended December 31, 2020, the AMP Business reported operating profit of $210 million, cash generated from operations of $530 million, net cash from operating activities of $334 million, and generated Adjusted EBITDA of $545 million.
The AMP Business generates substantial cash flow from its operations and had $257 million in cash and cash equivalents and restricted cash as of December 31, 2020. We believe that our cash balances and future cash flow from operating activities, as well as credit facilities that we expect to enter into in the future, will provide sufficient liquidity to fund our capital expenditures in addition to our business growth investment projects, as well as interest payments on our notes and other credit facilities for at least the next 12 months.
Accordingly, the AMP Business believes that its long-term liquidity needs will primarily relate to the service of its debt obligations. We expect to satisfy our future long-term liquidity needs through a combination of cash flow from operating activities and, where appropriate, to refinance our debt obligations in advance of their respective maturity dates.
Cash Flows
The following table sets forth certain information reflecting a summary of our cash flow activity for the three years ended December 31, 2020, set forth below:

	Year ended December 31,
	2020	2019	2018
	(in $ millions)
Operating profit	210	198	204
Depreciation and amortization	315	290	288
Exceptional operating items	20	15	27
Movement in working capital(1)	7	102	18
Exceptional costs paid, including restructuring	(22)	(7)	(36)
Cash generated from operations	530	598	501
Interest paid	(155)	(178)	(177)
Income tax paid	(41)	(43)	(52)
Net cash from operating activities	334	377	272
Capital expenditure(2)	(268)	(205)	(182)
Net cash used in investing activities	(268)	(205)	(182)
Net change in other current borrowings	(8)	16	2
Consideration received on termination of derivative financial instruments	—	28	—
Lease payments	(35)	(26)	(19)
Cash remitted to Ardagh	(55)	(54)	(73)
Net cash outflow from financing activities	(98)	(36)	(90)
Net (decrease)/increase in cash and cash equivalents	(32)	136	—
Exchange gain/(loss) on cash and cash equivalents	5	—	(2)
Net (decrease)/increase in cash and cash equivalents after exchange gain/(loss)	(27)	136	(2)

(1)
Working capital is made up of inventories, trade and other receivables, contract assets, trade and other payables and current provisions.

(2)
Capital expenditure is the sum of purchase of property, plant and equipment and software and other intangibles, net of proceeds from disposal of property, plant and equipment.

Net cash from operating activities
Net cash from operating activities decreased by $43 million from $377 million in the year ended December 31, 2019, to $334 million in the year ended December 31, 2020. The decrease was primarily due to a decrease in working capital inflows of $95 million, and an increase of $15 million in exceptional operating costs paid, partly offset by an increase of $12 million in operating profit, an increase in depreciation and amortization of $25 million and an increase in exceptional operating items expense of $5 million. Net cash from operating activities was further impacted by interest paid and tax paid of $155 million and $41 million, respectively.
Net cash from operating activities increased by $105 million from $272 million in the year ended December 31, 2018, to $377 million in the year ended December 31, 2019. The increase was primarily due to higher working capital inflows of $84 million, a decrease in exceptional costs paid, including restructuring of $29 million, lower income tax paid of $9 million, and increased depreciation and amortization of $2 million, partly offset by a decrease in exceptional operating items expense of $12 million, lower operating profit of $6 million and an increase in interest paid of $1 million.
Net cash used in investing activities
Net cash used in investing activities increased by $63 million to $268 million in the year ended December 31, 2020, compared with the same period in 2019 due to increased capital expenditure, reflecting capital investment initiatives, and the timing of projects. Capital expenditure for the year ended December 31, 2020, includes $168 million related to the Business’ growth investment initiatives.
Net cash used in investing activities increased by $23 million to $205 million in the year ended December 31, 2019, compared with the same period in 2018 due to increased capital expenditure, reflecting capital investment initiatives and timing of projects. Capital expenditure for the year ended December 31, 2019, includes $10 million related to the Business’ short payback projects.
Net outflow from financing activities
In the year ended December 31, 2020, net cash from financing activities represented an outflow of $98 million compared with $36 million in the same period in 2019. The increase was due to a cash outflow of $8 million in the net change in other current borrowings for the year ended December 31, 2020, primarily related to amounts collected from customers for accounts receivables sold under factoring arrangements but not yet remitted to the financial institutions at December 31, 2020, compared to a cash inflow of $16 million in the year ended December 31, 2019. Lease repayments also increased by $9 million compared to the same period in 2019 as a result of leasing activity levels.
In the year ended December 31, 2019, net cash from financing activities represented an outflow of $36 million compared with $90 million in the same period in 2018. The decrease primarily relates to consideration received on termination of derivative financial instruments of $28 million, a decrease in cash remitted to Ardagh of $19 million, and an increase in the cash inflow in net change in other borrowings of $14 million, partly offset by an increase in lease repayments of $7 million reflecting leasing activity levels.
Consideration received on termination of derivative financial instruments of $28 million reflects the proceeds received on settlement of the CCIRS in August 2019.
Working capital
For the year ended December 31, 2020, working capital inflows decreased by $95 million to $7 million, compared to $102 million in December 31, 2019. The decrease in working capital was primarily due to unfavorable cashflows generated from trade and other receivables and trade and other payables, partly offset by favorable cashflows generated from inventories.
For the year ended December 31, 2019, working capital inflows increased by $84 million to $102 million, compared to $18 million in December 31, 2018. The increase in working capital was primarily due to favorable cashflows generated from trade and other payables and inventories, partly offset by unfavorable cashflows generated from trade and other receivables.
Exceptional operating costs paid
Transaction-related, start-up and other exceptional costs paid in the year ended December 31, 2020, increased by $15 million to $22 million compared with $7 million in the year ended December 31, 2019. In the year ended December 31, 2020, amounts paid of $22 million primarily related to capacity realignment and investments programs of the Business, including start-up costs.
Transaction-related, start-up and other exceptional costs paid in the year ended December 31, 2019, decreased by $29 million to $7 million compared with $36 million in the year ended December 31, 2018. In the year ended December 31, 2019, amounts paid of $7 million primarily related to start-up related costs paid.
Income tax paid
Income tax paid during the year ended December 31, 2020, was $41 million, which represents a decrease of $2 million compared to $43 million for the year ended December 31, 2019. The decrease is primarily attributable to the timing of tax payments and refunds received in certain jurisdictions.
Income tax paid during the year ended December 31, 2019, was $43 million, which represents a decrease of $9 million compared to $52 million for the year ended December 31, 2018. The decrease is primarily attributable to the timing of tax payments and refunds received in certain jurisdictions, in addition to the phasing of tax incentives in certain jurisdictions.
Capital expenditure
	Year ended December 31,
	2020	2019	2018
	(in $ millions)
Europe	101	95	103
Americas	167	110	79
Net capital expenditure	268	205	182
Capital expenditure for the year ended December 31, 2020 increased by $63 million, or 31%, to $268 million, compared to $205 million for the year ended December 31, 2019. The increase was primarily attributable to spending of $168 million on the Business’ growth investment projects during 2020. In Europe, capital expenditure in the year ended December 31, 2020, was $101 million compared to capital expenditure of $95 million in the same period in 2019, with the increase primarily attributable business growth projects, partly offset by the timing of activity. In the Americas, capital expenditure in the year ended December 31, 2020, was $167 million compared to capital expenditure of $110 million in the same period in 2019, with the increase primarily attributable to the Business’ growth investment initiatives.
Capital expenditure for the year ended December 31, 2019, increased by $23 million, or 13%, to $205 million, compared to $182 million for the year ended December 31, 2018. In Europe, capital expenditure in the year ended December 31, 2019, was $95 million, compared to capital expenditure of $103 million in the same period in 2018 with the decrease primarily attributable to the timing of projects, partly offset by increased capital expenditure on short payback projects. In the Americas, capital expenditure in the year ended December 31, 2019, was $110 million compared to capital expenditure of $79 million in the same period in 2018, with the increase primarily attributable to increased capital investment initiatives.
Off-balance sheet arrangements
Receivables Factoring and Related Programs
The Business participates in several uncommitted accounts receivable factoring and related programs with various financial institutions for certain receivables, accounted for as true sales of receivables, without recourse to the Business. Receivables of $332 million were sold under these programs at December 31, 2020 (December 31, 2019: $370 million).
Trade Payables Processing
Our suppliers have access to independent third party payable processors. The processors allow suppliers, if they choose, to sell their receivables to financial institutions at the sole discretion of both the supplier and the financial institutions. We have no involvement in the sale of these receivables and the suppliers are at liberty to use these arrangements if they wish to receive early payment. As the original liability to our suppliers, including amounts due and scheduled payment dates, remains as agreed in our supply agreements and is neither legally extinguished nor substantially modified, the Business continues to present such obligations within trade payables
Contractual Obligations and Commitments
The following table summarizes AMPSA’s contractual obligations and commitments as of December 31, 2020:

	Total	Less than one year	1 – 3 years	3 – 5 years	More than five years
	(in $ millions)
Long term related party borrowings – capital repayment	2,690	—	—	2,022	668
Long term related party borrowings – interest	757	153	306	298	—
Lease obligations and other borrowings	175	47	53	25	50
Purchase obligations	843	843	—	—	—
Derivatives	352	300	52	—	—
Contracted capital commitments	115	115	—	—	—
Total	4,932	1,458	411	2,345	718
Quantitative and Qualitative Disclosures about Market Risk
The statements about market risk below relate to our historical financial information included in this offer to exchange/prospectus.
Interest Rate
At December 31, 2020, AMPSA’s related party borrowings were 100% (2019: 100%, 2018: 100%, January 1, 2018: 100%) fixed, and hence the AMP Business is not subject to interest rate risk.
Currency Exchange Risk
AMPSA presents its combined financial information in U.S. dollar.
AMPSA operates in 9 countries, across three continents and its main currency exposure in the year to December 31, 2020, from the U.S. dollar presentation currency, was in relation to the euro, British pound, and Brazilian real. Currency exchange risk arises from future commercial transactions and recognized assets and liabilities.
AMPSA has a limited level of transactional currency exposure arising from sales or purchases by operating units in currencies other than their functional currencies.
Fluctuations in the value of these currencies with respect to the U.S. dollar presentation currency may have a significant impact on AMPSA’s financial condition and results of operations. AMPSA believes that a strengthening of the U.S. dollar exchange rate by 1% against all other foreign currencies from the December 31, 2020 rate would increase invested capital by approximately $5 million.
Commodity Price Risk
AMPSA is exposed to changes in prices of its main raw materials, primarily energy, and aluminum. Aluminum ingot is traded daily as a commodity on the London Metal Exchange, which has historically been subject to significant price volatility. Because aluminum is priced in U.S. dollar, fluctuations in the U.S. dollar/euro rate also affect the euro cost of aluminum ingot. The price and foreign currency risk on the aluminum purchases in Metal Packaging Europe and Metal Packaging Americas are hedged by entering into swaps under which we pay fixed euro and U.S. dollar prices, respectively. Furthermore, the relative price of oil and its by-products may materially impact our business, affecting our transport, lacquer and ink costs.
AMPSA uses derivative agreements with AGSA to manage some of the material cost risk. The use of derivative contracts to manage its risk is dependent on robust hedging procedures. Increasing raw material costs over time has the potential, if we are unable to pass on price increases, to reduce sales volume and could therefore have a significant impact on its financial condition. AMPSA is also exposed to possible interruptions of supply of aluminum or other raw materials and any inability to purchase raw materials could negatively impact its operations.
As a result of the volatility of gas and electricity prices, AMPSA has developed an active hedging strategy to fix a significant proportion of its energy costs through contractual arrangements directly with our suppliers. AMPSA policy is to purchase gas and electricity by entering into forward price-fixing arrangements with suppliers for the bulk of our anticipated requirements for the year ahead. Such contracts are used exclusively to obtain delivery of our anticipated energy supplies. AMPSA does not net settle, nor do we sell within a short period of time after taking delivery. AMPSA avails of the own use exemption and, therefore, these contracts are treated as executory contracts. AMPSA typically builds up these contractual positions in tranches of approximately 10% of the anticipated volumes. Any gas and electricity which is not purchased under forward price-fixing arrangements is purchased under index tracking contracts or at spot prices.
Credit Risk
Credit risk arises from derivative contracts, cash and deposits held with banks and financial institutions, as well as credit exposures to the customers of AMPSA, including outstanding receivables. The policy of AMPSA is to place excess liquidity on deposit with AMPSA Treasury who will, in turn, only place excess liquid funds with recognized and reputable financial institutions. For banks and financial institutions, only independently rated parties with a minimum rating of “BBB+” from at least two credit rating agencies are accepted, where possible. The credit ratings of banks and financial institutions are monitored to ensure compliance with the Ardagh Group policy. Risk of default is controlled within a policy framework of dealing with high quality institutions and by limiting the amount of credit exposure to any one bank or institution.
Business policy is to extend credit to customers of good credit standing. Credit risk is managed on an on-going basis, by experienced people within AMPSA. AMPSA’s policy for the management of credit risk in relation to trade receivables involves periodically assessing the financial reliability of customers, taking into account their financial position, past experience and other factors. Provisions are made, where deemed necessary, and the utilization of credit limits is regularly monitored. AMPSA does not expect any significant counterparty to fail to meet its obligations. The maximum exposure to credit risk is represented by the carrying amount of each asset. For the year ended December 31, 2020, the ten largest customers of AMPSA accounted for approximately 64% of total revenues (2019: 65%; 2018: 66%). There is no recent history of default with these customers.
Liquidity Risk
AMPSA is exposed to liquidity risk which arises primarily from the maturing of short term and long-term debt obligations. AMPSA’s policy has been to ensure that sufficient resources are available either from cash balances, cash flows or undrawn committed bank facilities, to ensure all obligations can be met as they fall due.
To effectively manage liquidity risk AMPSA:
•
has committed borrowing facilities that it can access to meet liquidity needs;

•
maintains cash balances and liquid investments with highly-rated counterparties;

•
limits the maturity of cash balances;

•
borrows the bulk of its debt needs under long term fixed rate debt securities; and

•
has internal control processes to manage liquidity risk.

Cash flow forecasting is performed in the operating entities of AMPSA and results in rolling forecasts of AMPSA’s liquidity requirements to ensure it has sufficient cash to meet operational needs while maintaining sufficient headroom on its undrawn committed borrowing facilities at all times so that AMPSA does not breach borrowing limits or covenants on any of its borrowing facilities. Such forecasting takes into consideration AMPSA’s debt financing plans.
Recent Developments
On May 17, 2021, AGSA announced that it had recently experienced a cyber security incident, the response to which included pro-actively shutting down certain IT systems and applications used by the AMP Business. Ardagh Group’s IT team, supported by external cyber security and other specialists, has been working to assess and remediate the impact of the event in accordance with its network and security protocols and procedures, while continuing to safely operate our facilities and serve our customers. Key systems have been brought back online securely, in a phased manner and in line with our plan. Production at all of our manufacturing facilities has continued to operate throughout this period. While products have continued to be shipped to customers, we have experienced some shipping delays as a result of this incident, principally in Europe. Certain other processes, including certain supply chain operations, have been affected, and alternative solutions, including manual workarounds, have been implemented to enable us to continue to respond to our customers’ needs. While investigation of the incident is ongoing, we have already taken various steps, including engaging leading industry specialists to conduct a forensic investigation of our systems and introducing additional protection tools across our network to further enhance the security of our IT systems. We believe that our existing information technology control environment is appropriately robust and consistent with industry standards. However, in addition to addressing any findings of these industry specialists, we are reviewing our information technology roadmap and accelerating planned IT investments to further improve the effectiveness of our information security. We do not believe that our business growth investment program has been impacted by this incident. However, it gave rise to some deferral or loss of revenue, as well as to incremental costs, in the second quarter of 2021 and it is likely to give rise to some deferral or loss of revenue, as well as to incremental costs, at a diminishing rate, in quarters subsequent to the second quarter of 2021. We maintain appropriate insurance in respect of a wide range of risks, including in respect of IT incidents. In addition, AMPSA has entered into a letter agreement with AGSA dated May 21, 2021, under which AGSA has agreed to indemnify AMPSA and its subsidiaries for certain losses arising from this incident as described in the section entitled “Certain AMPSA Relationships and Related Person Transactions — Indemnification Letter Agreement.” As a result, we do not expect this incident to have an effect on the operating results or financial position of AMPSA.

CERTAIN AMPSA RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
References in this section to “we,” “our,” “us,” the “Company,” or “AMPSA” generally refer to AMPSA and its consolidated subsidiaries.
Business Combination Agreement
On February 22, 2021, GHV, AMPSA, AGSA and MergeCo entered into the Business Combination Agreement pursuant to which the Business Combination was consummated and, following the Merger of GHV with and into MergeCo, GHV became a direct wholly owned subsidiary of AMPSA.
In connection with the consummation of the Business Combination, AGSA (i) retained an approximate 81.85% interest in AMPSA, (ii) received aggregate cash consideration of $2,315,000,000, paid upon the consummation of the Pre-Closing Restructuring in cash and in equivalent U.S. dollars or euros (or a combination thereof) and $996,927,301.74, paid in cash at the Closing, and (c) has the right to receive, during the five-year period commencing 180 days after the Closing, up to 60,730,000 additional AMPSA Shares in five equal installments if the price of AMPSA Shares maintains for a certain period of time a volume weighted average price greater than or equal to $13.00, $15.00, $16.50, $18.00 and $19.50, as applicable (collectively, the “AGSA Consideration”).
The Business Combination Agreement contains customary representations and warranties, covenants, closing conditions, termination provisions and other terms relating to the transactions contemplated thereby.
Transfer Agreement
On February 22, 2021, AGSA and AMPSA entered into a Transfer Agreement, pursuant to which, prior to the Pre-Closing Restructuring Completion Date, AGSA agreed to effect the Pre-Closing Restructuring through a series of transactions that resulted in, among other things, AMPSA owning the AMP Business. The Pre-Closing Restructuring was consummated on April 1, 2021.
The Transfer Agreement requires AMPSA to indemnify AGSA and its affiliates for losses arising from AMPSA’s business (including employee liabilities) and requires AGSA to indemnify AMPSA for losses arising from the Ardagh Group’s business (including employee liabilities). The Transfer Agreement provides for other transactions, including the settlement of intercompany payables and receivables and the termination or transfer of various obligations and liabilities (including credit and support obligations) of the AMP Entities in favor of the Ardagh Group’s business, and of the Ardagh Group in favor of the AMPSA’s business.
In addition, the Transfer Agreement contains non-competition and employee non-solicitation obligations of both AMPSA and AGSA. For a period commencing at the Pre-Closing Restructuring Completion Date and ending on the earlier of (i) the fifth anniversary of the Pre-Closing Restructuring Completion Date or (ii) the date on which AGSA no longer is the beneficial owner of more than 50% of the voting stock of AMPSA, AGSA and its subsidiaries (excluding any AMP Entity) will not engage in AMPSA’s business as conducted on the date of the Transfer Agreement with the exception of services provided under the Services Agreement, and AMPSA and its subsidiaries will not engage in the Ardagh Group’s businesses as conducted on the date of the Transfer Agreement with the exception of services provided under the Services Agreement. For a period commencing at the Pre-Closing Restructuring Completion Date and ending on the earlier of (i) the second anniversary of the Closing or (ii) the date on which AGSA no longer is the beneficial owner of more than 50% of the voting stock of AMPSA, none of AGSA or its subsidiaries (excluding any AMP Entity) will solicit for employment or hire any AMP Employee (as defined in the Transfer Agreement) with an annual base salary or wages greater than €150,000, subject to certain exceptions. Similarly, for the same period, none of AMPSA or its subsidiaries will solicit for employment or hire any employee of the Ardagh Group with an annual base salary or wages greater than €150,000, subject to certain exceptions.
Services Agreement
In connection with the Pre-Closing Restructuring, AGSA and AMPSA entered into a Services Agreement, pursuant to which AGSA, either directly or indirectly through its affiliates, will provide certain corporate and business-unit services to AMPSA and its subsidiaries, and AMPSA, either directly or indirectly through its affiliates, shall provide certain corporate and business-unit services to AGSA and its affiliates

(other than the AMP Entities). The services provided pursuant to the Services Agreement include typical corporate functional support areas in order to complement the activities in areas which exist within the AMPSA Group (as defined in the Services Agreement). For each calendar year from 2021 through 2024, as consideration for the corporate services provided by AGSA to AMPSA, AMPSA will provide corporate services to AGSA and will pay AGSA $33 million for the calendar year 2021 (prorated to reflect the timing of the Pre-Closing Restructuring Completion Date), $38 million for calendar year 2022, $39 million for calendar year 2023 and $39 million for calendar year 2024. The fees paid for services pursuant to the Services Agreement are subject to adjustment for third party costs and variations for certain volume-based services. As of December 31, 2024, or if earlier, the date upon which AMPSA or AGSA undergoes a change of control, all corporate services provided pursuant to the Services Agreement will be provided at a price equal to the fully allocated cost of such services, or such other price to be negotiated in good faith by the parties, taking into consideration various factors, including the cost of providing such corporate services and the level of services expected to be provided.
Shareholders Agreement
In connection with the completion of the Merger, AGSA and AMPSA entered into the Shareholders Agreement, pursuant to which, among other things, AGSA has the right to nominate nine directors to the AMPSA’s board of directors, of whom (i) one will initially be the current Chief Executive Officer of AGSA, who will serve as chairperson of the board; and (ii) at least three shall satisfy the independence requirements of NYSE. Two independent directors will be appointed upon proposal for nomination by the Sponsor as Class I directors pursuant to the terms of the Business Combination Agreement. In addition, for so long as AGSA holds at least 20% of the outstanding AMPSA Shares, AGSA will also have the right to: (A) nominate a number of directors to the AMPSA’s board of directors at least proportional to the number of outstanding AMPSA Shares owned by AGSA; (B) designate the chairperson of the board of directors of AMPSA (who need not be a nominee of AGSA); and (C) appoint a number of representatives to each committee of the board of AMPSA that is at least proportional to the number of outstanding AMPSA Shares owned by AGSA. In addition, for so long as AGSA holds at least 40% of the outstanding AMPSA Shares, the following actions may not be taken (or agreed to be taken) by AMPSA without the prior written consent of AGSA: (a) the sale of greater than 40% of the assets or voting securities of AMPSA (with certain exceptions); (b) voluntary liquidation or dissolution of AMPSA; (c) any amendment of AMPSA’s articles of association that materially and adversely affects AGSA in its capacity as a shareholder; (d) relocation of AMPSA’s corporate headquarters; (e) change to AMPSA’s corporate name; or (f) any corporate action that would materially adversely affect any of the foregoing approval rights.
Subscription Agreement
In connection with the execution of the Business Combination Agreement, AMPSA and GHV entered into the Subscription Agreements with the Subscribers, pursuant to which the Subscribers agreed to subscribe for, and AMPSA agreed to issue to the Subscribers, an aggregate of 69,500,000 AMPSA Shares, for a purchase price of $10.00 per share, for an aggregate cash amount of $695,000,000.
The issuance of the PIPE Shares pursuant to the Subscription Agreements was also contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Merger, which occurred on August 4, 2021.
Pursuant to the Subscription Agreements, AMPSA filed on August 12, 2021 with the SEC (at AMPSA’s sole cost and expense) a registration statement registering the resale of the PIPE Shares, and AMPSA will use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof.
Pursuant to the Subscription Agreement entered into by the GHV Sponsor (and joinders thereto entered into by certain investors), certain investors acquired 12,000,000 AMPSA Shares.
Registration Rights and Lock-Up Agreement
In connection with the Closing, AMPSA, the Initial Stockholders and AGSA entered into a Registration Rights and Lock-Up Agreement which provides customary demand and piggyback registration rights. Pursuant to the Registration Rights and Lock-Up Agreement, AMPSA agreed that, as soon as practicable, and in any event within 30 days after the Closing, it will file with the SEC (at AMPSA’s sole cost and expense) a registration statement registering the resale of any outstanding AMPSA Shares or any other equity security held by a party to the Registration Rights and Lock-Up Agreement and any other equity security of AMPSA issued or issuable with respect to any such Share by way of a dividend or stock split in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, and AMPSA will use its reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof, but no later than the 60th day (or the 90th day if the registration statement is reviewed by, and received comments from, the SEC) following the filing deadline.
Subject to certain exceptions, including in connection with certain exchanges involving AGSA shareholders, AGSA may not transfer any AMPSA Shares beneficially owned or owned of record by it during the period ending 180 days following the date of the Registration Rights and Lock-Up Agreement (the “Share Lock-Up Period”). During the Share Lock-Up Period, no Initial Stockholder may transfer AMPSA Shares beneficially owned or owned of record by such Initial Stockholder. During the period ending 30 days after the date of the Registration Rights and Lock-Up Agreement, no Initial Stockholder may transfer any Warrants or any of the AMPSA Shares issued or issuable upon the exercise or conversion of such Warrants beneficially owned or owned of record by such Initial Stockholder. The lock-up provisions are subject to a number of customary exceptions.
Indemnification Letter Agreement
On May 21, 2021, AMPSA entered into a letter agreement with AGSA, pursuant to which AGSA agreed to indemnify, defend and hold harmless AMPSA and its subsidiaries and their respective successors from and against any and all losses incurred prior to December 31, 2021 resulting from the cyber security incident that was discovered by AGSA in May 2021 and is further described in the section entitled “AMPSA Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments.” No claim submitted to AGSA after March 31, 2022 is eligible for indemnification pursuant to the letter agreement and in no event will AGSA’s aggregate liability for indemnification claims pursuant to the letter agreement exceed $150 million. The letter agreement incorporates by reference, among other things, the limitations on indemnification and procedures for seeking indemnification contained in the Transfer Agreement.
Additional Related Party Transactions — Historical
For additional information in relation to materially significant related party transactions during the years ended December 31, 2020, 2019 and 2018, see Notes 2, 5, 15, 16, 17, 18 and 22 to the Combined Financial Statements as of and for the fiscal years ended December 31, 2020, 2019 and 2018 included elsewhere in this offer to exchange/prospectus. Any further related party transactions in the years ended December 31, 2020, 2019 and 2018 were both immaterial and no more than incidental in nature.
Policy Concerning Related Person Transactions
Our board of directors has adopted a written policy, which we refer to as the related party transactions policy, for the review of any transaction, arrangement or relationship in which we are a participant, if the amount involved exceeds $120,000 and one of our executive officers, directors or beneficial owner of more than 5% of AMPSA Shares (or their immediate family members), each of whom we refer to as a related person, has a direct or indirect material interest.

DESCRIPTION OF AMPSA’S SECURITIES
As a result of the exchange offer, AGSA shareholders will become AMPSA Shareholders. Your rights as AMPSA Shareholders will be governed by the laws of the Grand Duchy of Luxembourg and AMPSA’s articles of association. We urge you to read the applicable provisions of Luxembourg law and AMPSA’s articles of association carefully and in their entirety because they describe your rights as a holder of AMPSA Shares. References in this section to “we”, “our”, “us”, the “Company”, or “AMPSA” generally refer to AMPSA and its consolidated subsidiaries.
General
AMPSA is a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 56, rue Charles Martel, L-2134 Luxembourg, Luxembourg and registered with the Luxembourg Register of Commerce and Companies (R.C.S. Luxembourg) under number B 251465.
The corporate objects of the Company are set out in the Articles. They are to be interpreted in the broadest sense and any transaction or agreement which is entered into by the Company that is not inconsistent with the specified objects will be deemed to be within the scope of such objects or powers.
Shares
Share Capital
AMPSA was incorporated on January 20, 2021 by AGSA, with an initial share capital of €30,000, represented by 3,000,000 AMPSA Shares with a nominal value of €0.01 per share.
AMPSA’s issued share capital equals €6,032,830.97, represented by 603,283,097 Shares with a nominal value of €0.01 per share. All issued shares are fully paid and subscribed for. The authorized capital of AMPSA (including the issued share capital) is set at €1,000,000,000, divided into 100,000,000,000 Shares with a nominal value of €0.01 each. There are also 16,749,984 Warrants outstanding, each exercisable at $11.50 per share, subject to adjustment as described in the Warrant Agreement.
A shareholder in a Luxembourg société anonyme holding fully paid up shares is not liable, solely because of his, her or its shareholder status, for additional payments to AMPSA or its creditors.
Share Issuances
Pursuant to Luxembourg law, the issuance of AMPSA Shares requires approval by the general meeting of shareholders subject to necessary quorum and majority requirements. The general meeting of shareholders or AMPSA’s Articles may also approve an authorized capital and authorize the board of directors to increase the issued share capital in one or several tranches with or without share premium, against payment in (i) cash, including the setting off of claims against AMPSA that are certain, due and payable, (ii) in kind, and (iii) reallocation of the share premium, profit reserves or other reserves of AMPSA, through issuance of shares, the granting of options to subscribe for shares, or the issuance of any other instruments convertible into or repayable by or exchangeable for shares (whether provided in the terms at issue or subsequently provided), the issuance of bonds with warrants or other rights to subscribe for shares attached, or the issuance of standalone warrants or any other instrument carrying an entitlement to, or the right to subscribe for, shares, up to a maximum of the authorized but as yet unissued share capital of AMPSA to such persons and on such terms as the board of directors determines in its absolute discretion. The board of directors can be authorized to remove or limit the statutory preferential subscription right of the shareholders in case of issue of shares up to the maximum amount of such authorized capital for a maximum period of five years after the date that the minutes of the relevant general meeting approving such authorization are published in the Luxembourg official gazette (Recueil Electronique des Sociétés et Associations, “RESA”). The general meeting may amend, renew, or extend such authorized capital and such authorization to the board of directors to issue shares.
AMPSA’s Articles authorize the board of directors to issue shares up to the maximum amount of the authorized unissued share capital of the AMPSA and to limit or withdraw any and all statutory preemptive rights which would be applicable in respect of such issuance for a period of five years from July 8, 2021, to such persons, on such terms and for such consideration as the board of directors determines in its absolute discretion. Shareholders may at a general meeting renew or extend such authorized share capital and authorization to the board of directors to issue shares.
In addition, the general meeting of shareholders may authorize the board of directors to make an allotment of existing or newly issued shares without consideration to (a) employees of AMPSA or certain categories amongst those; (b) employees of companies or economic interest grouping in which AMPSA holds directly or indirectly at least ten per cent (10%) of the share capital or voting rights; (c) employees of companies or economic interest grouping holding directly or indirectly at least ten per cent (10%) of the share capital or voting rights of AMPSA (d) employees of companies or economic interest grouping in which at least fifty per cent (50%) of the share capital or voting rights is held directly or indirectly by a company which holds directly or indirectly at least fifty per cent (50%) of the share capital of AMPSA; (e) corporate officers of AMPSA or of the companies or economic interest grouping listed in points (b) to (d) above or certain categories amongst those, for a maximum period of five years after the date that the minutes of the relevant general meeting approving such authorization are published in the RESA.
AMPSA’s Articles authorize the board of directors to issue shares free of charge within the limitations set out in article 430-15 of the Luxembourg law of August 10, 1915 on commercial companies, as amended (the “1915 Law”).
AMPSA recognizes only one (1) holder per share. In case a share is owned by several persons, AMPSA shall treat the first named holder on the register of shareholders as having been appointed by the joint holders to receive all notices and to give a binding receipt for any dividend(s) payable in respect of such share(s) on behalf of all joint holders, without prejudice to the rights of the other holders to information as set out in the 1915 Law.
The board of directors resolves on the issuance of AMPSA Shares out of the authorized capital (capital autorisé) in accordance with the quorum and voting thresholds set forth in the articles of association and applicable law. The board of directors also resolves on the applicable procedures and timelines to which such issuance is subjected. If the proposal of the board of directors to issue new AMPSA Shares exceeds the limits of AMPSA’s authorized share capital, the board of directors must then convene the shareholders to an extraordinary general meeting to be held in front of a Luxembourg notary for the purpose of increasing the issued share capital. Such meeting will be subject to the quorum and majority requirements required for amending AMPSA’s Articles. If the capital call proposed by the board of directors consists of an increase in the shareholders’ commitments, the board of directors must convene the shareholders to an extraordinary general meeting to be held in front of a Luxembourg notary for such purpose. Such meeting will be subject to the unanimous consent of the shareholders.
Preemptive Rights
Under Luxembourg law, existing shareholders benefit from a preemptive subscription right on the issuance of shares for cash consideration. However, AMPSA’s shareholders have, in accordance with Luxembourg law, authorized the board of directors to suppress, waive, or limit any preemptive subscription rights of shareholders provided by law to the extent that the board of directors deems such suppression, waiver, or limitation advisable for any issuance or issuances of shares within the scope of AMPSA’s authorized share capital. The general meeting of shareholders duly convened to consider an amendment to the articles of association also may, by two-thirds majority vote, limit, waive, or cancel such preemptive rights or renew, amend, or extend them, in each case for a period not to exceed five years. Such shares may be issued above, at, or below market value, and, following a certain procedure, even below the nominal value or below the accounting par value per share. The shares also may be issued by way of incorporation of available reserves, including share premium.
Share Repurchases
AMPSA cannot subscribe for its own shares. AMPSA may, however, repurchase issued shares or have another person repurchase issued shares for its account, subject to the following conditions:

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prior authorization by a simple majority vote at an ordinary general meeting of shareholders, which authorization sets forth:

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the terms and conditions of the proposed repurchase and in particular the maximum number of shares to be repurchased;

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the duration of the period for which the authorization is given, which may not exceed five years; and

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in the case of repurchase for consideration, the minimum and maximum consideration per share, provided that the prior authorization shall not apply in the case of shares acquired by either AMPSA, or by a person acting in his or her own name on its behalf, for the distribution thereof to its staff or to the staff of a company with which it is in a control relationship;

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only fully paid-up shares may be repurchased;

•
the voting and dividend rights attached to the repurchased shares will be suspended as long as the repurchased shares are held by AMPSA; and the acquisition offer must be made on the same terms and conditions to all the shareholders who are in the same position, except for acquisitions which were unanimously decided by a general meeting at which all the shareholders were present or represented. In addition, listed companies may repurchase their own shares on the stock exchange without an acquisition offer having to be made to AMPSA’s shareholders.

The authorization will be valid for a period ending on the earlier of five years from the date of such shareholder authorization and the date of its renewal by a subsequent general meeting of shareholders. Pursuant to such authorization, the board of directors is authorized to acquire and sell AMPSA’s shares under the conditions set forth in article 430-15 of the 1915 Law, which are described above. Such purchases and sales may be carried out for any authorized purpose or any purpose that is authorized by the laws and regulations in force.
The articles of association of AMPSA authorize the board of directors to purchase AMPSA’s own shares in accordance with Luxembourg law on such terms and in such manner as may be authorized by the general meeting of shareholders in an ordinary resolution, subject to the rules of any stock exchange on which AMPSA’s shares are traded. The articles provide that the board of directors is authorized for a period of 5 years from July 8, 2021 to make (i) open market repurchases of shares subject to certain conditions and (ii) repurchases of shares other than as described in (i) where the same terms are offered to all shareholders in a similar situation.
In addition, pursuant to Luxembourg law, AMPSA may directly or indirectly repurchase shares by resolution of its board of directors without the prior approval of the general meeting of shareholders if such repurchase is deemed by the board of directors to be necessary to prevent serious and imminent harm to AMPSA, or if the acquisition of shares has been made with the intent of distribution to its employees and/or the employees of any entity having a controlling relationship with it (i.e., its subsidiaries or controlling shareholder) or in any of the circumstances listed in article 430-16 of the 1915 Law.
Voting rights
Each AMPSA Share entitles the holder thereof to one vote. Neither Luxembourg law nor AMPSA’s Articles contain any restrictions as to the voting of AMPSA Shares by non-Luxembourg residents. The 1915 Law distinguishes general meetings of shareholders and extraordinary general meetings of shareholders with respect to voting rights.
Meetings
Ordinary General Meeting
At an ordinary general meeting, the holders in excess of one-third (1∕3) of the share capital in issue present in person or by proxy shall form a quorum and resolutions are adopted by a simple majority of validly cast votes. Abstentions are not considered “votes.”

Extraordinary General Meeting
Extraordinary resolutions are required for any of the following matters, among others: (i) an increase or decrease of the authorized or issued capital, (ii) a limitation or exclusion of preemptive rights, (iii) approval of a statutory merger or de-merger (scission), (iv) AMPSA’s dissolution and liquidation, (v) any and all amendments to AMPSA’s articles of association and (vi) change of nationality. Pursuant to AMPSA’s articles of association, for any resolutions to be considered at an extraordinary general meeting of shareholders, the quorum shall be at least one half of AMPSA’s issued share capital unless otherwise mandatorily required by law. If the said quorum is not present, a second meeting may be convened, for which the 1915 Law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting, except otherwise provided by law, by at least a two-thirds majority of the votes validly cast on such resolution by shareholders. Abstentions are not considered “votes.”
Annual Shareholders Meetings
An annual general meeting of shareholders shall be held in the Grand Duchy of Luxembourg within 6 months of the end of the preceding financial year, except for the first annual general meeting of shareholders which may be held within 18 months from incorporation.
Distributions on winding up of the Company
Any voluntary dissolution of the Company will take place in accordance with the provisions of Luxembourg law. The Company may only be placed into voluntary dissolution if shareholders vote in favor of such dissolution by means of a special resolution passed at an extraordinary general meeting.
In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities in proportion to the number of shares owned by them, without regard to the par value of the shares.
Because all shares of the Company, including the shares offered hereby, will be fully paid, shareholders will have no liability in the event of a winding up of the Company, unless they are deemed to be a de facto manager (gérant de fait) exercising effective and continuing control over the Company by positive actions.
Mergers and de-mergers
A merger by absorption whereby a Luxembourg company, after its dissolution without liquidation, transfers to the absorbing company all of its assets and liabilities in exchange for the issuance to the shareholders of the company being acquired of shares in the acquiring company, or a merger effected by transfer of assets to a newly incorporated company, must, in principle, subject to certain exceptions, be approved by a special resolution of shareholders of the Luxembourg company to be held before a notary. Similarly, a de-merger of a Luxembourg company is, in principle, subject to certain exceptions subject to the approval by a special resolution of shareholders.
Compulsory Transfer of Shares
AMPSA’s Articles provide that at any time a person is or becomes, directly or indirectly, the owner of 75% or more of the number of issued shares of the Company, such person (the “Acquiror”) may require, by giving notice to the Company as specified in the Articles, the holders of the remaining issued shares of the Company to sell their shares to the Acquiror for cash at a price that reflects the fair market value of such shares as initially determined by an independent investment banking firm of international reputation retained by the Acquiror. AMPSA’s Articles contain procedures for determining the fair market value of the shares held by the minority shareholders, which include a dispute resolution provision permitting holders of at least 10% of the remaining shares of the Company to dispute the purchase price proposed by the Acquiror in accordance with the procedures set forth in the Articles.
Anti-Takeover Provision
See the section entitled “Risk Factors — Risks Related to AMPSA — Anti takeover provisions in AMPSA’s Articles might discourage or delay attempts to acquire it.”

Shareholder Suits
Class actions and derivative actions are generally not available to shareholders under Luxembourg law. Minority shareholders holding securities entitled to vote at the general meeting that resolved on the granting of discharge to the directors, holding at least the 10% threshold may bring an action against the directors on behalf of the Company. Minority shareholders holding at least the 10% threshold may also ask the directors questions in writing concerning acts of management of the Company or one of its subsidiaries, and if the Company fails to answer these questions within one month, these shareholders may apply to the Luxembourg courts to appoint one or more experts instructed to submit a report on these acts of management. Furthermore, consideration would be given by a Luxembourg court in summary proceedings to acts that are alleged to constitute an abuse of majority rights against the minority shareholders.
AMPSA’s Articles contain a provision providing for the waiver by each of our shareholders of any claim or right of action they have, both individually and on the Company’s behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any matter involving fraud or dishonesty, gross negligence, willful misconduct or action giving rise to criminal liability that may attach to such director or officer.
Interested Directors
The Articles contain specific provisions regarding interested directors and set forth procedures for approval of contracts or transactions involving an interested director. If a director has a direct or indirect financial interest conflicting with that of the Company in any contract or transaction to which the Company will be party, such interested director shall advise the Board thereof, cause a record of his or her statement to be included in the minutes of the meeting, and may not take part in the deliberations of the Board or any Board committee with respect to such contract or transaction and the Articles contain specific quorum and majority rules for meetings of the Board or its committees in case of conflicted directors. Such provisions do not apply to any contract or transaction that is within the ordinary course of business of the Company or its subsidiaries and is entered into on an arms’ length basis under market conditions.
Competition and Corporate Opportunities
The Articles contain specific provisions regarding competition and the allocation of corporate opportunities that are applicable to members of the board of directors of the Company who are not employees of the Company, as well as their respective Affiliates and Affiliated Entities (each as defined in the Articles), in recognition and anticipation that members of the Board who are not employees of the Company and their respective Affiliates and Affiliated Entities may engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage or other business activities that overlap with or compete with those in which the Company, directly or indirectly, engages.
Warrants
Pursuant to the Warrant Assignment, Assumption and Amendment Agreement, GHV assigned to AMPSA all of GHV’s right, title and interest in and to the existing Warrant Agreement and AMPSA assumed, and agreed to pay, perform, satisfy and discharge in full, all of GHV’s liabilities and obligations under the existing Warrant Agreement arising from and after the Merger Effective Time.
Each AMPSA Warrant is exercisable to subscribe for one AMPSA Share and only whole warrants are exercisable. The exercise price of the AMPSA Warrants is $11.50 per share, subject to adjustment as described in the Warrant Agreement. An AMPSA Warrant may be exercised only during the period commencing on the later of (i) the date that is thirty (30) days after the consummation of the Merger, or (ii) the date that is twelve (12) months from the date of the IPO, and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which the Merger is completed, or (y) the redemption date as provided in Section 6.3 of the Warrant Agreement.
Redemptions of warrants for cash
Pursuant to the Warrant Agreement, once the public warrants become exercisable, they may be redeemed (i) in whole and not in part, (ii) at a price of $0.01 per warrant, (iii) upon not less than 30 days’

prior written notice of redemption to each warrant holder, and (iv) if, and only if, the reported last sale price of the AMPSA Shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before sending the notice of redemption to each warrant holder.
If the public warrants are called for redemption for cash, management will have the option to require all holders that wish to exercise the public warrants to do so on a “cashless basis,” as described in the Warrant Agreement.
Redemption of warrants for shares
Commencing ninety days after the warrants become exercisable, AMPSA may redeem the outstanding warrants (i) in whole and not in part, (ii) upon a minimum of 30 days’ prior written notice of redemption at a price equal to a number of shares to be determined by reference to the table contained in Section 6.2 of the Warrant Agreement, based on the redemption date and the fair market value of the shares, (iii) if, and only if, the last reported sale price of the AMPSA Shares equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the notice of redemption to the warrant holders is sent, (iv) if, and only if, the private warrants are also concurrently exchanged at the same price (equal to a number of AMPSA Shares) as the outstanding public warrants, and (v) if, and only if, there is an effective registration statement covering the shares issuable upon exercise of the warrants and a current prospectus relating thereto is available throughout the 30-day period after the written notice of redemption is given.
The private warrants are identical to the public warrants, except that the private warrants and the shares issuable upon the exercise of the private warrants will not be transferable, assignable or salable until 30 days after the completion of the Merger, subject to certain limited exceptions. Additionally, the private warrants will be exercisable on a cashless basis and be non-redeemable (except as mentioned above) so long as they are held by the initial purchasers or their permitted transferees. If the private warrants are held by someone other than the initial purchasers or their permitted transferees, the private warrants will be redeemable and exercisable by such holders on the same basis as the public warrants.
The foregoing description of the AMPSA Warrants is qualified in its entirety by reference to the full text of the Warrant Agreement, filed hereto as Exhibit 10.7, and the Warrant Assignment, Assumption and Amendment Agreement, filed hereto as Exhibit 10.6, and incorporated herein by reference.
Dividends
From the annual net profits of AMPSA, at least 5% shall each year be allocated to the reserve required by applicable laws (the “Legal Reserve”). That allocation to the Legal Reserve will cease to be required as soon and as long as the Legal Reserve amounts to 10% of the amount of the share capital of AMPSA. The general meeting of shareholders shall resolve how the remainder of the annual net profits, after allocation to the Legal Reserve, will be disposed of by allocating the whole or part of the remainder to a reserve or to a provision, by carrying it forward to the next following financial year or by distributing it, together with carried forward profits, distributable reserves or share premium to the shareholders, each AMPSA Share entitling to the same proportion in such distributions.
The board of directors may resolve that AMPSA pays out an interim dividend to the shareholders, subject to the conditions of article 461-3 of the 1915 Law and AMPSA’s articles of association. The board of directors shall set the amount and the date of payment of the interim dividend. Any interim dividends declared by the board of directors and paid during a financial year will be put to the shareholders at the following general meeting to be declared as final.
Subject to applicable laws and regulations, in order for AMPSA to determine which shareholders shall be entitled to receipt of any dividend, the board of directors may fix a record date, which record date will be the close of business (or such other time as the board of directors may determine) on the date determined by the board of directors. In the absence of a record date being fixed, the record date for determining shareholders entitled to receipt of any dividend shall the close of business in Luxembourg on the day the dividend is declared.

Any share premium, assimilated premium or other distributable reserve may be freely distributed to the shareholders subject to the provisions of the 1915 Law and AMPSA’s articles of association. In case of a dividend payment, each shareholder is entitled to receive a dividend right pro rata according to his or her respective shareholding. The dividend entitlement lapses upon the expiration of a five-year prescription period from the date of the dividend distribution. The unclaimed dividends return to AMPSA’s accounts.
Registrar and Transfer Agent
The registrar and transfer agent for the AMPSA Shares and the warrant agent for the AMPSA Warrants is Computershare Trust Company, N.A.

COMPARISON OF SHAREHOLDER RIGHTS
Upon completion of the exchange offer, AGSA shareholders who exchange their AGSA Shares for AMPSA Shares will become shareholders of AMPSA. These shareholders’ rights will continue to be governed by Luxembourg law but will be governed by AMPSA’s articles of association. Because AGSA and AMPSA are both organized as public limited companies (sociétés anonymes) under the laws of Luxembourg, differences in the rights of a shareholder of AGSA from those of a shareholder of AMPSA arise principally from provisions of the articles of association of each of AGSA and AMPSA, rather than under Luxembourg law.
The following is a summary of certain differences between AGSA’s articles of association and AMPSA’s articles of association.
This summary is not a complete statement of the rights of shareholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to AGSA’s and AMPSA’s articles of association (as such documents may be amended from time to time), which you should read. AGSA’s articles of association have been publicly filed with the SEC as Exhibit 1.1 to the AGSA Form 20-F, incorporated by reference herein. AMPSA’s articles of association are filed as Exhibit 3.1 to the registration statement of which this offer to exchange/prospectus forms a part.
Shareholders’ rights under AMPSA’s articles of association are in all material aspects equivalent to those under AGSA’s articles of association, subject to the following differences:
i.
while AGSA’s articles of association provide for two different classes of shares, with different rights attached to each class, AMPSA’s articles of association provide for only one class of shares. As a consequence, any provision of AGSA’s articles of association dealing with the relationship between the different classes of shares, such as conversions of shares from one class into the other class, or the differences in the respective rights attached to shares of each class, such as different voting powers, do not exist in AMPSA’s articles of association.

ii.
Each of AGSA’s articles of association and AMPSA’s articles of association authorizes the board of directors of AGSA and AMPSA, respectively, for a five-year period, to issue shares under its authorized share capital without the need for further shareholder approval. However, such five year period commences on May 19, 2021 under AGSA’s articles of association and on July 8, 2021 under AMPSA’s articles of association.

iii.
the amount up to which the board of directors of AGSA is authorized to increase AGSA’s issued share capital within the authorized share capital and therefore without further shareholder approval is set at EUR 55,000,000 (for a current issued share capital of AGSA of EUR 21,956,321.36). The amount by which the board of directors of AMPSA is authorized to increase AMPSA’s issued share capital within the authorized share capital and therefore without further shareholder approval is set at EUR 1,000,000,000 (for a current issued share capital of AMPSA of EUR 6,032,830.97). AMPSA’s board of directors will therefore be able to issue more AMPSA Shares, without the need for further shareholder approval, than AGSA’s board of directors is authorized to issue AGSA Shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of AMPSA Shares as of August 16, 2021, by:
•
each person known by AMPSA to beneficially own more than 5% of the outstanding AMPSA Shares;

•
each of AMPSA’s current executive officers and directors; and

•
all of AMPSA’s current executive officers and directors as a group.

Unless otherwise indicated, AMPSA believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Except as otherwise noted herein, the number and percentage of AMPSA Shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any AMPSA Shares as to which the holder has sole or shared voting power or investment power and also any AMPSA Shares which the holder has the right to acquire within 60 days of the date of this offer to exchange/prospectus through the exercise of any option, conversion or any other right. The table does not include stock options and restricted shares held by the executive officers that do not vest or become exercisable, and do not provide voting rights, within 60 days of the date of this offer to exchange/prospectus.
As of August 16, 2021, there were 603,283,097 AMPSA Shares outstanding. Unless otherwise noted, the business address of each beneficial owner is c/o AMPSA, 56, rue Charles Martel, L-2134 Luxembourg, Luxembourg.
Name of Beneficial Owner	Number	Percentage
Executive Officers and Directors:
Paul Coulson	*	*
Shaun Murphy	*	*
Oliver Graham	*	*
David Matthews	*	*
Abigail Blunt	*	*
Yves Elsen	*	*
Elizabeth Marcellino	*	*
Damien O’Brien	*	*
The Rt. Hon. the Lord Hammond of Runnymede	*	*
Hermanus Troskie	*	*
Edward White	*	*
David Bourne	*	*
All directors and executive officers as a group (12 individuals)	*	*
Five Percent or More Holders:
AGSA	493,763,520	81.85%

* Represents beneficial ownership of less than one percent or no AMPSA Shares.

INTERESTS OF CERTAIN PERSONS IN THE EXCHANGE OFFER
AGSA
Directors and Senior Management
Certain members of the board of directors and management of AGSA participated in determining the terms of the exchange offer. These individuals may have certain interests in the proposed exchange offer that are different from, or additional to, the interests of holders of AGSA Shares generally and that may have caused them to view the proposed transaction more favorably or differently from the way other holders of AGSA Shares would view it.
The members of the Board of AGSA will be granted no benefits whatsoever in connection with the exchange offer. None of the members will receive compensation due to the exchange offer. Neither the employment agreement of the chairman, nor the employment agreements of the members of the key management members require any payments to be made upon the completion of the exchange offer.
Furthermore, no changes to the remuneration package for the key management are intended to be made in connection with the exchange offer.
Security Ownership
See the section entitled “Item 7A. Major shareholders” in the AGSA Form 20-F, incorporated by reference herein.
AMPSA
Directors and Senior Management
Certain members of the board of directors and management of AMPSA participated in determining the terms of the exchange offer. These individuals may have certain interests in the proposed exchange offer that are different from, or additional to, the interests of holders of AGSA Shares generally and that may have caused them to view the proposed transaction more favorably or differently from the way other holders of AGSA Shares would view it.
The members of the Board of AMPSA will be granted no benefits whatsoever in connection with the exchange offer. None of the members will receive compensation due to the exchange offer. Neither the employment agreement of the chairman, nor the employment agreements of the members of the key management members require any payments to be made upon the completion of the exchange offer.
Furthermore, no changes to the remuneration package for the key management are intended to be made in connection with the exchange offer.
Security Ownership
As of August 16, 2021, the security ownership of directors and key management of AMPSA is as set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management.” As of August 16, 2021, there were 603,283,097 AMPSA Shares outstanding.
Securities Transactions
As of the date of this offer to exchange/prospectus, to the knowledge of AMPSA, neither AMPSA nor any of its directors owns any AGSA Shares except as otherwise set forth in this offer to exchange/prospectus.
In the 60 days prior to the date of this offer to exchange/prospectus, to the knowledge of AMPSA, neither AMPSA nor any of its executive officers, directors or affiliates have effected any transactions in AGSA Shares except as otherwise set forth in this offer to exchange/prospectus including as described below.

LEGAL MATTERS
The validity of the AMPSA Shares to be exchanged in connection with the exchange offer will be passed upon by Elvinger Hoss Prussen, société anonyme. Shearman & Sterling LLP, New York, NY, is representing AMPSA in connection with the exchange offer and this offer to exchange/prospectus.
EXPERTS
The combined financial statements of Ardagh Metal Packaging (the “AMP Business”) as of December 31, 2020, 2019, 2018 and January 1, 2018 and for each of the three years in the period ended December 31, 2020 included in this offer to exchange/prospectus have been so included in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The financial statements of Ardagh Group S.A. as of December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this offer to exchange/prospectus by reference to the Ardagh Group S.A. Annual Report on Form 20-F for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The financial statements of Gores Holdings V, Inc. as of December 31, 2020, and for the period from June 25, 2020 (inception) through December 31, 2020, have been included in this offer to exchange/prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 financial statements contains an explanatory paragraph that states that GHV’s 2020 financial statements have been restated to correct certain misstatements.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
AMPSA and AGSA are subject to the periodic reporting and other information requirements of the Exchange Act as applicable to a “foreign private issuer,” and file or will file annual reports and other information from time to time with the SEC in accordance with such requirements. SEC filings are available to the public on the internet at a website maintained by the SEC located at www.sec.gov.
AMPSA also maintains an Internet website at https://www.ardaghmetalpackaging.com/corporate/investors. AGSA also maintains an Internet website at https://www.ardaghgroup.com/corporate/investors. Each of AMPSA and AGSA will make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: Annual Reports on Form 20-F; reports on Form 6-K; amendments to these documents; and other information as may be required by the SEC. The information contained on, or that may be accessed through, AMPSA’s or AGSA’s website is not part of, and is not incorporated into, this offer to exchange/prospectus.
AMPSA has filed with the SEC a registration statement on Form F-4 to register under the Securities Act the AMPSA Shares to be issued pursuant to the exchange offer described herein. This offer to exchange/prospectus forms a part of that registration statement. AGSA will file with the SEC a statement on a Schedule TO pursuant to Rule 13e-4 under the Exchange Act furnishing certain information with respect to the exchange offer.
The SEC allows certain information to be “incorporated by reference” into this offer to exchange/prospectus by AGSA, which means that AGSA can disclose important information to you by referring you to another document it has separately filed with the SEC. The information incorporated by reference is deemed to be part of this offer to exchange/prospectus, except for any information superseded by information contained directly in this offer to exchange/prospectus. This offer to exchange/prospectus incorporates by reference the documents set forth below that AGSA has previously filed with the SEC. These documents contain important information about AGSA, its business, financial condition and results of operations:
AGSA SEC Filings
•
AGSA Annual Report on Form 20-F for the year ended December 31, 2020; and

•
AGSA Current Reports on Form 6-K filed on April 29, 2021 (Film No.: 21868429) and August 3, 2021 (Film No.: 211138587).

All documents filed by AGSA pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (except for any information therein which has been furnished rather than filed), and all documents furnished by AGSA on Form 6-K that are explicitly incorporated by reference herein, from the date of this offer to exchange/prospectus to the date that the exchange offer is terminated or expires shall also be deemed to be incorporated into this offer to exchange/prospectus by reference. Subsequent filings with the SEC will automatically modify and supersede the information in this offer to exchange/prospectus.
Documents incorporated by reference are available without charge, upon written or oral request to the information agent, Georgeson, by calling 866-628-6079 (toll-free in the U.S. and Canada) or +1 781-575-2137 (outside the U.S. and Canada). In order to receive timely delivery of those materials, you must make your requests no later than five business days before expiration of the exchange offer.
Information and statements contained in this offer to exchange/prospectus or incorporated by reference herein are qualified in all respects by reference to the copy of the relevant contract filed as an exhibit to the registration statement of which this offer to exchange/prospectus forms a part or incorporated by reference.
If you would like additional copies of this offer to exchange/prospectus or if you have questions about the exchange offer, you should contact the exchange agent by telephone or in writing:

Computershare Trust Company, N.A.
By First Class Mail:	By Express, Registered, Certified or Overnight Mail:
Computershare Trust Company, N.A. P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. 150 Royall St – Suite V Canton, MA 02021
If you are a shareholder of AGSA and would like to request documents, please do so by      , 2021 to receive them before the expiration of the exchange offer. If you request any documents from AMPSA, AMPSA will mail them to you by first class mail, or another equally prompt means.
All information in this offer to exchange/prospectus relating to AGSA has been supplied by AGSA, and all such information relating to AMPSA has been supplied by AMPSA. Information provided by either AGSA or AMPSA does not constitute any representation, estimate or projection of any other party.
None of AMPSA or AGSA has authorized anyone to give any information or make any representation about the exchange offer or their companies that is different from, or in addition to, that contained in this offer to exchange/prospectus or in any of the materials that have been incorporated in this offer to exchange/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this offer to exchange/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this offer to exchange/prospectus does not extend to you.
The information contained in this offer to exchange/prospectus speaks only as of the date of this offer to exchange/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS
Page
The AMP Business
Audited Combined Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Combined Income Statement For the Years ended December 31, 2020, 2019 and 2018	F-4
Combined Statement of Comprehensive Income For the Years ended December 31, 2020, 2019 and 2018	F-5
Combined Statement of Financial Position as of December 31, 2020, 2019 and 2018 and as of January 1, 2018	F-6
Combined Statement of Changes in Invested Capital For the Periods from January 1, 2020 to December 31, 2020, January 1, 2019 to December 31, 2019 and January 1, 2018 to December 31, 2018	F-7
Combined Statement Cash Flows For the Years ended December 31, 2020, 2019 and 2018	F-8
Notes to the Combined Financial Statements	F-9
Gores Holdings V, Inc.
For the three and six months ended June 30, 2021, Unaudited Financial Statements
Balance Sheets (Unaudited) as of June 30, 2021 and December 31, 2020	F-56
Statements of Operations (Unaudited)	F-57
Statements of Changes in Stockholders' Equity (Unaudited)	F-58
Statement of Cash Flows (Unaudited)	F-59
Notes to the Interim Financial Statements (Unaudited)	F-60
For the three months ended March 31, 2021
Unaudited Financial Statements
Balance Sheets (Unaudited) as of March 31, 2021 and December 31, 2020	F-72
Statement of Operations (Unaudited)	F-73
Statement of Changes in Stockholders’ Equity (Unaudited)	F-74
Statement of Cash Flows (Unaudited)	F-75
Notes to the Interim Financial Statements (Unaudited)	F-76
For the period from June 25, 2020 (inception) through December 31, 2020
Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-89
Balance Sheet as of December 31, 2020	F-90
Statement of Operations for the Period from June 25, 2020 (inception) to December 31, 2020	F-91
Statement of Changes in Stockholders’ Equity for the Period from June 25, 2020 (inception) to December 31, 2020	F-92
Statement of Cash Flows for the Period from June 25, 2020 (inception) to December 31, 2020	F-93
Notes to Financial Statements	F-94

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of Ardagh Group S.A.
Opinion on the Financial Statements
We have audited the accompanying combined statement of financial position of Ardagh Metal Packaging (“the Business”) as of December 31, 2020, December 31, 2019, December 31, 2018 and January 1, 2018, and the related income statement, statement of comprehensive income, statement of changes in invested capital and statement of cash flows for each of the three years in the period ended December 31, 2020, including the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Business as of December 31, 2020, December 31, 2019, December 31, 2018 and January 1, 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Basis for Opinion
These combined financial statements are the responsibility of the Business’ management. Our responsibility is to express an opinion on the Business’ combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Business in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these combined financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matter communicated below is a matter arising from the current period audit of the combined financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the combined financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the combined financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Carve-out basis of preparation — Allocation of Corporate Debt
As described in Note 2 and Note 16 to the combined financial statements, the financial statements have been prepared on a carve-out basis from the consolidated financial statements of Ardagh Group S.A. to represent the financial position and performance of the Business as if the Business had existed on a stand-alone basis for each of the years ended December 31, 2020, 2019 and 2018 for the combined income statements, statements of comprehensive income and statements of cash flows and as at December 31, 2020, 2019, 2018 and January 1, 2018 for the combined statement of financial position. The combined financial statements have been prepared by aggregating the financial information from the entities, together with assets, liabilities, income and expenses that management has determined are specifically attributable to the Business including related party borrowings, and direct and indirect costs and expenses related to the operations of the Business. Related party borrowings to Ardagh, representing back-to-back agreements related to those components of the Ardagh Group’s corporate debt used to fund the initial acquisition of the Business by Ardagh, is included in the combined financial statements reflecting the debt obligation and related interest costs of the Business. During 2019, the Business extinguished an existing $154 million related party loan and entered into a new £128 million ($154 million) related party loan in a non-cash refinancing transaction. As of December 31, 2018, the Business had issued preferred stock with a value of $662 million to Ardagh with a mandatory redemption date at December 31, 2019. Such agreement has been treated as related party borrowing for the purpose of the combined financial statements. During 2019 such preferred stock was redeemed and converted in a non-cash transaction into a long-term related party loan.
The principal considerations for our determination that performing procedures relating to carve-out basis of preparation — allocation of corporate debt is a critical audit matter are (i) the significant judgment by management when determining the basis for allocation of the borrowings and (ii) the complexity in determining the accounting for the non-cash refinancing transaction in 2019 involving the extinguishment of a related party loan, the redemption of preferred stock, and its conversion to long-term related party loan. This in turn led to a high degree of auditor judgment, subjectivity, and effort in performing procedures to evaluate management’s allocation of the Ardagh Group’s corporate debt and related accounting treatment to the Combined Statement of Financial Position.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the combined financial statements. These procedures also included, among others, testing that Ardagh Group’s corporate debt allocated to the combined financial statements was complete, accurate and presented in accordance with the carve-out basis of preparation. Evaluating the carve-out allocation of the corporate debt included (i) testing completeness of the initial Ardagh Group S.A. corporate debt recorded in the financial statements and the basis for allocation of debt to the combined financial statements and, (ii) testing the judgment applied by management when determining the appropriate accounting treatment of the refinancing transactions and allocation of corporate debt.
/s/PricewaterhouseCoopers
Dublin, Ireland
February 24, 2021
We have served as the Business’ auditor since 2020.

THE AMP BUSINESS
COMBINED INCOME STATEMENT
		Year ended December 31, 2020			Year ended December 31, 2019			Year ended December 31, 2018
	Note	Before exceptional items $’m	Exceptional items $’m	Total $’m	Before exceptional items $’m	Exceptional items $’m	Total $’m	Before exceptional items $’m	Exceptional items $’m	Total $’m
			Note 4			Note 4			Note 4
Revenue	3	3,451	—	3,451	3,344	—	3,344	3,338	—	3,338
Cost of sales		(2,896)	(7)	(2,903)	(2,828)	(4)	(2,832)	(2,808)	(27)	(2,835)
Gross profit		555	(7)	548	516	(4)	512	530	(27)	503
Sales, general and administration expenses		(176)	(13)	(189)	(154)	(11)	(165)	(146)	—	(146)
Intangible amortization	8	(149)	—	(149)	(149)	—	(149)	(153)	—	(153)
Operating profit		230	(20)	210	213	(15)	198	231	(27)	204
Net finance expense	5	(70)	—	(70)	(208)	(5)	(213)	(229)	—	(229)
Profit/(loss) before tax		160	(20)	140	5	(20)	(15)	2	(27)	(25)
Income tax (charge)/credit	6	(43)	14	(29)	(28)	3	(25)	(55)	5	(50)
Profit/(loss) for the year attributable to the AMP business		117	(6)	111	(23)	(17)	(40)	(53)	(22)	(75)
The accompanying notes to the combined financial statements are an integral part of these combined financial statements.

THE AMP BUSINESS
COMBINED STATEMENT OF COMPREHENSIVE INCOME
		Year ended December 31,
	Note	2020 $’m	2019 $’m	2018 $’m
Profit/(loss) for the year		111	(40)	(75)
Other comprehensive (expense)/income
Items that may subsequently be reclassified to income statement
Foreign currency translation adjustments:
– Arising in the year		(42)	1	9
		(42)	1	9
Effective portion of changes in fair value of cash flow hedges:
– New fair value adjustments into reserve		15	(3)	(12)
– Movement out of reserve to income statement		—	(6)	(11)
– Movement in deferred tax		(6)	—	4
		9	(9)	(19)
(Loss)/gain recognized on cost of hedging
– New fair value adjustments into reserve		—	(1)	1
– Movement out of reserve		—	(1)	—
		—	(2)	1
Items that will not be reclassified to income statement
– Re-measurement of employee benefit obligations	17	(21)	(45)	(3)
– Deferred tax movement on employee benefit obligations		6	11	1
		(15)	(34)	(2)
Total other comprehensive expense for the year		(48)	(44)	(11)
Total comprehensive income/(expense) for the year attributable to the AMP business		63	(84)	(86)
The accompanying notes to the combined financial statements are an integral part of these combined financial statements.

THE AMP BUSINESS
COMBINED STATEMENT OF FINANCIAL POSITION
		At December 31,
	Note	2020 $’m	2019 $’m	2018 $’m	2017(i) $’m
Non-current assets
Intangible assets	8	1,884	1,937	2,099	2,311
Property, plant and equipment	9	1,232	1,076	953	896
Derivative financial instruments	16	9	1	18	12
Deferred tax assets	10	88	77	76	56
Other non-current assets		4	4	2	3
		3,217	3,095	3,148	3,278
Current assets
Inventories	11	250	268	238	200
Trade and other receivables	12	368	266	333	483
Contract assets	13	139	151	151	141
Derivative financial instruments	16	23	2	5	13
Cash and cash equivalents	14	257	284	148	150
		1,037	971	875	987
TOTAL ASSETS		4,254	4,066	4,023	4,265
Invested capital
Invested capital attributable to the AMP business		48	12	140	314
TOTAL INVESTED CAPITAL		48	12	140	314
Non-current liabilities
Borrowings	16	2,793	2,738	2,036	2,711
Employee benefit obligations	17	219	184	151	139
Derivative financial instruments	16	2	9	2	—
Deferred tax liabilities	10	203	189	213	209
Provisions	19	20	3	3	9
		3,237	3,123	2,405	3,068
Current liabilities
Borrowings	16	42	42	682	14
Derivative financial instruments	16	12	13	15	1
Trade and other payables	20	843	810	712	737
Income tax payable		59	52	50	97
Provisions	19	13	14	19	34
		969	931	1,478	883
TOTAL LIABILITIES		4,206	4,054	3,883	3,951
TOTAL INVESTED CAPITAL and LIABILITIES		4,254	4,066	4,023	4,265

(i)
At January 1, 2018

The accompanying notes to the combined financial statements are an integral part of these combined financial statements.

THE AMP BUSINESS
COMBINED STATEMENT OF CHANGES IN INVESTED CAPITAL
	Attributable to the AMP business
	Invested capital $’m	Other reserves $’m	Total invested capital $’m
	Note 23
January 1, 2018	305	9	314
Loss for the year	(75)	—	(75)
Total other comprehensive expense for the year	(2)	(9)	(11)
Hedging gains transferred to cost of inventory	—	(8)	(8)
Decrease in invested capital	(80)	—	(80)
December 31, 2018	148	(8)	140
	Attributable to AMP business
	Invested capital $’m	Other reserves $’m	Total invested capital $’m
	Note 23
January 1, 2019	148	(8)	140
Loss for the year	(40)	—	(40)
Total other comprehensive expense for the year	(34)	(10)	(44)
Hedging losses transferred to cost of inventory	—	14	14
Decrease in invested capital	(58)	—	(58)
December 31, 2019	16	(4)	12
	Attributable to AMP business
	Invested capital $’m	Other reserves $’m	Total invested capital $’m
	Note 23
January 1, 2020	16	(4)	12
Profit for the year	111	—	111
Total other comprehensive expense for the year	(15)	(33)	(48)
Hedging losses transferred to cost of inventory	—	22	22
Decrease in invested capital	(49)	—	(49)
December 31, 2020	63	(15)	48
The accompanying notes to the combined financial statements are an integral part of these combined financial statements.

THE AMP BUSINESS
COMBINED STATEMENT OF CASH FLOWS
		Year ended December 31,
	Note	2020 $’m	2019 $’m	2018 $’m
Cash flows from operating activities
Cash generated from operations	21	530	598	501
Interest paid		(155)	(178)	(177)
Income tax paid		(41)	(43)	(52)
Net cash from operating activities		334	377	272
Cash flows from investing activities
Purchase of property, plant and equipment and intangible assets		(268)	(205)	(184)
Proceeds from disposal of property, plant and equipment		—	—	2
Net cash used in investing activities		(268)	(205)	(182)
Cash flows from financing activities
Net change in other current borrowings		(8)	16	2
Consideration received on termination of derivative financial instruments	16	—	28	—
Lease payments		(35)	(26)	(19)
Cash remitted to Ardagh	18	(55)	(54)	(73)
Net cash outflow from financing activities		(98)	(36)	(90)
Net (decrease)/increase in cash and cash equivalents		(32)	136	—
Cash and cash equivalents at the beginning of the year	14	284	148	150
Exchange gain/(loss) on cash and cash equivalents		5	—	(2)
Cash and cash equivalents at the end of the year	14	257	284	148
The accompanying notes to the combined financial statements are an integral part of these combined financial statements.

THE AMP BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS
1.   General information
Ardagh Metal Packaging S.A. (the “Company”) was incorporated on January, 21, 2021, in order to effect a reorganization and subject to its completion, acquire the Metal Beverage Packaging operations (the “AMP Business” or the “Business”) of Ardagh Group S.A.. Prior to the reorganization and throughout the periods presented, the AMP Business was owned by Ardagh Group S.A. and its subsidiaries (“Ardagh” or “the Ardagh Group”). The Company has no assets or liabilities, other than those associated with its formation, and will conduct no operations until the completion of the reorganization.
The AMP Business has historically operated as part of Ardagh and not as a separate stand-alone entity or group.
The Business is a leading global supplier of sustainable, value-added beverage cans, principally aluminum, to beverage companies serving end-use categories including beer, carbonated soft drinks (“CSD”), cocktails, energy drinks, hard seltzers, juices, teas, water (both carbonated and still) and wine. Our principal target regions are Europe, North America and Brazil, and our customers include a wide range of multinational beverage companies owning some of the best-known brands in the world, as well as leading regional and national beverage producers.
The principal accounting policies of the Business that have been applied to the combined financial statements are described in note 2 below.
2.   Summary of significant accounting policies
The Business has not previously prepared or reported any combined financial statements in accordance with any other generally accepted accounting principles (“GAAP”). The Business has prepared these combined financial statements in accordance with International Financial Reporting Standards (“IFRS”) and related interpretations as issued by the International Accounting Standards Board (“IASB”). The Business’ deemed transition date to IFRS and its interpretations as issued by the IASB is January 1, 2018. The principles and requirements for first time adoption of IFRS are set out in IFRS 1, ‘First-time adoption of IFRS’ (“IFRS 1”). The requirement in IFRS 1 to provide reconciliations of financial information prepared under legacy GAAP to IFRS is not relevant to the Business as the Business has not previously prepared or reported any financial statements in accordance with any other generally accepted accounting principles and has availed of the exemptions available under IFRS 1 for a subsidiary becoming a first-time adopter later than its parent. The combined financial statements of the Business have been prepared in accordance with, and are in compliance with, IFRS and its interpretations as issued by the IASB. References to IFRS hereafter should be construed as references to IFRS as issued by the IASB.
Basis of preparation
The combined financial statements of the Business have been prepared on a carve-out basis from the consolidated financial statements of Ardagh Group S.A., to represent the financial position and performance of the Business as if the Business had existed on a stand-alone basis for each of the years ended December 31, 2020, 2019 and 2018 for the combined income statements, statements of comprehensive income and statements of cash flows and as at December 31, 2020, 2019, 2018 and January 1, 2018, for the combined statements of financial position. However, the combined financial statements are not necessarily indicative of the results that would have occurred if the Business had been a stand alone entity during the period presented. After making enquiries and considering the Business’ future projections, it has been determined that the Business has adequate resources to continue operating for the foreseeable future, for this reason the combined financial statements have been prepared on a going concern basis.
The combined financial statements, are presented in U.S. dollar, rounded to the nearest million, and have been prepared under the historical cost convention except for the following:
•
derivative financial instruments are stated at fair value; and

THE AMP BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)
2.   Summary of significant accounting policies (Continued)
•
employee benefit obligations are measured at the present value of the future estimated cash flows related to benefits earned and pension assets valued at fair value.

The preparation of combined financial statements in accordance with IFRS requires the use of critical accounting estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, income and expenses. It also requires management to exercise judgment in the process of applying accounting policies, which have been applied consistently through the combined financial statements of the Business. These estimates, assumptions and judgments are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances and are subject to continual re-evaluation. These estimates, assumptions and judgments were historically deemed to be reasonable and prudent. However, actual outcomes may differ from those estimates. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the combined financial statements, are discussed in the critical accounting estimates, assumptions and judgments.
The combined financial statements have been prepared by aggregating the financial information from the entities as described in note 22, together with assets, liabilities, income and expenses that management has determined are specifically attributable to the Business including related party borrowings, and direct and indirect costs and expenses related to the operations of the Business. The following summarizes the principles applied in preparing the combined financial statements:
•
Controlled companies that are part of the Business have been included in the combined financial statements, as further described in note 22. Goodwill, customer relationship intangible assets and fair value adjustments directly attributable to the acquisition of the controlled companies that are part of the Business by Ardagh, have been included in the combined financial statements. No companies were acquired or disposed of during the financial periods presented;

•
The Business did not in the past form a separate legal group and therefore it is not possible to show issued share capital or a full analysis of reserves. For such reasons, no earnings per share is presented. The net assets of the Business are represented by the cumulative investment of Ardagh in the Business, shown as invested capital;

•
All intercompany balances, investments in subsidiaries and share capital within the Business have been eliminated upon combination in the combined financial statements;

•
All employee benefit obligations are directly attributable to the Business and are obligations of the entities described in note 22;

•
The Business adopted IFRS 16 applying the simplified approach, with the right-of-use assets being calculated as if IFRS 16 had always been applied and the lease liabilities being calculated as the present value of expected remaining future lease payments, discounted at the Business’ incremental borrowing rate as at January 1, 2018. The weighted average lessee’s incremental borrowing rate applied to the lease liabilities recognized upon adoption of IFRS 16 was 5.0%. Upon adoption, the Business has availed of the practical expedients to use hindsight in determining the lease term where the contract contains options to extend or terminate the lease and has also elected not to apply IFRS 16 to contracts that were not identified before as containing a lease under IAS 17 and IFRIC 4;

•
Cumulative translation differences directly attributable to the controlled companies that are part of the Business, have been allocated at the amounts included in Ardagh’s consolidated financial statements;

•
For the purposes of the preparation of these combined financial statements, Ardagh corporate center costs which were allocated by Ardagh, and therefore contained within the results of, the Business have been included in selling, general and administration (“SGA”) expenses (2020: $27 million, 2019: $22 million, 2018: $23 million). The Ardagh support provided to the Business included

THE AMP BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)
2.   Summary of significant accounting policies (Continued)
stewardship by Ardagh senior management personnel and functional support in terms of typical corporate areas such as Group finance, legal and risk, in addition to, discrete support which was provided from centralized management activities such as HR, Sustainability and IT in order to complement and support the activities in these areas which existed within the Business. The Ardagh corporate head office costs were allocated principally based on Adjusted EBITDA, with settlement of these costs recorded within invested capital. The allocations to the Business reflected all the costs of doing business and Management believes that the allocations were reasonable and materially reflected what the expenses would have been on a stand alone basis. These costs reflected the arrangements that existed in Ardagh and are not necessarily representative of costs that may arise in the future. In addition to these Ardagh corporate head office costs, shared divisional costs of $15 million attributable to the Business, were incurred in respect of each of the years ended 31 December 2019 and 2018. The activities associated with these shared divisional costs subsequently formed part of the Ardagh shared corporate head office costs attributable to the Business, or were incurred specifically within the Business, for the year ended 31 December 2020;
•
Tax charges and credits and balances in the combined financial statements have been calculated as if the Business was a separate taxable entity using the separate return method. The tax charges and credits recorded in the combined income statement and tax balances recorded in the combined statement of financial position have been affected by the taxation arrangements within Ardagh and are not necessarily representative of the positions that may arise in the future. Differences between the tax charges and credits and balances in the combined financial statements, and the tax charges and credits and balances in the historical records of the Business are included in invested capital;

•
The Business has its own treasury functional team with certain treasury and risk management functions being performed by a central treasury function, which includes cash pooling and similar arrangement between Ardagh and the Business. Interest on related party borrowings and allocated costs and expenses as described below have generally been deemed to have been paid by the Business to Ardagh in the month in which the costs were incurred. In addition, all external debt used to fund Ardagh’s operations is managed and held centrally. Related party borrowings to Ardagh, representing back-to-back agreements related to those components of the Ardagh Group’s corporate debt used to fund the initial acquisition of the Business by Ardagh, is included in the combined financial statements reflecting the debt obligation and related interest costs of the Business. Any cash balances reflected on the combined financial statements are legally owned by the Business. Ardagh has entered into certain derivative instruments with external counterparties on behalf of the business and on the back of those related-party derivatives between Ardagh and the Business have been executed, the impact of which have been included in the combined financial statements;

•
Other intercompany balances between Ardagh and the Business with the exception of the related party borrowings discussed above are deemed to be long term funding in nature and will not remain a liability upon separation from Ardagh and hence have been presented as part of invested capital in the combined financial statements.

The directors of Ardagh Group S.A. (the “Directors”) are responsible for preparing the combined financial statements, on a carve-out basis from the consolidated financial statements of Ardagh Group S.A, in accordance with IFRS as adopted by the IASB and for being satisfied that they present fairly, in all material respects, the financial position and performance of the Business as if the Business had existed on a stand-alone basis for each of the years ended December 31, 2020, 2019 and 2018 for the combined income statements, statements of comprehensive income and statements of cash flows and as at December 31, 2020, 2019, 2018 and January 1, 2018, for the combined statements of financial position. In preparing these combined financial statements, the Directors are required to:
•
select suitable accounting policies and then apply them consistently;

•
make judgements and estimates that are reasonable and prudent;

THE AMP BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)
2.   Summary of significant accounting policies (Continued)
•
state that the financial statements comply with IFRS as adopted by the IASB; and

•
prepare the financial statements on a going concern basis unless it is inappropriate to presume that the Business will continue in business.

The Directors confirm that they have complied with the above requirements in preparing the financial statements.
The combined financial statements were authorized for issuance by the Directors on 24 February, 2021.
Recent accounting pronouncements
The Business’ assessment of the impact of new standards, which are not yet effective and which have not been early adopted by the Business, on the combined financial statements and disclosures is on-going but no material impacts are expected.
Basis of combination
(i)
Controlled companies

The companies included in these combined financial statements are all entities over which the Business has control. The Business controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity.
The acquisition method of accounting is used to account for the acquisition of controlled companies by the Business. The cost of an acquisition is the consideration given in exchange for control of the identifiable assets, liabilities and contingent liabilities of the acquired legal entities. Directly attributable transaction costs are expensed and included as exceptional items within sales, general and administration expenses. The acquired net assets are initially measured at fair value. The excess of the cost of acquisition over the fair value of the identifiable net assets acquired is recorded as goodwill. Goodwill is stated at cost less any accumulated impairment losses. Goodwill is allocated to those groups of cash-generating units (“CGUs”) that are expected to benefit from the business combination in which the goodwill arose for the purpose of assessing impairment. Goodwill is tested annually for impairment. Any goodwill and fair value adjustments are recorded as assets and liabilities of the acquired legal entity in the currency of the primary economic environment in which the legal entity operates (the “functional currency”).
(ii)
Transactions eliminated on combination

Transactions, balances and unrealized gains or losses on transactions between the controlled companies of the Business are eliminated on combination. The accounting policies of the controlled companies have been changed where necessary to ensure consistency with the policies adopted by the Business.
Foreign currency
(i)
Presentation currency

The combined financial statements are presented in U.S. dollar which is the presentation currency of the Business. The business has availed of the practical expedient in IFRS 1 to set foreign currency translation reserve to zero upon transition to IFRS.

THE AMP BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)
2.   Summary of significant accounting policies (Continued)
(ii)
Foreign currency transactions

Items included in the financial statements of each of the entities included in the Business are measured using the functional currency of that entity.
Transactions in foreign currencies are translated into the functional currency at the foreign exchange rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the reporting date are translated into the functional currency at the foreign exchange rate ruling at that date. Foreign exchange differences arising on translation are recognized in the combined income statement, except differences on certain derivative financial instruments discussed under “Derivative financial instruments” below.
(iii)
Financial statements of foreign operations

The assets and liabilities of foreign operations held by the Business are translated into U.S. dollars at foreign exchange rates ruling at the reporting date. The revenues and expenses of foreign operations are translated to U.S. dollars at average exchange rates for the year. Foreign exchange differences arising on retranslation are recognized in other comprehensive income. Gains or losses accumulated in other comprehensive income are recycled to the combined income statement when the foreign operation is disposed of.
Non-monetary items measured at fair value in foreign currency are translated using the exchange rates as at the date when the fair value is determined.
Intangible assets
Intangible assets are initially recognized at cost.
Intangible assets acquired as part of a business combination are capitalized separately from goodwill if the intangible asset is separately identifiable or arises from contractual or other legal rights. They are initially recognized at cost which, for intangible assets arising in a business combination, is their fair value at the date of acquisition. Customer relationships acquired in a business combination are recognized at fair value at the acquisition date. Customer relationships have a finite useful economic life and are subsequently carried at cost less accumulated amortization.
Subsequent to initial recognition, intangible assets are carried at cost less any accumulated amortization and any accumulated impairment losses. The carrying values of intangible assets with finite useful lives are reviewed for indicators of impairment at each reporting date and are subject to impairment testing when events or changes in circumstances indicate that the carrying values may not be recoverable.
The amortization of intangible assets is calculated to write off the book value of finite lived intangible assets over their useful lives on a straight-line basis, on the assumption of zero residual value, as follows:
Computer software	2 – 7 years
Customer relationships	5 – 15 years
Technology	5 – 15 years
Property, plant and equipment
(i)
Owned assets

Items of property, plant and equipment are stated at cost less accumulated depreciation and impairment losses, except for land which is shown at cost less impairment. Spare parts which form an integral part of plant and machinery and which have an estimated useful economic life greater than one year are capitalized.

THE AMP BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)
2.   Summary of significant accounting policies (Continued)
Where components of property, plant and equipment have different useful lives, they are accounted for as separate items of property, plant and equipment.
(ii)
Leased assets

At the lease commencement date or the effective date of a lease modification, the Business recognizes a lease liability as the present value of expected future lease payments, discounted at the Business’ incremental borrowing rate unless the rate implicit in the lease is readily determinable, excluding any amounts which are variable based on the usage of the underlying asset and a right-of-use asset generally at the same amount plus any directly attributable costs. The incremental borrowing rate is the discount rate the Business would have to pay to borrow, over a similar term and with a similar security, the funds necessary to obtain an asset of a similar value to the right-of-use asset in a similar economic environment. The Business combines lease and non-lease components and accounts for them as a single lease component with the exception of the dunnage asset class. Extension options or periods after termination options are considered by management if it is reasonably certain that the lease will be extended or not terminated.
(iii)
Subsequent costs

The Business recognizes in the carrying amount of an item of property, plant and equipment, the cost of replacing the component of such an item when that cost is incurred, if it is probable that the future economic benefits embodied with the item will flow to the Business and the replacement cost of the item can be measured reliably. When a component is replaced the old component is de-recognized in the period. All other costs are recognized in the combined income statement as an expense as incurred. When a major overhaul is performed, its cost is recognized in the carrying amount of the plant and equipment as a replacement if the recognition criteria above are met.
(iv)
Depreciation

Depreciation is charged to the combined income statement on a straight-line basis over the estimated useful lives of each part of an item of property, plant and equipment. Land is not depreciated. The estimated useful lives are as follows:
Buildings	30 – 40 years
Plant and machinery	3 – 20 years
Dunnage and other	3 – 10 years
Assets’ useful lives and residual values are adjusted if appropriate, at each balance sheet date.
Impairment of non-financial assets
Assets that have an indefinite useful economic life are not subject to amortization and are tested annually for impairment or whenever indicators suggest that impairment may have occurred. Assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount.
For the purposes of assessing impairment, assets excluding goodwill and long lived intangible assets, are grouped at the lowest levels at which cash flows are separately identifiable. Goodwill and long lived intangible assets are allocated to groups of CGUs. The groupings represent the lowest level at which the related assets are monitored for internal management purposes.
Non-financial assets other than goodwill that suffered impairment are reviewed for possible reversal of the impairment at each reporting date.

THE AMP BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)
2.   Summary of significant accounting policies (Continued)
The recoverable amount of other assets is the greater of their value in use and fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the CGU to which the asset belongs.
Inventories
Inventories are measured at the lower of cost and net realizable value. The cost of inventories is based on the first-in, first-out basis and includes expenditure incurred in acquiring the inventories and bringing them to their current location and condition. In the case of finished goods and work-in-progress, cost includes direct materials, direct labor and attributable overheads based on normal operating capacity.
Net realizable value is the estimated proceeds of sale less all further costs to completion, and less all costs to be incurred in marketing, selling and distribution.
Spare parts which are deemed to be of a consumable nature, are included within inventories and expensed when utilized.
Non-derivative financial instruments
Non-derivative financial instruments comprise trade and other receivables, contract assets, cash and cash equivalents, borrowings and trade and other payables. Non-derivative financial instruments are recognized initially at fair value plus any directly attributable transaction costs, except as described below. The Business applies the IFRS 9 simplified approach to measuring expected credit losses which uses a lifetime expected loss allowance for all trade receivables and contract assets. Subsequent to initial recognition, non-derivative financial instruments are measured as described below.
(i)
Trade and other receivables

Trade and other receivables are recognized initially at the transaction price and are, thereafter, measured at amortized cost using the effective interest rate method less any provision for impairment, in accordance with the held to collect business model. The Business uses estimates based on expected credit losses and current information in determining the level of debts for which an allowance for impairment is required. For all other trade receivables, the Business uses an allowance matrix to measure the expected credit loss, based on historical actual credit loss experiences, adjusted for forward-looking information.
The Business participates in certain uncommitted accounts receivable factoring and related programs with various financial institutions for certain receivables, accounted for as true sales of receivables, without recourse to the Business. The Business has a selling business model related to those receivables and, as such, any unsold receivables under such programs are accounted for at fair value through profit or loss.
(ii)
Securitized assets

The Business has entered into securitization transactions involving certain of its trade receivables. The securitization assets are recognized on the combined statement of financial position, until all of the rights to the cash flows from those assets have expired or have been fully transferred outside the Business, or until substantially all of the related risks, rewards and control of the related assets have been transferred to a third party.
(iii)
Contract assets

Contract assets represent revenue required to be accelerated or recognized over time based on production completed in accordance with the Business’ revenue recognition policy (as set out below). A provision for

THE AMP BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)
2.   Summary of significant accounting policies (Continued)
impairment of a contract asset will be recognized when there is evidence that the revenue recognized will not be recoverable. The provision is measured based on an allowance matrix to measure the expected credit loss, based on historical actual credit loss experiences, adjusted for forward-looking information.
(iv)
Cash and cash equivalents

Cash and cash equivalents include cash on hand and call deposits held with banks and restricted cash. Cash and cash equivalents are carried at amortized cost.
(v)
Borrowings (including related party borrowings)

Borrowings are recognized initially at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognized in the combined income statement of the Business over the period of the borrowings using the effective interest rate method.
Borrowings are classified as current liabilities unless the Business has an unconditional right to defer settlement of the liability for at least twelve months after the reporting date.
(vi)
Trade and other payables

Trade and other payables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest rate method.
Derivative financial instruments
Derivatives are initially recognized at fair value on the date a derivative contract is entered into and are subsequently re-measured at their fair value at each reporting date. The method of recognizing the resulting gain or loss depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the item being hedged.
The fair values of various derivative instruments are disclosed in note 16. The full fair value of a hedging derivative is classified as a non-current asset or liability when the remaining maturity of the hedged instrument is more than twelve months after the balance sheet date and as a current asset or liability when the remaining maturity of the hedged instrument is less than twelve months after the balance sheet date. Trading derivatives are classified as a current asset or liability. No derivatives are held for speculative purposes.
(i)
Cash flow hedges

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges are recognized in other comprehensive income, allocated between cash flow hedge gains or losses and cost of hedging gains or losses. For cash flow hedges which subsequently result in the recognition of a non-financial asset, the amounts accumulated in the cash flow hedge reserve within invested capital are reclassified to the asset in order to adjust its carrying value. Amounts accumulated in the cash flow hedge reserve and cost of hedging reserve, or as adjustments to carrying value of non-financial assets, are recycled to the combined income statement in the periods when the hedged item will affect profit or loss.
The gain or loss relating to the ineffective portion is recognized immediately in the combined income statement. When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing at that time remains within invested capital in equity and is recognized in the combined income statement when the forecast cash flow arises. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in invested capital is immediately transferred to the combined income statement.

THE AMP BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)
2.   Summary of significant accounting policies (Continued)
Fair value measurement
The Business measures derivative financial instruments and pension assets at fair value at each balance sheet date. Fair value related disclosures for financial instruments and pension assets that are measured at fair value or where fair values are disclosed, are summarized in the following notes:
•
Disclosures for valuation methods, significant estimates and assumptions (notes 16 and 17)

•
Quantitative disclosures of fair value measurement hierarchy (note 16)

•
Financial instruments (including those carried at amortized cost) (note 16)

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:
•
in the principal market for the asset or liability; or

•
in the absence of a principal market, in the most advantageous market for the asset or liability.

The principal or the most advantageous market must be accessible by the Business.
The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.
A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.
The Business uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.
Employee benefits
(i)
Defined benefit pension plans

Typically, defined benefit plans define an amount of pension benefit that an employee will receive on retirement, usually dependent on one or more factors such as age, years of service and compensation.
The liability recognized in the combined statement of financial position in respect of defined benefit pension plans is the present value of the defined benefit obligation at the reporting date less the fair value of plan assets. The defined benefit obligation is calculated annually by independent actuaries using the projected unit credit method. The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of high quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating to the terms of the related pension liability.
Actuarial gains and losses arising from experience adjustments and changes in financial and actuarial assumptions are charged or credited to invested capital in other comprehensive income in the period in which they arise. Past service costs are recognized immediately in the combined income statement.
(ii)
Other long term employee benefits

The obligation of the Business in respect of other long term employee benefit plans represents the amount of future benefit that employees have earned in return for service in the current and prior periods

THE AMP BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)
2.   Summary of significant accounting policies (Continued)
for post-retirement medical schemes, partial retirement contracts and long service awards. These are included in the category of employee benefit obligations on the combined statement of financial position. The obligation is computed on the basis of the projected unit credit method and is discounted to present value using a discount rate equating to the market yield at the reporting date on high quality corporate bonds of a currency and term consistent with the currency and estimated term of the obligations. Actuarial gains and losses are recognized in full in the comprehensive income in the period in which they arise.
(iii)
Defined contribution plans

A defined contribution plan is a pension plan under which the Business pays fixed contributions into a separate entity. The contributions are recognized as employee benefit expense when they are due.
Provisions
Provisions are recognized when the Business has a present legal or constructive obligation as a result of a past event, it is probable that an outflow of economic benefits will be required to settle the obligation and the amount can be reliably estimated.
Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the obligation.
Revenue recognition
The following is a description of the main activities from which the Business generates its revenue.
Our products include metal containers primarily for the beverage markets with consumer-driven demand. In addition to metal containers, the Business manufactures and supplies a wide range of can ends. Containers and ends are usually distinct items and can be sold separately from each other. A significant portion of our sales volumes are supplied under contracts which include input cost pass-through provisions.
The Business usually enters into framework agreements with its customers, which establish the terms under which individual orders to purchase goods or services may be placed. As the framework agreements do not identify each party’s rights regarding the goods or services to be transferred, they do not create enforceable rights and obligations on a stand-alone basis. Therefore, the Business has concluded that only individual purchase orders create enforceable rights and obligations and meet the definition of a contract. The individual purchase orders have, in general, a duration of one year or less and, as such, the Business does not disclose any information about remaining performance obligations under these contracts. The payment terms of the Business are in line with customary business practice, which can vary by customer and region. The Business has availed of the practical expedient from considering the existence of a significant financing component as, based on past experience, we expect that, at contract inception, the period between when a promised good is transferred to the customer and when the customer pays for that good will be one year or less.
Revenue is recognized when control of a good or service has transferred to the customer. For certain contracts, the Business manufactures products for customers that have no alternative use and for which the Business has an enforceable right to payment for production completed to date. The Business has concluded that it has such enforceable right to payment plus a reasonable margin once it receives an individual purchase order. Therefore, for such products that have no alternative use and where an enforceable right to payment exists, the Business will recognize revenue over time based on the units produced output method such that a portion of revenue, net of any related rebates and cash discounts, excluding sales or value added tax, will be recognized prior to the dispatch of goods as the Business satisfies the contractual performance

THE AMP BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)
2.   Summary of significant accounting policies (Continued)
obligations for those contracts. For all other contracts, the Business will continue to recognize revenue primarily on dispatch of the goods, net of any related customer rebates, cash discounts and value added taxes.
The Business often sells products with rebates and cash discounts based on cumulative sales over a period. Such rebate and cash discount consideration is only recognised when it is highly probable that it will not be subsequently reversed and is recognised using the most likely amount depending on the individual contractual terms.
Exceptional items
The combined income statement, combined statement of cash flows and segmental analysis of the Business separately identify results before specific items. Specific items are those that in management’s judgment need to be disclosed by virtue of their size, nature or incidence to provide additional information. Such items include, however are not limited to, where significant, costs relating to permanent capacity realignment or footprint reorganization, start-up costs incurred in relation to and associated with plant builds, significant new line investments, impairment of non-current assets and directly attributable acquisition costs. In this regard, the determination of “significant” as included in our definition uses qualitative and quantitative factors. Judgment is used by the Business in assessing the particular items, which by virtue of their scale and nature, are disclosed in the combined income statement, and related notes as exceptional items. The Business considers columnar presentation to be appropriate in the combined income statement as it provides useful additional information and is consistent with the way that financial performance is measured by the Business. Exceptional restructuring costs are classified as restructuring provisions and all other exceptional costs when outstanding at the balance sheet date are classified as exceptional items payable.
Net finance expense
Net finance expense comprises interest expense on related party borrowings, interest costs on leases, net foreign currency translation gains or losses related to financing, net interest cost on net pension plan liabilities, ineffective portions of derivative instruments designated as hedging instruments, losses on derivative instruments that are not designated as hedging instruments and are recognized in profit or loss, and other finance expense.
The Business capitalizes borrowing costs directly attributable to the acquisition, construction or production of manufacturing plants that require a substantial period of time to build that would have been avoided if the expenditure on the qualifying asset had not been made.
Income tax
Income tax on the profit or loss for the year comprises current and deferred tax. Income tax is recognized in the combined income statement except to the extent that it relates to items recognized in other comprehensive income.
Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the reporting date and any adjustment to tax payable in respect of previous years.
Deferred income tax is recognized, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the combined financial statements. However, deferred tax liabilities are generally not recognized if they arise from the initial recognition of goodwill and deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred income tax is determined using tax rates

THE AMP BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)
2.   Summary of significant accounting policies (Continued)
(and laws) that have been enacted or substantively enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.
Deferred income tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized. Deferred income tax is provided on temporary differences arising on investments in subsidiaries, except for deferred income tax liabilities where the timing of the reversal of the temporary difference is controlled by the Business and it is probable that the temporary difference will not reverse in the foreseeable future.
Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.
Differences between the tax charges and credits in the combined financial statements and the tax charges and credits in the historical records of the Business are included as offset in invested capital.
Segment reporting
As described in note 1, the Business has not historically operated as a separate stand-alone group and has been managed centrally by Ardagh. For the purposes of these combined financial statements, the Business has two operating and reporting segments: Europe and Americas, with internal reporting provided on this basis to the Executive Committee of Ardagh, being its Chief Operating Decision Maker (“CODM”). The internal information supporting this segmental organization is used by the CODM to allocate resources and assess segmental performance.
Critical accounting estimates, assumptions and judgments
Accounting estimates, assumptions and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. The Business makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below. Please refer to the basis of preparation for details of the critical accounting estimates, assumptions and judgements exercised in preparing the combined financial statements.
(i)
Estimated impairment of goodwill and other long lived assets

In accordance with IAS 36 “Impairment of assets” (“IAS 36”), the Business tests whether goodwill and other long lived assets have suffered any impairment in accordance with the accounting policies stated. The determination of the recoverable amounts of goodwill requires the use of estimates as outlined in note 8. The judgments made by the Business relating to the impairment of goodwill and other long lived assets are included in notes 8 and 9.
(ii)
Lease term upon adoption of IFRS 16

Upon adoption of IFRS 16, several lease agreements included renewal and termination options. As part of the recognition of such leases, the Business assessed all facts and circumstances that created an economic incentive to exercise a renewal option, or not exercise a termination option. Renewal options (or periods after termination options) were only included in the lease term if the conclusion was that the lease was reasonably certain to be renewed (or not terminated).

THE AMP BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)
2.   Summary of significant accounting policies (Continued)
(iii)
Income taxes

The Business is subject to income taxes in numerous jurisdictions and judgment is therefore required in determining the worldwide provision for income taxes. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. The Business recognizes liabilities for anticipated tax audit matters based on estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.
(iv)
Measurement of employee benefit obligations

The Business follows guidance of IAS 19(R) to determine the present value of its obligations to current and past employees in respect of defined benefit pension obligations, other long term employee benefits, and other end of service employee benefits which are subject to similar fluctuations in value in the long term. The Business values its liabilities, with the assistance of professional actuaries, to ensure consistency in the quality of the key assumptions underlying the valuations. The critical assumptions and estimates applied are discussed in detail in note 17.
(v)
Exceptional items

The combined income statement and segment analysis separately identify results before exceptional items. Exceptional items are those that in our judgment need to be disclosed by virtue of their size, nature or incidence.
The Business believes that this presentation provides additional analysis as it highlights exceptional items. The determination of “significant” as included in our definition uses qualitative and quantitative factors which remain consistent from period to period. The Business uses judgment in assessing the particular items, which by virtue of their scale and nature, are disclosed in the combined income statement and related notes as exceptional items. Management considers the combined income statement presentation of exceptional items to be appropriate as it provides useful additional information and is consistent with the way that financial information is measured by and presented to management. In that regard, management believes it to be consistent with paragraph 85 of IAS 1 “Presentation of financial statements” (“IAS 1”), which permits the inclusion of line items and subtotals that improve the understanding of performance.
3.   Segment analysis
The two operating and reportable segments of the Business are Europe and Americas. This reflects the basis on which the Business performance is reviewed by the CODM.
Net finance expense is not allocated to segments as this is reviewed on a Business-wide basis. Performance of the segments is assessed based on Adjusted EBITDA. Adjusted EBITDA consists of profit/(loss) before income tax charge/(credit), net finance expense, depreciation and amortization and exceptional operating items. Segment revenues are derived from sales to external customers. Inter-segmental revenue is not material.
Segment assets consist of intangible assets, property, plant and equipment, derivative financial instrument assets, deferred tax assets, other non-current assets, inventories, contract assets, trade and other receivables and cash and cash equivalents. The accounting policies of the segments are the same as those in the combined financial statements of the Business as set out in note 2.

THE AMP BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)
3.   Segment analysis (Continued)
Reconciliation of profit for the year to Adjusted EBITDA
	Year ended December 31,
	2020 $’m	2019 $’m	2018 $’m
Profit/(loss) for the year	111	(40)	(75)
Income tax charge (note 6)	29	25	50
Net finance expense (note 5)	70	213	229
Depreciation and amortization (notes 8, 9)	315	290	288
Exceptional operating items (note 4)	20	15	27
Adjusted EBITDA	545	503	519
The segment results for the year ended December 31, 2020 are:
	Europe $’m	Americas $’m	Total $’m
Revenue	1,599	1,852	3,451
Adjusted EBITDA	249	296	545
Capital expenditure	101	167	268
Segment assets	2,360	1,894	4,254
The segment results for the year ended December 31, 2019 are:
	Europe $’m	Americas $’m	Total $’m
Revenue	1,556	1,788	3,344
Adjusted EBITDA	253	250	503
Capital expenditure	95	110	205
Segment assets	2,292	1,774	4,066
The segment results for the year ended December 31, 2018 are:
	Europe $’m	Americas $’m	Total $’m
Revenue	1,616	1,722	3,338
Adjusted EBITDA	284	235	519
Capital expenditure	103	79	182
Segment assets	2,395	1,628	4,023
Capital expenditure is the sum of purchases of property, plant and equipment and software and other intangibles, net of proceeds from disposal of property, plant and equipment, as per the combined statement of cash flows.
Two customers accounted for greater than 10% of total revenue in 2020 (2019: two; 2018: two).
Total revenue and non-current assets, excluding derivative financial instruments, taxes, pensions and goodwill arising on acquisitions, in countries which account for more than 10% of total revenue or non-current assets, in the current or prior years presented, are as follows:

THE AMP BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)
3.   Segment analysis (Continued)
	Year ended December 31,
Revenue	2020 $’m	2019 $’m	2018 $’m
U.S.	1,449	1,361	1,299
U.K	359	341	333
Brazil	352	370	376
The revenue above is attributed to countries on a destination basis.
	At December 31,
Non-current assets	2020 $’m	2019 $’m	2018 $’m	2017(i) $’m
U.S.	641	589	803	797
Germany	271	259	266	304
Brazil	263	266	246	250
U.K	258	272	274	286

(i)
At January 1, 2018

Disaggregation of revenue
The following illustrates the disaggregation of revenue based on the timing of transfer of goods and services:
	Year ended December 31,
	2020 $’m	2019 $’m	2018 $’m
Over time	2,610	2,537	2,562
Point in time	841	807	776
Total	3,451	3,344	3,338
During the year ending December 31, 2020, revenue from the Europe segment sold to a European destination was 99% (2019: 99%; 2018: 99%), revenue from the Americas segment sold to a North American destination was 81% (2019: 79%; 2018: 78%) with the remaining revenue for the Americas segment sold to the rest of the world, principally to Brazil.
4.   Exceptional items
	Year ended December 31,
	2020 $’m	2019 $’m	2018 $’m
Exceptional items – cost of sales	7	4	27
Exceptional items – SGA expenses	13	11	—
Exceptional items – net finance expense*	—	5	—
Exceptional items	20	20	27
Exceptional income tax credit (note 6)	(14)	(3)	(5)
Total exceptional charge, net of tax	6	17	22

*
Accelerated amortization of deferred debt issue costs.

THE AMP BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)
4.   Exceptional items (Continued)
Exceptional items — cost of sales
•
2020; $7 million primarily related to capacity realignment and investments programs of the Business, mainly related to start-up costs, principally incurred in the Americas.

•
2019; $4 million primarily related to capacity realignment and investments programs of the Business, mainly related to start-up costs.

•
2018; $24 million primarily related to capacity realignment programs of the Business, principally incurred in Europe, and mainly related to footprint reorganization and start-up costs. In addition, $3 million pension service cost was recognized in Europe in respect of GMP equalization.

Exceptional items — SGA expense
•
2020; $13 million primarily related to transaction-related and other costs, including customary indemnification clauses related to the original acquisition of the Beverage business by Ardagh and professional advisory fees, and other costs related to transformation initiatives.

•
2019; $11 million primarily related to transaction-related and other costs, including customary indemnification clauses related to the original acquisition of the Beverage business by Ardagh and professional advisory fees.

5.   Net finance expense
	Year ended December 31,
	2020 $’m	2019 $’m	2018 $’m
Interest on related party borrowings	146	170	171
Net pension interest cost (note 17)	3	4	3
Foreign currency translation (gain)/losses	(93)	20	47
Losses/(gain) on derivative financial instruments	5	2	(2)
Other finance expense	12	14	12
Other finance income	(3)	(2)	(2)
Finance expense before exceptional items	70	208	229
Exceptional finance expense (note 4)	—	5	—
Net finance expense	70	213	229
During the year ended December 31, 2020 the total amount of interest paid to related parties was $146 million (2019: $169 million; 2018: $168 million).
During the year ended December 31, 2020, the Business recognized $6 million (2019: $6 million; 2018: $6 million) related to lease liabilities within other finance expense and interest paid in cash used in operating activities.

THE AMP BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)
6.   Income tax
	Year ended December 31,
	2020 $’m	2019 $’m	2018 $’m
Total current tax(i)	31	38	57
Total deferred tax(ii)	(2)	(13)	(7)
Income tax charge	29	25	50

(i)
Includes adjustment in respect of a prior year credit of $24 million in 2020 (2019: charge of $6 million, 2018: charge of $12 million) related to the carry back of tax losses in the United States as a result of the enactment from March 27, 2020, of the Cares Act, in addition to return to provision adjustments in certain EU territories).

(ii)
Includes adjustment in respect of a prior year charge of $9 million in 2020 (2019: credit of $1 million, 2018: credit of $6 million) in respect of the deferred tax impact related to the reduction in deferred tax asset recognised in respect of the tax losses which were carried back to prior years in the United States, as a result of the CARES Act.

Reconciliation of income tax charge and the profit/(loss) before tax multiplied by the domestic tax rate of the Business for 2020, 2019 and 2018 is as follows:
	Year ended December 31,
	2020 $’m	2019 $’m	2018 $’m
Profit/(loss) before tax	140	(15)	(25)
Profit/(loss) before tax multiplied by the standard rate of Luxembourg corporation tax: 24.94% (2019: 24.94%; 2018: 26.01%)	35	(4)	(7)
Adjustment in respect of prior years	(15)	5	6
Income subject to state and other local income taxes	3	6	7
Income taxed at rates other than standard tax rates	(3)	4	12
Non-deductible and other items	9	14	32
Income tax charge	29	25	50
Profit/(loss) before tax in the combined financial statements of the Business is multiplied by the standard rate of Luxembourg corporation tax, consistent with the presentation in the consolidated financial statements of the ultimate parent company of the Business and of Ardagh Group S.A, which is the parent company of the Business.
The total income tax charge outlined above for each year includes tax credits of $14 million in 2020 (2019: $3 million; 2018: $5 million) in respect of exceptional items, being the tax effect of the items set out in note 4. The $14 million exceptional income tax credit recognized in the year ended December 31, 2020, includes a credit of $6 million relating to tax benefits arising from the enactment from March 27, 2020, of the Coronavirus Aid, Relief and Economic Security (“CARES”) Act.
Non-deductible items principally relate to non-deductible interest expense in Ireland and Netherlands, in addition to the U.S. in 2018. Income taxed at non-standard rates takes account of foreign tax rate differences (versus the Luxembourg standard 24.94% rate) on earnings. Adjustments in respect of prior years includes tax credits in 2020 related to the carry back of tax losses in the United States as a result of the enactment from March 27, 2020, of the CARES Act, in addition to return to provision adjustments in certain EU territories.

THE AMP BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)
7.   Employee costs
	Year ended December 31,
	2020 $’m	2019 $’m	2018 $’m
Wages and salaries	338	293	272
Social security costs	74	75	71
Net defined benefit plan and defined contribution plan pension costs (note 17)	22	10	31
	434	378	374
	At December 31,
Employees	2020	2019	2018
Production	4,187	3,973	3,753
Administration	688	683	747
	4,875	4,656	4,500
8.   Intangible assets
	Goodwill $’m	Customer relationships $’m	Technology and other $’m	Software $’m	Total $’m
Cost
At January 1, 2018	1,041	1,445	38	19	2,543
Additions	—	—	3	2	5
Disposals	—	—	—	(1)	(1)
Exchange	(27)	(45)	(2)	—	(74)
At December 31, 2018	1,014	1,400	39	20	2,473
Amortization
At January 1, 2018		(215)	(11)	(6)	(232)
Charge for the year		(142)	(7)	(4)	(153)
Exchange		10	—	1	11
At December 31, 2018		(347)	(18)	(9)	(374)
Net book value
At December 31, 2018	1,014	1,053	21	11	2,099

THE AMP BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)
8.   Intangible assets (Continued)
	Goodwill $’m	Customer relationships $’m	Technology and other $’m	Software $’m	Total $’m
Cost
At January 1, 2019	1,014	1,400	39	20	2,473
Additions	—	—	2	2	4
Exchange	(11)	(8)	(1)	1	(19)
At December 31, 2019	1,003	1,392	40	23	2,458
Amortization
At January 1, 2019		(347)	(18)	(9)	(374)
Charge for the year		(138)	(7)	(4)	(149)
Exchange		2	—	—	2
At December 31, 2019		(483)	(25)	(13)	(521)
Net book value
At December 31, 2019	1,003	909	15	10	1,937
	Goodwill $’m	Customer relationships $’m	Technology and other $’m	Software $’m	Total $’m
Cost
At January 1, 2020	1,003	1,392	40	23	2,458
Additions	—	—	2	3	5
Exchange	52	72	—	2	126
At December 31, 2020	1,055	1,464	42	28	2,589
Amortization
At January 1, 2020		(483)	(25)	(13)	(521)
Charge for the year		(138)	(8)	(3)	(149)
Exchange		(33)	(1)	(1)	(35)
At December 31, 2020		(654)	(34)	(17)	(705)
Net book value
At December 31, 2020	1,055	810	8	11	1,884
Goodwill
Allocation of goodwill
Goodwill originated from the acquisition of the Business by Ardagh has been allocated to CGUs that are expected to benefit from synergies arising from that combination. Goodwill has been allocated to groups of CGUs for the purpose of impairment testing. The groupings represent the lowest level at which the related goodwill is monitored for internal management purposes.
The lowest level within the Business at which the goodwill is monitored for internal management purposes and consequently the CGUs to which goodwill is allocated, is set out below:

THE AMP BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)
8.   Intangible assets (Continued)
	At December 31,
	2020 $’m	2019 $’m	2018 $’m	2017(i) $’m
Europe	618	566	577	604
Americas	437	437	437	437
Total Goodwill	1,055	1,003	1,014	1,041

(i)
At January 1, 2018

Impairment tests for goodwill
The annual goodwill impairment test is performed following the approval of the Ardagh Group’s annual budget, or whenever indicators suggest that impairment may have occurred.
Recoverable amount and carrying amount
The value-in-use (“VIU”) model for each annual impairment test respectively used the following year’s approved budget and a three-year forecast for 2022 to 2024 (2019 and 2018 two-year forecast period; January 1, 2018: one-year period). The budget and forecast results were then extended for a further one year period (2019 and 2018: two-year period; January 1, 2018: four-year period) making certain assumptions, including that long-term depreciation equals capital expenditure, in addition to the how changes in input cost will impact customer pricing, in line with historic practice and contractual terms.
Cash flows considered in the VIU model included the cash inflows and outflows related to the continuing use of the assets over their remaining useful lives, expected earnings, required maintenance capital expenditure and working capital.
The modelled cash flows take into account the Business’ established history of earnings, cash flow generation and the nature of the markets in which we operate, where product obsolescence is low. The key assumptions employed in modelling estimates of the net present value of future cash flows are subjective and include projected Adjusted EBITDA, discount rates and growth rates, replacement capital expenditure requirements, rates of customer retention and the ability to maintain margin through the pass through of input cost inflation.
The discount rate applied to cash flows in the VIU model was estimated using the weighted average cost of capital as determined by the Capital Asset Pricing Model with regard to the risks associated with the cash flows being considered (country, market and specific risks of the asset). The discount rates applied in respect of groups of CGUs was Europe: 5.1% and Americas: 7.9% as of the most recent annual goodwill impairment test following approval of the annual budget for 2021. Discount rates in prior periods were as follows for Europe (2019: 5.1%, 2018: 6.7%, January 1, 2018: 7.4%) and Americas (2019: 8.5%, 2018: 9.6%, January 1, 2018: 9.6%).
The terminal value assumed long-term growth based on a combination of factors including long-term inflation in addition to industry and market specific factors. The range of growth rates applied by management in respect of the terminal values applicable to the groups of CGUs were 1.0% (2019: 1.0%; 2018: 1.5%; January 1, 2018: 1.5%) in respect of all groups of CGUs.
A sensitivity analysis was performed reflecting potential variations in terminal growth rate and discount rate assumptions. In all cases the recoverable values calculated were significantly in excess of the carrying values of the CGUs. The variation applied to terminal value growth rates and discount rates was a 50 basis points decrease and increase respectively and represents a reasonably possible change to the key assumptions of the VIU model. Further, a reasonably possible change to the operating cash flows would not reduce the recoverable amounts below the carrying value of the CGUs. As a result of the significant excess of recoverable amount, management consider that additional disclosures are not required under IAS36.

THE AMP BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)
9.   Property, plant and equipment
	Land and buildings $’m	Plant, machinery and other $’m	Dunnage and other $’m	Total $’m
Cost
At January 1, 2018	268	755	36	1,059
Additions	22	144	57	223
Disposals	—	(14)	(1)	(15)
Impairment	—	(3)	—	(3)
Exchange	(8)	(23)	(3)	(34)
At December 31, 2018	282	859	89	1,230
Depreciation
At January 1, 2018	(17)	(136)	(10)	(163)
Charge for the year	(25)	(96)	(14)	(135)
Disposals	—	12	1	13
Impairment	—	1	—	1
Exchange	1	6	—	7
At December 31, 2018	(41)	(213)	(23)	(277)
Net book value
At December 31, 2018	241	646	66	953
Cost
At January 1, 2019	282	859	89	1,230
Additions	60	193	21	274
Disposals	(9)	(3)	(1)	(13)
Exchange	(2)	(1)	—	(3)
At December 31, 2019	331	1,048	109	1,488
Depreciation
At January 1, 2019	(41)	(213)	(23)	(277)
Charge for the year	(30)	(96)	(15)	(141)
Disposals	2	2	1	5
Exchange	—	1	—	1
At December 31, 2019	(69)	(306)	(37)	(412)
Net book value
At December 31, 2019	262	742	72	1,076
Cost
At January 1, 2020	331	1,048	109	1,488
Additions	41	231	13	285
Disposals	(2)	(21)	(1)	(24)
Exchange	16	40	5	61
At December 31, 2020	386	1,298	126	1,810
Depreciation
At January 1, 2020	(69)	(306)	(37)	(412)
Charge for the year	(39)	(110)	(17)	(166)
Disposals	—	21	1	22
Exchange	(4)	(15)	(3)	(22)
At December 31, 2020	(112)	(410)	(56)	(578)
Net book value
At December 31, 2020	274	888	70	1,232

THE AMP BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)
9.   Property, plant and equipment (Continued)
Depreciation expense of $158 million (2019: $134 million; 2018: $127 million) has been charged in cost of sales and $8 million (2019: $7 million; 2018: $8 million) in sales, general and administration expenses.
Construction in progress at December 31, 2020 was $221 million (2019: $97 million, 2018: $84 million).
Included in property, plant and equipment is an amount for land of $46 million (2019: $44 million, 2018: $44 million, January 1, 2018: $43 million).
Substantially all of the Business’ property, plant and equipment is pledged as security under the terms and conditions of Ardagh Group’s financing arrangements. No interest was capitalized in the year (2019: $nil, 2018: $nil).
Impairment
The Business has considered the carrying value of the property, plant and equipment of the Business and assessed the indicators of impairment as at December 31, 2020 in accordance with IAS 36. No impairment charges have been recognized in respect of the years ended December 31, 2020 or 2019 (2018: $2 million net impairment charge).
Right of Use assets — Net Book Value, depreciation and variable lease expense
At December 31, 2020, 2019, 2018 and 2017 the following right-of-use assets were included in property, plant and equipment:
Net book value At December 31,	Land and buildings $’m	Plant, machinery and other $’m	Dunnage and other $’m	Total $’m
2020	76	6	45	127
2019	68	5	49	122
2018	51	4	42	97
2017(i)	62	3	6	71

(i)
At January 1, 2018

The net carrying amount of the right-of use assets at December 31, 2020 of $127 million (2019: $122 million; 2018: $97 million) is primarily the result of total additions to the right-of-use assets of $37 million (2019: $55 million; 2018: $47 million), offset by a depreciation charge of $36 million (2019: $27 million; 2018: $20 million), comprised of Land and buildings: $26 million (2019: $18 million; 2018: $12 million); Plant and machinery: $3 million (2019: $2 million; 2018: $2 million), and Dunnage and other: $7 million (2019: $7 million; 2018: $6 million), all during the year ended December 31, 2020.
The Business incurred variable lease expense of $29 million (2019: $23 million; 2018: $26 million) primarily related to warehouse leases.

THE AMP BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)
9.   Property, plant and equipment (Continued)
Capital commitments
The following capital commitments in relation to property, plant and equipment were authorized by management, but have not been provided for in the combined financial statements:
	At December 31,
	2020 $’m	2019 $’m	2018 $’m	2017(i) $’m
Contracted for	115	52	64	29
Not contracted for	218	51	11	1
	333	103	75	30

(i)
At January 1, 2018

10.   Deferred income tax
The movement in deferred tax assets and liabilities during the year was as follows:
	Assets $’m	Liabilities $’m	Total $’m
At January 1, 2018	101	(254)	(153)
Credited/(charged) to the income statement (note 6)	15	(8)	7
Credited/(charged) to other comprehensive income	7	(2)	5
Exchange	(2)	6	4
At December 31, 2018	121	(258)	(137)
(Charged)/credited to the income statement (note 6)	(7)	20	13
Credited to other comprehensive income	9	2	11
Exchange	—	1	1
At December 31, 2019	123	(235)	(112)
Credited/(charged) to the income statement (note 6)	5	(3)	2
Exchange	7	(12)	(5)
At December 31, 2020	135	(250)	(115)

THE AMP BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)
10.   Deferred income tax (Continued)
The components of deferred income tax assets and liabilities are as follows:
	At December 31,
	2020 $’m	2019 $’m	2018 $’m	2017(i) $’m
Tax losses	3	5	5	2
Employee benefit obligations	46	44	33	26
Depreciation timing differences	52	49	52	44
Provisions	22	16	18	14
Other	12	9	13	15
	135	123	121	101
Available for offset	(47)	(46)	(45)	(45)
Deferred tax assets	88	77	76	56
Intangible assets	(159)	(166)	(185)	(205)
Accelerated depreciation and other fair value adjustments	(66)	(46)	(42)	(21)
Other	(25)	(23)	(31)	(28)
	(250)	(235)	(258)	(254)
Available for offset	47	46	45	45
Deferred tax liabilities	(203)	(189)	(213)	(209)

(i)
At January 1, 2018

The tax credit recognized in the combined income statement is analyzed as follows:
	Year ended December 31,
	2020 $’m	2019 $’m	2018 $’m
Tax losses	(3)	(1)	2
Employee benefit obligations	(6)	—	4
Depreciation timing differences	—	—	6
Provisions	5	(3)	4
Other deferred tax assets	9	(3)	(1)
Intangible assets	18	19	13
Accelerated depreciation and other fair value adjustments	(19)	(7)	(16)
Other deferred tax liabilities	(2)	8	(5)
	2	13	7
The Business recognized deferred tax assets on all tax loss carry-forwards on the basis that the realization of the related tax benefit through future taxable profits is probable based on management’s forecasts.
No provision has been made for temporary differences applicable to investments in subsidiaries as the Business is in a position to control the timing of reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. Given that exemptions and tax credits

THE AMP BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)
10.   Deferred income tax (Continued)
would be available in the context of the Business’ investments in subsidiaries in the majority of jurisdictions in which it operates, the aggregate amount of temporary differences in respect of which deferred tax liabilities have not been recognized would not be material.
11.   Inventories
	At December 31,
	2020 $’m	2019 $’m	2018 $’m	2017(i) $’m
Raw materials and consumables	157	151	107	91
Finished goods and work-in-progress	93	117	131	109
	250	268	238	200

(i)
At January 1, 2018

Certain inventories held by the various legal entities within the Business provide the funding bases for individual borrowings and accordingly have been pledged as security under Ardagh Group’s Global Asset Based Loan Facility (“ABL”). There were no drawings under such facility as of December 31, 2020 (2019: nil; 2018: nil; January 1, 2018: nil).
The amounts recognized (i) as a write down in inventories or as a reversal of a write down and, (ii) the amounts in respect of the basis adjustment resulting from hedging activities included in the carrying value of inventories, which will be recognized in the income statement when the related finished goods have been sold, in the year ended December 31, 2020, was not material (2019: not material, 2018: not material).
12.   Trade and other receivables
	At December 31,
	2020 $’m	2019 $’m	2018 $’m	2017(i) $’m
Trade receivables	244	167	259	350
Other receivables and prepayments	124	99	74	133
	368	266	333	483

(i)
At January 1, 2018

The fair values of trade and other receivables approximate the amounts shown above.
As of December 31, 2020, the Business recorded a provision for impairment of trade receivables of $8 million (2019: $3 million; 2018: $2 million; January 1, 2018: $4 million), which was the result of new provisions of $7 million (2019: $2 million; 2018:1 million) and the reversal of unused amounts of $2 million (2019: $1 million; 2018: $3 million) in the year ended December, 31 2020.
The maximum exposure to credit risk at the reporting date is the carrying value of each class of receivable set out above.
Provisions against specific balances
Significant balances are assessed for evidence of increased credit risk. Examples of factors considered are high probability of bankruptcy, breaches of contract or major concession being sought by the customer.

THE AMP BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)
12.   Trade and other receivables (Continued)
Instances of significant single customer related bad debts are rare and there is no significant concentration of risk associated with particular customers.
Providing against the remaining population of customers
The Business monitors actual historical credit losses and adjusts for forward-looking information to measure the level of expected losses. Adverse changes in the payment status of customers of the Business, or national or local economic conditions that correlate with defaults on receivables owing to the Business, may also provide a basis for an increase in the level of provision above historic loss experience.
As of December 31, 2020, trade receivables of $7 million (2019: $10 million; 2018: $13 million; January 1, 2018: $13 million) were past due but not impaired, of which $5 million (2019: $10 million; 2018: $11 million; January 1, 2018: $10 million) were up to three months past due and the remaining balance being three to six months past due.
13.   Contract assets
The following table provides information about significant changes in contract assets:
	2020 $’m	2019 $’m	2018 $’m
At January 1,	151	151	141
Transfers from contract assets recognized at beginning of year to receivables	(148)	(145)	(141)
Increases as a result of new contract assets recognized during the year	133	143	147
Other (including exchange)	3	2	4
Balance as at December 31,	139	151	151
14.   Cash and cash equivalents
	At December 31,
	2020 $’m	2019 $’m	2018 $’m	2017(i) $’m
Cash at bank and in hand	254	282	147	148
Restricted cash	3	2	1	2
	257	284	148	150

(i)
At January 1, 2018

15.   Financial risk factors
The activities of the Business expose it to a variety of financial risks: capital risk, interest rate, currency exchange risk, commodity price risk, credit risk and liquidity risk.
Capital structure and risk
The Business has its own treasury functional teams. Certain treasury and risk management activities are performed by a central Ardagh Group Treasury team under policies approved by the board of directors of Ardagh. As described in note 2, the related party borrowings reported within these financial statements comprise related-party debt from Ardagh Group.

THE AMP BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)
15.   Financial risk factors (Continued)
The objectives when managing capital are to safeguard the Business’ ability to continue as a going concern and provide returns to its owners.
Financial risks are managed, on an on-going basis, by the Business’ senior management team in cooperation with Ardagh’s central Group Treasury. The Business does not use treasury instruments for speculative purposes, under any circumstances. Financial risk management includes regular reviews of the level of cash and debt facilities required to fund the activities of the Business, repayments and financing of related party debt obligations, and in order to potentially identify an appropriate amount of headroom to provide a reserve against unexpected funding requirements.
Interest rate
At December 31, 2020, the business’ related party borrowings were 100% (2019: 100%, 2018: 100%, January 1, 2018: 100%) fixed.
Currency exchange risk
The Business presents its combined financial information in U.S. dollar.
The Business operates in 9 countries, across three continents and its main currency exposure in the year to December 31, 2020, from the U.S. dollar presentation currency, was in relation to the euro, British pound, and Brazilian real. Currency exchange risk arises from future commercial transactions and recognized assets and liabilities.
The Business has a limited level of transactional currency exposure arising from sales or purchases by operating units in currencies other than their functional currencies.
Fluctuations in the value of these currencies with respect to the U.S. dollar presentation currency may have a significant impact on the Business’ financial condition and results of operations. The Business believes that a strengthening of the U.S. dollar exchange rate by 1% against all other foreign currencies from the December 31, 2020 rate would increase invested capital by approximately $5 million (2019: $5 million, 2018: $3 million, January 1, 2018: $2 million).
Commodity price risk
The Business is exposed to changes in prices of its main raw materials, primarily energy, and aluminum. Aluminum ingot is traded daily as a commodity on the London Metal Exchange, which has historically been subject to significant price volatility. Because aluminum is priced in U.S. dollar, fluctuations in the U.S. dollar/euro rate also affect the euro cost of aluminum ingot. The price and foreign currency risk on the aluminum purchases in Metal Beverage Packaging Europe and Metal Beverage Packaging Americas are hedged by entering into swaps under which we pay fixed euro and U.S dollar prices, respectively. Furthermore, the relative price of oil and its by-products may materially impact our business, affecting our transport, lacquer and ink costs.
The Business uses derivative agreements with Ardagh to manage some of the material cost risk. The use of derivative contracts to manage its risk is dependent on robust hedging procedures. Increasing raw material costs over time has the potential, if we are unable to pass on price increases, to reduce sales volume and could therefore have a significant impact on its financial condition. The Business is also exposed to possible interruptions of supply of aluminum or other raw materials and any inability to purchase raw materials could negatively impact its operations.
As a result of the volatility of gas and electricity prices, the Business has developed an active hedging strategy to fix a significant proportion of its energy costs through contractual arrangements directly with our suppliers. The Business policy is to purchase gas and electricity by entering into forward price-fixing

THE AMP BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)
15.   Financial risk factors (Continued)
arrangements with suppliers for the bulk of our anticipated requirements for the year ahead. Such contracts are used exclusively to obtain delivery of our anticipated energy supplies. The Business does not net settle, nor do we sell within a short period of time after taking delivery. The Business avails of the own use exemption and, therefore, these contracts are treated as executory contracts. The Business typically builds up these contractual positions in tranches of approximately 10% of the anticipated volumes. Any gas and electricity which is not purchased under forward price-fixing arrangements is purchased under index tracking contracts or at spot prices.
Credit risk
Credit risk arises from derivative contracts, cash and deposits held with banks and financial institutions, as well as credit exposures to the customers of the Business, including outstanding receivables. The policy of the Business is to place excess liquidity on deposit with the central Ardagh Treasury entity who will, in turn, only place excess liquid funds with recognized and reputable financial institutions. For banks and financial institutions, only independently rated parties with a minimum rating of “BBB+” from at least two credit rating agencies are accepted, where possible. The credit ratings of banks and financial institutions are monitored to ensure compliance with Ardagh Group policy. Risk of default is controlled within a policy framework of dealing with high quality institutions and by limiting the amount of credit exposure to any one bank or institution.
Business policy is to extend credit to customers of good credit standing. Credit risk is managed on an on-going basis, by experienced people within the Business. The Business’ policy for the management of credit risk in relation to trade receivables involves periodically assessing the financial reliability of customers, taking into account their financial position, past experience and other factors. Provisions are made, where deemed necessary, and the utilization of credit limits is regularly monitored. The Business does not expect any significant counterparty to fail to meet its obligations. The maximum exposure to credit risk is represented by the carrying amount of each asset. For the year ended December 31, 2020, the ten largest customers of the Business accounted for approximately 64% of total revenues (2019: 65%; 2018: 66%). There is no recent history of default with these customers.
Liquidity risk
The Business is exposed to liquidity risk which arises primarily from the maturing of short term and long term debt obligations. The Business’ policy has been to ensure that sufficient resources are available either from cash balances, cash flows or undrawn committed bank facilities, to ensure all obligations can be met as they fall due.
To effectively manage liquidity risk the Business:
•
has committed borrowing facilities that it can access to meet liquidity needs;

•
maintains cash balances and liquid investments with highly-rated counterparties;

•
limits the maturity of cash balances;

•
borrows the bulk of its debt needs under long term fixed rate debt securities; and

•
has internal control processes to manage liquidity risk.

Cash flow forecasting is performed in the operating entities of the Business and results in rolling forecasts of the Business’ liquidity requirements to ensure it has sufficient cash to meet operational needs while maintaining sufficient headroom on its undrawn committed borrowing facilities at all times so that the Business does not breach borrowing limits or covenants on any of its borrowing facilities. Such forecasting takes into consideration the Business’ debt financing plans.

THE AMP BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)
16.   Financial assets and liabilities
The Business’ net debt was as follows:
	At December 31,
	2020 $’m	2019 $’m	2018 $’m	2017(i) $’m
Related party borrowings	2,690	2,630	2,614	2,650
Leases	136	133	107	82
Other borrowings	9	17	2	—
Total borrowings	2,835	2,780	2,723	2,732
Deferred debt issue costs	—	—	(5)	(7)
Net borrowings	2,835	2,780	2,718	2,725
Cash and cash equivalents	(257)	(284)	(148)	(150)
Derivative financial instruments used to hedge foreign currency and interest rate risk	—	—	(17)	(6)
Net debt	2,578	2,496	2,553	2,569

(i)
At January 1, 2018

The carrying amounts of net borrowings are denominated in the following currencies.
	At December 31,
	2020 $’m	2019 $’m	2018 $’m	2017(i) $’m
Euro	609	558	564	592
U.S. dollar	1,830	1,840	1,957	1,922
GBP	379	368	184	195
Other	17	14	13	16
	2,835	2,780	2,718	2,725

(i)
At January 1, 2018

The interest rates applicable to the business’ net borrowings for the year ended December 31, 2020, range from 4.8% to 8.0% with maturities ranging from 2021 to 2026.
The following table summarizes the Business’ movement in net debt:
	At December 31,
	2020 $’m	2019 $’m	2018 $’m
Net decrease/(increase) in cash and cash equivalents per combined statement of cash flows*	27	(136)	2
Increase/(decrease) in total borrowings	55	79	(18)
Increase/(decrease) in net debt	82	(57)	(16)
Net debt at January 1,	2,496	2,553	2,569
Net debt at December 31,	2,578	2,496	2,553

*
Includes exchange gain/(loss) on cash and cash equivalents

THE AMP BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)
16.   Financial assets and liabilities (Continued)
The increase in net borrowings and derivative financial instruments primarily includes repayments of borrowings of $8 million (2019: $nil, 2018: $nil) of which $nil are to related parties, proceeds from borrowings of $nil (2019: $22 million, of which $6 million was a non-cash transaction, with $nil from related parties, 2018: $2 million with $nil from related parties), an increase in lease obligations of $3 million (2019: $26 million, 2018: $25 million), foreign exchange loss on borrowings of $60 million (2019: loss of $9 million, 2018: gain of $36 million), amortization of deferred financing costs of $nil (2019: $5 million, 2018: $2 million), partly offset by a fair value movement on derivative financial instruments used to hedge foreign currency and interest rate risk of $nil (2019: loss of $17 million, 2018: gain of $11 million) and a decrease in cash and cash equivalents of $27 million (2019: increase of $136 million, 2018: decrease of $2 million).
During 2019, the Business extinguished an existing $154 million related party loan and entered into a new £128 million ($154 million) related party loan in a non-cash refinancing transaction.
As of December 31, 2018, the Business had issued preferred stock with a value of $662 million to Ardagh with a mandatory redemption date at December 31, 2019. Such agreement has been treated as related party borrowing for purpose of the combined financial statements. During 2019 such preferred stock was redeemed and converted in a non-cash transaction into a long-term related party loan.
Lease obligations at December 31, 2020, of $136 million (2019: $133 million; 2018: $107 million) primarily reflect $36 million of new or renewed leases (2019: $55 million; 2018: $47 million), offset by $35 million (2019: $26 million; 2018: $19 million) of principal repayments and foreign currency movements in the year ended December 31, 2020.
The maturity profile of the Business’ borrowings is as follows:
	At December 31,
	2020 $’m	2019 $’m	2018 $’m	2017(i) $’m
Within one year or on demand	42	42	682	14
Between one and two years	46	41	32	690
Between two and five years	2,055	23	20	16
Greater than five years	692	2,674	1,989	2,012
Total borrowings	2,835	2,780	2,723	2,732
Deferred debt issue costs	—	—	(5)	(7)
Net borrowings	2,835	2,780	2,718	2,725

(i)
At January 1, 2018

The maturity profile of the contractual undiscounted cash flows related to the Business’ lease liabilities as of December 31, is as follows:
	At December 31,
	2020 $’m	2019 $’m	2018 $’m	2017(i) $’m
Not later than one year	37	32	24	18
Later than one year and not later than five years	78	80	65	53
Later than five years	50	58	50	32
	165	170	139	103

(i)
At January 1, 2018

THE AMP BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)
16.   Financial assets and liabilities (Continued)
The table below analyses the Business’ financial liabilities, including interest payable, into relevant maturity groupings based on the remaining period at the reporting date to the contractual maturity date. The amounts disclosed in the table are the contracted undiscounted cash flows.
At 31 December, 2020	Total borrowings $’m	Derivative financial instruments $’m	Trade payables $’m
Within one year or on demand	200	12	768
Between one and two years	359	2	—
Between two and five years	2,345	—	—
Greater than five years	718	—	—
At 31 December, 2019	Total borrowings $’m	Derivative financial instruments $’m	Trade payables $’m
Within one year or on demand	207	13	739
Between one and two years	368	9	—
Between two and five years	344	—	—
Greater than five years	2,779	—	—
At 31 December, 2018	Total borrowings $’m	Derivative financial instruments $’m	Trade payables $’m
Within one year or on demand	853	15	656
Between one and two years	276	2	—
Between two and five years	263	17	—
Greater than five years	2,143	—	—
At 1 January, 2018	Total borrowings $’m	Derivative financial instruments $’m	Trade payables $’m
Within one year or on demand	185	1	677
Between one and two years	982	—	—
Between two and five years	261	6	—
Greater than five years	2,280	—	—
The carrying value and fair value of the related party and other borrowings is as follows:
	2020		2019		2018		2017(i)
	Carrying value $’m	Fair value $’m	Carrying value $’m	Fair value $’m	Carrying value $’m	Fair value $’m	Carrying value $’m	Fair value $’m
Related party and other borrowings	2,699	2,763	2,647	2,744	2,616	2,540	2,650	2,765

(i)
At January 1, 2018

THE AMP BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)
16.   Financial assets and liabilities (Continued)
The Business uses the following hierarchy for determining and disclosing the fair value of financial instruments:
Level 1
Quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2
Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (as prices) or indirectly (derived from prices); and

Level 3
Inputs for the asset or liability that are not based on observable market data (unobservable inputs).

There were no transfers between Level 1 and Level 2 during the year.
Fair values are calculated as follows:
(i)
Related party borrowings — The fair value of the related party borrowings of the Business is linked to quoted market prices for Ardagh’s corporate debt, considering the credit risk of the Business and represent Level 2 inputs.

(ii)
Other borrowings — The carrying amount of other borrowings is assumed to be a reasonable approximation of fair value.

(iii)
Cross currency interest rate swaps (“CCIRS”) — The fair value of the CCIRS are based on quoted market prices and represent Level 2 inputs.

(iv)
Commodity contracts and forward foreign exchange contracts — The fair value of these derivatives are based on quoted market prices and represent Level 2 inputs.

Derivative financial instruments
	Assets		Liabilities
	Fair values $’m	Contractual or notional amounts $’m	Fair values $’m	Contractual or notional amounts $’m
Fair Value Derivatives
Metal forward contracts	29	233	6	113
Forward foreign exchange contracts	3	80	8	237
NYMEX gas swaps	—	4	—	2
At December 31, 2020	32	317	14	352

THE AMP BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)
16.   Financial assets and liabilities (Continued)
	Assets		Liabilities
	Fair values $’m	Contractual or notional amounts $’m	Fair values $’m	Contractual or notional amounts $’m
Fair Value Derivatives
Metal forward contracts	3	78	9	205
Forward foreign exchange contracts	—	16	13	289
NYMEX gas swaps	—	—	—	4
At December 31, 2019	3	94	22	498
	Assets		Liabilities
	Fair values $’m	Contractual or notional amounts $’m	Fair values $’m	Contractual or notional amounts $’m
Fair Value Derivatives
Metal forward contracts	4	35	17	207
Cross currency interest rate swap	17	150	—	—
Forward foreign exchange contracts	2	193	—	34
NYMEX gas swaps	—	1	—	2
At December 31, 2018	23	379	17	243
	Assets		Liabilities
	Fair values $’m	Contractual or notional amounts $’m	Fair values $’m	Contractual or notional amounts $’m
Fair Value Derivatives
Metal forward contracts	15	167	—	—
Cross currency interest rate swap	6	150	—	—
Forward foreign exchange contracts	4	177	1	52
NYMEX gas swaps	—	—	—	4
At January 1, 2018	25	494	1	56
The majority of derivative assets and liabilities mature within one year with the exception of certain metal forward contracts which mature at dates between January 2022 and December 2023. At the maturity date those derivative instruments are settled with Ardagh through invested capital.
Cross currency interest rate swaps
2019
On August 12, 2019, the Business terminated its $150 million U.S. dollar to GBP CCIRS, due for maturity in 2022. The total fair value of this swap at termination was $28 million and the cash receipt on these swaps was $28 million.

THE AMP BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)
16.   Financial assets and liabilities (Continued)
2018
The Business hedges certain portions of its related party borrowings and interest payable thereon using CCIRS, with a net asset at December 31, 2018, of $17 million (January 1, 2018: $6 million).
Metal forward contracts
The Business hedges a portion of its anticipated metal purchases. Excluding conversion and freight costs, the physical metal deliveries are priced based on the applicable indices agreed with the suppliers for the relevant month. The Business determines the existence of an economic relationship between the hedged item and the hedging instrument based on common indices used. Ineffectiveness may arise if there are changes in the forecasted transaction in terms pricing, timing or quantities, or if there are changes in the credit risk of the Business or the counterparty. The Business applies a hedge ratio of 1:1.
Fair values have been based on quoted market prices and are valued using Level 2 valuation inputs. The fair value of these contracts when initiated is $nil; no premium is paid or received.
Forward foreign exchange contracts
The Business operates in a number of currencies and, accordingly, hedges a portion of its currency transaction risk. Certain forward contracts are designated as cash flow hedges and are set so to closely match the critical terms of the underlying cash flows. In hedges of forecasted foreign currency sales and purchases ineffectiveness may arise for similar reasons as outlined for metal forward contracts.
The fair values are based on Level 2 valuation techniques and observable inputs including the contract prices. The fair value of these contracts when initiated is $nil; no premium is paid or received.
NYMEX gas swaps
The Business hedges a portion of its anticipated energy purchases on the New York Mercantile Exchange (“NYMEX”).
Fair values have been based on NYMEX quoted market prices and Level 2 valuation inputs have been applied. The fair value of these contracts when initiated is $nil; no premium is paid or received.
17.   Employee benefit obligations
The Business operates defined benefit or defined contribution pension schemes in most of its countries of operation and the assets are held in separately administered funds. The principal funded defined benefit schemes, which are funded by contributions to separately administered funds, are in the United States and the United Kingdom.
Other defined benefit schemes are unfunded and the provision is recognized in the combined statement of financial position. The principal unfunded schemes are in Germany.
The contribution rates to the funded plans are agreed with the Trustee boards, plan actuaries and the local pension regulators periodically. The contributions paid in each period were those recommended by the actuaries.
In addition, the Business has other employee benefit obligations in certain territories.
Total employee obligations recognized in the combined statement of financial position of $219 million (2019: $184 million; 2018: $151 million; January 1, 2018: $139 million) includes other employee benefit obligations of $52 million (2019: $46 million; 2018: $40 million; January 1, 2018: $40 million).

THE AMP BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)
17.   Employee benefit obligations (Continued)
The employee obligations and assets of the defined benefit schemes included in the combined statement of financial position are analyzed below:
	Obligations $’m	Assets $’m	Net obligations $’m
2020
Germany	(142)	—	(142)
UK	(295)	341	46
U.S. and other*	(80)	9	(71)
Total	(517)	350	(167)
2019
Germany	(128)	—	(128)
UK	(271)	315	44
U.S. and other*	(62)	8	(54)
Total	(461)	323	(138)
2018
Germany	(123)	—	(123)
UK	(246)	295	49
U.S. and other*	(44)	7	(37)
Total	(413)	302	(111)
2017(i)
Germany	(117)	—	(117)
UK	(279)	336	57
U.S. and other*	(45)	6	(39)
Total	(441)	342	(99)

(i)
At January 1, 2018

*
Net obligation of ‘Other’ at December 31, 2020; $9 million, 2019; $8 million, 2018; $5 million, and January 1, 2018; $8 million.

THE AMP BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)
17.   Employee benefit obligations (Continued)
Defined benefit pension schemes
The amounts recognized in the combined income statement are:
	Year ended December 31,
	2020 $’m	2019 $’m	2018 $’m
Current service cost and administration costs:
Cost of sales – current service cost (note 7)	(12)	(12)	(17)
Cost of sales – past service credit/(charge) (note 7)	8	17	(4)
SGA – current service cost (note 7)	(3)	(2)	(2)
	(7)	3	(23)
Finance expense (note 5)	(3)	(4)	(3)
	(10)	(1)	(26)
The amounts recognized in the combined statement of comprehensive income are:
	Year ended December 31,
	2020 $’m	2019 $’m	2018 $’m
Re-measurement of defined benefit obligation:
Actuarial (loss)/gain arising from changes in demographic assumptions	(2)	(7)	2
Actuarial (loss)/gain arising from changes in financial assumptions	(51)	(55)	10
Actuarial gain/(loss) arising from changes in experience	2	(13)	(1)
	(51)	(75)	11
Re-measurement of plan assets:
Actual loss/return less expected return on plan assets	34	34	(18)
Actuarial loss for the year on defined benefit pension schemes	(17)	(41)	(7)
Actuarial (loss)/gain on other long term and end of service employee benefits	(4)	(4)	4
	(21)	(45)	(3)
The actual return on plan assets was a gain of $40 million in 2020 (2019: gain of $42 million; 2018: loss of $11 million).

THE AMP BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)
17.   Employee benefit obligations (Continued)
Movement in the defined benefit obligations and assets:
	Obligations			Assets
	2020 $’m	2019 $’m	2018 $’m	2020 $’m	2019 $’m	2018 $’m
At January 1,	(461)	(412)	(441)	323	302	342
Interest income	—	—	—	6	8	8
Current service cost	(11)	(10)	(16)	—	—	—
Past service credit	8	17	(3)	—	—	—
Interest cost	(8)	(11)	(9)	—	—	—
Re-measurements	(51)	(75)	11	34	34	(18)
Employer contributions	—	—	—	5	6	13
Employee contributions	(1)	—	—	1	—	—
Benefits paid	31	37	24	(31)	(37)	(24)
Exchange	(24)	(7)	21	12	10	(19)
At December 31,	(517)	(461)	(413)	350	323	302
The defined benefit obligations above include $145 million, principally in Germany (2019: $131 million: 2018: $126 million; January 1, 2018: $120 million) of unfunded obligations. Employer contributions above include no contributions under schemes extinguished during the year (2019: $nil; 2018: $nil).
Interest income and interest cost above does not include interest cost of $1 million (2019: $1 million; 2018: $2 million) relating to other employee benefit obligations. Current service costs above do not include current service costs of $4 million (2019: $4 million, 2018: $3 million) relating to other employee benefit obligations.
Plan assets comprise:
	At December 31,
	2020 $’m	2020%	2019 $’m	2019%	2018 $’m	2018%	2017(i) $’m	2017(i) %
Target return funds	177	51%	168	52%	153	51%	169	49%
Bonds	102	29%	78	24%	75	25%	106	31%
Cash/other	71	20%	77	24%	74	24%	67	20%
	350	100%	323	100%	302	100%	342	100%

(i)
At January 1, 2018

The pension assets do not include any of Ardagh’s or the Business’ ordinary shares, other securities or other Business assets.
Investment strategy
The choice of investments takes account of the expected maturity of the future benefit payments. The plans invest in diversified portfolios consisting of an array of asset classes that attempt to maximize returns while minimizing volatility. The asset classes include fixed income government and non-government securities and real estate, as well as cash.

THE AMP BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)
17.   Employee benefit obligations (Continued)
Characteristics and associated risks
The pension plans in Germany operate under the framework of German Company Pension Law (BetrAVG) and general regulations based on German Labor Law. The entitlements of the plan members depend on years of service and final salary. Furthermore, the plans provide lifelong pensions. No separate assets are held in trust, i.e. the plans are unfunded defined benefit plans. During the years ended December 31, 2020 and 2019, the Business elected to re-design its pension scheme in Germany, moving to a contribution orientated scheme.
The U.K. pension plan is a trust-based U.K. funded final salary defined benefit scheme providing pensions and lump sum benefits to members and dependents. There is one pension plan in place relating to Ardagh Metal Beverage UK Limited and Ardagh Metal Beverage Trading UK Limited. It is closed to new entrants and was closed to future accrual effective December 31, 2018. For this plan, pensions are calculated either based on service to December 31, 2018, with members’ benefits based on earnings as at December 31, 2018, for those members who were still active at that date, or based on service to the earlier of retirement or leaving date for members who stopped accruing benefits prior to 31 December 2018 based on earnings as at retirement or leaving date. The U.K. pension plan is governed by a board of trustees, which includes members who are independent of the Company. The trustees are responsible for managing the operation, funding and investment strategy. The U.K. pension plan is subject to the U.K. regulatory framework, the requirements of the Pensions Regulator and is subject to a statutory funding objective.
Metal Beverage Packaging Americas together with Ardagh’s Glass business in North America sponsor a defined benefit pension plan as a single employer scheme which is subject to Federal law (“ERISA”), reflecting regulations issued by the Internal Revenue Service (“IRS”) and the U.S. Department of Labor. The Metal Beverage Packaging Americas plan covers hourly employees only. Plan benefits are determined using a formula which reflects the employees’ years of service and is based on a final average pay formula. If common ownership of the two sponsoring employers is below 80% as of any scheme valuation the scheme would no longer be able to operate as a single employer scheme.
Assumptions and sensitivities
The principal pension assumptions used in the preparation of the financial statements take account of the different economic circumstances in the countries of operations and the different characteristics of the respective plans, including the duration of the obligations. The ranges of the principal assumptions applied in estimating defined benefit obligations were:
	Germany			UK			U.S.
	Rates of inflation %	Rates of increase in salaries %	Discount rates %	Rates of inflation %	Rates of increase in salaries %	Discount rates %	Rates of inflation %	Rates of increase in salaries %	Discount rates %
2020	1.50%	2.50%	1.05%	2.70%	2.00%	1.50%	2.50%	3.00%	2.55%
2019	1.50%	2.50%	1.47%	2.85%	1.95%	2.15%	2.50%	3.00%	3.40%
2018	1.50%	2.50%	2.23%	3.10%	2.10%	2.95%	2.50%	3.00%	4.46%
2017(i)	1.50%	2.50%	2.22%	3.10%	2.10%	2.70%	2.50%	3.00%	3.80%

(i)
At January 1, 2018

Assumptions regarding future mortality experience are based on actuarial advice in accordance with published statistics and experience.

THE AMP BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)
17.   Employee benefit obligations (Continued)
These assumptions translate into the following average life expectancy in years for a pensioner retiring at age 65. The mortality assumptions for the countries with the most significant defined benefit plans are set out below:
	Germany				UK				U.S.
	2020 Years	2019 Years	2018 Years	2017(i) Years	2020 Years	2019 Years	2018 Years	2017(i) Years	2020 Years	2019 Years	2018 Years	2017(i) Years
Life expectancy, current pensioners	22	22	22	21	22	22	21	22	21	21	21	21
Life expectancy, future pensioners	25	24	24	24	23	23	23	23	22	22	22	22

(i)
At January 1, 2018

If the discount rate were to decrease by 50 basis points from management estimates, the carrying amount of the pension obligations would increase by an estimated $54 million (2019: $49 million, 2018: $44 million; January 1, 2018: $50 million). If the discount rate were to increase by 50 basis points, the carrying amount of the pension obligations would decrease by an estimated $47 million (2019: $42 million, 2018: $39 million; January 1, 2018: $44 million).
If the inflation rate were to decrease by 50 basis points from management estimates, the carrying amount of the pension obligations would decrease by an estimated $23 million (2019: $20 million, 2018: $22 million; January 1, 2018: $24 million). If the inflation rate were to increase by 50 basis points, the carrying amount of the pension obligations would increase by an estimated $24 million (2019: $22 million, 2018: $24 million; January 1, 2018: $26 million).
If the salary increase rate were to decrease by 50 basis points from management estimates, the carrying amount of the pension obligations would decrease by an estimated $26 million (2019: $23 million, 2018: $25 million; January 1, 2018: $29 million). If the salary increase rate were to increase by 50 basis points, the carrying amount of the pension obligations would increase by an estimated $27 million (2019: $26 million, 2018: $28 million; January 1, 2018: $32 million).
The impact of increasing the life expectancy by one year would result in an increase in the net pension obligation of the Business of $15 million at December 31, 2020 (2019: $12 million, 2018: $8 million; January 1, 2018: $12 million), holding all other assumptions constant.
The best estimate of contributions expected to be paid to defined benefit schemes of the Business in 2021 is approximately $1 million.

THE AMP BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)
17.   Employee benefit obligations (Continued)
The principal defined benefit schemes are described briefly below:
	Metal Beverage Packaging
Nature of the schemes	Europe UK Funded*	Europe Germany Unfunded	North America Funded
2020
Active members	—	856	829
Deferred members	808	195	58
Pensioners including dependents	475	121	59
Weighted average duration (years)	20	20	21
2019
Active members	—	893	822
Deferred members	808	198	44
Pensioners including dependents	475	117	41
Weighted average duration (years)	19	21	20
2018
Active members	467	939	825
Deferred members	478	161	23
Pensioners including dependents	385	70	19
Weighted average duration (years)	19	22	19
2017(i)
Active members	467	983	842
Deferred members	478	133	12
Pensioners including dependents	385	52	2
Weighted average duration (years)	21	23	20

*
Census data is updated every 3 years as part of the full valuation for purpose of the UK pension regulator.

(i)
At January 1, 2018

The expected total benefit payments over the next five years are:
	2021 $’m	2022 $’m	2023 $’m	2024 $’m	2025 $’m	Subsequent five years $’m
Benefits	25	22	23	24	26	88
The Business also has defined contribution plans; the contribution expense associated with these plans for 2020 was $15 million (2019: $13 million; 2018: $8 million). The best estimate of the contributions expected to be paid to these plans by the Business in 2021 is $17 million.

THE AMP BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)
17.   Employee benefit obligations (Continued)
Other employee benefits
	At December 31,
	2020 $’m	2019 $’m	2018 $’m	2017(i) $’m
Long term employee benefits	52	46	40	40
	52	46	40	40

(i)
At January 1, 2018

Long term employee benefit obligations comprise amounts due to be paid under post-retirement medical schemes in Metal Beverage Packaging Americas, partial retirement contracts in Germany and other obligations to pay benefits primarily related to long service awards.
18.   Related party transactions
(i)
Pension scheme

The pension schemes are related parties. For details of all transactions during the year, please see note 17.
(ii)
Other related party transactions

The combined financial statements reflect the following related party transactions recorded through invested capital:
•
Services provided by Ardagh to the Business and the charges (and allocation basis) for those services allocated to the Business as described and disclosed in note 2;

•
Cash pooling arrangements between Ardagh and the Business as described and disclosed in note 2;

•
Derivative instruments as described in note 2 and disclosed in note 16;

•
Dividend distributions from the Business to Ardagh;

•
Tax amounts offset to invested capital, represent the difference between tax charges and credits recorded in the combined financial statements and the amounts recorded in the historical records of the Business.

The analysis of the above transactions recorded through invested capital as disclosed in the statement of changes in invested capital, is set out in the table below:
	For the year ended December 31,
	2020 $’m	2019 $’m	2018 $’m
Net cash remitted to Ardagh	(55)	(54)	(73)
Tax offset in invested capital	8	(4)	(10)
Other changes in intercompany balances	(2)	—	3
	(49)	(58)	(80)
Other changes in intercompany balances represent unsettled amounts between the Business and Ardagh in relation to the transactions listed above.

THE AMP BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)
19.   Provisions
	At December 31,
	2020 $’m	2019 $’m	2018 $’m	2017(i) $’m
Current	13	14	19	34
Non-current	20	3	3	9
	33	17	22	43

(i)
At January 1, 2018

Total provisions $’m
At January 1, 2018	43
Provided	6
Released	(11)
Paid	(13)
Exchange	(3)
At December 31, 2018	22
Provided	4
Released	(5)
Paid	(4)
At December 31, 2019	17
Provided	23
Released	(5)
Paid	(3)
Exchange	1
At December 31, 2020	33
Provisions relate mainly to probable environmental claims, customer quality claims and tax deferrals arising from the CARES Act. In addition to the aforementioned, provisions also includes non-current amounts in respect of annual, long term (three-year), cash bonus incentive programs for senior management of the Business, of approximately $13 million. Current amounts in respect of these long term incentive programs are included in trade and other payable. The provisions classified as current are expected to be paid in the next twelve months. The timing of non-current provisions is subject to uncertainty.
20.   Trade and other payables
	At December 31,
	2020 $’m	2019 $’m	2018 $’m	2017(i) $’m
Trade payables	646	619	556	564
Other payables and accruals including other tax and social security payable	195	190	155	169
Payables and accruals for exceptional items	2	1	1	4
	843	810	712	737

(i)
At January 1, 2018

THE AMP BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)
20.   Trade and other payables (Continued)
The fair values of trade and other payables approximate the amounts shown above.
Other payables and accruals mainly comprise accruals for operating expenses, deferred income and value added tax payable.
21.   Cash generated from operating activities
	Year ended December 31,
	2020 $’m	2019 $’m	2018 $’m
Profit/(loss) for the year	111	(40)	(75)
Income tax charge (note 6)	29	25	50
Net finance expense (note 5)	70	213	229
Depreciation and amortization (notes 8, 9)	315	290	288
Exceptional operating items (note 4)	20	15	27
Movement in working capital	7	102	18
Exceptional costs paid, including restructuring	(22)	(7)	(36)
Cash generated from operations	530	598	501
22.   Related party information
(i)
Key management compensation

Key management are those persons who have the authority and responsibility for planning, directing and controlling the activities of the Business. During the financial periods reported in these combined financial statements, the Business was part of Ardagh Group S.A., which is where all decisions, control and key strategy choices were made. Therefore the Business does not have any key management as a stand-alone entity. The finance management of the Business have an operative role in relation to the decisions taken at corporate level.
The key management personnel of Ardagh have controlled and directed the operations of the Business as it was not managed separately. Payments to these personnel are primarily made by subsidiaries of the Ardagh Group which do not form part of the Business. It is not possible to determine with certainty the charges that the Business received for the mentioned key personnel, although a portion of the key management remuneration is included in the corporate costs allocated (note 2).

THE AMP BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)
22.   Related party information (Continued)
(ii)
Controlled companies

Company	Country of incorporation	Portion of shares held %
Ardagh Metal Beverage Manufacturing Austria GmbH	Austria	100
Ardagh Metal Beverage Trading Austria GmbH	Austria	100
Ardagh Metal Beverage Holdings Brazil Ltda.	Brazil	100
Latas Indústria de Embalagens de Alumínio do Brasil Ltda.	Brazil	100
Ardagh Indústria de Embalagens de Metálicas do Brasil Ltda.	Brazil	100
Ardagh Metal Beverage Holdings France SAS	France	100
Ardagh Metal Beverage Trading France SAS	France	100
Ardagh Metal Beverage France SAS	France	100
Ardagh Metal Beverage Germany GmbH	Germany	100
Ardagh Metal Beverage Associations GmbH	Germany	100
Ardagh Metal Beverage Holdings Germany GmbH	Germany	100
Ardagh Metal Beverage Trading Germany GmbH	Germany	100
Recan Germany GmbH (In liquidation)	Germany	100
SARIO Grundstucks VermietungsgesellschaftmbH & Co. Objekt Elfi KG (In liquidation)	Germany	99
Ardagh Packaging Holdings Limited	Ireland	100
Ardagh Metal Beverage Holdings Netherlands B.V.	Netherlands	100
Ardagh Metal Beverage Trading Netherlands B.V.	Netherlands	100
Ardagh Metal Beverage Netherlands B.V.	Netherlands	100
Ardagh Metal Beverage Trading Poland Sp. z o.o	Poland	100
Ardagh Metal Beverage Poland Sp. z o.o	Poland	100
Recan Organizacja Odzysku Opakowan S.A.	Poland	100
Ardagh Metal Beverage Serbia d.o.o.	Serbia	100
Ardagh Spain SL	Spain	100
Ardagh Metal Beverage Trading Spain SL	Spain	100
Ardagh Metal Beverage Spain SL	Spain	100
Ardagh Metal Beverage Europe GmbH	Switzerland	100
Ardagh Metal Beverage Holdings UK Limited	United Kingdom	100
Ardagh Metal Beverage Trading UK Limited	United Kingdom	100
Ardagh Metal Beverage UK Limited	United Kingdom	100
Recan UK Limited (In liquidation)	United Kingdom	100
Ardagh Metal Beverage USA Inc.	United States	100
A number of the above legal entities act as subsidiary guarantor for the debt of Ardagh Group S.A. as of December 31, 2020.

THE AMP BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)
23.   Other reserves
	Attributable to owner the AMP business
	Foreign currency translation reserve $’m	Cash flow hedge reserve $’m	Cost of hedging reserve $’m	Total other reserves $’m
January 1, 2018	—	8	1	9
Total other comprehensive income/(expense) for the year	9	(19)	1	(9)
Hedging gains transferred to cost of inventory	—	(8)	—	(8)
December 31, 2018	9	(19)	2	(8)
	Attributable to owner the AMP business
	Foreign currency translation reserve $’m	Cash flow hedge reserve $’m	Cost of hedging reserve $’m	Total other reserves $’m
January 1, 2019	9	(19)	2	(8)
Total other comprehensive income/(expense) for the year	1	(9)	(2)	(10)
Hedging losses transferred to cost of inventory	—	14	—	14
December 31, 2019	10	(14)	—	(4)
	Attributable to owner the AMP business
	Foreign currency translation reserve $’m	Cash flow hedge reserve $’m	Cost of hedging reserve $’m	Total other reserves $’m
January 1, 2020	10	(14)	—	(4)
Total other comprehensive (expense)/income for the year	(42)	9	—	(33)
Hedging losses transferred to cost of inventory	—	22	—	22
December 31, 2020	(32)	17	—	(15)
24.   Contingencies
Environmental issues
The Business is regulated under various national and local environmental, occupational health and safety and other governmental laws and regulations relating to:
•
the operation of installations for manufacturing of metal packaging and surface treatment using solvents;

•
the generation, storage, handling, use and transportation of hazardous materials;

•
the emission of substances and physical agents into the environment;

•
the discharge of waste water and disposal of waste;

•
the remediation of contamination;

THE AMP BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)
24.   Contingencies (Continued)
•
the design, characteristics, collection and recycling of its packaging products; and

•
the manufacturing and servicing of machinery and equipment for the container metal packaging industry.

The Business believes, based on current information that it is in substantial compliance with applicable environmental laws and regulations and permit requirements. It does not believe it will be required, under existing or anticipated future environmental laws and regulations, to expend amounts, over and above the amounts accrued, which will have a material effect on its business, financial condition or results of operations or cash flows. In addition, no material proceedings against the Business arising under environmental laws are pending.
Legal matter
The Business is involved in certain legal proceedings arising in the normal course of its business. The Business believes that none of these proceedings, either individually or in aggregate, are expected to have a material adverse effect on its business, financial condition, results of operations or cash flows.
25.   Other information
Although COVID-19, and the measures to prevent the spread of COVID-19, have resulted in reduced global economic activity, demand for “at-home” consumption has increased and therefore demand for many of our customer’s products and as a result for the products we manufacture has proven to be resilient to date during the pandemic. Our production has not been significantly impacted to date, however our plants may be required to curtail or cease production in order to respond to any future measures which may arise in order to prevent the spread of COVID-19. In addition, the pandemic may in the future impact on capital markets which could impact our cost of borrowing. The ultimate significance of the disruptions arising as a result of COVID-19, including the extent of their impact on our financial and operational results, will be determined by the duration of the ongoing pandemic, its severity in the markets that we serve and the nature and efficacy of government and other regulatory responses, protective measures and vaccination programs and the related impact on macroeconomic activity and consumer behavior.
26.   Events after the reporting period
On February 22, 2021, Ardagh entered into a business combination agreement by and among the Company, Ardagh, Gores Holdings V Inc., a special purpose acquisition company sponsored by an affiliate of The Gores Group (“Gores Holdings V”), and Ardagh MP MergeCo Inc., a wholly owned subsidiary of the Company (“MergeCo”). Under the business combination agreement, among other things, MergeCo will merge with and into Gores Holdings V, with Gores Holdings V surviving as a wholly owned subsidiary of the Company, with the shares of Class A common stock held by Gores Holdings V stockholders being contributed to the Company in exchange for its shares and the warrants to acquire shares of Class A common stock of Gores Holdings V being converted into warrants to acquire shares of the Company. Prior to the business combination, Ardagh will effect a reorganization to cause the Company to acquire the AMP Business from Ardagh.
Additional investors have committed to participate in the proposed business combination by purchasing 60 million shares of the Company for an aggregate purchase price of $600 million in a private placement at $10.00 per share. In connection with the transactions, the Company intends to raise new debt of approximately $2.65 billion, (approximately $2.3 billion net). Assuming no share redemptions by the public stockholders of Gores Holdings V, approximately $525 million in cash held in Gores Holdings V’s trust account, together with the $600 million in private placement proceeds and approximately $2.3 billion of the new debt raised by the Company, will be used to pay up to $3.4 billion in cash to Ardagh, as well as to pay

THE AMP BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS (Continued)
26.   Events after the reporting period (Continued)
transaction expenses. Upon closing of the transactions, assuming no redemptions by Gores Holdings V’s public stockholders, Ardagh will retain an equity interest in the Company of approximately 80%, the investors in the private placement will hold approximately 10% and Gores Holdings V’s stockholders and its sponsor will hold approximately 10%. Ardagh intends to remain a committed, long-term majority shareholder of the Company.
The proposed business combination, which has been unanimously approved by the boards of directors of both Ardagh and Gores Holdings V, is expected to close in the second quarter of 2021, subject to receipt of Gores Holdings V stockholder approval, approval of the Company’s shares for listing on the New York Stock Exchange, the satisfaction of the condition to Ardagh’s obligations that it receives at least $3 billion in cash from the transactions and the satisfaction of other customary closing conditions.
In connection with the reorganization, Ardagh and the Company will enter into a shareholders agreement and a services agreement. Under the services agreement, Ardagh either directly or indirectly through its affiliates, will provide certain corporate and business-unit services to the Company, and the Company, either directly or indirectly through its affiliates, will provide certain corporate and business-unit services to Ardagh. The initial term of the services agreement is expected to end on December 31, 2024.

GORES HOLDINGS V, INC.
BALANCE SHEETS
	June 30, 2021	December 31, 2020
	(unaudited)	(audited)
CURRENT ASSETS:
Cash and cash equivalents	$870	$705,817
Prepaid assets	276,932	354,088
Total current assets	277,802	1,059,905
Deferred tax asset	—	172,983
Investments and cash held in Trust Account	525,046,609	525,020,571
Total assets	$525,324,411	$526,253,459
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses, formation and offering costs	$6,642,475	$479,977
State franchise tax accrual	64,867	87,882
Public warrants derivative liability	21,420,000	21,105,000
Private warrants derivative liability	12,750,000	12,562,500
Total current liabilities	40,877,342	34,235,359
Deferred underwriting compensation	18,375,000	18,375,000
Total liabilities	$59,252,342	$52,610,359
Commitments and contingencies
Class A Common Stock subject to possible redemption, 52,500,000 shares (at redemption value of $10 per share)	525,000,000	525,000,000
Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—	—
Common stock
Class A Common Stock, $0.0001 par value; 400,000,000 shares authorized	—	—
Class F Common Stock, $0.0001 par value; 40,000,000 shares authorized, 13,125,000 shares issued and outstanding	1,313	1,313
Additional paid-in-capital	—	—
Accumulated deficit	(58,929,244)	(51,358,213)
Total stockholders’ equity (deficit)	(58,927,931)	(51,356,900)
Total liabilities and stockholders’ equity (deficit)	$525,324,411	$526,253,459
See accompanying notes to the unaudited, interim financial statements.

GORES HOLDINGS V, INC.
STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Professional fees and other expenses	(1,329,077)	(6,821,587)
State franchise taxes, other than income tax	(50,000)	(100,000)
Expense from change in fair value of warrant liability	(8,207,500)	(502,500)
Net loss from operations	(9,586,577)	(7,424,087)
Other income – interest and dividend income	13,091	26,039
Loss before income taxes	$(9,573,486)	$(7,398,048)
Income tax expense	—	(172,983)
Net loss attributable to common shares	$(9,573,486)	$(7,571,031)
Net loss per ordinary share:
Class A Common Stock – basic and diluted	$(0.15)	$(0.12)
Class F Common Stock – basic and diluted	$(0.15)	$(0.12)
See accompanying notes to the unaudited, interim financial statements.

GORES HOLDINGS V, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
(Unaudited)
	Three Months Ended June 30, 2021
	Class A Common Stock		Class F Common Stock		Additional Paid-In Capital	Accumulated Deficit	Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance at April 1, 2021	—	$—	13,125,000	$1,313	$—	$(49,355,758)	$(49,354,445)
Net income	—	—	—	—	—	(9,573,486)	(9,573,486)
Balance at June 30, 2021	—	$—	13,125,000	$1,313	$—	$(58,929,244)	$(58,927,931)
	Six Months Ended June 30, 2021
	Class A Common Stock		Class F Common Stock		Additional Paid-In Capital	Accumulated Deficit	Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance at January 1, 2021	—	$—	13,125,000	$1,313	$—	$(51,358,213)	$(51,356,900)
Net income	—	—	—	—	—	(7,571,031)	(7,571,031)
Balance at June 30, 2021	—	$—	13,125,000	$1,313	$—	$(58,929,244)	$(58,927,931)
See accompanying notes to the unaudited, interim financial statements.

GORES HOLDINGS V, INC.
STATEMENT OF CASH FLOWS
For the Six Months Ended June 30, 2021
(Unaudited)
Cash flows from operating activities:
Net income	$(7,571,031)
Changes in state franchise tax accrual	(23,015)
Changes in prepaid assets	77,156
Changes in accrued expenses, formation and offering costs	6,162,498
Changes in fair value warrants derivative liability	502,500
Changes in deferred income tax	172,983
Net cash used in operating activities	(678,909)
Cash flows from investing activities:
Interest and dividends reinvested in the Trust Account	(26,038)
Net cash used in investing activities	(26,038)
Cash flows from financing activities:
Net cash provided by financing activities	—
Decrease in cash	(704,947)
Cash at beginning of period	705,817
Cash at end of period	$870
Supplemental disclosure of income and franchise taxes paid:
Cash paid for income and state franchise taxes	$123,015
See accompanying notes to the unaudited, interim financial statements.

GORES HOLDINGS V, INC.
NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS
1. Organization and Business Operations
Organization and General
Gores Holdings V, Inc. (the “Company”) was incorporated in Delaware on June 25, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar Business Combination with one or more businesses (the “Business Combination”). The Company has not engaged in any operations , other than to identify and consummate a Business Combination, and has not generated any operating revenue to date. The Company’s management has broad discretion with respect to the Business Combination. The Company’s Sponsor is Gores Sponsor V, LLC, a Delaware limited liability company (the “Sponsor”). The Company has selected December 31st as its fiscal year-end.
The Company completed the Public Offering on August 10, 2020 (the “IPO Closing Date”). The Company will not generate any operating revenues until after the completion of its Business Combination, at the earliest. Subsequent to the Public Offering, the Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Public Offering and the sale of the Private Placement Warrants (as defined below) held in the Trust Account (as defined below).
Proposed Business Combination
On February 22, 2021, the “Company” entered into a Business Combination Agreement (the “Business Combination Agreement”), by and among the Company, Ardagh Metal Packaging S.A. (“AMPSA”), Ardagh Group S.A. (“AGSA”) and Ardagh MP MergeCo Inc. (“MergeCo”), which provides for, among other things: (a) a series of transactions that will result in the subsidiaries of AGSA that are engaged in the business of developing, manufacturing, marketing and selling metal beverage cans and ends and providing related technical and customer services becoming wholly-owned by AMPSA (the “Pre-Closing Restructuring”), and (b) the merger of MergeCo with and into the Company, with the Company being the surviving corporation as a wholly-owned subsidiary of AMPSA (the “Merger”, and, together with the Pre-Closing Restructuring and other transactions contemplated in the Business Combination Agreement, the “Proposed Business Combination”).
The Proposed Business Combination Agreement and the transactions contemplated thereby were unanimously approved by the Board of Directors of the Company on February 22, 2021 and the Board of Directors of AGSA on February 22, 2021.
The Business Combination Agreement
Proposed Business Combination Consideration
The aggregate consideration to be paid to AGSA pursuant to the Transfer Agreement (as defined within the Business Combination Agreement) and the Business Combination Agreement consists of (a) $2,315,000,000, payable in cash and in equivalent in U.S. dollars or euros (or a combination thereof), (b) 484,956,250 shares of AMPSA, with a nominal value of EUR 0.01 per share (the “AMPSA Shares”), (c) a promissory note issued by AMPSA in the amount of $1,085,000,000, to be paid in cash at the consummation of the Merger (the “Closing”) or, in certain circumstances, a combination of cash and AMPSA Shares, and (d) the right to receive, during the five-year period commencing 180 days after the Closing 60,730,000 additional AMPSA Shares in five equal installments depending on whether the price of AMPSA Shares maintains for a certain period of time a volume weighted average price of $13.00, $15.00, $16.50, $18.00 or $19.50 (collectively, the “AGSA Consideration”).
Representations and Warranties
The Business Combination Agreement contains customary representations, warranties and covenants of AMPSA, AGSA, GHV and MergeCo relating to, among other things, their ability to enter into the Business Combination Agreement and their outstanding capitalization.

Covenants
The Business Combination Agreement includes customary covenants of the parties with respect to operation of their respective businesses prior to consummation of the Proposed Business Combination and efforts to satisfy conditions to consummation of the Proposed Business Combination. The Business Combination Agreement also contains additional covenants of the parties, including, among others, covenants providing for the Company and AGSA to cooperate in the preparation of the Proxy Statement/Prospectus and Registration Statement (as each such term is defined in the Business Combination Agreement) required to be filed in connection with the Proposed Business Combination. The covenants of the parties to the Business Combination Agreement will not survive the Closing, except for those covenants that by their terms expressly apply in whole or in part after the Closing.
Conditions to Consummation of the Proposed Business Combination
The consummation of the Proposed Business Combination is conditioned upon, among other things, (a) no action or governmental order or law shall have been enacted, issued, promulgated, enforced or entered that restrains, enjoins or otherwise prohibits the consummation of the Proposed Business Combination or would cause any part of the Proposed Business Combination to be rescinded following the Closing; (b) the proposal to adopt the Business Combination Agreement and approve the Proposed Business Combination shall have been approved and adopted by the requisite affirmative vote of the Company stockholders; (c) a Luxembourg statutory independent auditor (réviseur d’entreprises agréé) of AMPSA shall have issued appropriate reports regarding the contributions relating to the AMPSA Shares to be issued to the Company stockholders or AGSA as set forth in the Business Combination Agreement; (d) all closing conditions to the private placement pursuant to which investors will purchase 60,000,000 AMPSA Shares for a purchase price of $10.00 per share (the “PIPE Shares”) shall have been satisfied or waived and the $600,000,000 gross proceeds from the private placement shall have been paid to AMPSA on the date the Merger is consummated; (e) the Registration Statement of which the Proxy Statement/Prospectus forms a part shall have been declared effective under the Securities Act and no stop order or proceedings for purposes of suspending the effectiveness of the registration statement shall have been initiated by the SEC and not withdrawn; and (f) the AMPSA Shares shall have been approved for listing on NYSE, subject to official notice of issuance.
Private Placement Subscription Agreements
In connection with the execution of the Business Combination Agreement, on February 22, 2021, AMPSA and the Company entered into Subscription Agreements (each, a “Subscription Agreement” and collectively, the “Subscription Agreements”) with certain investors and Sponsor, pursuant to which the investors and the Sponsor agreed to purchase, and AMPSA agreed to sell to the investors and the Sponsor the PIPE Shares for an aggregate cash amount of $600,000,000.
The issuance of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Proposed Business Combination. Pursuant to the Subscription Agreements, AMPSA agreed that, within 30 calendar days after the date of Closing, it will file with the SEC (at AMPSA’s sole cost and expense) a registration statement registering the resale of the PIPE Shares, and AMPSA will use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof.
Financing
Upon the closing of the Public Offering and the sale of the Private Placement Warrants, an aggregate of $525,000,000 was placed in a Trust Account with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”).
The Company intends to finance a Business Combination with the net proceeds from its $525,000,000 Public Offering and its sale of $12,500,000 of Private Placement Warrants.
Trust Account
Funds held in the Trust Account can be invested only in U.S. government treasury bills with a maturity of one hundred and eighty (180) days or less or in money market funds meeting certain conditions under

Rule 2a-7 under the Investment Company Act of 1940, as amended, that invest only in direct U.S. government obligations. As of June 30, 2021, the Trust Account consisted of money market funds.
The Company’s second amended and restated certificate of incorporation provides that, other than the withdrawal of interest to fund regulatory compliance requirements and other costs related thereto (a “Regulatory Withdrawal”) for a maximum 24 months and/or additional amounts necessary to pay franchise and income taxes, if any, none of the funds held in trust will be released until the earliest of: (i) the completion of the Business Combination; or (ii) the redemption of any public shares of common stock properly tendered in connection with a stockholder vote to amend the Company’s second amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of such public shares of common stock if the Company does not complete the Business Combination within 24 months from the closing of the Public Offering; or (iii) the redemption of 100% of the public shares of common stock if the Company is unable to complete a Business Combination within 24 months from the closing of the Public Offering, subject to the requirements of law and stock exchange rules.
Business Combination
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating a Business Combination. The Business Combination must be with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest income earned) at the time of the Company signing a definitive agreement in connection with the Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination.
The Company, after signing a definitive agreement for a Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest income but less taxes payable, or (ii) provide stockholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest income but less taxes payable. The decision as to whether the Company will seek stockholder approval of the Business Combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under Nasdaq rules. If the Company seeks stockholder approval, it will complete its Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Business Combination. Currently, the Company will not redeem its public shares of common stock in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its public shares of common stock and the related Business Combination, and instead may search for an alternate Business Combination.
As a result of the foregoing redemption provisions, the public shares of common stock are recorded at redemption amount and classified as temporary equity, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”).
The Company will have 24 months from the IPO Closing Date to complete its Business Combination. If the Company does not complete a Business Combination within this period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares of common stock for a per share pro rata portion of the Trust Account, including interest income, but less taxes payable (less up to $100,000 of such net interest income to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its remaining stockholders, as part of its plan of dissolution and liquidation. The Sponsor and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they waived their rights to participate in any redemption with respect to their Founder Shares (as defined below); however, if the Sponsor or any of the Company’s officers, directors or affiliates acquire public shares of common stock, they will be entitled to a pro rata share of the Trust Account in the event the Company does not complete a Business Combination within the required time period.
In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Public Offering.
Emerging Growth Company
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
2. Significant Accounting Policies
Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”), and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of June 30, 2021 and the results of operations and cash flows for the periods presented. Operating results for the three and six months ended June 30, 2021, are not necessarily indicative of results that may be expected for the full year or any other period. While the Company was formed on June 25, 2020, there were no transactions between inception and June 30, 2020. Therefore, these financials statements do not include comparative statements to prior 2020 periods.
Net Income/(Loss) Per Common Share
The Company has two classes of shares, which are referred to as Class A Common Stock (the “Common Stock”) and Class F Common Stock (the “Founders Shares”). Earnings and losses are shared pro rata between the two classes of shares. Private and public warrants to purchase 16,750,000 shares of Common Stock at $11.50 per share were issued on August 10, 2020. At June 30, 2021, no warrants have been exercised. The 16,750,000 potential common shares for outstanding warrants to purchase the Company’s stock were excluded from diluted earnings per share for the three and six months ended June 30, 2021, because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net income per common share is the same as basic net income per common share for the period. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each class of common stock:

	For the Three Months Ended June 30, 2021		For the Six Months Ended June 30, 2021
	Class A	Class F	Class A	Class F
Basic and diluted net income/(loss) per share:
Numerator:
Allocation of net income/(loss)	$(7,658,789)	$(1,914,697)	$(6,056,825)	$(1,514,206)
Denominator:
Weighted-average shares outstanding	52,500,000	13,125,000	52,500,000	13,125,000
Basic and diluted net income/(loss) per share	$(0.15)	$(0.15)	$(0.12)	$(0.12)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution as well as the Trust Account, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts.
Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” (“ASC 820”) approximates the carrying amounts represented in the balance sheet.
Offering Costs
The Company complies with the requirements of ASC Topic 340-10-S99-1, “Other Assets and Deferred Costs — SEC Materials” (“ASC 340-10-S99”) and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offering.” Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to our Public Offering and were charged to equity upon the completion of our Public Offering.
Redeemable Common Stock
As discussed in Note 3, all of the 52,500,000 Class A Common Stock sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s second amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Therefore, all Class A Common Stock has been classified outside of permanent equity.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Income Taxes
The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
For those liabilities or benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax liabilities as income tax expense. No amounts were accrued for the payment of interest and penalties at June 30, 2021.
The Company may be subject to potential examination by U.S. federal, states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income amounts in various tax jurisdictions and compliance with U.S. federal, states or foreign tax laws.
The Company is incorporated in the State of Delaware and is required to pay franchise taxes to the State of Delaware on an annual basis.
Cash and Cash Equivalents
The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company continually monitors its positions with and the credit quality of the financial institutions with which it invests. Periodically, the Company may maintain balances in various operating accounts in excess of federally insured limits.
Investments and Cash Held in Trust Account
At June 30, 2021, the Company had $525,046,609 in the Trust Account which may be utilized for Business Combinations. At June 30, 2021, the Trust Account consisted of money market funds.
The Company’s second amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay taxes, if any, none of the funds held in trust will be released until the earlier of: (i) the completion of the Business Combination; (ii) the redemption of any public shares of common stock properly tendered in connection with a stockholder vote to amend the Company’s second amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of such public shares of common stock if the Company does not complete the Business Combination within 24 months from the closing of the Public Offering; or (iii) the redemption of 100% of the public shares of common stock if the Company is unable to complete a Business Combination within 24 months from the closing of the Public Offering, subject to the requirements of law and stock exchange rules.
Warrant Liability
The Company accounts for warrants for shares of the Company’s common stock that are not indexed to its own stock as liabilities at fair value on the balance sheet. The warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized in the Company’s statements of operations. For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as a liability at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

Recently Issued Accounting Pronouncements Not Yet Adopted
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements based on current operations of the Company. The impact of any recently issued accounting standards will be re-evaluated on a regular basis or if a Business Combination is completed where the impact could be material.
Going Concern Consideration
If the Company does not complete its Business Combination by August 10, 2022, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the common stock sold as part of the units in the Public Offering, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of franchise and income taxes payable and less up to $100,000 of such net interest which may be distributed to the Company to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s Board of Directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the Public Offering. In addition, if the Company fails to complete its Business Combination by August 10, 2022, there will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless.
In addition, at June 30, 2021 and December 31, 2020, the Company had current liabilities of $40,877,342 and $34,235,359, respectively and working capital of ($40,599,540) and ($33,175,454), the balances of which are primarily related to warrants we have recorded as liabilities as described in Notes 2 and 3. Other amounts related to accrued expenses owed to professionals, consultants, advisors and others who are working on seeking a Business Combination as described in Note 1. Such work is continuing after June 30, 2021, and amounts are continuing to accrue. Additionally, the warrant liability will not impact the Company’s liquidity until a Business Combination has been consummated, as they do not require cash settlement until such event has occurred.
3. Public Offering
Public Units
On August 10, 2020, the Company sold 52,500,000 units at a price of $10.00 per unit (the “Units”), including 5,000,000 Units as a result of the underwriters’ partial exercise of their over-allotment option, generating gross proceeds of $525,000,000. Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-fifth of one redeemable Class A common stock purchase warrant (the “Warrants”). Each Whole Warrant entitles the holder to purchase one share of Class A common stock for $11.50 per share. Each Warrant will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the closing of the Public Offering and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete the Business Combination on or prior to the 24-month period allotted to complete the Business Combination, the Warrants will expire at the end of such period. The Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company. The Company did not register the shares of common stock issuable upon exercise of the Warrants under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities law. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to file a registration statement under the Securities Act following the completion of the Business Combination covering the shares of common stock issuable upon exercise of the Warrants. The Company paid an upfront underwriting discount of 2.00% ($10,500,000) of the per Unit offering price to the underwriters at the closing of the Public Offering, with an additional fee (the “Deferred Discount”) of 3.50% ($18,375,000) of the per Unit offering price payable upon the Company’s completion of a Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its Business Combination.
The public warrants issued as part of the Units are accounted for as liabilities as there are terms and features do not qualify for equity classification in FASB ASC Topic 815-40 “Derivatives and Hedging — Contracts in Entity’s Own Equity.” The fair value of the public warrants at December 31, 2020 was a liability of $21,105,000. At June 30, 2021, the fair value has increased to $21,420,000. The change in fair value of $315,000 is reflected as a loss in the statements of operations.
All of the 52,500,000 Class A Common Stock sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s second amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Given that the Class A Common Stock was issued with other freestanding instruments (i.e., public warrants), the initial carrying value of Class A Common Stock classified as temporary equity is the allocated proceeds based on the guidance in FASB ASC Topic 470-20, “Debt — Debt with Conversion and Other Options.”
Our Class A Common Stock is subject to SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement is treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital).
As of June 30, 2021, the Class A Common Stock reflected on the balance sheet are reconciled in the following table. The accretion of carrying value to redemption value was recognized on December 31, 2020, and there has been no additional accretion for the six months ended June 30, 2021:
As of June 30, 2021
Gross proceeds	$525,000,000
Less:
Proceeds allocated to public warrants	$(14,070,000)
Class A shares issuance costs	$(28,771,349)
Plus:
Accretion of carrying value to redemption value	$(42,841,349)
Contingently redeemable Class A Common Stock	$525,000,000
4. Related Party Transactions
Founder Shares
On July 14, 2020, the Sponsor purchased 11,500,000 shares of Class F common stock (the “Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.002 per share. Subsequently, the Sponsor transferred an aggregate of 75,000 Founder Shares to the Company’s independent directors (together with the Sponsor, the “Initial Stockholders”). On August 5, 2020, the Company effected a stock dividend with respect to the Company’s Founder Shares of 2,156,250 shares thereof, resulting in the Company’s initial stockholders holding an aggregate of 13,656,250 shares of Class F Common Stock. On September 21, 2020, the Sponsor forfeited 531,250 Founder Shares following the expiration of the unexercised portion of underwriters’ over-allotment option, so that the Founder Shares held by the Initial Stockholders would represent 20.0% of the outstanding shares of common stock following completion of the Public Offering. The Founder Shares are identical to the common stock included in the Units sold in the Public Offering except that the Founder Shares will automatically convert into shares of Class A common stock at the time of the Business Combination on a one-for-one basis, subject to adjustment as described in the Company’s second amended and restated certificate of incorporation.
The sale of the Founders Shares is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Founders Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of June 30, 2021, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of Founders Shares that ultimately vest multiplied times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founders Shares.
Private Placement Warrants
The Sponsor purchased from the Company an aggregate of 6,250,000 warrants at a price of $2.00 per warrant (a purchase price of $12,500,000) in a private placement that occurred simultaneously with the Public Offering (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one share of Class A common stock at $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering to be held in the Trust Account pending completion of the Business Combination.
The Private Placement Warrants have terms and provisions that are identical to those of the public warrants sold as part of the units in the Public Offering, except that the Private Placement Warrants may be physical (cash) or net share (cashless) settled and are not redeemable so long as they are held by the Sponsor or its permitted transferees.
If the Company does not complete a Business Combination, then the Private Placement Warrants proceeds will be part of the liquidation distribution to the public stockholders and the Private Placement Warrants will expire worthless.
Registration Rights
The holders of Founder Shares, Private Placement Warrants and warrants issued upon conversion of working capital loans, if any, have registration rights (in the case of the Founder Shares, only after conversion of such shares to common shares) pursuant to a registration rights agreement entered into by the Company, the Sponsor and the other security holders named therein on August 10, 2020. These holders will also have certain demand and “piggy back” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Sponsor Loan
On July 14, 2020, Company borrowed $300,000 by the issuance of an unsecured promissory note from the Sponsor for $300,000 to cover expenses related to the Public Offering. These Notes were non-interest bearing and payable on the earlier of June 30, 2021 or the completion of the Public Offering. These Notes were repaid in full upon the completion of the Public Offering.
Administrative Services Agreement
The Company entered into an administrative services agreement on August 3, 2020, pursuant to which it agreed to pay to an affiliate of the Sponsor $20,000 a month for office space, utilities and secretarial support. Services commenced on the date the securities were first listed on the Nasdaq Capital Market and will terminate upon the earlier of the consummation by the Company of a Business Combination or the liquidation of the Company.
For the six months ended June 30, 2021 the Company has paid the affiliate $120,000.
5. Deferred Underwriting Compensation
The Company is committed to pay a deferred underwriting discount totaling $18,375,000 or 3.50% of the gross offering proceeds of the Public Offering, to the underwriters upon the Company’s consummation of a Business Combination. The underwriters are not entitled to any interest accrued on the Deferred Discount, and no Deferred Discount is payable to the underwriters if there is no Business Combination.
6. Income Taxes
Income tax expense during interim periods is based on applying an estimated annual effective income tax rate to year-to-date income, plus any significant unusual or infrequently occurring items which are recorded in the interim period. The Company’s effective tax rates differ from the federal statutory rate primarily due to the fair value on instruments treated as debt for GAAP and equity for tax purposes, which is not deductible for income tax purposes, for 2021.
The computation of the annual estimated effective tax rate at each interim period requires certain estimates and significant judgment including, but not limited to, the expected operating income for the year, projections of the proportion of income earned and taxed in various jurisdictions, permanent and temporary differences, and the likelihood of recovering deferred tax assets generated in the current year. The accounting estimates used to compute the provision for income taxes may change as new events occur, more experience is obtained, additional information becomes known or as the tax environment changes.
The Company has evaluated tax positions taken or expected to be taken in the course of preparing the financial statements to determine if the tax positions are “more likely than not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the “more likely than not” threshold would be recorded as a tax benefit or expense in the current year. The Company has concluded that there was no impact related to uncertain tax positions on the results of its operations for the period ended June 30, 2021. As of June 30, 2021, the Company has no accrued interest or penalties related to uncertain tax positions. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company’s conclusions regarding tax positions will be subject to review and may be adjusted at a later date based on factors including, but not limited to, ongoing analyses of tax laws, regulations, and interpretations thereof.
7. Investments and Cash Held in Trust
As of June 30, 2021, investment securities in the Company’s Trust Account consist of $525,046,609 in money market funds.
8. Fair Value Measurement
The Company complies with ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. ASC 820 determines fair value to be the price that would be received to sell an asset or would be paid to transfer a liability (i.e., the exit price) in an orderly transaction between market participants at the measurement date.
Warrants
The Company has determined that warrants issued in connection with its initial public offering in August 2020 are subject to treatment as a liability. The Company utilizes a Monte Carlo simulation methodology to value the warrants at each reporting period, with changes in fair value recognized in the statements of operations. The estimated fair value of the warrant liability is determined using Level 1 and Level 2 inputs. The key assumptions in the option pricing model utilized are assumptions related to expected share-price volatility, expected term, risk-free interest rate and dividend yield. The expected volatility as of the IPO Closing Date was derived from observable public warrant pricing on comparable ‘blank-check’ companies that recently went public in 2020 and 2021. At December 31, 2020, there were observable transactions in the Company’s public warrants and correspondingly an implied volatility. The risk-free interest rate is based on the interpolated U.S. Constant Maturity Treasury yield. The expected term of the warrants is assumed to be six months until the close of a Business Combination, and the contractual five year term subsequently. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero. At June 30, 2021, the Public Warrants had adequate trading volume to provide a reliable indication of value. The public warrants were valued at $2.04 at June 30, 2021. The fair value of the Private Placement Warrants was deemed to be equal to the fair value of the Public Warrants because the Private Placement Warrants have similar terms and are subject to substantially the same redemption features as the Public Warrants.
The Warrants were classified as Level 2 at the respective measurement dates.
The key inputs into the option model for the Private Placement Warrants and Public Warrants were as follows for the relevant periods:
	As of
	December 31, 2020	June 30, 2021*
Volatility	24.8%	—
Risk-free interest rate	0.43%	—
Warrant exercise price	$11.50	$11.50
Expected term	5.5	5.1

*
Volatility and risk-free rate were not utilized in computation.

Subsequent Measurement
The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public and Private Warrants as of June 30, 2021 and December 31, 2020 are classified as Level 2 due to the use of both observable inputs in an active market as well as quoted prices in active markets for similar assets and liabilities.
As of June 30, 2021, the aggregate values of the Private Placement Warrants and Public Warrants were $12.8 million and $21.4 million, respectively, based on the closing price of GRSVW on that date of $2.04.
As of December 31, 2020, the aggregate values of the Private Placement Warrants and Public Warrants were $12.6 million and $21.1 million, respectively, based on the closing price of GRSVW on that date of $2.01.
The following table presents the changes in the fair value of warrant liabilities:
	Private Placement Warrants	Public Warrants	Total Warrant Liabilities
Fair value at December 31, 2020	$12,562,500	$21,105,000	$33,667,500
Change in fair value	187,500	315,000	502,500
Fair value at June 30, 2021	$12,750,000	$21,420,000	$34,170,000
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2021 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:

Description	June 30, 2021	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments and cash held in Trust Account	525,046,609	525,046,609	—	—
Public warrants	21,420,000	—	21,420,000	—
Private placement warrants	12,750,000	—	12,750,000	—
Total	$559,216,609	$525,046,609	$34,170,000	$—
9. Stockholders’ Equity
Common Stock
The Company is authorized to issue 440,000,000 shares of common stock, consisting of 400,000,000 shares of Class A common stock, par value $0.0001 per share and 40,000,000 shares of Class F common stock, par value $0.0001 per share. Holders of the Company’s common stock are entitled to one vote for each share of common stock and vote together as a single class. At June 30, 2021, there were 52,500,000 shares of Class A common stock and 13,125,000 shares of Class F common stock issued and outstanding, respectively.
Preferred Stock
The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At June 30, 2021, there were no shares of preferred stock issued and outstanding.
10. Risk and Contingencies
Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
11. Subsequent Events
On July 1, 2021, the Sponsor made available to the Company a loan of up to $4,000,000 pursuant to a promissory note issued by the Company to the Sponsor. The Company is entitled to submit drawdown requests to the Sponsor from time to time and the proceeds from any amounts borrowed under the note will be used for on-going operational expenses and certain other expenses. The note is unsecured, non-interest bearing and matures on the earlier of: (i) January 31, 2022 or (ii) the date on which the Company consummates a Business Combination. On July 1, 2021, the Sponsor loaned to the Company $350,000. On July 7, 2021, the Sponsor advanced to the Company another $1,000,000. On July 21, 2021, the Company repaid $1,000,000 to the Sponsor, leaving an outstanding balance as of August 2, 2021 of $350,000. Management has performed an evaluation of subsequent events through August 2, 2021, noting no items which require adjustment or disclosure other than those set forth in the preceding notes to the condensed financial statements.

GORES HOLDINGS V, INC.
BALANCE SHEET
	March 31, 2021	December 31, 2020
	(unaudited)	(audited)
CURRENT ASSETS:
Cash and cash equivalents	$124,083	$705,817
Prepaid assets	352,890	354,088
Total current assets	476,973	1,059,905
Deferred tax asset	—	172,983
Investments and cash held in Trust Account	525,033,518	525,020,571
Total assets	$525,510,491	$526,253,459
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accrued expenses, formation and offering costs	$5,477,436	$479,977
State franchise tax accrual	50,000	87,882
Public warrants derivative liability	16,275,000	21,105,000
Private warrants derivative liability	9,687,500	12,562,500
Total current liabilities	31,489,936	34,235,359
Deferred underwriting compensation	18,375,000	18,375,000
Total liabilities	$49,864,936	$52,610,359
Commitments and Contingencies
Class A Common Stock subject to possible redemption, 52,500,000 shares (at redemption value of $10 per share)	525,000,000	525,000,000
Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—	—
Common stock
Class A Common Stock, $0.0001 par value; 400,000,000 shares authorized	—	—
Class F Common Stock, $0.0001 par value; 40,000,000 shares authorized, 13,125,000 shares issued and outstanding	1,313	1,313
Additional paid-in-capital	—	—
Accumulated deficit	(49,355,758)	(51,358,213)
Total stockholders’ equity (deficit)	(49,354,445)	(51,356,900)
Total liabilities and stockholders’ equity (deficit)	$525,510,491	$526,253,459
See accompanying notes to the unaudited, interim financial statements.

GORES HOLDINGS V, INC.
STATEMENT OF OPERATIONS
(Unaudited)
Three Months Ended March 31, 2021
Professional fees and other expenses	(5,492,509)
State franchise taxes, other than income tax	(50,000)
Gain from change in fair value of warrant liability	7,705,000
Net income from operations	2,162,491
Other income – interest and dividend income	12,947
Income before income taxes	$2,175,438
Income tax expense	(172,983)
Net income attributable to common shares	$2,002,455
Net income per ordinary share:
Class A Common Stock – basic and diluted	$0.03
Class F Common Stock – basic and diluted	$0.03
See accompanying notes to the unaudited, interim financial statements.

GORES HOLDINGS V, INC.
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
(Unaudited)
	Three Months Ended March 31, 2021
	Class A Common Stock			Class F Common Stock		Additional Paid- In Capital	Accumulated Deficit	Stockholders’ Equity (Deficit)
	Shares	Amount		Shares	Amount
Balance at January 1, 2021	—	$		13,125,000	$1,313	$—	$(51,358,213)	$(51,356,900)
Net income	—			—	—	—	2,002,455	2,002,455
Balance at March 31, 2021	—		$—	13,125,000	$1,313	$—	$(49,355,758)	$(49,354,445)
See accompanying notes to the unaudited, interim financial statements

GORES HOLDINGS V, INC.
STATEMENT OF CASH FLOWS
For the Three Months Ended March 31, 2021
(Unaudited)
Cash flows from operating activities:
Net income	$2,002,455
Changes in state franchise tax accrual	(37,882)
Changes in prepaid assets	1,198
Changes in accrued expenses, formation and offering costs	4,997,459
Changes in fair value warrants derivative liability	(7,705,000)
Changes in deferred income tax	172,983
Net cash used in operating activities	(568,787)
Cash flows from investing activities:
Interest and dividends reinvested in the Trust Account	(12,947)
Net cash used in investing activities	(12,947)
Cash flows from financing activities:
Net cash provided by financing activities	—
Decrease in cash	(581,734)
Cash at beginning of period	705,817
Cash at end of period	$124,083
Supplemental disclosure of income taxes paid:
Cash paid for income and state franchise taxes	$87,882
See accompanying notes to the unaudited, interim financial statements.

GORES HOLDINGS V, INC.
NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS
1. Organization and Business Operations
Organization and General
Gores Holdings V, Inc. (the “Company”) was incorporated in Delaware on June 25, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar Business Combination with one or more businesses (the “Business Combination”). The Company has neither engaged in any operations nor generated any operating revenue to date. The Company’s management has broad discretion with respect to the Business Combination. The Company’s Sponsor is Gores Sponsor V, LLC, a Delaware limited liability company (the “Sponsor”). The Company has selected December 31st as its fiscal year-end.
The Company completed the Public Offering on August 10, 2020 (the “IPO Closing Date”). The Company will not generate any operating revenues until after the completion of its Business Combination, at the earliest. Subsequent to the Public Offering, the Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Public Offering and the sale of the Private Placement Warrants (as defined below) held in the Trust Account (as defined below).
Proposed Business Combination
On February 22, 2021, the “Company” entered into a Business Combination Agreement (the “Business Combination Agreement”), by and among the Company, Ardagh Metal Packaging S.A. (“AMPSA”), Ardagh Group S.A. (“AGSA”) and Ardagh MP MergeCo Inc. (“MergeCo”), which provides for, among other things: (a) a series of transactions that will result in the subsidiaries of AGSA that are engaged in the business of developing, manufacturing, marketing and selling metal beverage cans and ends and providing related technical and customer services becoming wholly-owned by AMPSA (the “Pre-Closing Restructuring”), and (b) the merger of MergeCo with and into the Company, with the Company being the surviving corporation as a wholly-owned subsidiary of AMPSA (the “Merger”, and, together with the Pre-Closing Restructuring and other transactions contemplated in the Business Combination Agreement, the “Proposed Business Combination”).
The Proposed Business Combination Agreement and the transactions contemplated thereby were unanimously approved by the Board of Directors of the Company on February 22, 2021 and the Board of Directors of AGSA on February 22, 2021.
The Business Combination Agreement
Proposed Business Combination Consideration
The aggregate consideration to be paid to AGSA pursuant to the Transfer Agreement (as defined within the Business Combination Agreement) and the Business Combination Agreement consists of (a) $2,315,000,000, payable in cash and in equivalent in U.S. dollars or euros (or a combination thereof), (b) 484,956,250 shares of AMPSA, with a nominal value of EUR 0.01 per share (the “AMPSA Shares”), (c) a promissory note issued by AMPSA in the amount of $1,085,000,000, to be paid in cash at the consummation of the Merger (the “Closing”) or, in certain circumstances, a combination of cash and AMPSA Shares, and (d) the right to receive, during the five-year period commencing 180 days after the Closing 60,730,000 additional AMPSA Shares in five equal installments depending on whether the price of AMPSA Shares maintains for a certain period of time a volume weighted average price of $13.00, $15.00, $16.50, $18.00 or $19.50 (collectively, the “AGSA Consideration”).
Representations and Warranties
The Business Combination Agreement contains customary representations, warranties and covenants of AMPSA, AGSA, GHV and MergeCo relating to, among other things, their ability to enter into the Business Combination Agreement and their outstanding capitalization.

GORES HOLDINGS V, INC.
NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS (Continued)
1. Organization and Business Operations (Continued)
Covenants
The Business Combination Agreement includes customary covenants of the parties with respect to operation of their respective businesses prior to consummation of the Proposed Business Combination and efforts to satisfy conditions to consummation of the Proposed Business Combination. The Business Combination Agreement also contains additional covenants of the parties, including, among others, covenants providing for the Company and AGSA to cooperate in the preparation of the Proxy Statement/Prospectus and Registration Statement (as each such term is defined in the Business Combination Agreement) required to be filed in connection with the Proposed Business Combination. The covenants of the parties to the Business Combination Agreement will not survive the Closing, except for those covenants that by their terms expressly apply in whole or in part after the Closing.
Conditions to Consummation of the Proposed Business Combination
The consummation of the Proposed Business Combination is conditioned upon, among other things, (a) no action or governmental order or law shall have been enacted, issued, promulgated, enforced or entered that restrains, enjoins or otherwise prohibits the consummation of the Proposed Business Combination or would cause any part of the Proposed Business Combination to be rescinded following the Closing; (b) the proposal to adopt the Business Combination Agreement and approve the Proposed Business Combination shall have been approved and adopted by the requisite affirmative vote of the Company stockholders; (c) a Luxembourg statutory independent auditor (réviseur d’entreprises agréé) of AMPSA shall have issued appropriate reports regarding the contributions relating to the AMPSA Shares to be issued to the Company stockholders or AGSA as set forth in the Business Combination Agreement; (d) all closing conditions to the private placement pursuant to which investors will purchase 60,000,000 AMPSA Shares for a purchase price of $10.00 per share (the “PIPE Shares”) shall have been satisfied or waived and the $600,000,000 gross proceeds from the private placement shall have been paid to AMPSA on the date the Merger is consummated; (e) the Registration Statement of which the Proxy Statement/Prospectus forms a part shall have been declared effective under the Securities Act and no stop order or proceedings for purposes of suspending the effectiveness of the registration statement shall have been initiated by the SEC and not withdrawn; and (f) the AMPSA Shares shall have been approved for listing on NYSE, subject to official notice of issuance.
Private Placement Subscription Agreements
In connection with the execution of the Business Combination Agreement, on February 22, 2021, AMPSA and the Company entered into Subscription Agreements (each, a “Subscription Agreement” and collectively, the “Subscription Agreements”) with certain investors and Gores Sponsor V LLC (the “Sponsor”), pursuant to which the investors and the Sponsor agreed to purchase, and AMPSA agreed to sell to the investors and the Sponsor the PIPE Shares for an aggregate cash amount of $600,000,000.
The issuance of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Proposed Business Combination. Pursuant to the Subscription Agreements, AMPSA agreed that, within 30 calendar days after the date of Closing, it will file with the SEC (at AMPSA’s sole cost and expense) a registration statement registering the resale of the PIPE Shares, and AMPSA will use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof.
Financing
Upon the closing of the Public Offering and the sale of the Private Placement Warrants, an aggregate of $525,000,000 was placed in a Trust Account with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”).

GORES HOLDINGS V, INC.
NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS (Continued)
1. Organization and Business Operations (Continued)
The Company intends to finance a Business Combination with the net proceeds from its $525,000,000 Public Offering and its sale of $12,500,000 of Private Placement Warrants.
Trust Account
Funds held in the Trust Account can be invested only in U.S. government treasury bills with a maturity of one hundred and eighty (180) days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, that invest only in direct U.S. government obligations. As of March 31, 2021, the Trust Account consisted of money market funds.
The Company’s second amended and restated certificate of incorporation provides that, other than the withdrawal of interest to fund regulatory compliance requirements and other costs related thereto (a “Regulatory Withdrawal”) for a maximum 24 months and/or additional amounts necessary to pay franchise and income taxes, if any, none of the funds held in trust will be released until the earliest of: (i) the completion of the Business Combination; or (ii) the redemption of any public shares of common stock properly tendered in connection with a stockholder vote to amend the Company’s second amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of such public shares of common stock if the Company does not complete the Business Combination within 24 months from the closing of the Public Offering; or (iii) the redemption of 100% of the public shares of common stock if the Company is unable to complete a Business Combination within 24 months from the closing of the Public Offering, subject to the requirements of law and stock exchange rules.
Business Combination
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating a Business Combination. The Business Combination must be with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest income earned) at the time of the Company signing a definitive agreement in connection with the Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination.
The Company, after signing a definitive agreement for a Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest income but less taxes payable, or (ii) provide stockholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest income but less taxes payable. The decision as to whether the Company will seek stockholder approval of the Business Combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under NASDAQ rules. If the Company seeks stockholder approval, it will complete its Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Business Combination. Currently, the Company will not redeem its public shares of common stock in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its public shares of common stock and the related Business Combination, and instead may search for an alternate Business Combination.

GORES HOLDINGS V, INC.
NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS (Continued)
1. Organization and Business Operations (Continued)
As a result of the foregoing redemption provisions, the public shares of common stock will be recorded at redemption amount and classified as temporary equity, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”) in subsequent periods.
The Company will have 24 months from the IPO Closing Date to complete its Business Combination. If the Company does not complete a Business Combination within this period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares of common stock for a per share pro rata portion of the Trust Account, including interest income, but less taxes payable (less up to $100,000 of such net interest income to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its remaining stockholders, as part of its plan of dissolution and liquidation. The Sponsor and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they waived their rights to participate in any redemption with respect to their Founder Shares (as defined below); however, if the Sponsor or any of the Company’s officers, directors or affiliates acquire public shares of common stock, they will be entitled to a pro rata share of the Trust Account in the event the Company does not complete a Business Combination within the required time period.
In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Public Offering.
Emerging Growth Company
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
2. Significant Accounting Policies
Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”), and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of March 31, 2021 and the results of operations and cash flows for the periods presented. Operating results for the three months ended March 31, 2021 are not necessarily indicative of results that may be expected for the full year or any other period. The Company was formed on June 25, 2020. Therefore, these financials statements do not include comparative statements to prior 2020 periods.
Net Income/(Loss) Per Common Share
The Company has two classes of shares, which are referred to as Class A Common Stock (the “Common Stock”) and Class F Common Stock (the “Founders Shares”). Earnings and losses are shared pro rata

GORES HOLDINGS V, INC.
NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS (Continued)
2. Significant Accounting Policies (Continued)
between the two classes of shares. Private and public warrants to purchase 16,750,000 shares of Common Stock at $11.50 per share were issued on August 10, 2020. At March 31, 2021, no warrants have been exercised. The 16,750,000 potential common shares for outstanding warrants to purchase the Company’s stock were excluded from diluted earnings per share for the three months ended March 31, 2021 because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net income per common share is the same as basic net income per common share for the period.
	For the Three Months Ended March 31, 2021
	Class A	Class F
Basic and diluted net income/(loss) per share:
Numerator:
Allocation of net income/(loss)	$1,601,964	$400,491
Denominator:
Weighted-average shares outstanding	52,500,000	13,125,000
Basic and diluted net income/(loss) per share	$0.03	$0.03
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution as well as the Trust Account, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts.
Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” (“ASC 820”) approximates the carrying amounts represented in the balance sheet.
Offering Costs
The Company complies with the requirements of ASC Topic 340-10-S99-1, “Distinguishing Liabilities from Equity — SEC Materials” (“ASC 340-10-S99”) and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offering.” Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to our Public Offering and were charged to equity upon the completion of our Public Offering.
Redeemable Common Stock
As discussed in Note 3, all of the 52,500,000 Class A Common Stock sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s second amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Therefore, all Class A Common Stock has been classified outside of permanent equity.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.

GORES HOLDINGS V, INC.
NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS (Continued)
2. Significant Accounting Policies (Continued)
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
For those liabilities or benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax liabilities as income tax expense. No amounts were accrued for the payment of interest and penalties at March 31, 2021.
The Company may be subject to potential examination by U.S. federal, states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income amounts in various tax jurisdictions and compliance with U.S. federal, states or foreign tax laws.
The Company is incorporated in the State of Delaware and is required to pay franchise taxes to the State of Delaware on an annual basis.
Cash and Cash Equivalents
The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company continually monitors its positions with and the credit quality of the financial institutions with which it invests. Periodically, the Company may maintain balances in various operating accounts in excess of federally insured limits.
Investments and Cash Held in Trust Account
At March 31, 2021, the Company had $525,033,518 in the Trust Account which may be utilized for Business Combinations. At March 31, 2021, the Trust Account consisted of money market funds.
The Company’s second amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay taxes, if any, none of the funds held in trust will be released until the earlier of: (i) the completion of the Business Combination; (ii) the redemption of any public shares of common stock properly tendered in connection with a stockholder vote to amend the Company’s second amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of such public shares of common stock if the Company does not complete the Business Combination within 24 months from the closing of the Public Offering; or (iii) the redemption of 100% of

GORES HOLDINGS V, INC.
NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS (Continued)
2. Significant Accounting Policies (Continued)
the public shares of common stock if the Company is unable to complete a Business Combination within 24 months from the closing of the Public Offering, subject to the requirements of law and stock exchange rules.
Warrant Liability
The Company accounts for warrants for shares of the Company’s common stock that are not indexed to its own stock as liabilities at fair value on the balance sheet. The warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized in the Company’s statement of operations. For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as a liability at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.
Recently Issued Accounting Pronouncements Not Yet Adopted
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements based on current operations of the Company. The impact of any recently issued accounting standards will be re-evaluated on a regular basis or if a business combination is completed where the impact could be material.
Going Concern Consideration
If the Company does not complete its Business Combination by August 10, 2022, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the common stock sold as part of the units in the Public Offering, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of franchise and income taxes payable and less up to $100,000 of such net interest which may be distributed to the Company to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s Board of Directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the Public Offering. In addition, if the Company fails to complete its Business Combination by August 10, 2022, there will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless.
In addition, at March 31, 2021 and December 31, 2020, the Company had current liabilities of $31,489,936 and $34,235,359, respectively and working capital of ($31,012,963) and ($33,175,454), the balances of which are primarily related to warrants we have recorded as liabilities as described in Notes 2 and 3. Other amounts related to accrued expenses owed to professionals, consultants, advisors and others who are working on seeking a Business Combination as described in Note 1. Such work is continuing after March 31, 2021 and amounts are continuing to accrue.
3. Public Offering
Public Units
On August 10, 2020, the Company sold 52,500,000 units at a price of $10.00 per unit (the “Units”), including 5,000,000 Units as a result of the underwriters’ partial exercise of their over-allotment option,

GORES HOLDINGS V, INC.
NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS (Continued)
3. Public Offering (Continued)
generating gross proceeds of $525,000,000. Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-fifth of one redeemable Class A common stock purchase warrant (the “Warrants”). Each Whole Warrant entitles the holder to purchase one share of Class A common stock for $11.50 per share. Each Warrant will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the closing of the Public Offering and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete the Business Combination on or prior to the 24-month period allotted to complete the Business Combination, the Warrants will expire at the end of such period. The Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company. The Company did not register the shares of common stock issuable upon exercise of the Warrants under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities law. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to file a registration statement under the Securities Act following the completion of the Business Combination covering the shares of common stock issuable upon exercise of the Warrants. The Company paid an upfront underwriting discount of 2.00% ($10,500,000) of the per Unit offering price to the underwriters at the closing of the Public Offering, with an additional fee (the “Deferred Discount”) of 3.50% ($18,375,000) of the per Unit offering price payable upon the Company’s completion of a Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its Business Combination.
The public warrants issued as part of the Units are accounted for as liabilities as there are terms and features do not qualify for equity classification in ASC Topic 815-40 “Derivatives and Hedging — Contracts in Entity’s Own Equity.” The fair value of the public warrants at December 31, 2020 was a liability of $21,105,000. At March 31, 2021, the fair value has decreased to $16,275,000. The change in fair value of $4,830,000 is reflected as a gain in the statement of operations.
All of the 52,500,000 Class A Common Stock sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s second amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Given that the Class A Common Stock was issued with other freestanding instruments (i.e., public warrants), the initial carrying value of Class A Common Stock classified as temporary equity is the allocated proceeds based on the guidance in ASC Topic 470-20, “Debt — Debt with Conversion and Other Options.”
Our Class A Common Stock is subject to SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement is treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital).
As of March 31, 2021, the Class A Common Stock reflected on the balance sheet are reconciled in the following table. The accretion of carrying value to redemption value was recognized on December 31, 2020, and there has been no additional accretion for the three months ended March 31, 2021:

GORES HOLDINGS V, INC.
NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS (Continued)
3. Public Offering (Continued)
As of March 31, 2021
Gross proceeds	$525,000,000
Less:
Proceeds allocated to public warrants	$(14,070,000)
Class A shares issuance costs	$(28,771,349)
Plus:
Accretion of carrying value to redemption value	$(42,841,349)
Contingently redeemable Class A Common Stock	$525,000,000
4. Related Party Transactions
Founder Shares
On July 14, 2020, the Sponsor purchased 11,500,000 shares of Class F common stock (the “Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.002 per share. Subsequently, the Sponsor transferred an aggregate of 75,000 Founder Shares to the Company’s independent directors (together with the Sponsor, the “Initial Stockholders”). On August 5, 2020, the Company effected a stock dividend with respect to the Company’s Founder Shares of 2,156,250 shares thereof, resulting in the Company’s initial stockholders holding an aggregate of 13,656,250 shares of Class F Common Stock. On September 21, 2020, the Sponsor forfeited 531,250 Founder Shares following the expiration of the unexercised portion of underwriters’ over-allotment option, so that the Founder Shares held by the Initial Stockholders would represent 20.0% of the outstanding shares of common stock following completion of the Public Offering. The Founder Shares are identical to the common stock included in the Units sold in the Public Offering except that the Founder Shares will automatically convert into shares of Class A common stock at the time of the Business Combination on a one-for-one basis, subject to adjustment as described in the Company’s second amended and restated certificate of incorporation.
The sale of the Founders Shares is in the scope of ASC Topic 718, “Compensation — Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Founders Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence. As of December 31, 2020, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of Founders Shares that ultimately vest multiplied times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founders Shares.
Private Placement Warrants
The Sponsor purchased from the Company an aggregate of 6,250,000 warrants at a price of $2.00 per warrant (a purchase price of $12,500,000) in a private placement that occurred simultaneously with the Public Offering (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one share of Class A common stock at $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering to be held in the Trust Account pending completion of the Business Combination.
The Private Placement Warrants have terms and provisions that are identical to those of the public warrants sold as part of the units in the Public Offering, except that the Private Placement Warrants may be

GORES HOLDINGS V, INC.
NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS (Continued)
4. Related Party Transactions (Continued)
physical (cash) or net share (cashless) settled and are not redeemable so long as they are held by the Sponsor or its permitted transferees.
If the Company does not complete a Business Combination, then the Private Placement Warrants proceeds will be part of the liquidation distribution to the public stockholders and the Private Placement Warrants will expire worthless.
Registration Rights
The holders of Founder Shares, Private Placement Warrants and warrants issued upon conversion of working capital loans, if any, have registration rights (in the case of the Founder Shares, only after conversion of such shares to common shares) pursuant to a registration rights agreement entered into by the Company, the Sponsor and the other security holders named therein on August 10, 2020. These holders will also have certain demand and “piggy back” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Sponsor Loan
On July 14, 2020, Company borrowed $300,000 by the issuance of an unsecured promissory note from the Sponsor for $300,000 to cover expenses related to the Public Offering. These Notes were non-interest bearing and payable on the earlier of June 30, 2021 or the completion of the Public Offering. These Notes were repaid in full upon the completion of the Public Offering.
Administrative Services Agreement
The Company entered into an administrative services agreement on August 3, 2020, pursuant to which it agreed to pay to an affiliate of the Sponsor $20,000 a month for office space, utilities and secretarial support. Services commenced on the date the securities were first listed on the NASDAQ Capital Market and will terminate upon the earlier of the consummation by the Company of a Business Combination or the liquidation of the Company.
For the three months ended March 31, 2021 the Company has paid the affiliate $60,000.
5. Deferred Underwriting Compensation
The Company is committed to pay a deferred underwriting discount totaling $18,375,000 or 3.50% of the gross offering proceeds of the Public Offering, to the underwriters upon the Company’s consummation of a Business Combination. The underwriters are not entitled to any interest accrued on the Deferred Discount, and no Deferred Discount is payable to the underwriters if there is no Business Combination.
6. Income Taxes
Income tax expense during interim periods is based on applying an estimated annual effective income tax rate to year-to-date income, plus any significant unusual or infrequently occurring items which are recorded in the interim period. The Company’s effective tax rates differ from the federal statutory rate primarily due to the fair value on instruments treated as debt for GAAP and equity for tax purposes, which is not deductible for income tax purposes, for 2021.
The computation of the annual estimated effective tax rate at each interim period requires certain estimates and significant judgment including, but not limited to, the expected operating income for the year, projections of the proportion of income earned and taxed in various jurisdictions, permanent and temporary differences, and the likelihood of recovering deferred tax assets generated in the current year. The accounting estimates used to compute the provision for income taxes may change as new events occur, more experience is obtained, additional information becomes known or as the tax environment changes.

GORES HOLDINGS V, INC.
NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS (Continued)
6. Income Taxes (Continued)
The Company has evaluated tax positions taken or expected to be taken in the course of preparing the financial statements to determine if the tax positions are “more likely than not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the “more likely than not” threshold would be recorded as a tax benefit or expense in the current year. The Company has concluded that there was no impact related to uncertain tax positions on the results of its operations for the period ended March 31, 2021. As of March 31, 2021, the Company has no accrued interest or penalties related to uncertain tax positions. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company’s conclusions regarding tax positions will be subject to review and may be adjusted at a later date based on factors including, but not limited to, ongoing analyses of tax laws, regulations, and interpretations thereof.
7. Investments and Cash Held in Trust
As of March 31, 2021, investment securities in the Company’s Trust Account consist of $525,033,518 in money market funds.
8. Fair Value Measurement
The Company complies with ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. ASC 820 determines fair value to be the price that would be received to sell an asset or would be paid to transfer a liability (i.e., the exit price) in an orderly transaction between market participants at the measurement date.
Warrants
The Company has determined that warrants issued in connection with its initial public offering in August 2020 are subject to treatment as a liability. The Company utilizes a Monte Carlo simulation methodology to value the warrants at each reporting period, with changes in fair value recognized in the statement of operations. The estimated fair value of the warrant liability is determined using Level 1 and Level 2 inputs. The key assumptions in the option pricing model utilized are assumptions related to expected share-price volatility, expected term, risk-free interest rate and dividend yield. The expected volatility as of the IPO Closing Date was derived from observable public warrant pricing on comparable ‘blank-check’ companies that recently went public in 2020 and 2021. At March 31, 2021 and December 31, 2020, there were observable transactions in the Company’s public warrants and correspondingly an implied volatility. The risk-free interest rate is based on the interpolated U.S. Constant Maturity Treasury yield. The expected term of the warrants is assumed to be six months until the close of a Business Combination, and the contractual five year term subsequently. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.
The Warrants were classified as Level 2 at the respective measurement dates.
The key inputs into the option model for the Private Placement Warrants and Public Warrants were as follows for the relevant periods:
	As of
	December 31, 2020	March 31, 2021
Volatility	24.8%	21.1%
Risk-free interest rate	0.43%	1.01%
Warrant exercise price	$11.50	$11.50
Expected term	5.5	5.4

GORES HOLDINGS V, INC.
NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS (Continued)
8. Fair Value Measurement (Continued)
Subsequent Measurement
The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public and Private Warrants as of March 31, 2021 and December 31, 2020 are classified as Level 2 due to the use of both observable inputs in an active market as well as quoted prices in active markets for similar assets and liabilities.
As of March 31, 2021, the aggregate values of the Private Placement Warrants and Public Warrants were $9.7 million and $16.3 million, respectively, based on the closing price of GRSVW on that date of $1.55.
As of December 31, 2020, the aggregate values of the Private Placement Warrants and Public Warrants were $12.6 million and $21.1 million, respectively, based on the closing price of GRSVW on that date of $2.01.
The following table presents the changes in the fair value of warrant liabilities:
	Private placement warrants	Public warrants	Total warrant liabilities
Fair value at December 31, 2020	$12,562,500	$21,105,000	$33,667,500
Change in fair value	(2,875,000)	(4,830,000)	(7,705,000)
Fair value at March 31, 2021	$9,687,500	$16,275,000	$25,962,500
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2021 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:
Description	March 31, 2021	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments and cash held in Trust Account	525,033,518	525,033,518	—	—
Public warrants	16,275,000	—	16,275,000	—
Private placement warrants	9,687,500	—	9,687,500	—
Total	$550,996,018	$525,033,518	$25,962,500	$—
9. Stockholders’ Equity
Common Stock
The Company is authorized to issue 440,000,000 shares of common stock, consisting of 400,000,000 shares of Class A common stock, par value $0.0001 per share and 40,000,000 shares of Class F common stock, par value $0.0001 per share. Holders of the Company’s common stock are entitled to one vote for each share of common stock and vote together as a single class. At March 31, 2021, there were 52,500,000 shares of Class A common stock and 13,125,000 shares of Class F common stock issued and outstanding, respectively.
Preferred Stock
The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by

GORES HOLDINGS V, INC.
NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS (Continued)
9. Stockholders’ Equity (Continued)
the Board of Directors. At March 31, 2021, there were no shares of preferred stock issued and outstanding.
10. Risk and Contingencies
Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
11. Subsequent Events
Management has performed an evaluation of subsequent events through May 24, 2021, noting no items which require adjustment or disclosure other than those set forth in the preceding notes to the condensed financial statements.

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
Gores Holdings V, Inc.:
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Gores Holdings V, Inc. (the Company) as of December 31, 2020, the related statements of operations, changes in stockholders’ equity, and cash flows for the period from June 25, 2020 (inception) through December 31, 2020, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from June 25, 2020 (inception) through December 31, 2020, in conformity with U.S. generally accepted accounting principles.
Correction of Misstatements
As discussed in Note 2 to the financial statements, the 2020 financial statements have been restated to correct certain misstatements.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Company’s auditor since 2020.
Denver, Colorado
February 26, 2021, except for the effect of the restatement disclosed in Note 2, as to which the date is May 9, 2021

GORES HOLDINGS V, INC.
BALANCE SHEET
December 31, 2020 (As Restated)
CURRENT ASSETS:
Cash and cash equivalents	$705,817
Prepaid assets	354,088
Total current assets	1,059,905
Deferred tax asset	172,983
Investments and cash held in Trust Account	525,020,571
Total assets	$526,253,459
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses, formation and offering costs	$479,977
State franchise tax accrual	87,882
Public warrants derivative liability	21,105,000
Private warrants derivative liability	12,562,500
Total current liabilities	34,235,359
Deferred underwriting compensation	18,375,000
Total liabilities	$52,610,359
Commitments and Contingencies
Class A Common Stock subject to possible redemption, 52,500,000 shares at December 31, 2020 (at redemption value of $10 per share)	525,000,000
Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—
Common stock
Class A Common Stock, $0.0001 par value; 400,000,000 shares authorized	—
Class F Common Stock, $0.0001 par value; 40,000,000 shares authorized, 13,125,000 shares issued and outstanding at December 31, 2020	1,313
Additional paid-in-capital	—
Accumulated deficit	(51,358,213)
Total stockholders’ equity	(51,356,900)
Total liabilities and stockholders’ equity	$526,253,459
See accompanying notes to financial statements.

GORES HOLDINGS V, INC.
STATEMENT OF OPERATIONS
For the Period from June 25, 2020 (inception) to December 31, 2020 (As Restated)
Professional fees and other expenses	$(756,417)
State franchise taxes, other than income tax	(87,882)
Warrant liability expense	(11,222,500)
Allocated expense for warrant issuance cost	(792,306)
Net loss from operations	(12,859,105)
Other income – interest and dividend income	20,571
Loss before income taxes	(12,838,534)
Income tax benefit	172,983
Net loss attributable to common shares	$(12,665,551)
Net loss per ordinary share:
Class A Common Stock – basic and diluted	$(1.08)
Class F Common Stock – basic and diluted	$(1.08)
See accompanying notes to financial statements.

GORES HOLDINGS V, INC.
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Period from June 25, 2020 (inception) to December 31, 2020 (As Restated)
	Class A Common Stock		Class F Common Stock		Additional Paid-In Capital	Accumulated Deficit	Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance at June 25, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Sale of Class F Common Stock, par value $0.0001 per share, to Sponsor on July 14, 2020	—	—	11,500,000	1,150	23,850	—	25,000
Stock dividend of Class F Common Stock, par value $0.0001 per share, to Sponsor on August 5, 2020	—	—	2,156,250	216	(216)	—	—
Proceeds from initial public offering of Units on August 10, 2020 at $10.00 per Unit	52,500,000	5,250	—	—	—	—	—
Sale of 6,250,000 Private Placement Warrants to Sponsor on August 10, 2020 at $2.00 per Private Placement Warrant	—	—	—	—	—	—	—
Underwriters’ discounts	—	—	—	—	—	—	—
Offering costs charged to additional paid-in capital	—	—	—	—	—	—	—
Deferred underwriting compensation	—	—	—	—	—	—	—
Forfeited Class F Common stock by Sponsor	—	—	(531,250)	(53)	53	—	—
Excess of fair value paid by founders for warrants	—	—	—	—	4,125,000	—	4,125,000
Subsequent measurement charge for temporary equity	—	—	—	—	(4,148,687)	—	(4,148,687)
Class A Common Stock subject to possible redemption; 52,500,000 shares at a redemption price of $10.00	(52,500,000)	(5,250)	—	—	—	—	—
Subsequent measurement under ASC 480-10-S99	—	—	—	—	—	(38,692,662)	(38,692,662)
Net loss	—	—	—	—	—	(12,665,551)	(12,665,551)
Balance at December 31, 2020 (As Restated)	—	$—	13,125,000	$1,313	$—	$(51,358,213)	$(51,356,900)
See accompanying notes to financial statements.

GORES HOLDINGS V, INC.
STATEMENT OF CASH FLOWS
For the Period from June 25, 2020 (inception) to December 31, 2020 (As Restated)
Cash flows from operating activities:
Net loss	$(12,665,551)
Changes in state franchise tax accrual	87,882
Changes in prepaid assets	(354,088)
Changes in accrued expenses, formation and offering costs	479,977
Issuance costs related to warrant liability	792,306
Changes in fair value warrants derivative liability	11,222,500
Changes in deferred income tax	(172,983)
Net cash used in operating activities	(609,957)
Cash flows from investing activities:
Cash deposited in Trust Account	(525,000,000)
Interest and dividends reinvested in the Trust Account	(20,571)
Net cash used in investing activities	(525,020,571)
Cash flows from financing activities:
Proceeds from sale of Units in initial public offering	525,000,000
Proceeds from sale of Class F Common Stock to Sponsor	25,000
Proceeds from sale of Private Placement Warrants to Sponsor	12,500,000
Proceeds from notes and advances payable – related party	300,000
Repayment of notes and advances payable – related party	(300,000)
Payment of underwriters’ discounts and commissions	(10,500,000)
Payment of accrued offering costs	(688,655)
Net cash provided by financing activities	526,336,345
Increase in cash	705,817
Cash at beginning of period	—
Cash at end of period	$705,817
Supplemental disclosure of non-cash financing activities:
Deferred underwriting compensation	$18,375,000
See accompanying notes to financial statements.

GORES HOLDINGS V, INC.
NOTES TO FINANCIAL STATEMENTS
1. Organization and Business Operations
Organization and General
Gores Holdings V, Inc. (the “Company”) was incorporated in Delaware on June 25, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar Business Combination with one or more businesses (the “Business Combination”). The Company has neither engaged in any operations nor generated any revenue to date. The Company’s management has broad discretion with respect to the Business Combination. The Company’s Sponsor is Gores Sponsor V, LLC, a Delaware limited liability company (the “Sponsor”). The Company has selected December 31st as its fiscal year-end.
At December 31, 2020, the Company had not commenced any operations. All activity for the period from June 25, 2020 (inception) through December 31, 2020 relates to the Company’s formation and initial public offering (“Public Offering”) described below. The Company completed the Public Offering on August 10, 2020 (the “IPO Closing Date”). The Company will not generate any operating revenues until after the completion of its Business Combination, at the earliest. Subsequent to the Public Offering, the Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Public Offering and the sale of the Private Placement Warrants (as defined below) held in the Trust Account (as defined below).
Proposed Business Combination
On February 22, 2021, the “Company” entered into a Business Combination Agreement (the “Business Combination Agreement”), by and among the Company, Ardagh Metal Packaging S.A. (“AMPSA”), Ardagh Group S.A. (“AGSA”) and Ardagh MP MergeCo Inc. (“MergeCo”), which provides for, among other things: (a) a series of transactions that will result in the subsidiaries of AGSA that are engaged in the business of developing, manufacturing, marketing and selling metal beverage cans and ends and providing related technical and customer services becoming wholly-owned by AMPSA (the “Pre-Closing Restructuring”), and (b) the merger of MergeCo with and into the Company, with the Company being the surviving corporation as a wholly-owned subsidiary of AMPSA (the “Merger”, and, together with the Pre-Closing Restructuring and other transactions contemplated in the Business Combination Agreement, the “Proposed Business Combination”).
The Proposed Business Combination Agreement and the transactions contemplated thereby were unanimously approved by the Board of Directors of the Company on February 22, 2021 and the Board of Directors of AGSA on February 22, 2021.
The Business Combination Agreement
Proposed Business Combination Consideration
The aggregate consideration to be paid to AGSA pursuant to the Transfer Agreement (as defined within the Business Combination Agreement) and the Business Combination Agreement consists of (a) $2,315,000,000, payable in cash and in equivalent in U.S. dollars or euros (or a combination thereof), (b) 484,956,250 shares of AMPSA, with a nominal value of EUR 0.01 per share (the “AMPSA Shares”), (c) a promissory note issued by AMPSA in the amount of $1,085,000,000, to be paid in cash at the consummation of the Merger (the “Closing”) or, in certain circumstances, a combination of cash and AMPSA Shares, and (d) the right to receive, during the five-year period commencing 180 days after the Closing 60,730,000 additional AMPSA Shares in five equal installments depending on whether the price of AMPSA Shares maintains for a certain period of time a volume weighted average price of $13.00, $15.00, $16.50, $18.00 and $19.50, as applicable (collectively, the “AGSA Consideration”).

GORES HOLDINGS V, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
1. Organization and Business Operations (Continued)
Representations and Warranties
The Business Combination Agreement contains customary representations, warranties and covenants of AMPSA, AGSA, GHV and MergeCo relating to, among other things, their ability to enter into the Business Combination Agreement and their outstanding capitalization.
Covenants
The Business Combination Agreement includes customary covenants of the parties with respect to operation of their respective businesses prior to consummation of the Proposed Business Combination and efforts to satisfy conditions to consummation of the Proposed Business Combination. The Business Combination Agreement also contains additional covenants of the parties, including, among others, covenants providing for the Company and AGSA to cooperate in the preparation of the Proxy Statement/Prospectus and Registration Statement (as each such term is defined in the Business Combination Agreement) required to be filed in connection with the Proposed Business Combination. The covenants of the parties to the Business Combination Agreement will not survive the Closing, except for those covenants that by their terms expressly apply in whole or in part after the Closing.
Conditions to Consummation of the Proposed Business Combination
The consummation of the Proposed Business Combination is conditioned upon, among other things, (a) no action or governmental order or law shall have been enacted, issued, promulgated, enforced or entered that restrains, enjoins or otherwise prohibits the consummation of the Proposed Business Combination or would cause any part of the Proposed Business Combination to be rescinded following the Closing; (b) the proposal to adopt the Business Combination Agreement and approve the Proposed Business Combination shall have been approved and adopted by the requisite affirmative vote of the Company stockholders; (c) a Luxembourg statutory independent auditor (réviseur d’entreprises agréé) of AMPSA shall have issued appropriate reports regarding the contributions relating to the AMPSA Shares to be issued to the Company stockholders or AGSA as set forth in the Business Combination Agreement; (d) all closing conditions to the private placement pursuant to which investors will purchase 60,000,000 AMPSA Shares for a purchase price of $10.00 per share (the “PIPE Shares”) shall have been satisfied or waived and the $600,000,000 gross proceeds from the private placement shall have been paid to AMPSA on the date the Merger is consummated; (e) the Registration Statement of which the Proxy Statement/Prospectus forms a part shall have been declared effective under the Securities Act and no stop order or proceedings for purposes of suspending the effectiveness of the registration statement shall have been initiated by the SEC and not withdrawn; and (f) the AMPSA Shares shall have been approved for listing on NYSE, subject to official notice of issuance.
Private Placement Subscription Agreements
In connection with the execution of the Business Combination Agreement, on February 22, 2021, AMPSA and the Company entered into Subscription Agreements (each, a “Subscription Agreement” and collectively, the “Subscription Agreements”) with certain investors and Gores Sponsor V LLC (the “Sponsor”), pursuant to which the investors and the Sponsor agreed to purchase, and AMPSA agreed to sell to the investors and the Sponsor the PIPE Shares for an aggregate cash amount of $600,000,000.
The issuance of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Proposed Business Combination. Pursuant to the Subscription Agreements, AMPSA agreed that, within 30 calendar days after the date of Closing, it will file with the SEC (at AMPSA’s sole cost and expense) a registration statement registering the resale of the PIPE Shares, and AMPSA will use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof.

GORES HOLDINGS V, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
1. Organization and Business Operations (Continued)
Financing
Upon the closing of the Public Offering and the sale of the Private Placement Warrants, an aggregate of $525,000,000 was placed in a Trust Account with Continental Stock Transfer & Trust Company (the “Trust Account”) acting as Trustee.
The Company intends to finance a Business Combination with the net proceeds from its $525,000,000 Public Offering and its sale of $12,500,000 of Private Placement Warrants.
Trust Account
Funds held in the Trust Account can be invested only in U.S. government treasury bills with a maturity of one hundred and eighty (180) days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, that invest only in direct U.S. government obligations. As of December 31, 2020, the Trust Account consisted of money market funds.
The Company’s second amended and restated certificate of incorporation provides that, other than the withdrawal of interest to fund regulatory compliance requirements and other costs related thereto (a “Regulatory Withdrawal”) for a maximum 24 months and/or additional amounts necessary to pay franchise and income taxes, if any, none of the funds held in trust will be released until the earliest of: (i) the completion of the Business Combination; or (ii) the redemption of any public shares of common stock properly tendered in connection with a stockholder vote to amend the Company’s second amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of such public shares of common stock if the Company does not complete the Business Combination within 24 months from the closing of the Public Offering; or (iii) the redemption of 100% of the public shares of common stock if the Company is unable to complete a Business Combination within 24 months from the closing of the Public Offering, subject to the requirements of law and stock exchange rules.
Business Combination
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating a Business Combination. The Business Combination must be with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest income earned) at the time of the Company signing a definitive agreement in connection with the Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination.
The Company, after signing a definitive agreement for a Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest income but less taxes payable, or (ii) provide stockholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest income but less taxes payable. The decision as to whether the Company will seek stockholder approval of the Business Combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under Nasdaq rules. If the Company seeks stockholder approval, it will

GORES HOLDINGS V, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
1. Organization and Business Operations (Continued)
complete its Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Business Combination. Currently, the Company will not redeem its public shares of common stock in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its public shares of common stock and the related Business Combination, and instead may search for an alternate Business Combination.
As a result of the foregoing redemption provisions, the public shares of common stock will be recorded at redemption amount and classified as temporary equity, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”) in subsequent periods.
The Company will have 24 months from the IPO Closing Date to complete its Business Combination. If the Company does not complete a Business Combination within this period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares of common stock for a per share pro rata portion of the Trust Account, including interest income, but less taxes payable (less up to $100,000 of such net interest income to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its remaining stockholders, as part of its plan of dissolution and liquidation. The Sponsor and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they waived their rights to participate in any redemption with respect to their Founder Shares (as defined below); however, if the Sponsor or any of the Company’s officers, directors or affiliates acquire public shares of common stock, they will be entitled to a pro rata share of the Trust Account in the event the Company does not complete a Business Combination within the required time period.
In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Public Offering.
Emerging Growth Company
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
2. Restatement of Previously Issued Financial Statements
We previously accounted for outstanding warrants issued in connection with our initial public offering in August 2020 as components of equity rather than as derivative liabilities. In light of the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) issued by the staff of the SEC issued on dated April 12, 2021 (the “SEC Staff Statement”), the Company’s management further evaluated the warrants under Accounting Standards Codification 815-40, Contracts in Entity’s Own Equity (“ASC 815-40”), which addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common

GORES HOLDINGS V, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
2. Restatement of Previously Issued Financial Statements (Continued)
stock. In the process of evaluating its financial statements the Company also restated its financial statements to classify all Class A Common Stock in temporary equity. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. The Company had previously classified 2,268,941 shares in permanent equity. Although the Company did not specify a maximum redemption threshold, its charter provides that currently, the Company will not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. The Company restated its financial statements to classify all Class A Common Stock as temporary equity and any related impact, as the threshold in its charter would not change the nature of the underlying shares as redeemable and thus would be required to be disclosed outside of permanent equity.
Based on management’s evaluation, the Audit Committee, in consultation with management, concluded that the Company’s warrants are not indexed to the Company’s common stock in the manner contemplated by ASC Section 815-40. As a result, the Company is reclassifying the warrants as derivative liabilities measured at their estimated fair values at the end of each reporting period and recognizing changes in the estimated fair value of the derivative instruments from the prior period should be reported in the Company’s operating results for the current period.
The Company’s accounting for the warrants as components of equity instead of as derivative liabilities, and the reclassification of amounts from permanent equity to temporary equity result in non-cash financial statement corrections and will have no impact on the Company’s current or previously reported cash position, operating expenses or total operating, investing or financing cash flows.
The following tables summarize the effect of the restatement on each financial statement line items as of the dates, and for the period, indicated:
	December 31, 2020
	As Previously Reported	Adjustments	As Restated
Balance Sheet
Public warrants derivative liability	—	21,105,000	21,105,000
Private warrant derivative liability	—	12,562,500	12,562,500
Total liabilities	18,942,859	33,667,500	52,610,359
Class A Common Stock subject to possible redemption	502,310,590	8,619,410	510,930,000
Allocation of underwriters’ discounts, offering costs and deferred fees to Class A shares	—	(28,771,349)	(28,771,349)
Immediate accretion to redemption amount	—	42,841,349	42,841,349
Total temporary equity	502,310,590	22,689,410	525,000,000
Class A Common Stock	227	(227)	—
Additional paid-in capital	5,649,215	(5,649,215)	—
Accumulated deficit	(650,745)	(50,707,468)	(51,358,213)
Total stockholders’ equity (deficit)	5,000,010	(56,356,910)	(51,356,900)
Statement of Operations
Warrant liability expense	$—	$(11,222,500)	$(11,222,500)
Allocated expense for warrant issuance cost	—	(792,306)	(792,306)
Loss before income taxes	(823,728)	(12,014,806)	(12,838,534)

GORES HOLDINGS V, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
2. Restatement of Previously Issued Financial Statements (Continued)
	December 31, 2020
	As Previously Reported	Adjustments	As Restated
Net loss	(650,745)	(12,014,806)	(12,665,551)
Total comprehensive loss	(650,745)	(12,014,806)	(12,665,551)
Statement of Cash Flows
Net loss	$(650,745)	$(12,014,806)	$(12,665,551)
Issuance costs related to warrant liability	—	792,306	792,306
Changes in fair value warrants derivative liability	—	11,222,500	11,222,500
	September 30, 2020
	As Previously Reported	Adjustments	As Restated
Balance Sheet
Public warrants derivative liability	—	15,750,000	15,750,000
Private warrant derivative liability	—	9,375,000	9,375,000
Total liabilities	18,996,908	25,125,000	44,121,908
Class A Common Stock subject to possible redemption	502,647,630	8,282,370	510,930,000
Allocation of underwriters’ discounts, offering costs and deferred fees to Class A shares	—	(28,769,826)	(28,769,826)
Immediate accretion to redemption amount	—	42,839,826	42,839,826
Total temporary equity	502,647,630	22,352,370	525,000,000
Class A Common Stock	224	(224)	—
Additional paid-in capital	5,313,743	(5,313,743)	—
Accumulated deficit	(315,276)	(42,163,403)	(42,478,679)
Total stockholders’ equity (deficit)	5,000,004	(47,477,370)	(42,477,366)
Statement of Operations
Warrant liability expense	$—	$(2,680,000)	$(2,680,000)
Allocated expense for warrant issuance cost	—	(792,264)	(792,264)
Loss before income taxes	(399,083)	(3,472,264)	(3,871,347)
Net loss	(315,276)	(3,472,264)	(3,787,540)
Total comprehensive loss	(315,276)	(3,472,264)	(3,787,540)
Statement of Cash Flows
Net loss	$(315,276)	$(3,472,264)	$(3,787,540)
Issuance costs related to warrant liability	—	792,264	792,264
Changes in fair value warrants derivative liability	—	2,680,000	2,680,000

GORES HOLDINGS V, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
2. Restatement of Previously Issued Financial Statements (Continued)
	August 10, 2020
	As Previously Reported	Adjustments	As Restated
Balance Sheet
Public warrants derivative liability	—	14,070,000	14,070,000
Private warrant derivative liability	—	8,375,000	8,375,000
Total liabilities	18,824,637	22,445,000	41,269,637
Class A Common Stock subject to possible redemption	502,995,190	7,934,810	510,930,000
Allocation of underwriters’ discounts, offering costs and deferred fees to Class A shares	—	(28,699,499)	(28,699,499)
Immediate accretion to redemption amount	—	42,769,499	42,769,499
Total temporary equity	502,995,190	22,004,810	525,000,000
Class A Common Stock	220	(220)	—
Additional paid-in capital	5,038,398	(5,038,398)	—
Accumulated deficit	(39,981)	(39,411,192)	(39,451,173)
Total stockholders’ equity (deficit)	5,000,003	(44,449,810)	(39,449,807
3. Significant Accounting Policies
Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”), and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of December 31, 2020 and the results of operations and cash flows for the periods presented. Operating results for the period ended December 31, 2020 are not necessarily indicative of results that may be expected for the full year or any other period.
Net Loss Per Common Share
The Company has two classes of shares, which are referred to as Class A Common Stock (the “Common Stock”) and Class F Common Stock (the “Founders Shares”). Earnings and losses are shared pro rata between the two classes of shares. Private and public warrants to purchase 16,750,000 shares of Common Stock at $11.50 per share were issued on August 10, 2020. No warrants were exercised during the year ended December 31, 2020. The 16,750,000 potential common shares for outstanding warrants to purchase the Company’s stock were excluded from diluted earnings per share in 2020 as the Company had a net loss for the year As a result, diluted net loss per common share is the same as basic net loss per common share for the period.

GORES HOLDINGS V, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
3. Significant Accounting Policies (Continued)
	For the Period from June 25, 2020 (inception) to December 31, 2020 (As Restated)
	Class A	Class F
Basic and diluted net loss per share:
Numerator:
Allocation of net loss including accretion of temporary equity	$(42,840,225)	$(12,666,675)
Denominator:
Weighted-average shares outstanding	39,789,750	11,766,913
Basic and diluted net loss per share	$(1.08)	$(1.08)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution as well as the Trust Account, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts.
Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.
Offering Costs
The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offering.” Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to our Public Offering and were charged to equity upon the completion of our Public Offering. Accordingly, offering costs totaling $22,771,349 were charged to equity. Since the Company is required to classify the warrants as derivative liabilities, offering costs totaling $792,306 that were previously recognized in equity are now reflected as an expense in the statement of operations.
Redeemable Common Stock
As discussed in Note 3, all of the 52,500,000 Class A Common Stock sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s second amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. The Company had previously classified 2,268,941 shares in permanent equity given its charter provides that currently, the Company will not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. The Company restated its financial statements to classify all Class A Common Stock as redeemable as the threshold in its charter does not change the nature of the underlying shares as redeemable and thus would be required to be disclosed outside of permanent equity.

GORES HOLDINGS V, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
3. Significant Accounting Policies (Continued)
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
For those liabilities or benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax liabilities as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2020.
The Company may be subject to potential examination by U.S. federal, states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income amounts in various tax jurisdictions and compliance with U.S. federal, states or foreign tax laws.
The Company is incorporated in the State of Delaware and is required to pay franchise taxes to the State of Delaware on an annual basis.
Cash and Cash Equivalents
The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company continually monitors its positions with and the credit quality of the financial institutions with which it invests. Periodically, the Company may maintain balances in various operating accounts in excess of federally insured limits.
Investments and Cash Held in Trust Account
At December 31, 2020, the Company had $525,020,571 in the Trust Account which may be utilized for Business Combinations. At December 31, 2020, the Trust Account consisted of money market funds.
The Company’s second amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay taxes, if any, none of the funds held in trust will be released until the earlier of:

GORES HOLDINGS V, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
3. Significant Accounting Policies (Continued)
(i) the completion of the Business Combination; (ii) the redemption of any public shares of common stock properly tendered in connection with a stockholder vote to amend the Company’s second amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of such public shares of common stock if the Company does not complete the Business Combination within 24 months from the closing of the Public Offering; or (iii) the redemption of 100% of the public shares of common stock if the Company is unable to complete a Business Combination within 24 months from the closing of the Public Offering, subject to the requirements of law and stock exchange rules.
Warrant Liability
The Company accounts for warrants for shares of the Company’s common stock that are not indexed to its own stock as liabilities at fair value on the balance sheet. The warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized in the Company’s the statement of operations. For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as a liability at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the warrants was estimated using a Monte Carlo simulation model (see Note 9).
Recently issued accounting pronouncements not yet adopted
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements based on current operations of the Company. The impact of any recently issued accounting standards will be re-evaluated on a regular basis or if a business combination is completed where the impact could be material.
Going Concern Consideration
If the Company does not complete its Business Combination by August 10, 2022, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the common stock sold as part of the units in the Public Offering, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of franchise and income taxes payable and less up to $100,000 of such net interest which may be distributed to the Company to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s Board of Directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the Public Offering. In addition, if the Company fails to complete its Business Combination by August 10, 2022, there will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless.
In addition, at December 31, 2020, the Company had current liabilities of $34,235,359 and working capital of ($33,175,454), the balances of which are primarily related to warrants we have recorded as liabilities

GORES HOLDINGS V, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
3. Significant Accounting Policies (Continued)
as described in Notes 2, 3, and 9. Other amounts related to accrued expenses owed to professionals, consultants, advisors and others who are working on seeking a Business Combination as described in Note 1. Such work is continuing after December 31, 2020 and amounts are continuing to accrue.
4. Public Offering
Public Units
On August 10, 2020, the Company sold 52,500,000 units at a price of $10.00 per unit (the “Units”), including 5,000,000 Units as a result of the underwriter’s partial exercise of its over-allotment option, generating gross proceeds of $525,000,000. Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-fifth of one redeemable Class A common stock purchase warrant (the “Warrants”). Each Whole Warrant entitles the holder to purchase one share of Class A common stock for $11.50 per share. Each Warrant will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the closing of the Public Offering and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete the Business Combination on or prior to the 24-month period allotted to complete the Business Combination, the Warrants will expire at the end of such period. The Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company. The Company did not register the shares of common stock issuable upon exercise of the Warrants under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities law. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to file a registration statement under the Securities Act following the completion of the Business Combination covering the shares of common stock issuable upon exercise of the Warrants. The Company paid an upfront underwriting discount of 2.00% ($10,500,000) of the per Unit offering price to the underwriter at the closing of the Public Offering, with an additional fee (the “Deferred Discount”) of 3.50% ($18,375,000) of the per Unit offering price payable upon the Company’s completion of a Business Combination. The Deferred Discount will become payable to the underwriter from the amounts held in the Trust Account solely in the event the Company completes its Business Combination.
The public warrants issued as part of the Units are accounted for as liabilities as there are terms and features do not qualify for equity classification in ASC 815-40. The fair value of the public warrants at issuance date was a liability of $14,070,000. At December 31, 2020, the fair value has increased to $21,105,000. The change in fair value of $7,035,000 is reflected as an expense in the statement of operations.
All of the 52,500,000 Class A Common Stock sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s second amended and restated certificate of incorporation. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Given that the Class A Common Stock was issued with other freestanding instruments (i.e., public warrants), the initial carrying value of Class A Common Stock classified as temporary equity is the allocated proceeds based on the guidance in ASC 470-20.
Our Class A Common Stock are subject to SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or to recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal

GORES HOLDINGS V, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
4. Public Offering (Continued)
the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. The accretion or remeasurement is treated as a deemed dividend (i.e., a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital).
As of December 31, 2020, the Class A Common Stock reflected on the balance sheet are reconciled in the following table:
As of December 31, 2020
Gross proceeds	$525,000,000
Less:
Proceeds allocated to public warrants	$(14,070,000)
Class A shares issuance costs	$(28,771,349)
Plus:
Accretion of carrying value to redemption value	$(42,841,349)
Contingently redeemable Class A Common Stock	$525,000,000
5. Related Party Transactions
Founder Shares
On July 14, 2020, the Sponsor purchased 11,500,000 shares of Class F Common Stock (the “Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.002 per share. On August 3, 2020, the Sponsor transferred 25,000 Founder Shares to each of the Company’s three independent directors (together with the Sponsor, the “Initial Stockholders”) at their original purchase price. On August 5, 2020, the Company effected a stock dividend with respect to the Company’s Founder Shares of 2,156,250 shares thereof, resulting in the Company’s Initial Stockholders holding an aggregate of 13,656,250 shares of Class F Common Stock. On September 21, 2020, the Sponsor forfeited 531,250 Founder Shares following the expiration of the unexercised portion of underwriter’s over-allotment option, so that the Founder Shares held by the Initial Stockholders would represent 20.0% of the outstanding shares of common stock following completion of the Public Offering. The Founder Shares are identical to the common stock included in the Units sold in the Public Offering except that the Founder Shares will automatically convert into shares of Class A common stock at the time of the Business Combination on a one-for-one basis, subject to adjustment as described in the Company’s second amended and restated certificate of incorporation.
The sale of the Founders Shares is in the scope of ASC Topic 718, “Compensation-Stock Compensation.” Under ASC Topic 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Founders Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence. As of December 31, 2020, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. Stock-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of Founders Shares that ultimately vest multiplied times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founders Shares.
Private Placement Warrants
The Sponsor purchased from the Company an aggregate of 6,250,000 warrants at a price of $2.00 per warrant (a purchase price of $12,500,000) in a private placement that occurred simultaneously with the

GORES HOLDINGS V, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
5. Related Party Transactions (Continued)
Public Offering (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one share of Class A common stock at $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering to be held in the Trust Account pending completion of the Business Combination.
The Private Placement Warrants have terms and provisions that are identical to those of the public warrants sold as part of the units in the Public Offering, except that the Private Placement Warrants may be physical (cash) or net share (cashless) settled and are not redeemable so long as they are held by the Sponsor or its permitted transferees.
If the Company does not complete a Business Combination, then the Private Placement Warrants proceeds will be part of the liquidation distribution to the public stockholders and the Private Placement Warrants will expire worthless.
Registration Rights
The holders of Founder Shares, Private Placement Warrants and warrants issued upon conversion of working capital loans, if any, have registration rights (in the case of the Founder Shares, only after conversion of such shares to common shares) pursuant to a registration rights agreement entered into by the Company, the Sponsor and the other security holders named therein on August 10, 2020. These holders will also have certain demand and “piggy back” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Sponsor Loan
On July 14, 2020, Company borrowed $300,000 by the issuance of an unsecured promissory note from the Sponsor for $300,000 to cover expenses related to the Public Offering. This Note was non-interest bearing and payable on the earlier of June 30, 2021 or the completion of the Public Offering. This Note was repaid in full upon the completion of the Public Offering.
Administrative Services Agreement
The Company entered into an administrative services agreement on August 3, 2020, pursuant to which it agreed to pay to an affiliate of the Sponsor $20,000 a month for office space, utilities and secretarial support. Services commenced on the date the securities were first listed on Nasdaq and will terminate upon the earlier of the consummation by the Company of a Business Combination or the liquidation of the Company.
For the period commencing August 3, 2020 through December 31, 2020 the Company has paid the affiliate $96,774.
6. Deferred Underwriting Compensation
The Company is committed to pay a deferred underwriting discount totaling $18,375,000 or 3.50% of the gross offering proceeds of the Public Offering, to the underwriters upon the Company’s consummation of a Business Combination. The underwriters are not entitled to any interest accrued on the Deferred Discount, and no Deferred Discount is payable to the underwriters if there is no Merger.
7. Income Taxes
Effective Tax Rate Reconciliation
The Company’s effective tax rates differ from the federal statutory rate primarily due to the fair value on instruments treated as debt for GAAP and equity for tax purposes, which is not deductible for income

GORES HOLDINGS V, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
7. Income Taxes (Continued)
tax purposes, for 2020. A reconciliation of the statutory federal income tax expense to the income tax expense from continuing operations provided at December 31, 2020 as follows:
For the period From June 25, 2020 (inception) to December 31, 2020
Income tax expense/(benefit) at the federal statutory rate	$(2,696,092)
Warrant liability expense	2,356,725
Allocated expense for warrant issuance cost	166,384
State income taxes – net of federal income tax benefits	(30,882)
Change in valuation allowance	30,882
Total income tax expense (benefit)	$(172,983)
Current/Deferred Taxes
From June 25, 2020 (inception) to December 31, 2020
Current income tax expense
Federal	$—
State	—
Total current income tax expense	$—
Deferred income tax expense
Federal	$(172,983)
State	—
Total deferred income tax expense	$(172,983)
Provision for income taxes	$(172,983)
The provision for income taxes consisted of the following for the period ended December 31, 2020:
Deferred Tax Assets and Liabilities
Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2020:
December 31, 2020
Deferred tax assets
Accrued Expenses	$140,021
Net operating losses	66,547
Total deferred tax assets	206,568
Valuation allowance	(30,882)
Net deferred tax assets	175,686
Deferred tax liabilities
Prepaids	(2,703)
Accrued Income	—
Total deferred tax liabilities	(2,703)
Net deferred tax asset (liability)	$172,983

GORES HOLDINGS V, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
8. Investments and cash held in Trust
As of December 31, 2020, investment securities in the Company’s Trust Account consist of $525,020,571 in money market funds.
9. Fair Value Measurement
The Company complies with FASB ASC 820, Fair Value Measurements, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. ASC 820 determines fair value to be the price that would be received to sell an asset or would be paid to transfer a liability (i.e., the exit price) in an orderly transaction between market participants at the measurement date.
Warrants
The Company has determined that warrants issued in connection with its initial public offering in August 2020 are subject to treatment as a liability. The Company utilizes a Monte Carlo simulation methodology to value the warrants at each reporting period, with changes in fair value recognized in the statement of operations. The estimated fair value of the warrant liability is determined using Level 1 and Level 2 inputs. The key assumptions in the option pricing model utilized are assumptions related to expected share-price volatility, expected term, risk-free interest rate and dividend yield. The expected volatility as of the IPO Closing Date was derived from observable public warrant pricing on comparable ‘blank-check’ companies that recently went public in 2020 and 2021. The risk-free interest rate is based on the interpolated U.S. Constant Maturity Treasury yield. The expected term of the warrants is assumed to be six months until the close of a Business Combination, and the contractual five year term subsequently. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.
The Warrants were classified as Level 2 at the respective measurement dates.
The key inputs into the option model for the Private Placement Warrants and Public Warrants were as follows for the relevant periods:
	As of
	August 6, 2020	September 30, 2020	December 31, 2020
Implied volatility	21%	21%	N/A(1)
Risk-free interest rate	0.25%	0.33%	0.43%
Warrant exercise price	$11.50	$11.50	$11.50
Expected term	5.5	5.5	5.5

(1)
At December 31, 2020 there were observable transactions in the Company’s warrants so an implied volatility was not utilized.

Subsequent Measurement
The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public and Private Warrants as of December 31, 2020 and September 30, 2020 are classified as Level 2 due to the use of both observable inputs in an active market as well as quoted prices in active markets for similar assets and liabilities.
As of December 31, 2020, the aggregate values of the Private Placement Warrants and Public Warrants were $12.6 million and $21.1 million, respectively, based on the closing price of GRSVU on that date of $10.77.

GORES HOLDINGS V, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
9. Fair Value Measurement (Continued)
As of September 30, 2020, the aggregate values of the Private Placement Warrants and Public Warrants were $9.4 million and $15.8 million, respectively, based on the closing price of GRSVU on that date of $10.35.
The following table presents the changes in the fair value of warrant liabilities:
	Private placement warrants	Public warrants	Total warrant liabilities
Fair value when issued (August 2020)	$8,375,000	$14,070,000	$22,445,000
Change in fair value from inception	$4,187,500	$7,035,000	$11,222,500
Fair value at December 31, 2020	$12,562,500	$21,105,000	$33,667,500
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2020 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:
Description	December 31, 2020	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments and cash held in Trust Account	525,020,571	525,020,571	—	—
Public warrants	21,105,000	—	21,105,000	—
Private placement warrants	12,562,500	—	12,562,500	—
Total	$558,688,071	$525,020,571	$33,667,500	$—
10. Stockholders’ Equity
Common Stock
The Company is authorized to issue 440,000,000 shares of common stock, consisting of 400,000,000 shares of Class A common stock, par value $0.0001 per share and 40,000,000 shares of Class F Common Stock, par value $0.0001 per share. Holders of the Company’s common stock are entitled to one vote for each share of common stock and vote together as a single class. At December 31, 2020, there were 52,500,000 shares of Class A common stock and 13,125,000 shares of Class F Common Stock issued and outstanding, respectively.
Preferred Stock
The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At December 31, 2020, there were no shares of preferred stock issued and outstanding.
11. Risk and Contingencies
Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not

GORES HOLDINGS V, INC.
NOTES TO FINANCIAL STATEMENTS (Continued)
11. Risk and Contingencies (Continued)
readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
12. Subsequent Events
Management has performed an evaluation of subsequent events through May 9, 2021 of the financial statements, noting no items which require adjustment or disclosure other than those set forth in the preceding notes to the financial statements.

The Exchange Agent is:
Computershare Trust Company, N.A.

By First Class Mail:	By Express, Registered, Certified or Overnight Mail:
Computershare Trust Company, N.A. P.O. Box 43011 Providence RI 02940-3011	Computershare Trust Company, N.A. 150 Royall St – Suite V Canton MAS 02021
Any questions or requests for assistance, and any requests for additional copies of the offer to exchange/prospectus, the letter of transmittal, the acceptance form and related offer materials may be directed to the information agent for the offer at its telephone number and location listed below. Holders may also contact their local broker, commercial bank, trust company or nominee for assistance concerning the exchange offer.
The Information Agent for the Exchange Offer is:
Georgeson
1290 Avenue of the
Americas, 9th Floor
New York, NY 10104
U.S. Toll Free:
866-628-6079
Outside the U.S.:
+1 781-575-2137

111

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.
Indemnification of Directors and Officers.

Article 441-8 of the 1915 Law provides that the directors shall not incur any personal obligation by reason of the commitments of the company.
Article 441-9 of the 1915 Law provides that the directors, the members of the management committee and the managing executive officer shall be liable to the company in accordance with general law for the execution of the mandate given to them and for any misconduct in the management of the company’s affairs. The directors and members of the management committee shall be jointly and severally liable towards either the company or any third parties for damages resulting from this violation of the 1915 Law or the company’s articles of association. The directors and members of the management committee shall be discharged from such liability in the case of a violation to which they were not a party provided no misconduct is attributable to them and they have reported such violation, as regards members of the board of directors, to the first general meeting and, as regards members of the management committee, during the first meeting of the board of directors after they had acquired knowledge thereof.
AMPSA’s articles of association provide that directors of AMPSA are not held personally liable for the indebtedness or other obligations of AMPSA. As agents of AMPSA, they are responsible for the performance of their duties. Subject to the exceptions and limitations listed in AMPSA’s articles of association and mandatory provisions of law, every person who is, or has been, a director or officer of AMPSA (and his or her heirs, executors and administrators) shall be indemnified by AMPSA to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by such person in connection with any claim, action, suit or proceeding which he becomes involved as a party or otherwise by virtue of his or her being or having been a director or officer of AMPSA, or, at the request of AMPSA, of any other company of which AMPSA is a shareholder or creditor and by which he is not entitled to be indemnified, and against amounts paid or incurred by him or her in the settlement thereof. The words “claim”, “action”, “suit” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” shall include without limitation attorneys’ fees, costs, judgments, amounts paid in settlement and other liabilities. However, no indemnification shall be provided to any director, officer or shareholder of AMPSA (i) against any liability by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office (ii) with respect to any matter as to which he or she shall have been finally adjudicated to have acted in bad faith and not in the interest of AMPSA or (iii) in the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the board of directors of AMPSA.
AMPSA’s articles of association provide that the right of indemnification provided by such articles of association shall be severable, shall not affect any other rights to which any director or officer may now or hereafter be entitled, shall continue as to a person who has ceased to be such director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained in such articles of association shall affect or limit any rights to indemnification to which corporate personnel, including directors and officers, may be entitled by contract or otherwise under law. AMPSA shall specifically be entitled to provide contractual indemnification to and may purchase and maintain insurance for any corporate personnel, including directors and officers of AMPSA, as AMPSA may decide upon from time to time.
In connection with the Business Combination, AMPSA entered into indemnification agreements with each of its directors and executive officers. These agreements provide that AMPSA will indemnify each of its directors and such officers to the fullest extent permitted by law.
AMPSA also maintains a general liability insurance policy, which covers certain liabilities of directors and officers of AMPSA arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 21.
Exhibits and Financial Statement Schedules.

(a)The following exhibits are filed as part of this registration statement, unless otherwise indicated.
Exhibit Number	Description
2.1#	Business Combination Agreement, dated as of February 22, 2021, by and among Gores Holdings V, Inc., Ardagh Metal Packaging S.A., Ardagh Group S.A. and Ardagh MP MergeCo Inc. (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form F-4 filed March 8, 2021 (File No. 333-254005)).
2.2#	Amendment, effective as of March 5, 2021, to the Business Combination Agreement, dated as of February 22, 2021, by and among Gores Holdings V, Inc., Ardagh Metal Packaging S.A., Ardagh Group S.A. and Ardagh MP MergeCo Inc. (incorporated by reference to Exhibit 2.2 to the Registration Statement on Form F-4/A filed June 1, 2021 (File No. 333-254005)).
2.3#	Second Amendment, effective as of May 18, 2021, to the Business Combination Agreement, dated as of February 22, 2021, as amended on March 5, 2021, by and among Gores Holdings V, Inc., Ardagh Metal Packaging S.A., Ardagh Group S.A. and Ardagh MP MergeCo Inc. (incorporated by reference to Exhibit 2.3 to the Registration Statement on Form F-4/A filed June 1, 2021 (File No. 333-254005)).
2.3(a)#	Exhibit A to Second Amendment (Business Combination Agreement, as amended and restated) (incorporated by reference to Exhibit 2.3(a) to the Registration Statement on Form F-4/A filed June 1, 2021 (File No. 333-254005)).
3.1	Articles of Association of Ardagh Metal Packaging S.A. (incorporated by reference to Exhibit 1.1 to the Shell Company Report on Form 20-F filed August 10, 2021 (File No. 001-40709)).
4.1†	Specimen Share Certificate of Ardagh Metal Packaging S.A.
4.2	Specimen Warrant Certificate of Ardagh Metal Packaging S.A. (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form F-4/A filed June 1, 2021 (File No. 333-254005)).
4.3	Senior Secured Indenture, dated as of March 12, 2021, by and among Ardagh Metal Packaging Finance USA LLC, Ardagh Metal Packaging Finance plc, Ardagh Metal Packaging S.A., Citibank, N.A., London Branch, and Citigroup Global Markets Europe AG (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form F-4/A filed April 9, 2021 (File No. 333-254005)).
4.4	Senior Indenture, dated as of March 12, 2021, by and among Ardagh Metal Packaging Finance USA LLC, Ardagh Metal Packaging Finance plc, Ardagh Metal Packaging S.A., Citibank, N.A., London Branch, and Citigroup Global Markets Europe AG (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form F-4/A filed April 9, 2021 (File No. 333-254005)).
5.1	Legal Opinion of Elvinger Hoss Prussen.
10.1	Form of Subscription Agreement, dated as of February 22, 2021, by and among Ardagh Metal Packaging S.A., Gores Holdings V and certain investors (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form F-4 filed March 8, 2021 (File No. 333-254005)).
10.2	Registration Rights and Lock-Up Agreement, dated as of August 4, 2021, by and among Ardagh Group S.A., Ardagh Metal Packaging S.A., Gores Holdings V Sponsor LLC and certain persons associated with Gores Holdings V Sponsor LLC (incorporated by reference to Exhibit 4.5 to the Shell Company Report on Form 20-F filed August 10, 2021 (File No. 001-40709)).

Exhibit Number	Description
10.3	Shareholders Agreement, dated as of August 4, 2021, by and between Ardagh Group S.A., and Ardagh Metal Packaging S.A. (incorporated by reference to Exhibit 4.6 to the Shell Company Report on Form 20-F filed August 10, 2021 (File No. 001-40709))
10..4#	Services Agreement, dated as of August 4, 2021, by and between Ardagh Group S.A., and Ardagh Metal Packaging S.A. (incorporated by reference to Exhibit 4.7 to the Shell Company Report on Form 20-F filed August 10, 2021 (File No. 001-40709)).
10.5#	Transfer Agreement, dated as of February 22, 2021, by and between Ardagh Group S.A., and Ardagh Metal Packaging S.A. (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form F-4 filed March 8, 2021 (File No. 333-254005)).
10.6	Warrant Assignment, Assumption and Amendment Agreement, dated as of August 4, 2021, by and among Ardagh Metal Packaging S.A., Gores Holdings V, Inc. Computershare Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 2.5 to the Shell Company Report on Form 20-F filed August 10, 2021 (File No. 001-40709)).
10.7	Warrant Agreement, dated as of August 10, 2020, by and between Gores Holdings V, Inc. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form F-4 filed March 8, 2021 (File No. 333-254005)).
10.8	Form of D&O Indemnification Agreement. (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form F-4/A filed June 1, 2021 (File No. 333-254005)).
10.9	Indemnification Letter Agreement, dated as of May 21, 2021, by and between Ardagh Group S.A. and Ardagh Metal Packaging S.A. (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form F-4/A filed June 1, 2021 (File No. 333-254005)).
21.1	List of Subsidiaries of Ardagh Metal Packaging S.A. (incorporated by reference to Exhibit 21.1 to the Registration Statement on Form F-4 filed March 8, 2021 (File No. 333-254005)).
23.1	Consent of PricewaterhouseCoopers (as to AGSA).
23.2	Consent of PricewaterhouseCoopers (as to AMP Business).
23.3	Consent of KPMG LLP.
23.4	Consent of Elvinger Hoss Prussen (included in Exhibit 5.1).
24.1	Power of Attorney (included in signature page)
99.1	Form of Letter of Transmittal.
99.2	Letter to Brokers, Dealers, Banks, Trust Companies and Other Nominees.
99.3	Letter to Clients for Use by Brokers, Dealers, Banks, Trust Companies and Other Nominees.
99.4	Form of Notice of Guaranteed Delivery for AGSA Shares.
99.5	Form of Notice of Withdrawal.

#
Certain schedules, annexes and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K, but will be furnished supplementally to the SEC upon request.

†
AMPSA Shares are in an uncertificated form. Therefore AMPSA is not filing a specimen certificate evidencing AMPSA Shares.

Item 22.
Undertakings.

A.   AMPSA hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the U.S. Securities Act of 1933.

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the U.S. Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5)
That, for purposes of determining liability under the U.S. Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)
For purposes of determining any liability under the U.S. Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the U.S. Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the U.S. Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

B.   AMPSA hereby undertakes:
(1)
that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)
That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the U.S. Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C.   Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
D.   The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
E.   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the U.S. Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, United Kingdom on September 1, 2021.
Ardagh Metal Packaging S.A.
By:
/s/ Oliver Graham

Name:
Oliver Graham

Title:
Chief Executive Officer

POWER OF ATTORNEY
Each of the undersigned individuals hereby severally constitutes and appoints each of Paul Coulson, Oliver Graham, David Bourne and David Matthews and any one or more of them as the attorney-in-fact and agent for the undersigned, in any and all capacities, with full power of substitution and resubstitution, to sign any and all pre- or post-effective amendments to this registration statement, any subsequent registration statement for the same offering which may be filed pursuant to Rule 462 under the U.S. Securities Act of 1933, as amended, and any and all pre- or post-effective amendments thereto, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the U.S. Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:
Signature	Title	Date
/s/ Oliver Graham Oliver Graham	Chief Executive Officer and Director (Principal Executive Officer)	September 1, 2021
/s/ David Bourne David Bourne	Chief Financial Officer (Principal Financial and Accounting Officer)	September 1, 2021
/s/ Paul Coulson Paul Coulson	Chairman	September 1, 2021
/s/ Shaun Murphy Shaun Murphy	Vice-Chairman	September 1, 2021
/s/ David Matthews David Matthews	Director	September 1, 2021
/s/ Abigail Blunt Abigail Blunt	Non-Executive Director	September 1, 2021
/s/ Yves Elsen Yves Elsen	Non-Executive Director	September 1, 2021
/s/ Elizabeth Marcellino Elizabeth Marcellino	Non-Executive Director	September 1, 2021
/s/ Damien O’Brien Damien O’Brien	Non-Executive Director	September 1, 2021

Signature	Title	Date
/s/ The Rt. Hon. the Lord Hammond of Runnymede The Rt. Hon. the Lord Hammond of Runnymede	Non-Executive Director	September 1, 2021
/s/ Hermanus Troskie Hermanus Troskie	Non-Executive Director	September 1, 2021
/s/ Edward White Edward White	Non-Executive Director	September 1, 2021

AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of Section 6(a) of the U.S. Securities Act of 1933, as amended, this registration statement on Form F-4 has been signed on behalf of the registrant by the undersigned, solely in his capacity as the duly authorized representative of the registrant in the United States, on September 1, 2021.
By:
/s/ Donald J. Puglisi

Name:
Donald J. Puglisi